     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 1998
                                                     REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           GOLDEN STATE BANCORP INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     6712                    95-4642135
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                           414 NORTH CENTRAL AVENUE
                          GLENDALE, CALIFORNIA 91203
                                (818) 500-2175
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                JOHN E. HAYNES
                           GOLDEN STATE BANCORP INC.
                           414 NORTH CENTRAL AVENUE
                          GLENDALE, CALIFORNIA 91203
                                (818) 500-2175
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

     CRAIG M. WASSERMAN, ESQ.                      JAMES R. WALTHER, ESQ.

  WACHTELL, LIPTON, ROSEN & KATZ      AND           MAYER, BROWN & PLATT
       51 WEST 52ND STREET                         350 SOUTH GRAND AVENUE
     NEW YORK, NEW YORK 10019                  LOS ANGELES, CALIFORNIA 90071-
          (212) 403-1000                                    1503
                                                       (213) 229-9500

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE
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
                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)  PER SHARE(2)    PRICE(2)      FEE(3)
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
Common Stock...........    7,560,000       $35.00     $264,600,000   $31,042

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(1) Based upon the maximum number of shares that may be issued upon consummation of the merger described herein, and upon exercise of securities exercisable for shares of common stock of Golden State Bancorp Inc.
(2) Pursuant to Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum offering price is based upon the average of the high and the low sale prices of the common stock, par value $.01 per share, of CENFED Financial Corporation on The Nasdaq Stock Market National Market on March 4, 1998 and the number of shares of Golden State Bancorp Inc. common stock being registered.
(3) In accordance with Rule 457(b), the filing fee of $49,140 paid pursuant to
    Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder at the time of the filing of the Joint Proxy Statement-Prospectus contained in this Registration Statement as preliminary proxy materials of CENFED Financial Corporation has been credited to offset the $80,182 registration fee that would otherwise be payable.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

                                    CENFED
                             FINANCIAL CORPORATION

                                                                  March 9, 1998

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of the stockholders of CENFED Financial Corporation, to be held on Tuesday, April 7, 1998 at 10:30 a.m., California time, at 199 North Lake Avenue, Pasadena, California.

  At the Special Meeting, you will be asked to vote on the proposed merger (the "Merger") of CENFED into Golden State Bancorp Inc. ("Golden State") pursuant to an Agreement and Plan of Merger, dated as of August 17, 1997, as amended (the "Merger Agreement"). The Merger Agreement provides that each share of CENFED common stock will be converted into 1.2 shares of Golden State common stock as of the effective time of the Merger. This strategic transaction for CENFED will allow our stockholders to participate in a banking institution with 188 banking offices, combined assets of over $18 billion and a strong presence throughout California.

  A Notice of Special Meeting of Stockholders and a Proxy Statement-Prospectus which describe the Merger and the background of the proposed transactions are enclosed with this letter. I URGE ALL STOCKHOLDERS TO READ THE PROXY STATEMENT-PROSPECTUS AND THE MERGER AGREEMENT BEFORE DECIDING WHETHER TO VOTE TO APPROVE THE MERGER. The full text of the Merger Agreement can be found in Appendix A to the Proxy Statement-Prospectus.

  I would especially like to call your attention to two sections of the Proxy Statement-Prospectus entitled "THE MERGER--Background of the Merger" and "-- Recommendation of CENFED Board and Reasons for the Merger." These two sections describe the events leading up to the CENFED Board of Directors' decision to enter into merger negotiations with Golden State and the reasons why the CENFED Board of Directors believes that the Merger is in the best interests of CENFED stockholders, customers and employees.

  CENFED has engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated to provide financial advisory services in connection with its consideration of the Merger. Merrill Lynch has delivered to the Board of Directors its written opinion that, as of this date, the exchange ratio in the Merger is fair to CENFED's stockholders from a financial point of view.

  THE BOARD OF DIRECTORS OF CENFED HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

  I strongly support the Merger and join with the other members of the Board in recommending the Merger to you. We urge you to vote in favor of approval and adoption of the Merger Agreement today.


                                          Very truly yours,


                                          /s/ D. Tad Lowrey

                                          D. Tad Lowrey
                                          Chief Executive Officer,
                                          President and Director

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                    CENFED
                             FINANCIAL CORPORATION

                             199 NORTH LAKE AVENUE
                          PASADENA, CALIFORNIA 91101

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 7, 1998

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of CENFED Financial Corporation, a Delaware corporation ("CENFED"), will be held on April 7, 1998, 10:30 a.m., local time, at 199 North Lake Avenue, Pasadena, California, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 17, 1997, as amended (the "Merger Agreement"), between CENFED and Golden State Bancorp Inc., a Delaware corporation ("Golden State"), and the consummation of the transactions contemplated thereby, pursuant to which CENFED will merge with and into a wholly-owned subsidiary of Golden State (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the enclosed Proxy Statement-Prospectus. The Merger Agreement is set forth as Appendix A to the Proxy Statement-Prospectus.

    2. To transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on February 17, 1998 as the record date for determining stockholders entitled to vote at the Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS OF CENFED UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.


                                          By Order of the Board of Directors


                                          /s/  Steven P. Neiffer
                                          Steven P. Neiffer
                                          Secretary
                                          March 9, 1998

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                PROXY STATEMENT

                         CENFED FINANCIAL CORPORATION

                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 7, 1998

                                  PROSPECTUS

                           GOLDEN STATE BANCORP INC.

  This Proxy Statement-Prospectus relates to up to 7,560,000 shares of common stock, par value $1.00 per share ("Golden State Common Stock"), of Golden State Bancorp Inc., a Delaware corporation ("Golden State"), offered hereby to the stockholders of CENFED Financial Corporation, a Delaware corporation ("CENFED"), upon consummation of a proposed merger (the "Merger") of CENFED with and into Golden State Financial Corporation, a Delaware corporation and a wholly-owned subsidiary of Golden State organized to effect the Merger ("Merger Sub") (Merger Sub, as the surviving corporation in the Merger, being sometimes referred to herein as the "Surviving Corporation") pursuant to an Agreement and Plan of Merger, dated as of August 17, 1997, as amended as of December 1, 1997 by Amendment No. 1 thereto ("Amendment No. 1"), by and among Golden State, Merger Sub and CENFED (the "Merger Agreement"). This Proxy Statement-Prospectus also serves as the Proxy Statement of CENFED for use in connection with the solicitation of proxies by the Board of Directors of CENFED to be used at the Special Meeting of Stockholders of CENFED (the "Special Meeting") to approve and adopt the Merger Agreement. The Merger Agreement is set forth as Appendix A-1, and Amendment No. 1 is set forth as Appendix A-2, to this Proxy Statement-Prospectus and each is incorporated herein by reference.

  Upon consummation of the Merger, each share of CENFED common stock, $.01 par value per share ("CENFED Common Stock"), will be converted into the right to receive 1.2 shares (subject to certain potential adjustments pursuant to the Merger Agreement, the "Exchange Ratio") of Golden State Common Stock (with cash to be paid in lieu of fractional shares). Based on the Exchange Ratio, stockholders of CENFED are expected to hold approximately 9.5% of the outstanding shares of Golden State Common Stock immediately following consummation of the Merger.

  The Merger is subject to the requisite approval of the holders of CENFED Common Stock (the "CENFED Stockholder Approval"). The Merger is also subject to the satisfaction of certain other conditions, including obtaining certain regulatory approvals. The Merger Agreement may be terminated (among other circumstances described herein) by CENFED if both (a) the average of the per share closing prices of Golden State Common Stock on The New York Stock Exchange, Inc. (the "NYSE") during the ten Golden State Common Stock trading days preceding the proposed closing date of the Merger (the "Determination Period") (the "Final Golden State Stock Price") is less than $24.40 and (b) the quotient obtained by dividing the Final Golden State Stock Price by $28.69 (the closing price of Golden State Common Stock on August 15, 1997, the last NYSE trading day preceding announcement of the Merger) does not equal at least 85% of the quotient obtained by dividing the weighted average (determined as described herein) of the closing prices of common stock of a group of thrift holding companies specified in the Merger Agreement during the Determination Period by the average of such closing prices over the ten trading day period preceding August 15, 1997. See "THE MERGER--Termination of the Merger Agreement."

  For a more complete description of the Merger Agreement and the Merger, see "THE MERGER."

  The last reported sale price of Golden State Common Stock as reported on the NYSE Composite Transactions List on March 5, 1998 was $34.63 per share. On August 15, 1997, the last trading day preceding public announcement of the proposed Merger, the last reported sale price of Golden State Common Stock as reported on the NYSE Composite Transactions List was $28.69 per share. The last reported sale price of CENFED Common Stock as reported on the Nasdaq Stock Market National Market ("Nasdaq") on March 5, 1998 was $42.00 per share. On August 15, 1997, the last reported sale price of CENFED Common Stock as reported on Nasdaq was $34.00 per share.

  On February 4, 1998, Golden State entered into an Agreement and Plan of Reorganization (the "California Federal Merger Agreement") with First Nationwide (Parent) Holdings, Inc., a Delaware corporation ("FNPH"), First Nationwide Holdings, Inc., a Delaware corporation ("FHN"), Merger Sub, First Gibraltar Holdings, Inc., a Delaware corporation ("FGH"), and Hunter's Glen/Ford, Ltd. FNH, the holding company of California Federal Bank, A Federal Savings Bank ("California Federal"), is controlled, through intermediate entities, by MacAndrews and Forbes Holdings Inc. ("MAF") and Gerald J. Ford ("Ford"), the Chairman of the Board and Chief Executive Officer of California Federal. The California Federal Merger Agreement provides, among other things, for the merger (together with certain related subsidiary mergers, the "California Federal Merger") of FNPH with and into Golden State, and is subject to several conditions to consummation, including the approval of the holders of Golden State Common Stock. If the California Federal Merger is consummated, it is expected that affiliates of MAF and Ford would together own between 42% and 45% of the combined company, before giving effect to the contingent issuance of additional shares of Golden State Common Stock under the California Federal Merger Agreement that could substantially increase such percentage ownership. The California Federal Merger Agreement also contemplates that two-thirds of the Board of Directors of Golden State immediately after the California Merger will be individuals designated by affiliates of MAF and Ford. The California Federal Merger Agreement has been filed as Exhibit 2.1 to Golden State's Current Report on Form 8-K, dated February 4, 1998, as amended by Amendment No. 1 thereto, filed with the Commission on March 5, 1998. See "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB--Subsequent Events."

  THIS PROXY STATEMENT-PROSPECTUS AND FORM OF PROXY ARE FIRST BEING MAILED TO
                   STOCKHOLDERS ON OR ABOUT MARCH 10, 1998.

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE  COMMISSION  (THE  "COMMISSION")  OR  ANY  STATE SECURITIES
    COMMISSION NOR  HAS THE COMMISSION OR ANY STATE  SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY OR  ADEQUACY OF  THIS  PROXY STATEMENT-
       PROSPECTUS.  ANY REPRESENTATION  TO THE CONTRARY  IS A  CRIMINAL
         OFFENSE.

  THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER
    OBLIGATIONS  OF ANY  SAVINGS AND  LOAN OR OTHER  SUBSIDIARY OF  GOLDEN
       STATE AND  ARE  NOT  INSURED BY  THE  FEDERAL  DEPOSIT INSURANCE
         CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENTAL AGENCY.

         The date of this Proxy Statement-Prospectus is March 9, 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   1
Incorporation of Certain Documents by Reference............................   1
Forward-Looking Statements.................................................   2
Summary....................................................................   3
  General..................................................................   3
  The Companies............................................................   3
  Special Meeting and Vote Required........................................   6
  The Merger...............................................................   6
  Recommendation of CENFED Board of Directors..............................   7
  Opinion of CENFED's Financial Advisor....................................   7
  Effective Time of the Merger.............................................   7
  Conditions to Consummation of Merger.....................................   7
  Termination of Merger Agreement; Waiver and Amendment; Expenses..........   8
  Stock Option Agreement...................................................   9
  Interests of Certain Persons in the Merger...............................  10
  Appraisal Rights.........................................................  10
  Certain Federal Income Tax Consequences..................................  10
  Accounting Treatment.....................................................  10
  Regulatory Approvals.....................................................  11
  Certain Differences in the Rights of Stockholders........................  11
  Share Information and Market Prices......................................  11
  Unaudited Pro Forma Comparative Per Share Data...........................  12
  Selected Financial Data..................................................  15
Special Meeting............................................................  28
  General..................................................................  28
  Matters to be Considered.................................................  28
  Proxies..................................................................  28
  Solicitation of Proxies..................................................  28
  Record Date and Voting Rights............................................  28
  Recommendation of CENFED Board...........................................  29
The Merger.................................................................  30
  General..................................................................  30
  Background of the Merger.................................................  30
  Recommendation of CENFED Board and Reasons for the Merger................  32
  Opinion of CENFED's Financial Advisor....................................  34
  Structure of the Merger..................................................  41
  Conversion of CENFED Common Stock; Treatment of CENFED Stock Options.....  41
  Exchange of Certificates; Fractional Shares..............................  42
  Effective Time...........................................................  43
  Representations and Warranties...........................................  43
  Conduct of Business Pending the Merger and Other Agreements..............  44
  Conditions to Consummation of Merger.....................................  45
  Regulatory Approvals Required for the Merger.............................  47
  Certain Federal Income Tax Consequences..................................  48
  Accounting Treatment.....................................................  49
  Termination of Merger Agreement..........................................  49
  Waiver and Amendment of Merger Agreement.................................  51
  Employee Benefits and Plans..............................................  52
  Stock Exchange Listing...................................................  52

                                                                                      PAGE
                                                                                      ----
Expenses.............................................................................   52
Interests of Certain Persons in the Merger...........................................   53
Stock Option Agreement...............................................................   55
CENFED Rights Agreement..............................................................   59
Restrictions on Resales by Affiliates................................................   59
Management and Operations After the Merger...........................................   60
Price Range of Common Stock and Dividends............................................   61
Market Prices........................................................................   61
Dividends............................................................................   62
Information About Golden State and Merger Sub .......................................   63
Information About CENFED.............................................................   68
Comparison of Stockholder Rights.....................................................   69
Description of Golden State Capital Stock............................................   69
Comparison of Golden State Common Stock and CENFED Common Stock......................   74
Rights of Dissenting Stockholders....................................................   78
Legal Matters........................................................................   78
Experts..............................................................................   78
Stockholder Proposals................................................................   79
Other Matters........................................................................   79
Unaudited Pro Forma Condensed Combined Financial Statements..........................   80
Appendix A-1Agreement and Plan of Merger.............................................   A-1-1
Appendix A-2Amendment No. 1 to Agreement and Plan of Merger..........................   A-2-1
Appendix BStock Option Agreement.....................................................   B-1
Appendix COpinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated..............   C-1

                               ----------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GOLDEN STATE OR CENFED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON WITH RESPECT TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS REGARDING GOLDEN STATE AND PRO FORMA INFORMATION, EXCEPT TO THE EXTENT INDICATED BELOW, HAS BEEN FURNISHED BY GOLDEN STATE. INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS REGARDING CENFED, INCLUDING CERTAIN INFORMATION REGARDING CENFED INCLUDED IN THE PRO FORMA INFORMATION SET FORTH HEREIN, HAS BEEN FURNISHED BY CENFED.

                             AVAILABLE INFORMATION

  Golden State has filed a Registration Statement (the "Registration Statement") on Form S-4 with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities to be issued in connection with the Merger. For further information pertaining to the securities of Golden State to which this Proxy Statement-Prospectus relates, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Proxy Statement-Prospectus. In addition, Golden State and CENFED are subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. That site may be accessed by setting a web browser to http://www.sec.gov. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning Golden State and CENFED also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and at the offices of The Pacific Exchange, Inc. (the "Pacific Exchange"), 301 Pine Street, San Francisco, California 94104 (in the case of Golden State), and at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006 (in the case of CENFED).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed (except as otherwise indicated below) with the Office of Thrift Supervision (the "OTS") under OTS Docket No. 3088 by Glendale Federal Bank, Federal Savings Bank ("Glendale Federal"), of which Golden State became the parent holding company in connection with a reorganization consummated on July 24, 1997, are hereby incorporated by reference in this Proxy Statement-Prospectus: (i) the Annual Report on Form 10-K for the year ended June 30, 1997; (ii) the Quarterly Reports on Form 10-Q of Golden State for the quarterly periods ended September 30, 1997, and December 31, 1997; (iii) the Proxy Statement on Schedule 14A, dated June 24, 1997, sent to Glendale Federal stockholders in connection with the special meeting thereof held on July 23, 1997; (iv) the Proxy Statement on Schedule 14A, dated March 4, 1998, sent to Golden State Stockholders in connection with the special meeting thereof to be held April 8, 1998; (v) the description of Golden State Common Stock contained in the Registration Statement on Form S-3, File No. 333-28037, of Golden State filed with the Commission on May 29, 1997, including any amendment or report filed for the purpose of updating such description; and (vi) the Golden State Current Reports on Form 8-K filed with the Commission dated July 24, 1997, August 17, 1997, September 26, 1997, October 28, 1997 (as amended by Amendment No. 1 thereto, filed with the Commission on February 3, 1998), November 30, 1997 and February 4, 1998 (as amended by Amendment No. 1 thereto, filed with the Commission on March 5,
1998).

  The following documents previously filed by CENFED with the Commission are hereby incorporated by reference in this Proxy Statement-Prospectus: (i) the CENFED Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the CENFED Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997, and September 30, 1997; (iii) the description of the CENFED Common Stock contained in the CENFED Registration Statement filed pursuant to Section 12 of the Exchange Act on Form 8-A on August 30, 1991; (iv) the CENFED Current Report on Form 8-K dated August 17, 1997; and
(v) the CENFED Annual Report on Form 11-K for the fiscal year ended December 31, 1996.

  In addition, all documents filed by Golden State and CENFED with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the time at which the Special Meeting has been finally adjourned are hereby deemed to be incorporated by reference herein. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

  In addition, this Registration Statement incorporates by reference the consolidated financial statements of (1) FNPH, including the notes thereto, set forth in FNPH's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and FNPH's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 1997; and (2) RedFed Bancorp Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and RedFed Bancorp Inc.'s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 1997 (as amended by the Form 10-Q/A filed with the Commission on May 15, 1997), June 30, 1997 and September 30, 1997 (as amended by the Form 10-Q/A filed with the Commission on November 13, 1997).

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE INCORPORATED BY REFERENCE AT THE LOCATIONS IN THIS PROXY STATEMENT--PROSPECTUS WHERE SUCH INFORMATION IS REQUIRED TO BE SET FORTH. THE DOCUMENTS RELATING TO GOLDEN STATE OR GLENDALE FEDERAL (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO GOLDEN STATE BANCORP INC., 700 NORTH BRAND BOULEVARD, GLENDALE, CALIFORNIA 91203, ATTENTION:
INVESTOR RELATIONS, TELEPHONE NUMBER (818) 500-2723. THE DOCUMENTS RELATING TO CENFED (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO CENFED FINANCIAL CORPORATION, 199 NORTH LAKE AVENUE, PASADENA, CALIFORNIA 91101, ATTENTION: INVESTOR RELATIONS, TELEPHONE NUMBER (626) 585-2595. GOLDEN STATE OR CENFED, AS THE CASE MAY BE, WILL SEND THE REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY AFTER THE RECEIPT OF THE REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 31, 1998.

                          FORWARD-LOOKING STATEMENTS

  THIS PROXY STATEMENT-PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF GOLDEN STATE, CENFED AND THE COMBINED COMPANY FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS, REVENUE ENHANCEMENTS AND FUNDING ADVANTAGES THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE EXPECTED IMPACT OF THE MERGER ON GOLDEN STATE'S FINANCIAL PERFORMANCE (SEE "SUMMARY," "THE MERGER--RECOMMENDATION OF CENFED BOARD AND REASONS FOR THE MERGER," "MANAGEMENT AND OPERATIONS AFTER THE MERGER," "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB," "INFORMATION ABOUT CENFED" AND "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."). THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH HEREIN. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING
POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER MAY NOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) REVENUES FOLLOWING THE MERGER MAY BE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURES AMONG DEPOSITORY INSTITUTIONS MAY INCREASE SIGNIFICANTLY; (4) COSTS RELATED TO THE INTEGRATION OF THE BUSINESS OF GOLDEN STATE AND CENFED MAY BE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT MAY REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC AND CREDIT CONDITIONS, EITHER NATIONALLY OR IN THE REGION IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, MAY BE LESS FAVORABLE THAN EXPECTED; (7) LEGISLATION OR REGULATORY CHANGES MAY ADVERSELY AFFECT THE BUSINESS IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED; (8) THE OUTCOME OF GOLDEN STATE'S "GOODWILL" CLAIM AGAINST THE UNITED STATES GOVERNMENT; AND (9) CHANGES IN MANAGEMENT POLICIES OR GOLDEN STATE'S BUSINESS RELATED TO THE CALIFORNIA FEDERAL MERGER.

                                    SUMMARY

  THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION SET FORTH ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS AND IS NOT INTENDED TO BE COMPLETE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS, THE ACCOMPANYING APPENDICES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

GENERAL

  This Proxy Statement-Prospectus and notice of the Special Meeting to be held on April 7, 1998, and form of proxy solicited in connection therewith are first being mailed to holders of CENFED Common Stock ("CENFED Stockholders") on or about March 10, 1998.

  At the Special Meeting, CENFED Stockholders will consider and vote on whether to approve the Merger Agreement and the transactions contemplated thereby.

  The Merger Agreement is set forth as Appendix A-1, and Amendment No. 1 thereto is set forth as Appendix A-2, to this Proxy Statement-Prospectus and each is incorporated herein by reference.

THE COMPANIES

  Golden State. Golden State was incorporated under Delaware law on June 9, 1997 by Glendale Federal for the purposes of becoming the holding company for Glendale Federal pursuant to the Reorganization (as defined under "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB"), which was consummated on July 24, 1997. Upon completion of the Reorganization, Glendale Federal became a wholly owned savings bank subsidiary of Golden State, which conducted no business prior to the Reorganization. Glendale Federal is a federally chartered savings bank and is one of the largest savings institutions in the United States. At December 31, 1997, Golden State had total consolidated assets of $16.0 billion, deposits of $9.5 billion and stockholders' equity of $1.1 billion. Golden State's business consists primarily, through Glendale Federal, of attracting deposits from the general public and using such deposits, together with the proceeds of borrowings and its stockholders' equity, to originate and purchase loans, including residential real estate loans as well as business and consumer banking loans and other products. Glendale Federal is headquartered in Glendale, California and, at the date hereof, operated 181 banking offices and 26 loan offices located throughout the State of California. The principal executive offices of Golden State are located at 414 North Central Avenue, Glendale, California 91203 and the telephone number of such offices is (818) 500-2000. All references herein to Golden State refer to Golden State Bancorp Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to Golden State herein with respect to periods preceding the effective date of the Reorganization refer to Glendale Federal and its subsidiaries on a consolidated basis as of such date, unless the context otherwise requires. For additional information regarding Golden State and the combined company that would result from the Merger, see "THE MERGER," "SELECTED FINANCIAL DATA," "MANAGEMENT AND OPERATIONS AFTER THE MERGER," "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB," and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION."

  On November 30, 1997, Golden State entered into an Agreement and Plan of Merger (the "RedFed Merger Agreement") providing for the acquisition of RedFed Bancorp Inc. ("RedFed") through the merger of RedFed with and into a wholly-owned subsidiary of Golden State (the "RedFed Merger"). Concurrently with or shortly after completion of the RedFed Merger, RedFed's wholly-owned banking subsidiary, Redlands Federal Bank, will be merged into Golden State's wholly-owned banking subsidiary, Glendale Federal Bank. Golden State Common Stock will be issued to the stockholders of RedFed in the RedFed Merger in exchange for their shares of RedFed Common Stock at an exchange ratio to be derived by dividing $20.75 by the average daily closing price of Golden State Common Stock, as reported on the New York Stock Exchange Composite Tape, for the ten trading days on which Golden State Common Stock is traded immediately preceding the date that is two business days prior to the effective date of the RedFed Merger. Cash will be paid in lieu of the issuance of fractional shares. RedFed operates 14 banking offices in Southern California's Riverside and San Bernardino Counties. At December 31, 1997, RedFed had total assets of $1.0 billion, deposits of $845 million and stockholders' equity of $84 million. The transaction, which is subject to regulatory approval, approval by the RedFed stockholders and satisfaction or waiver of other conditions, will be accounted for as a purchase business combination under GAAP.

  On February 4, 1998, Golden State entered into the California Federal Merger Agreement. Pursuant to the California Federal Merger Agreement, it is expected that, among other things, FNPH will be merged with and into Golden State, with Golden State as the surviving company in such merger. Shares of Golden State Common Stock issued and outstanding immediately prior to the California Federal Merger, including those issued to CENFED Stockholders pursuant to the Merger, will remain issued and outstanding following consummation of the California Federal Merger. Consummation of the transactions contemplated by the California Federal Merger Agreement, including the California Federal Merger, is subject to a number of conditions, including regulatory approval, approval and adoption of the California Federal Merger Agreement by the Golden State Stockholders and distribution by Golden State of the Litigation Tracking Warrants (as defined herein). If the California Federal Merger is consummated, it is expected that affiliates of MAF and Ford would together own between 42% and 45% of the outstanding common stock of the combined company, before giving effect to the contingent issuance of additional shares of Golden State Common Stock (the "Contingent Shares") under the California Federal Merger Agreement that could substantially increase such percentage ownership. Before giving effect to the contingent issuance of additional shares, affiliates of MAF and Ford will acquire 42% of the outstanding common stock of the combined company if the adjusted average price of Golden State Common Stock is $32.00 or less, increasing to 45% of the outstanding common stock of the combined company if such adjusted average price is $33.00 or more. The adjusted average per share price is to be determined using a random sampling of 15 trading days' closing prices for Golden State Common Stock during a 30-day period following distribution to Golden State Stockholders of the Litigation Tracking Warrants and ended three days before the closing date of the California Federal Merger, adjusted to omit the value attributable to the portion of the potential recovery in the Goodwill Litigation (as defined herein) not distributed to Golden State Stockholders through distribution of the Litigation Tracking Warrants.

  The number of Contingent Shares cannot be determined at the present time and also will not be determinable upon consummation of the California Federal Merger, as such number depends upon factors that are not or will not be subject to determination at such times. These factors include, among other things, the net value to the surviving corporation in the California Federal Merger of certain contingent assets and liabilities of Golden State and FNPH (including potential recoveries in the Goodwill Litigation, comparable litigation with respect to the treatment of regulatory goodwill in which California Federal is engaged against the United States government (the "California Federal Goodwill Litigation"), certain other litigation to which affiliates of FNPH are parties (the "Other Litigation"), potential tax benefits resulting from certain net operating loss carryforwards of the consolidated group of which FNPH is a part and other contingent tax assets and liabilities of Golden State and FNPH) and the market price of the common stock of the surviving corporation at the times issuance of such Contingent Shares would be required under the California Federal Merger Agreement. Subject to the foregoing, assuming for illustrative purposes only a valuation of the Goodwill Litigation of approximately $550 million (based on the trading prices at the time of the execution of the California Federal Merger Agreement of California Federal's Contingent Litigation Recovery Participation Interests (the "CALGZs") and Secondary Contingent Litigation Recovery Participation Interests (the "CALGLs"), adjusted to reflect the amount of supervisory goodwill reflected on Glendale Federal's balance sheet at the time the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective, relative to that of California Federal), a valuation of the California Federal Goodwill Litigation of approximately $440 million (based on the trading prices at the time of the execution of the California Federal Merger Agreement of the CALGZs and the CALGLs) and tax benefits resulting from the use of FNPH net operating loss carryforwards of approximately $350 million (based on net operating loss carryforwards of approximately $1 billion and an assumed federal tax rate of 35%), the number of Contingent Shares issuable under the California Federal Merger Agreement can be expected to result in an incremental increase in the percentage ownership of outstanding surviving corporation common stock by affiliates of MAF and Ford of approximately 4.3 to 5.5 percentage points, assuming that during all relevant periods the market price of a share of common stock of the surviving corporation is between $35 and $45 per share. Due to the preliminary stage of the Other Litigation, no value has been ascribed thereto for these illustrative purposes. In addition to the variables that may affect the number of Contingent Shares, a number of additional variables, including without limitation other changes in the number of outstanding shares of the surviving corporation in the California Federal Merger (including, without limitation, the number of shares outstanding after exercise of the Litigation Tracking Warrants), could affect the relative ownership of a stockholder of the surviving corporation. Further, the timing of the issuance of the Contingent Shares is not presently ascertainable, and Contingent Shares with respect to the use by the surviving corporation of FNPH net operating loss carryforwards, which will be subject to limitation under the Code in any particular tax year, may be issued over a substantial number of years.

  The foregoing estimates and assumptions, and the ownership percentages derived from them, are presented for illustrative purposes only and are not intended to represent the view of Golden State, its management or of any other person as to likely actual damages, results or values, or the appropriate amount of damages in the Goodwill Litigation or the California Federal Litigation, and there can be no assurance that the foregoing estimates and assumptions will prove to be accurate or that the actual number of Contingent Shares, and change in such percentage ownership, will not be substantially different than the estimate disclosed herein. The California Federal Merger Agreement, which is included in Exhibit 2.1 to Golden State's Current Report on Form 8-K, as amended by Amendment No. 1 thereto filed with the Commission on March 5, 1998, sets forth more detailed information concerning how such ownership percentages are expected to be calculated. See "INFORMATION OF CERTAIN DOCUMENTS BY REFERENCE," "FORWARD-LOOKING INFORMATION" and "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB--Subsequent Events."

  The California Federal Merger Agreement also contemplates that two-thirds of the Board of Directors of Golden State after the California Federal Merger will be individuals designated by affiliates of MAF and Ford. In connection with the execution of the California Federal Merger Agreement, Golden State, Glendale Federal, California Federal, Stephen J. Trafton, Chairman of the Board, President and Chief Executive Officer of Golden State and Richard A. Fink, Vice Chairman of Golden State, entered into a litigation management agreement, dated as of February 4, 1998 (the "Management Agreement"), pursuant to which, among other things, Messrs. Trafton and Fink will continue to oversee and manage the Goodwill Litigation and the California Federal Goodwill Litigation following the California Federal Merger.

  The description in this Proxy Statement-Prospectus of certain terms of the California Federal Merger Agreement and related documents is not intended to be complete and is qualified in its entirety by reference to the full text of such documents, which have been filed as exhibits to Golden State's Current Report on Form 8-K, dated as of February 4, 1998, as amended by Amendment No. 1 thereto, filed with the Commission on March 5, 1998. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FORWARD-LOOKING INFORMATION."

  CENFED. CENFED is the holding company for CenFed Bank, a Federal Savings Bank ("CenFed Bank"), a federally chartered savings bank. CENFED is primarily engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and equity capital, to originate and purchase real estate loans, small business loans and mortgage-backed securities. Prior to 1996, CENFED's primary emphasis was on single family lending. The Company conducts business through 18 branch offices located in Los Angeles, Orange, Riverside and San Bernardino Counties in Southern California. At December

31, 1997, CENFED had total assets of $2.2 billion, deposits of $1.6 billion and stockholders' equity of $136 million. The principal executive offices of CENFED are located at 199 North Lake Avenue, Pasadena, California 91101, and the telephone number of such offices is (626) 585-2400. All references herein to CENFED refer to CENFED Financial Corporation and its subsidiaries on a consolidated basis, unless the context otherwise requires. For additional information regarding CENFED, see "--Selected Financial Data" and "INFORMATION ABOUT CENFED."

  Merger Sub. Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Golden State formed to effect the merger and is not engaged in any significant business activity. The principal executive offices and telephone number of Merger Sub are the same as those of Golden State.

SPECIAL MEETING AND VOTE REQUIRED

  The Special Meeting of CENFED Stockholders will be held on April 7, 1998 at 10:30 a.m., California time, at 199 North Lake Avenue, Pasadena, California, at which time the CENFED Stockholders will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby. The record holders of CENFED Common Stock at the close of business on February 17, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. CENFED Stockholders will be entitled to cast one vote for each share of CENFED Common Stock held as of the Record Date on all matters submitted to the CENFED Stockholders for a vote. On the Record Date, there were approximately 550 holders of record of CENFED Common Stock and 6,099,777 shares of CENFED Common Stock outstanding.

  The presence, in person or by proxy, of a majority of the shares of CENFED Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of a majority of the outstanding shares of CENFED Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement and the transactions contemplated thereby. As of the CENFED Record Date, directors and executive officers of CENFED beneficially owned approximately 235,295 shares of CENFED Common Stock (not including options to purchase approximately 29,300 shares of CENFED Common Stock that are exercisable within 60 days of the date hereof), entitling them to exercise approximately 4% of the voting power of the CENFED Common Stock entitled to vote at the Special Meeting. It is currently expected that each such director and executive officer of CENFED will vote the shares of CENFED Common Stock beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby. As of the CENFED Record Date, none of the directors, executive officers or affiliates of Golden State beneficially owned any shares of CENFED Common Stock. See "SPECIAL MEETING."

THE MERGER

  Subject to the terms of the Merger Agreement, CENFED will merge with and into Merger Sub (with Merger Sub being the Surviving Corporation), and each outstanding share of CENFED Common Stock will be converted into 1.2 shares (subject to certain potential adjustments pursuant to the Merger Agreement) of Golden State Common Stock (with cash to be paid in lieu of fractional shares). Each share of Golden State Common Stock outstanding prior to the Merger will continue to be outstanding after the Effective Time.

  Each CENFED Option (as defined herein) granted under the CENFED Stock Plans (as defined herein) that is outstanding and unexercised immediately prior to the Effective Time will be converted automatically at the Effective Time into an option to purchase Golden State Common Stock and will continue to be governed by the terms of the CENFED Stock Plans, which will be assumed by Golden State. The number of shares of Golden State Common Stock subject to such options and the exercise price of such options will be adjusted as provided in the Merger Agreement to give effect to the Exchange Ratio.

  See "THE MERGER--Conversion of CENFED Common Stock; Treatment of CENFED Stock Options."

RECOMMENDATION OF CENFED BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF CENFED (THE "CENFED BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE CENFED BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF CENFED AND THE CENFED STOCKHOLDERS AND RECOMMENDS THAT CENFED STOCKHOLDERS VOTE "FOR" THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE CENFED BOARD IN REACHING ITS CONCLUSION, SEE "THE MERGER-- BACKGROUND OF THE MERGER" AND "--RECOMMENDATION OF THE CENFED BOARD AND REASONS FOR THE MERGER."

OPINION OF CENFED'S FINANCIAL ADVISOR

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which has served as financial advisor to CENFED in connection with the Merger, has rendered its opinion to the CENFED Board that the Exchange Ratio to be used in the Merger is fair to the holders of shares of CENFED (other than Golden State and its affiliates) from a financial point of view. Such opinion was delivered to the CENFED Board at its meeting on August 15, 1997 and again on the date of this Proxy Statement-Prospectus. A copy of the opinion delivered by Merrill Lynch on the date hereof is set forth as Appendix C to this Proxy Statement-Prospectus and should be read in its entirety with respect to the assumptions made, matters considered and limitations of the review undertaken by Merrill Lynch in rendering such opinion. See "THE MERGER--Opinion of CENFED's Financial Advisor."

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as is provided in the Certificate of Merger (the "Effective Time"). See "THE MERGER--Structure of the Merger," "--Conversion of CENFED Common Stock; Treatment of CENFED Stock Options," "--Exchange of Certificates; Fractional Shares," "--Effective Time."

CONDITIONS TO CONSUMMATION OF MERGER

  The obligations of the parties to consummate the Merger are subject to certain conditions, including (i) the CENFED Stockholder Approval; (ii) the receipt of all necessary regulatory approvals, consents and waivers (with no such approval, consent or waiver including any condition or requirement that, individually or in the aggregate, would so materially and adversely impact the economic and business benefits of the transactions contemplated by the Merger Agreement to Golden State as to render it inadvisable in the judgment of Golden State to proceed with the Merger); (iii) the satisfaction of any other requirements prescribed by law necessary to the consummation of the Merger;
(iv) no party to the Merger Agreement being subject to any order, decree or injunction of a court or agency that enjoins or prohibits, there being no litigation or proceeding pending against Golden State or CENFED by any governmental agency seeking to prevent, and there having been no statute, rule or regulation enacted, promulgated, interpreted, applied or enforced by any governmental authority which prohibits or makes illegal, the consummation of the Merger or the other transactions contemplated by the Merger Agreement; (v) the shares of Golden State Common Stock issuable to CENFED Stockholders in the Merger having been authorized for listing on the NYSE subject to official notice of issuance; (vi) the effectiveness of the Registration Statement under the Securities Act (without being subject to any stop order or proceedings seeking such an order); (vii) the receipt by Golden State of an opinion of Wachtell, Lipton, Rosen & Katz, counsel to Golden State, and the receipt by CENFED of an opinion of Mayer, Brown & Platt, counsel to CENFED, in each case dated as of the closing date of the Merger, and in each case to the effect described under "--Certain Federal Income Tax Consequences"; (viii) the nonoccurrence of any event provided for in the Rights Agreement, dated as of July 26, 1995, by and between CENFED and Chase Mellon Shareholder Services LLC, as rights agent (the "CENFED Rights Agreement"), that would make the rights provided for therein (the "CENFED Rights") exercisable or cause the CENFED Rights to trade separately from the CENFED Common Stock; and (ix) other customary closing conditions.

TERMINATION OF MERGER AGREEMENT; WAIVER AND AMENDMENT; EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time (i) by the mutual consent of Golden State and CENFED; (ii) by Golden State or CENFED, in either case if its Board of Directors so determines by a vote of the majority of the members thereof, in the event of (A) the failure of CENFED Stockholder Approval to be received or (B) a material breach by CENFED, in the case of a termination by Golden State, or by Golden State, in the case of a termination by CENFED, of any representation, warranty, covenant or agreement contained in the Merger Agreement not cured or curable within 45 days after written notice of such breach is given to the breaching party (provided that there shall be no such right of termination in the case of a breach of a representation or warranty unless such breach, taken together with all other such breaches, would result in the representations and warranties of the breaching party not being true and correct in all material respects); (iii) by Golden State or CENFED, if (A) the Consent Condition (as defined under "THE MERGER--Conditions to the Merger") is not satisfied by the Termination Date (as defined below in this paragraph) or (B) a governmental authority shall have issued a final, unappealable order enjoining or otherwise prohibiting the Merger; (iv) by Golden State or CENFED, if its respective Board of Directors determines so to terminate by a vote of a majority of its members, if the Merger is not consummated by the Termination Date, unless such failure to consummate the Merger is due to the breach of any material representation, warranty or covenant in the Merger Agreement by the party seeking such termination (the "Termination Date" being April 30, 1998, subject to extension by either party of not more than 45 days if, prior to April 30, 1998, either party provides the other with notice of its belief that the approvals, consents or waivers to be obtained by such party are imminent and the reasonable factual basis for such belief); and (v) by CENFED, if both (A) the Final Golden State Stock Price is less than $24.40 and (B) the quotient obtained by dividing the Final Golden State Stock Price by $28.69 (the closing price of Golden State Common Stock on August 15, 1997, the last NYSE trading day preceding announcement of the Merger) does not equal at least 85% of the quotient obtained by dividing the weighted average (determined as set forth herein) of the closing prices of a group of thrift holding companies specified in the Merger Agreement during the Determination Period by the average of such closing prices over the ten trading day period preceding August 15, 1997 (the satisfaction of both of the foregoing clauses (A) and (B) being referred to herein as a "Termination Event"). The companies included in the index are thrift holding companies the common stocks of all of which are publicly traded and as to which there will not have been, since August 15, 1997 and before the date of determination of the weighted average price of such index during the Determination Period, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. If any of the companies comprising such index fails to meet the foregoing criteria, such company will be deemed removed from such index and the weights (which are determined based upon the number of each company's outstanding shares of common stock) will be redistributed proportionately for purposes of determining the price of such index. If a company listed in the index, or Golden State, declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, the prices for the common stock of such company or of Golden State, as the case may be, will be appropriately adjusted for purposes of applying this provision of the Merger Agreement.

  Whether a Termination Event will occur will not be known until after the end of the Determination Period. If such date were the date of this Proxy Statement-Prospectus, no such right of termination would exist based on the prevailing market price of Golden State Common Stock and of the prevailing market prices of the common stocks of the thrift holding companies comprising the index referred to in the preceding paragraph. The CENFED Board has made no decision as to whether it would exercise its termination right in the event of a Termination Event. If a Termination Event occurs, in connection with making such a decision, the CENFED Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances as they exist at such time, including its assessment of CENFED's and Golden State's respective future business prospects, the potential availability to CENFED of alternative transactions and the potential timing thereof, and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the CENFED Stockholders will confer on the CENFED Board the power, consistent with its fiduciary duties, to elect to consummate the

Merger notwithstanding the occurrence of a Termination Event without any further action by, or resolicitation of the votes of, CENFED Stockholders, and, to such extent, will result in CENFED Stockholders assuming market risk associated with Golden State's stock value. The fairness opinion provided to the CENFED Board by its financial advisor is dated as of the date of this Proxy Statement-Prospectus and is based on conditions in effect on the date hereof. Accordingly, such fairness opinion does not address the circumstances that might arise if a Termination Event were to occur.

  Prior to the Effective Time, any provision of the Merger Agreement may, to the extent permitted by applicable law, be (i) waived by the party benefited thereby or (ii) amended or modified at any time by a written instrument signed by both parties and authorized by their respective Boards of Directors. Notwithstanding the foregoing, Golden State may at any time change the method of effecting the acquisition of CENFED contemplated by the Merger Agreement, as long as no such change would alter or change the amount or kind of consideration to be issued to holders of CENFED Common Stock in connection with the Merger (the "Merger Consideration"), adversely affect the proposed accounting treatment of the Merger or the tax treatment of CENFED Stockholders as a result of receiving the Merger Consideration or materially delay the receipt of any approval required to satisfy the Consent Condition or the consummation of the transactions contemplated by the Merger Agreement.

  Each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby, except that all regulatory application fees will be expenses of Golden State and that the printing and mailing expenses with respect to this Proxy Statement-Prospectus will be shared equally between CENFED and Golden State.

  See "THE MERGER--Termination of Merger Agreement," "--Stock Option Agreement," "--Waiver and Amendment of Merger Agreement" and "--Expenses."

STOCK OPTION AGREEMENT

  As an inducement to Golden State to enter into the Merger Agreement, CENFED agreed to enter into a Stock Option Agreement, dated August 17, 1997 (the "Stock Option Agreement"), pursuant to which CENFED granted Golden State an option (the "Option") to purchase from CENFED 1,140,784 shares of CENFED Common Stock (subject to adjustment, but in no event to exceed 19.9% of the then outstanding CENFED Common Stock), at a price of $34.00 per share. The closing price on the NYSE of CENFED Common Stock on Friday, August 15, 1997, the last trading day prior to the date of the Stock Option Agreement, was $34.00. Golden State may exercise the Option only upon the occurrence of certain events (none of which has occurred as of the date hereof). At the request of the holder of the Option, under certain circumstances, CENFED is required to repurchase, at a formula price, the Option and certain shares of CENFED Common Stock purchased upon the exercise of the Option. The Stock Option Agreement limits the amount that Golden State may realize through exercise of the Option for all shares of CENFED Common Stock covered thereby or through repurchase to $11 million.

  The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or at any time prior to the Effective Time be interested in acquiring all of or a significant interest in CENFED from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to CENFED Stockholders which had a higher current market price than the shares of Golden State Common Stock to be received for each share of CENFED Common Stock pursuant to the Merger Agreement.

  See "THE MERGER--Stock Option Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of CENFED's management (including D. Tad Lowrey, President and Chief Executive Officer, William D. Nichol, Executive Vice President and Chief Financial Officer, and Lawrence J. Winslow, Executive Vice President and Chief Lending Officer of CenFed Bank) and the CENFED Board may be deemed to have certain interests in the Merger that are in addition to their interests as CENFED Stockholders generally. These interests include (a) Golden State's agreement in the Merger Agreement to indemnify CENFED officers and directors and to provide CENFED directors and officers with liability insurance coverage for a specified period after the Merger; (b) acceleration of the exercisability of CENFED stock incentive awards pursuant to their terms (pursuant to which the vesting of options with respect to 5,299, 2,257 and 2,420 shares of CENFED Common Stock, and the lapsing of restrictions with respect to 6,252, 2,915 and 3,606 restricted shares of CENFED Common Stock, will occur in connection with the Merger with respect to Messrs. Lowrey, Nichol and Winslow, respectively);
(c) activation of certain change in control severance provisions in the employment agreements of CENFED executive officers (pursuant to which Messrs. Lowrey, Nichol and Winslow are expected to receive payments of approximately $1,732,000, $1,002,000 and $935,000, respectively); (d) the establishment of a retention bonus program to be in effect during the period prior to the Effective Time (pursuant to which bonuses aggregating $2 million may be paid to certain officers and key employees of CENFED, including up to $175,000, $150,000 and $100,000 to Messrs. Lowrey, Nichol and Winslow, respectively); and
(e) the agreement of Golden State to elect D. Tad Lowrey, CENFED's chief executive officer, to each of the Golden State and Glendale Federal Board of Directors. See "THE MERGER--Interests of Certain Persons in the Merger" and "MANAGEMENT AND OPERATIONS AFTER THE MERGER." The CENFED Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

APPRAISAL RIGHTS

  CENFED Stockholders will not be entitled to any appraisal rights under Delaware law or any other statute in connection with the Merger. See "RIGHTS OF DISSENTING STOCKHOLDERS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The respective obligations of the parties to effect the Merger are conditioned on delivery of an opinion, in the case of Golden State, from Wachtell, Lipton, Rosen & Katz, counsel to Golden State, and, in the case of CENFED, from Mayer, Brown & Platt, counsel to CENFED, each dated as of the Effective Time, based upon certain customary representations and assumptions set forth therein, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that Golden State, Merger Sub and CENFED will each be a party to that reorganization within the meaning of Section 368(b) of the Code, that no gain or loss will be recognized by holders of CENFED Common Stock upon the receipt of Golden State Common Stock in the Merger (except with respect to cash received in lieu of fractional shares) and that no gain or loss will be recognized by Golden State, Merger Sub or CENFED as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of CENFED, Golden State and CENFED Stockholders.

  Each CENFED Stockholder should consult such Stockholder's own tax advisors as to the tax consequences to them of the Merger under federal, state, local or any other applicable law.

  See "THE MERGER--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  It is intended that the Merger will be accounted for as a purchase business combination by Golden State under generally accepted accounting principles ("GAAP"). See "THE MERGER--Accounting Treatment."

REGULATORY APPROVALS

  The Merger and the Bank Merger (as defined under the caption "THE MERGER-- General") are subject to the approval of the OTS. In addition, the United States Department of Justice ("DOJ") has the authority to challenge the Merger on antitrust grounds until the expiration of a certain period following OTS approval. See "THE MERGER--Conditions to the Consummation of the Merger" and "--Regulatory Approvals Required for the Merger."

CERTAIN DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

  The rights of CENFED Stockholders are currently governed by the Delaware General Corporation Law (the "Delaware Law") and, as Golden State is incorporated in the State of Delaware, their rights as holders of Golden State Common Stock will also be governed by the Delaware Law as of the Effective Time. The rights of CENFED Stockholders are also currently governed by the CENFED Certificate of Incorporation (the "CENFED Certificate of Incorporation") and the CENFED Bylaws (the "CENFED Bylaws"). Upon consummation of the Merger, the rights of CENFED Stockholders who receive Golden State Common Stock in the Merger will also be governed by, in addition to the Delaware Law, the Golden State Certificate of Incorporation (the "Golden State Certificate of Incorporation") and the Golden State Bylaws (the "Golden State Bylaws").

  See "COMPARISON OF STOCKHOLDER RIGHTS."

SHARE INFORMATION AND MARKET PRICES

  The Golden State Common Stock is listed on the NYSE and the Pacific Exchange under the symbol "GSB." As of January 31, 1998, there were 51,085,174 shares of Golden State Common Stock outstanding held by approximately 6,252 holders of record. The CENFED Common Stock is listed on Nasdaq under the symbol "CENF." As of the Record Date, there were 6,099,777 shares of CENFED Common Stock outstanding held by approximately 550 holders of record.

  The following table sets forth the last sale price reported on the NYSE Composite Transactions List for shares of Golden State Common Stock and on the Nasdaq/NMS for shares of CENFED Common Stock, in each case on August 15, 1997, the last trading day preceding public announcement of the Merger, and on March 5, 1998. The "CENFED Common Stock Equivalent" amounts shown below represent the last sale price of a share of Golden State Common Stock on the indicated dates multiplied by the Exchange Ratio.

                                                                        CENFED
                                                  GOLDEN STATE CENFED   COMMON
                                                     COMMON    COMMON   STOCK
                                                     STOCK     STOCK  EQUIVALENT
                                                  ------------ ------ ----------
   August 15, 1997...............................    $28.69    $34.00   $34.43
   March 5, 1998.................................     34.63     42.00    41.55

  For additional information regarding the market prices of the Golden State Common Stock and CENFED Common Stock during the previous two years, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS--Market Prices."

                 UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA

  The following table sets forth (i) selected comparative per share data for each of Golden State and CENFED on an historical basis and (ii) selected unaudited pro forma comparative per share data at December 31, 1997 and for the six- and twelve-month periods ended December 31, 1997 and June 30, 1997, respectively, giving effect to the Merger, the RedFed Merger and the California Federal Merger using the purchase method of accounting. The unaudited pro forma comparative earnings per share data assume the Merger, the RedFed Merger and the California Federal Merger had been consummated at the beginning of each of the periods presented. The unaudited pro forma dividends, book value and tangible book value per share assumes the Merger, the RedFed Merger and the California Federal Merger had been consummated at the end of the periods presented. See "THE MERGER--Accounting Treatment." The unaudited pro forma comparative per share data reflect the Merger, the RedFed Merger and the California Federal Merger based upon preliminary purchase accounting adjustments. Actual adjustments will be made on the basis of appraisals and evaluations as of the Effective Time and, therefore, actual amounts will differ from those reflected below. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

  The historical and unaudited pro forma comparative per share data presented herein are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Golden State (and its predecessor, Glendale Federal) and the historical consolidated financial statements and the related notes thereto of CENFED, RedFed and FNPH, all of which are incorporated by reference herein, and the unaudited pro forma condensed combined financial data giving effect to the Merger, the RedFed Merger and the California Federal Merger, including the related notes thereto, appearing elsewhere herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "--Selected Financial Data" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." Pro forma amounts are not necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger, the RedFed Merger and the California Federal Merger been consummated at the beginning or at the end of the periods indicated.

                                                  AT OR FOR THE   AT OR FOR THE
                                                SIX MONTHS  ENDED   YEAR ENDED
                                                DECEMBER 31, 1997  JUNE 30, 1997
                                                ----------------- --------------
GOLDEN STATE COMMON STOCK
Basic earnings (loss) per common share(1):
 Historical...................................       $ 1.03           $ 0.72
 Pro Forma Giving Effect to the Merger(2)(3)..         0.97             0.73
 Pro Forma Giving Effect to the Merger, the
  RedFed Merger and the California Federal
  Merger(4)(5)................................         0.40            (0.52)
Diluted earnings (loss) per common share(1):
 Historical...................................       $ 0.82           $ 0.64
 Pro Forma Giving Effect to the Merger(2)(3)..         0.79             0.66
 Pro Forma Giving Effect to the Merger, the
  RedFed Merger and the California Federal
  Merger(4)(5)................................         0.37            (0.52)
Cash dividends declared per common share(6):
 Historical...................................       $  --            $  --
 Pro Forma Giving Effect to the Merger(2).....          --               --
 Pro Forma Giving Effect to the Merger, the
  RedFed Merger and the California Federal
  Merger(4)...................................          --               --
Book value per common share as of end of
 period:
 Historical...................................       $18.96           $17.81
 Pro Forma Giving Effect to the Merger(2)(7)..        20.10
 Pro Forma Giving Effect to the Merger, the
  RedFed Merger and the California Federal
  Merger(4)(8)................................        20.18
Tangible book value per common share as of end
 of period:
 Historical ..................................       $17.11           $15.83
 Pro Forma Giving Effect to the Merger(2)(9)..        17.08
 Pro Forma Giving Effect to the Merger, the
  RedFed Merger and the
  California Federal Merger(4)(9).............         3.54
                                                  AT OR FOR THE   AT OR FOR THE
                                                SIX MONTHS ENDED    YEAR ENDED
                                                DECEMBER 31, 1997 JUNE 30, 1997
                                                ----------------- --------------
CENFED COMMON STOCK
Basic earnings (loss) per common share:
 Historical(10)...............................       $ 1.10           $ 2.00
 Equivalent Pro Forma Giving Effect to the
  Merger (11).................................         1.16             0.88
 Equivalent Pro Forma Giving Effect to the
  Merger, the RedFed Merger and the California
  Federal Merger(11)..........................         0.48            (0.62)
Diluted earnings (loss) per common share:
 Historical(10)...............................       $ 1.06           $ 1.90
 Equivalent Pro Forma Giving Effect to the
  Merger(11)..................................         0.95             0.79
 Equivalent Pro Forma Giving Effect to the
  Merger, the RedFed Merger and the California
  Federal Merger(11)..........................         0.44            (0.62)
Cash dividends declared per common share:
 Historical(10)...............................       $ 0.18           $ 0.34
 Equivalent Pro Forma Giving Effect to the
  Merger(6)...................................          --
 Equivalent Pro Forma Giving Effect to the
  Merger, the RedFed Merger and the California
  Federal Merger(11)..........................          --
Book value per common share as of end of
 period:
 Historical(10)...............................       $22.58           $20.85
 Equivalent Pro Forma Giving Effect to the
  Merger(11)..................................        24.12
 Equivalent Pro Forma Giving Effect to the
  Merger, the RedFed Merger and the California
  Federal Merger(11)..........................        24.22
Tangible book value per common share as of end
 of period:
 Historical(10) ..............................       $22.55           $20.82
 Equivalent Pro Forma Giving Effect to the
  Merger(11)..................................        20.50
 Equivalent Pro Forma Giving Effect to the
  Merger, the RedFed Merger and the California
  Federal Merger(11)..........................         4.25

--------
(1) Earnings per share for the six months ended December 31, 1997 have been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Earnings per share for the year ended June 30, 1997 have been restated to reflect the adoption of SFAS 128.
(2) The unaudited pro forma comparative per share data reflect the combined financial information of Golden State for the fiscal year ended June 30, 1997 with the financial information of CENFED for the twelve-month period ended June 30, 1997 and the financial information of Golden State for the six months ended December 31, 1997 with the financial information of CENFED for the six months ended December 31, 1997. Golden State has a fiscal year ending June 30, and CENFED has a fiscal year ending December 31.
(3) The pro forma average common shares used in the calculation reflects the sum of the historical weighted average outstanding shares of Golden State Common Stock plus the new shares of Golden State Common Stock to be issued in the Merger (based on the number of shares of CENFED Common Stock outstanding and the number of shares of CENFED Common Stock issuable upon the exercise of outstanding CENFED Stock Options at December 31, 1997 multiplied by the Exchange Ratio of 1.2).
(4) The unaudited pro forma comparative per share data reflect the combined financial information of Golden State for the fiscal year ended June 30, 1997 with the financial information of CENFED, RedFed and FNPH for the twelve-month period ended June 30, 1997 and the financial information of Golden State for the six months ended December 31, 1997 with the financial information of CENFED, RedFed and FNPH for the six months ended December 31, 1997. Golden State has a fiscal year ending June 30, and CENFED, RedFed and FNPH each have a fiscal year ending December 31.
(5) The pro forma average common shares used in the basic earnings per share calculation reflects the sum of the shares described in Note 3 above plus additional shares of Golden State Common Stock to be issued in the California Federal Merger. The pro forma average common shares used in the diluted earnings per share calculation for the year ended June 30, 1997 is the same number as that used in the basic earnings per share computation because an increase in shares would produce an anti-dilutive result. The pro forma average common shares used in the diluted earnings per share calculation for the six months ended December 31, 1997 starts with the number that is used in the basic earnings per share computation and adds the dilutive impact of the assumed conversion of options and warrants. The conversion of the Golden State Preferred Stock (and the corresponding addition of preferred stock dividends to net earnings available to common stockholders) is not assumed in this calculation as it would produce an anti-dilutive result.
(6) Golden State has not paid cash dividends on the Golden State Common Stock.
(7) The pro forma book value per common share was calculated by dividing total pro forma stockholders' equity (net of the Golden State Preferred Stock at its liquidation value) by the sum of the number of shares of Golden State Common Stock outstanding at December 31, 1997 plus the number of shares of Golden State Common Stock to be issued in the Merger (based on the number of shares of CENFED Common Stock outstanding and the number of shares of CENFED Common Stock issuable upon the exercise of outstanding CENFED Stock Options at December 31, 1997 multiplied by the Exchange Ratio of 1.2).
(8) The pro forma book value per common share was calculated in the same manner as that described in Note 7 above, except that the number of shares was increased by the additional shares of Golden State Common Stock to be issued in the California Federal Merger.
(9) The pro forma tangible book value per common share was calculated in the same manner as pro forma book value per common share as described in Notes 7 and 8, except that total pro forma stockholders' equity was reduced by total pro forma goodwill and other intangible assets.
(10) Reflects the effect of 10% stock dividends distributed in 1997.
(11) The CENFED equivalent pro forma amounts are computed by multiplying the Golden State pro forma amounts by a factor of 1.2 to reflect the Exchange Ratio.

                            SELECTED FINANCIAL DATA

  The following tables present (i) summary selected financial data for each of Golden State, CENFED, RedFed, and FNPH on an historical basis; (ii) summary selected unaudited pro forma financial data of Golden State reflecting the consummation by Golden State of the Merger; and (iii) summary selected unaudited pro forma financial data of Golden State reflecting the consummation by Golden State of the Merger, the proposed RedFed Merger, and the California Federal Merger. The selected unaudited pro forma financial data have been prepared giving effect to the Merger, the RedFed Merger and the California Federal Merger using the purchase method of accounting and for purposes of such selected pro forma financial data, the CENFED, RedFed, and FNPH financial information has been recast to conform to the June 30 fiscal year end used by Golden State. See "THE MERGER--Accounting Treatment." The selected unaudited pro forma financial data reflect the Merger, the RedFed Merger, and the California Federal Merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include additional adjustments to assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the Effective Time and the consummation of the RedFed and California Federal Mergers, as the case may be, and, therefore, actual amounts will differ from those reflected below.

  The summary selected historical financial data for Golden State for each of the five years ended June 30, 1997 are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Golden State (and its predecessor, Glendale Federal) which are incorporated by reference herein. The summary selected historical financial data for CENFED, RedFed, and FNPH for each of the years prior to and including the year ended December 31, 1996 are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of CENFED, RedFed, and FNPH which are incorporated by reference herein. The summary selected financial data for Golden State for the six-month periods ended December 31, 1997 and 1996 and for CENFED, RedFed, and FNPH for the year ended December 31, 1997 are unaudited. The information set forth in the selected unaudited pro forma financial data should be read in conjunction with the unaudited pro forma condensed combined financial statements appearing elsewhere herein. Results of Golden State for less than a full financial year are not necessarily indicative of results expected for the entire year. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                           GOLDEN STATE BANCORP INC.
                       CONSOLIDATED SUMMARY OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          SIX MONTHS ENDED
                            DECEMBER 31,                      YEARS ENDED JUNE 30,
                          ------------------  ---------------------------------------------------------
                            1997      1996       1997        1996        1995       1994        1993
                          --------  --------  ----------  ----------  ----------  ---------  ----------
Interest income.........  $576,319  $528,254  $1,072,956  $1,080,035  $1,086,658  $ 989,945  $1,134,310
Interest expense........   363,494   345,659     693,972     746,970     768,939    678,664     774,997
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Net interest income...   212,825   182,595     378,984     333,065     317,719    311,281     359,313
Provision for loan
 losses.................     1,994    15,183      25,204      40,350      66,150    139,726     251,261
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Net interest income
   after provision for
   loan losses..........   210,831   167,412     353,780     292,715     251,569    171,555     108,052
Other income:
 Fee income.............    49,719    43,548      90,696      69,977      69,311     60,513      58,051
 Gain (loss) on sale of
  loans, net............      (191)     (119)       (291)       (690)        146        665       3,147
 Gain (loss) on sale of
  mortgage-backed
  securities, net.......       132    (1,446)     (1,804)    (34,222)    (11,725)     1,099      29,258
 Gain on sale of banking
  operations............       --        --          --          --       73,713        --          --
 Other income (loss),
  net...................     1,433       278          62        (707)      3,001     (1,936)     (3,461)
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Total other income....    51,093    42,261      88,663      34,358     134,446     60,341      86,995
Other expenses:
 Compensation and
  employee benefits.....    65,517    55,095     114,270     101,502     105,218    126,037     123,388
 Occupancy expense,
  net...................    17,328    15,637      31,777      29,698      31,433     37,691      39,535
 Regulatory insurance...     3,828    11,196      16,317      27,491      29,077     38,233      34,881
 Advertising and
  promotion.............    11,382    13,090      24,416      24,798      18,855     16,285      11,078
 Furniture, fixtures and
  equipment.............     6,969     5,905      12,585      11,605      14,559     24,793      29,585
 Stationery, supplies
  and postage...........     6,735     5,467      11,628      10,158       9,065     11,174      11,221
 Other general and
  administrative
  expenses..............    31,748    25,653      52,231      41,683      35,265     37,449      30,440
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Total general and
   administrative
   expenses.............   143,507   132,043     263,224     246,935     243,472    291,662     280,128
 SAIF special
  assessment............       --     58,672      55,519         --          --         --          --
 Acquisition and
  restructuring costs...     2,487       --          --          --          --         --          --
 Legal expense--goodwill
  lawsuit...............     9,977     5,518      24,058       1,929         369        304       1,525
 Operations of real
  estate held for sale
  or investment.........      (710)      612         935       1,242         (31)     2,690      31,488
 Operations of real
  estate acquired in
  settlement of loans...     1,218     3,820       6,623       8,426      15,034     24,089      44,367
 Amortization of
  goodwill and other
  intangible assets.....     4,099     2,573       5,530       5,147       1,724      9,764      16,028
 Write-off of assets
  held for Florida
  disposition...........       --        --          --          --          --     136,209         --
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Total other expenses..   160,578   203,238     355,889     263,679     260,568    464,718     373,536
Earnings (loss) before
 income tax provision
 (benefit) and
 extraordinary items....   101,346     6,435      86,554      63,394     125,447   (232,822)   (178,489)
Income tax provision
 (benefit)..............    43,918     3,198      36,131      21,342      52,146    (10,171)    (39,299)
                          --------  --------  ----------  ----------  ----------  ---------  ----------
Earnings (loss) before
 extraordinary items....    57,428     3,237      50,423      42,052      73,301   (222,651)   (139,190)
Extraordinary items,
 net....................       --        --          --          --        1,755     14,092      58,344
                          --------  --------  ----------  ----------  ----------  ---------  ----------
  Net earnings (loss)...  $ 57,428  $  3,237  $   50,423  $   42,052  $   75,056  $(208,559) $  (80,846)
                          ========  ========  ==========  ==========  ==========  =========  ==========
Net earnings (loss)
 applicable to common
 shareholders:
 Net earnings (loss)....  $ 57,428  $  3,237  $   50,423  $   42,052  $   75,056  $(208,559) $  (80,846)
 Dividends declared on
  preferred stock.......    (5,055)   (5,786)    (10,841)    (16,156)    (17,668)   (13,759)        --
 Premium on exchange of
  preferred stock for
  common stock..........       --     (3,932)     (4,173)     (9,443)        --         --          --
                          --------  --------  ----------  ----------  ----------  ---------  ----------
                          $ 52,373  $ (6,481) $   35,409  $   16,453  $   57,388  $(222,318) $  (80,846)
                          ========  ========  ==========  ==========  ==========  =========  ==========
Earnings (loss) per
 share(1):
 Basic..................  $   1.03  $  (0.14) $     0.72  $     0.39  $     1.43  $   (6.10)        (2)
 Diluted................  $   0.82  $  (0.14) $     0.64  $     0.36  $     1.25  $   (6.10)        (2)
Weighted average shares
 outstanding:
 Common shares..........    50,612    47,976      49,095      42,185      40,243     36,469         (2)
 Common shares and
  dilutive potential
  common shares.........    69,988    47,976      55,169      45,946      60,039     36,469         (2)

--------
(1) Earnings per share have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."
(2) Prior to Glendale Federal's comprehensive recapitalization on September 17, 1993.

                           GOLDEN STATE BANCORP INC.

                  CONSOLIDATED SUMMARY OF FINANCIAL CONDITION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            AS OF                           AS OF JUNE 30,
                         DECEMBER 31, -----------------------------------------------------------
                             1997        1997        1996        1995        1994        1993
                         ------------ ----------- ----------- ----------- ----------- -----------
         ASSETS
Cash and amounts due
 from banks............. $   305,766  $   221,557 $   153,608 $   139,697 $   164,576 $   217,689
Federal funds sold and
 assets purchased under
 resale agreements......     505,000      632,000     433,000     296,000     315,961     842,767
Other investments.......      27,134       31,799      18,877      42,326     166,040     523,725
Loans receivable, net...  11,734,561   11,905,093  10,727,909   9,899,297   9,595,780  10,850,039
Mortgage-backed
 securities, net........   2,323,943    2,279,534   2,240,790   4,723,457   5,363,779   4,044,744
Real estate held for
 sale or investment.....       6,324        8,689      12,072      13,303      16,995      48,040
Real estate acquired in
 settlement of loans....      45,319       61,500      78,249     105,730     146,835     194,187
Investment in capital
 stock of FHLB,
 at cost................     267,793      259,587     192,842     185,799     139,678     126,390
Mortgage servicing
 assets.................     261,171      284,472     127,399      99,122      68,719      83,217
Goodwill and other
 intangible assets......      94,511       99,533      59,216      63,538      47,781     385,754
Assets held for Florida
 disposition, net.......         --           --          --          --      257,363         --
Other assets............     457,594      434,495     412,602     475,977     519,524     592,281
                         -----------  ----------- ----------- ----------- ----------- -----------
                         $16,029,116  $16,218,259 $14,456,564 $16,044,246 $16,803,031 $17,908,833
                         ===========  =========== =========== =========== =========== ===========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits................ $ 9,543,338  $ 9,356,909 $ 8,723,976 $ 8,734,880 $10,919,806 $11,615,529
Securities sold under
 agreements to
 repurchase.............     817,374      768,682     758,050   2,695,176   2,306,274   3,064,995
Borrowings from the
 FHLB...................   4,324,000    4,788,000   3,838,000   3,495,000   2,443,428   2,192,272
Other borrowings........          76       10,782      10,599      28,883      96,890     141,971
Other liabilities.......     261,257      281,812     168,488     148,460     158,419     233,779
Stockholders' equity....   1,083,071    1,012,074     957,451     941,847     878,214     660,287
                         -----------  ----------- ----------- ----------- ----------- -----------
                         $16,029,116  $16,218,259 $14,456,564 $16,044,246 $16,803,031 $17,908,833
                         ===========  =========== =========== =========== =========== ===========
Common shares
 outstanding............      51,023       50,349      46,730      40,720      37,737         (2)
Book value per common
 share(1)............... $     18.96  $     17.81 $     17.37 $     18.19 $     17.24         (2)

--------
(1) Calculated net of Golden State Preferred Stock at its liquidation value.
(2) Prior to Glendale Federal's comprehensive recapitalization on September 17, 1993.

                          CENFED FINANCIAL CORPORATION

                       CONSOLIDATED SUMMARY OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       YEARS ENDED DECEMBER 31,
                          -------------------------------------------------------
                            1997      1996      1995     1994     1993     1992
                          --------  --------  --------  -------  -------  -------
Interest income.........  $164,410  $157,083  $136,449  $99,137  $86,488  $90,858
Interest expense........   113,179   105,924    97,964   60,141   47,145   53,305
                          --------  --------  --------  -------  -------  -------
     Net interest
      income............    51,231    51,159    38,485   38,996   39,343   37,553
Provision for loan
 losses.................     6,000     8,050     2,900    2,300    4,075    4,099
                          --------  --------  --------  -------  -------  -------
     Net interest income
      after provisions
      for loan losses...    45,231    43,109    35,585   36,696   35,268   33,454
Non-interest income:
 Loan servicing fees....     3,652     3,940     3,977    3,421    2,970    1,748
 Customer deposit
  account fees..........     1,946     1,947     1,921    2,044    2,143    2,231
 Gain on sale of
  investment securities
  and MBS...............     2,029     1,124        82    1,307       90      442
 Gain (loss) on sale of
  loans.................         3        40       101      (25)   1,122    1,113
 Gain (loss) from real
  estate operations.....    (1,545)    3,288      (682)  (1,417)  (3,221)  (2,387)
 Commissions from sales
  of investment
  products..............     1,694     1,721     1,226    1,705    1,164      944
 Other income...........       828       573       629      328      401     (207)
                          --------  --------  --------  -------  -------  -------
     Total non-interest
      income............     8,607    12,633     7,254    7,363    4,669    3,884
Operating expenses:
 Compensation and
  employee benefits.....    17,451    16,272    17,078   14,923   12,028   11,343
 Net occupancy..........     5,755     6,187     5,288    5,294    3,574    3,761
 Deposit insurance
  premiums..............       985     3,329     3,149    2,740    1,703    1,887
 Savings Association
  Insurance Fund
  recapitalization
  premium...............       --      9,106       --       --       --       --
 Data and check
  processing............     1,367     1,549     1,707    2,056    1,822    1,894
 Advertising and
  marketing.............       719       942       820      973      653    1,376
 Intangible
  amortization..........         3        62       (46)     922      359      400
 Other expenses.........     6,760     6,620     5,155    5,161    5,388    5,307
                          --------  --------  --------  -------  -------  -------
     Total operating
      expenses..........    33,040    44,067    33,151   32,069   25,527   25,968
Earnings before income
 tax provision (benefit)
 and extraordinary
 items..................    20,798    11,675     9,688   11,990   14,410   11,370
     Income tax provi-
      sion (benefit)....     7,008       (27)    2,491    2,992    5,802    4,423
                          --------  --------  --------  -------  -------  -------
     Earnings before ex-
      traordinary
      items.............    13,790    11,702     7,197    8,998    8,608    6,947
Extraordinary items,
 net....................       --       (364)      --       --       --       --
                          --------  --------  --------  -------  -------  -------
     Net earnings.......  $ 13,790  $ 11,338  $  7,197  $ 8,998  $ 8,608  $ 6,947
                          ========  ========  ========  =======  =======  =======
Earnings per share(1):
 Basic..................  $   2.37  $   2.03  $   1.32  $  1.73  $  1.72  $  1.39
 Diluted................  $   2.27  $   1.92  $   1.26  $  1.66  $  1.66  $  1.37
Weighted average shares
 outstanding:
 Common shares..........     5,807     5,574     5,455    5,189    4,998    4,994
 Common shares and
  dilutive potential
  common shares.........     6,074     5,897     5,730    5,431    5,188    5,082

--------
(1) Earnings per share have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

                          CENFED FINANCIAL CORPORATION

                  CONSOLIDATED SUMMARY OF FINANCIAL CONDITION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                AS OF DECEMBER 31,
                         -----------------------------------------------------------------
                            1997       1996       1995       1994       1993       1992
                         ---------- ---------- ---------- ---------- ---------- ----------
         ASSETS
Cash and amounts due
 from banks............. $   24,947 $   17,441 $   21,928 $   22,560 $   15,823 $   11,408
Federal funds sold......      2,000      7,500      7,288      1,394        394      1,000
Investment securities...    189,799    161,719    133,778    114,631    111,639     30,003
Loans held for
 investment and for
 sale, net..............  1,525,558  1,500,958  1,592,277  1,327,269    941,245    729,580
Mortgage-backed
 securities.............    417,393    442,015    341,288    315,753    375,905    362,338
Real estate held for
 sale or investment.....        204        202      5,410      4,891      5,530     10,143
Real estate acquired in
 settlement of loans....      4,004     10,466      6,236      9,826      3,907      3,491
Deferred income taxes...      6,902      6,201      3,818     11,990        --       1,413
Accrued interest
 receivable.............     15,700     14,685     14,894     11,669      8,272      7,518
Goodwill and other
 intangible assets......        203        205        248        701      3,745      1,503
Other assets............     22,328     23,255     28,074     28,999     22,394     23,078
                         ---------- ---------- ---------- ---------- ---------- ----------
                         $2,209,038 $2,184,647 $2,155,239 $1,849,683 $1,488,854 $1,181,475
                         ========== ========== ========== ========== ========== ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Customer deposit
 accounts............... $1,551,240 $1,558,470 $1,551,329 $1,310,505 $1,040,181 $  817,852
Securities sold under
 agreements to
 repurchase.............     74,488    130,639    150,052    147,412     94,277     80,930
Borrowings from the
 FHLB...................    413,500    349,479    300,500    265,700    252,500    199,000
Other borrowings........     17,750     17,750     22,800     23,000      7,881      4,466
Other liabilities.......     16,454     14,491     26,006     11,845      7,509      6,050
Stockholders' equity....    135,606    113,818    104,552     91,221     86,506     73,177
                         ---------- ---------- ---------- ---------- ---------- ----------
                         $2,209,038 $2,184,647 $2,155,239 $1,849,683 $1,488,854 $1,181,475
                         ========== ========== ========== ========== ========== ==========
Common shares
 outstanding(1) ........      6,006      5,670      5,515      5,401      5,004      4,994
Book value per common
 share(1) .............. $    22.58 $    20.07 $    18.96 $    16.89 $    17.29 $    14.65

--------
(1) Gives effect to a stock split in April 1993 and stock dividends declared in April 1996 and April 1997.

                 SELECTED UNAUDITED PRO FORMA FINANCIAL DATA(1)

                            GOLDEN STATE AND CENFED

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 SIX MONTHS ENDED   YEAR ENDED
                                                 DECEMBER 31, 1997 JUNE 30, 1997
                                                 ----------------- -------------
Interest income................................      $659,605       $1,234,877
Interest expense...............................       421,110          803,275
                                                     --------       ----------
  Net interest income..........................       238,495          431,602
Provision for loan losses......................         3,994           32,204
                                                     --------       ----------
  Net interest income after provision for loan
   losses......................................       234,501          399,398
Other income:
 Fee income....................................        53,030           97,520
 Gain (loss) on sale of loans, net.............          (188)            (199)
 Gain (loss) on sale of mortgage-backed
  securities, net..............................           325               (5)
 Other income (loss), net......................         1,961               (7)
                                                     --------       ----------
  Total other income...........................        55,128           97,309
Other expenses:
 Compensation and employee benefits............        75,014          131,230
 Occupancy expense, net........................        19,273           35,863
 Regulatory insurance..........................         4,315           18,397
 Advertising and promotion.....................        11,756           25,371
 Furniture, fixtures and equipment.............         8,058           14,722
 Other general and administrative expenses.....        42,309           70,954
                                                     --------       ----------
  Total general and administrative expenses....       160,725          296,537
 SAIF special assessment.......................           --            64,625
 Legal expense--goodwill lawsuit...............         9,977           24,058
 Acquisition and restructuring costs...........         2,487              --
 Operations of real estate held for sale or
  investment...................................          (812)             796
 Operations of real estate acquired in
  settlement of loans..........................         2,210            7,927
 Amortization of goodwill and other intangible
  assets.......................................         6,814           10,984
                                                     --------       ----------
  Total other expenses.........................       181,401          404,927
Earnings before income tax provision...........       108,228           91,780
Income tax provision...........................        47,070           35,476
                                                     --------       ----------
  Net earnings.................................      $ 61,158       $   56,304
                                                     ========       ==========
Net earnings applicable to common shareholders:
 Net earnings..................................      $ 61,158       $   56,304
 Dividends declared on preferred stock.........        (5,055)         (10,841)
 Premium on exchange of preferred stock for
  common stock.................................           --            (4,173)
                                                     --------       ----------
                                                     $ 56,103       $   41,290
                                                     ========       ==========
Earnings per share:
 Basic.........................................      $   0.97       $     0.73
 Diluted.......................................      $   0.79       $     0.66
Weighted average shares outstanding:
 Common shares.................................        57,932           56,415
 Common shares and dilutive potential common
  shares.......................................        77,308           62,489

--------
(1) The selected unaudited pro forma financial data combines the financial information of Golden State for the fiscal year ended June 30, 1997, with the financial information of CENFED for the twelve-month period ended June 30, 1997 and the financial data of Golden State for the six months ended December 31, 1997 with the financial data of CENFED for the six months ended December 31, 1997.

                            GOLDEN STATE AND CENFED

                     UNAUDITED PRO FORMA CONDENSED COMBINED

                        STATEMENT OF FINANCIAL CONDITION

                            AS OF DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              ASSETS
Cash and amounts due from banks.................................... $   315,413
Federal funds sold and assets purchased under resale agreements....     507,000
Other investments..................................................     194,018
Loans receivable, net..............................................  13,255,633
Mortgage-backed securities, net....................................   2,741,336
Real estate held for sale or investment............................       6,528
Real estate acquired in settlement of loans........................      49,323
Investment in capital stock of FHLB, at cost.......................     290,707
Mortgage servicing assets..........................................     272,370
Goodwill and other intangible assets...............................     176,126
Other assets.......................................................     501,893
                                                                    -----------
                                                                    $18,310,347
                                                                    ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits........................................................... $11,096,232
Securities sold under agreements to repurchase.....................     891,516
Borrowing from the FHLB............................................   4,735,682
Other borrowings...................................................      19,326
Other liabilities..................................................     279,325
Stockholders' equity...............................................   1,288,266
                                                                    -----------
                                                                    $18,310,347
                                                                    ===========
Common shares outstanding..........................................      58,343
Book value per common share(1) .................................... $     20.10
Tangible book value per common share(1)............................ $     17.08

--------
(1) Calculated net of Golden State Preferred Stock at its liquidation value of $115,550.

                              REDFED BANCORP INC.

                  CONSOLIDATED SUMMARY OF FINANCIAL CONDITION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           AS OF DECEMBER 31,
                         -------------------------------------------------------
                            1997      1996     1995     1994     1993     1992
                         ---------- -------- -------- -------- -------- --------
         ASSETS
Cash and cash
 equivalents............ $   34,200 $ 33,746 $ 30,985 $ 23,074 $ 28,022 $ 76,533
Investment securities...     21,604   34,695   41,655   38,899   55,101   35,559
Loans receivable, net...    895,056  729,862  682,984  733,132  645,670  647,889
Mortgage-backed
 securities.............     15,975   43,547   52,116   79,971  109,982  100,771
Real estate held for
 sale or investment.....      1,372    1,372    1,698   10,228   12,582   13,878
Real estate acquired
 through foreclosure....      4,758    5,800   24,560   31,041    9,429   14,471
Investment in capital
 stock of Federal Home
 Loan Bank..............      9,115    6,486    6,914    8,561    6,623    6,445
Accrued interest
 receivable.............      5,962    4,953    5,014    4,590    4,657    4,777
Property and equipment,
 net....................     16,935   17,656   17,619   19,164   18,731   18,915
Other assets............      4,777    4,387    8,269   12,193   26,049   12,994
                         ---------- -------- -------- -------- -------- --------
                         $1,009,754 $882,504 $871,814 $960,853 $916,846  932,232
                         ========== ======== ======== ======== ======== ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits................ $  844,619 $790,803 $776,528 $805,334 $835,134  828,054
FHLB advances...........     60,000      --       --       --       --       --
Other borrowings........      4,418    4,418   31,133   80,085    8,845   26,845
Other liabilities.......     16,467   15,165   16,075   19,926   19,506   21,094
Stockholders' equity....     84,250   72,118   48,078   55,508   53,361   56,239
                         ---------- -------- -------- -------- -------- --------
                         $1,009,754 $882,504 $871,814 $960,853 $916,846 $932,232
                         ========== ======== ======== ======== ======== ========
Common shares
 outstanding............      7,200    7,058    3,961    3,977      (1)      (1)
Book value per common
 share.................. $    11.70 $  10.22 $  12.14 $  13.96      (1)      (1)

--------
(1) RedFed was incorporated in April, 1994, to acquire all of the outstanding shares of Redlands Federal Bank as part of Redlands Federal Bank's conversion from a mutual savings bank to a stock chartered savings bank. Accordingly, book value per share information is not presented as of December 31, 1993 and 1992 as RedFed had no shares issued or outstanding as of such dates.

                              REDFED BANCORP INC.

                       CONSOLIDATED SUMMARY OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    YEARS ENDED DECEMBER 31,
                         ------------------------------------------------------
                          1997    1996     1995      1994        1993     1992
                         ------- -------  -------  --------     -------  ------
Interest income......... $66,508 $61,499  $64,224  $ 56,515     $59,436  69,257
Interest expense........  36,731  33,038   38,366    29,869      30,869  37,154
                         ------- -------  -------  --------     -------  ------
 Net interest income....  29,777  28,461   25,858    26,646      28,567  32,103
Provisions for loan
 losses.................   1,139   2,838    7,938    12,651      12,990   6,106
                         ------- -------  -------  --------     -------  ------
 Net interest income
  after provisions for
  loan losses...........  28,638  25,623   17,920    13,995      15,577  25,997
Non-interest income:
 Letter of credit fees
  and other fee income
  ......................   6,612   5,822    6,212     6,280       6,404   5,231
 Gain on sale of
  servicing ............     --      803      --        --          --      --
 Gain/(loss) on sale of
  loans, investments
  and mortgage-backed
  securities ...........      13      (4)   1,383      (486)        365     603
 Curtailment gain on
  retirement plan ......     --      --     3,390       --          --      --
 Other income...........     421     346      213       481         115     232
                         ------- -------  -------  --------     -------  ------
     Total non-interest
      income............   7,046   6,967   11,198     6,275       6,884   6,066
Non-interest expense:
 Compensation and
  benefits..............  11,999  11,438   12,063    14,200      12,494  12,285
 Occupancy and
  equipment ............   7,122   7,038    6,831     7,816       6,973   6,943
 Federal deposit
  insurance premiums....   1,448   2,388    2,401     2,423       2,274   1,727
 Acquisition costs .....     397     --       --        --          --      --
 FDIC Special
  Assessment............     --    5,421      --        --          --      --
 Other expense, net ....   3,019   2,942    2,990     2,756       3,717   2,976
                         ------- -------  -------  --------     -------  ------
     Total general and
      administrative
      expense...........  23,985  29,227   24,285    27,195      25,458  23,931
Real estate operations,
 net                       1,200   1,311   10,258     8,370       3,222   2,148
Provision for losses on
 letters of credit......     --    2,402    2,536     9,895         694   1,866
                         ------- -------  -------  --------     -------  ------
     Total non-interest
      expense...........  25,185  32,940   37,079    45,460      29,374  27,945
Earnings (loss) before
 income taxes...........  10,499    (350)  (7,961)  (25,190)     (6,913)  4,118
Income taxes
 (benefits).............      66       7      124     1,150      (3,669)  1,868
                         ------- -------  -------  --------     -------  ------
 Earnings (loss) before
  cumulative effect of
  change in accounting
  principle ............  10,433    (357)  (8,085)  (26,340)     (3,244)  2,250
 Cumulative effect of
  change in accounting
  principle                  --      --       --        --          --    1,311
                         ------- -------  -------  --------     -------  ------
     Net earnings
      (loss)............ $10,433   $(357) $(8,085) $(26,340)    $(3,244) $3,561
                         ======= =======  =======  ========     =======  ======
Earnings (loss) per
 share(1):
 Basic.................. $  1.46 $ (0.07) $ (2.04) $  (6.14)(2)     (3)     (3)
 Diluted................ $  1.41 $ (0.07) $ (2.04) $  (6.14)(2)     (3)     (3)
Weighted average shares
 outstanding:
 Common shares..........   7,141   5,146    3,955     3,977         (3)     (3)
 Common shares and
  dilutive potential
  common shares.........   7,419   5,146    3,955     3,977         (3)     (3)

--------
(1) Earnings per share have been restated to reflect the adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."
(2) Calculated on net loss of $24.4 million for the period April 7, 1994 (the date of RedFed's initial public offering) through December 31, 1994.
(3) RedFed was incorporated in April, 1994, to acquire all of the outstanding shares of Redlands Federal Bank as part of Redlands Federal Bank's conversion from a mutual savings bank to a stock chartered savings bank. Accordingly, earnings per share information is not presented for the years ended December 31, 1993 and 1992 as RedFed had no shares issued or outstanding during these periods.

                                      FNPH

                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                 (IN THOUSANDS)

                                                   AS OF DECEMBER 31,
                          ---------------------------------------------------------------------
                             1997        1996        1995        1994        1993       1992
                          ----------- ----------- ----------- ----------- ---------- ----------
         ASSETS
Cash and amounts due
 from banks.............  $   350,214 $   135,534 $   154,758 $   149,564 $    1,848 $  120,926
Interest-bearing
 deposits in other
 banks..................       36,164      20,619      32,778      39,219     42,156  4,220,271
Short-term investment
 securities.............       25,933     113,716     125,035         --         --         --
                          ----------- ----------- ----------- ----------- ---------- ----------
 Cash and cash
  equivalents...........      412,311     269,869     312,571     188,783     44,004  4,341,197
Securities available for
 sale, at fair value....      813,085     542,019     348,561      45,000        --         --
Securities held to
 maturity...............       58,299       4,272       1,455     411,859     15,118  2,034,842
Mortgage-backed
 securities available
 for sale, at fair
 value..................    5,076,598   1,598,652   1,477,514   3,153,812    341,224     77,622
Mortgage-backed
 securities held to
 maturity...............    1,337,877   1,621,662   1,524,488         --         --         --
Loans held for sale,
 net....................    1,483,466     825,316   1,203,412      26,354        --         --
Loans held for
 investment and for
 sale, net..............   19,424,410  10,212,583   8,829,974   9,966,886     33,931  1,253,163
Receivables from FSLIC
 Resolution Fund, net...          --          --          --          --      16,450     45,132
Covered assets..........          --          --       39,349     311,603    592,593    839,538
Investment in Federal
 Home Loan Bank System..      468,191     220,962     109,943     128,557     41,996     40,563
Office premises and
 equipment, net.........      159,349     100,164      93,509      76,523      3,272     68,828
Foreclosed real estate,
 net....................       76,997      51,987      48,535      37,369        399      7,732
Accrued interest
 receivable.............      188,198     106,034     100,604      87,706      2,104     29,218
Intangible assets.......      675,927     140,564      18,606      12,217        --      59,974
Mortgage servicing
 rights.................      536,703     423,692     241,355      86,840        --      74,669
Other assets............      650,745     517,297     316,905     150,050     34,131     88,995
                          ----------- ----------- ----------- ----------- ---------- ----------
                          $31,362,156 $16,635,073 $14,666,781 $14,683,559 $1,125,222 $8,961,473
                          =========== =========== =========== =========== ========== ==========
 LIABILITIES, MINORITY
      INTEREST AND
  STOCKHOLDERS' EQUITY
Deposits................  $16,202,605 $ 8,501,883 $10,241,628 $ 9,196,656 $  431,778 $7,809,478
Securities sold under
 agreements to
 repurchase.............    1,842,442   1,583,387     969,510   1,883,490    119,144     30,647
Other borrowings........   11,232,530   5,364,894   2,392,862   2,808,979    440,792    597,564
Other liabilities.......      702,959     399,446     299,635     140,832     20,614     51,008
                          ----------- ----------- ----------- ----------- ---------- ----------
 Total liabilities......   29,980,536  15,849,610  13,903,635  14,029,957  1,012,328  8,488,697
                          ----------- ----------- ----------- ----------- ---------- ----------
Minority Interest.......    1,175,704     613,852     358,991     323,935        --         --
                          ----------- ----------- ----------- ----------- ---------- ----------
Stockholders' Equity:
 Preferred stock........          --          --          --          --         --     124,500
 Common stock...........            1           1           1           1          1          1
 Additional paid-in
  capital...............          --          161     267,055     267,055     85,569    277,069
 Net unrealized holding
  gain on securities
  available for sale....       28,129      36,975      50,810       8,800        --         --
 Retained earnings
  (substantially
  restricted)...........      177,786     134,474      86,289      53,811     27,324     71,206
                          ----------- ----------- ----------- ----------- ---------- ----------
Stockholders' equity....      205,916     171,611     404,155     329,667    112,894    472,776
                          ----------- ----------- ----------- ----------- ---------- ----------
                          $31,362,156 $16,635,073 $14,666,781 $14,683,559 $1,125,222 $8,961,473
                          =========== =========== =========== =========== ========== ==========
Common shares
 outstanding............      (1)         (1)         (1)         (1)        (1)        (1)
Book value per common
 share..................      (1)         (1)         (1)         (1)        (1)        (1)

--------
(1)Per share information is not presented as FNPH is a closely held corporation.

                                      FNPH

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                                           YEARS ENDED DECEMBER 31,
                          ---------------------------------------------------------------
                             1997        1996        1995       1994      1993     1992
                          ----------  ----------  ----------  --------  -------- -------- ---
Interest income.........  $2,102,700  $1,233,799  $1,075,845  $293,139  $ 95,264 $659,201
Interest expense........   1,498,417     848,294     734,815   199,845    74,728  450,240
                          ----------  ----------  ----------  --------  -------- --------
 Net interest income....     604,283     385,505     341,030    93,294    20,536  208,961
 Provision for loan
  losses................      79,800      39,600      37,000     6,226     1,402   16,193
                          ----------  ----------  ----------  --------  -------- --------
 Net interest income
  after provision for
  loan losses...........     524,483     345,905     304,030    87,068    19,134  192,768
                          ----------  ----------  ----------  --------  -------- --------
Noninterest income:
 Loan servicing fees,
  net...................     143,919     123,887      70,265    10,042    11,731   70,013
 Customer banking fees
  and service charges...     100,048      45,044      47,493    10,595       --       --
 Management fees........       6,211       9,694      15,141    13,121       --       --
 Gain on sales of assets
  and deposits..........      38,230      38,118         173         6    24,373  203,060
 Gain on sale of
  branches..............       3,569     363,342         --        --    140,877   19,358
 Gain (loss) on sales of
  loans, net............      24,721      17,802         (26)     (158)      --       --
 Gain from termination
  of Assistance
  Agreement.............         --       25,632         --        --        --       --
 Dividends on FHLB
  stock.................      24,790      11,670       6,546       --        --       --
 Other income...........      22,996      18,189      11,381     7,552    14,621   91,905
                          ----------  ----------  ----------  --------  -------- --------
 Total noninterest
  income................     364,484     653,378     150,973    41,158   191,602  384,336
                          ----------  ----------  ----------  --------  -------- --------
Noninterest expense:
 Compensation and
  employee benefits.....     256,448     204,818     154,288    48,846    24,951  115,145
 Occupancy and
  equipment.............      81,914      51,936      49,897    12,247     5,343   32,909
 Data processing........      12,402      10,491       9,787     2,888     3,739   39,264
 Savings Association
  Insurance Fund deposit
  insurance premium.....      10,680      81,149      22,262     6,813     3,259   20,547
 Marketing..............      20,186      10,908      10,810     3,385       --       --
 Professional fees......      48,771      18,986      11,202     2,622       --       --
 Loan expense...........      60,437      31,282      12,431     1,132       --       --
 Foreclosed real estate
  operations, net.......      (3,304)     (7,390)       (927)     (528)      --       --
 Amortization of core
  deposit and other
  intangible assets.....      49,153       9,445       1,474       222       468    7,162
 Other..................     113,882      80,111      61,329    18,671    26,358  146,522
                          ----------  ----------  ----------  --------  -------- --------
 Total noninterest
  expense...............     650,569     491,736     332,553    96,298    64,118  361,549
                          ----------  ----------  ----------  --------  -------- --------
Income before income
 taxes, extraordinary
 item and minority
 interest...............     238,398     507,547     122,450    31,928   146,618  215,555
Income tax expense
 (benefit)..............      41,315     (75,807)    (57,185)    2,558     2,500      --
                          ----------  ----------  ----------  --------  -------- --------
Income before
 extraordinary item and
 minority interest......     197,083     583,354     179,635    29,370   144,118  215,555
Extraordinary items--
 (loss) gain on early
 extinguishment of debt,
 net....................         --       (1,586)      1,967     1,376       --       --
                          ----------  ----------  ----------  --------  -------- --------
Income before minority
 interest...............     197,083     581,768     181,602    30,746   144,118  215,555
Minority interest.......     131,851     161,191      59,138     4,259       --       --
                          ----------  ----------  ----------  --------  -------- --------
 Net income.............  $   65,232  $  420,577  $  122,464  $ 26,487  $144,118 $215,555
                          ==========  ==========  ==========  ========  ======== ========

--------
Earnings per share data are not presented as FNPH is a closely held corporation.

 Summary Unaudited Pro Forma Condensed Combined Financial Statements

  The following sets forth certain unaudited pro forma condensed combined financial statements for Golden State (after giving effect to the Merger) and RedFed and FNPH, as if the Merger and the RedFed and California Federal Mergers each had occurred on December 31, 1997 and at the beginning of each of the periods presented. See "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB-- Subsequent Events." This information should be read in conjunction with the historical consolidated financial statements of Golden State (and its predecessor, Glendale Federal), CENFED, RedFed and FNPH including the notes thereto, incorporated herein by reference. Financial statement data for CENFED, RedFed and FNPH included herein are derived solely from each of CENFED's, RedFed's and FNPH's unaudited financial statements. Golden State financial statement data as of December 31, 1997 and for the six month period ended December 31, 1997 have been derived from unaudited financial statements. Golden State financial statement data for the year ended June 30, 1997 is derived from the audited historical financial statements which are incorporated by reference herein. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION GIVING EFFECT TO THE MERGER, THE REDFED MERGER AND THE CALIFORNIA FEDERAL
                                     MERGER

                                                                   AS OF
                                                             DECEMBER 31, 1997
                                                             -----------------
                           ASSETS
Cash and amounts due from banks.............................    $   522,791
Federal funds sold and assets purchased under resale
 agreements.................................................        557,436
Other investments...........................................      1,114,403
Loans receivable, net.......................................     35,077,354
Mortgage-backed securities, net.............................      9,215,897
Real estate held for sale or investment.....................          7,900
Real estate acquired in settlement of loans.................        131,078
Investment in capital stock of FHLB, at cost................        768,013
Mortgage servicing assets...................................        831,773
Goodwill and other intangible assets........................      1,900,890
Other assets................................................      1,752,960
                                                                -----------
                                                                $51,880,495
                                                                ===========
  LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Deposits....................................................    $28,143,456
Securities sold under agreements to repurchase..............      2,733,958
Borrowings from the FHLB....................................     14,337,294
Other borrowings............................................      1,714,662
Other liabilities...........................................      1,517,609
Minority interest...........................................      1,012,136
Stockholders' equity........................................      2,421,380
                                                                -----------
                                                                $51,880,495
                                                                ===========
Common shares outstanding...................................        114,271
Book value per common share.................................    $     20.18
Tangible book value per common share........................    $      3.54

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

   GIVING EFFECT TO THE MERGER, THE REDFED MERGER AND THE CALIFORNIA FEDERAL
                                     MERGER

                                                 SIX MONTHS ENDED   YEAR ENDED
                                                 DECEMBER 31, 1997 JUNE 30, 1997
                                                 ----------------- -------------
Interest income................................     $1,759,798      $3,422,151
Interest expense...............................      1,204,279       2,313,118
                                                    ----------      ----------
    Net interest income........................        555,519       1,109,033
Provision for loan losses......................         44,516         113,831
                                                    ----------      ----------
    Net interest income after provision for
     loan losses...............................        511,003         995,202
Other income:
  Fee income...................................        177,052         331,137
  Gain (loss) on sale of loans, net............           (190)           (182)
  Gain on sale of mortgage-backed securities,
   net.........................................            325              57
  Other income, net............................         70,151         107,380
                                                    ----------      ----------
    Total other income.........................        247,338         438,392
Other expenses:
  Compensation and employee benefits...........        209,948         401,138
  Occupancy expense, net.......................         61,342         104,860
  Regulatory insurance.........................          9,915          95,629
  Advertising and promotion....................         24,809          39,564
  Furniture, fixtures and equipment............         10,255          19,201
  Other general and administrative expenses....        159,466         375,129
                                                    ----------      ----------
    Total general and administrative expenses..        475,735       1,035,521
  Restructuring charges........................          2,487          70,046
  Legal expense-goodwill lawsuit...............          9,977          24,058
  Operations of real estate held for sale or
   investment..................................           (736)          1,139
  Operations of real estate acquired in
   settlement of loans.........................            124           6,479
  Amortization of goodwill and other intangible
   assets......................................         66,337         128,400
                                                    ----------      ----------
    Total other expenses.......................        553,924       1,265,643
Earnings before income tax provision...........        204,417         167,951
Income tax provision...........................        110,128         115,848
                                                    ----------      ----------
Earnings before minority interest and
 extraordinary items...........................         94,289          52,103
Minority interest..............................         44,233          93,360
Extraordinary items, net.......................            --           (1,586)
                                                    ----------      ----------
    Net earnings (loss)........................     $   50,056      $  (42,843)
                                                    ==========      ==========
Net earnings applicable to common shareholders:
  Net earnings (loss)..........................     $   50,056      $  (42,843)
  Dividends declared on preferred stock........         (5,055)        (10,841)
  Premium on exchange of preferred stock for
   common stock................................            --           (4,173)
                                                    ----------      ----------
                                                    $   45,001      $  (57,857)
                                                    ==========      ==========
Earnings (loss) per share:
  Basic........................................     $     0.40      $    (0.52)
  Diluted......................................           0.37           (0.52)
Weighted average shares outstanding:
  Common shares................................        113,860         112,343
  Common shares and dilutive potential common
   shares .....................................        121,730         112,343

                                SPECIAL MEETING

GENERAL

  This Proxy Statement-Prospectus is first being mailed to CENFED Stockholders on or about March 10, 1998, and is accompanied by the notice of the Special Meeting and a form of proxy that is solicited by the CENFED Board for use at the Special Meeting to be held on April 7, 1998, at 10:30 a.m., local time, at 199 North Lake Avenue, Pasadena California, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

  The purpose of the Special Meeting is to take action with respect to the approval of the Merger Agreement and the transactions contemplated thereby. The CENFED Stockholders may also be asked to vote upon a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Merger Agreement.

PROXIES

  The accompanying form of proxy is for use at the Special Meeting if a CENFED Stockholder will be unable to attend in person. The proxy may be revoked by a CENFED Stockholder at any time before it is exercised, by submitting to the Secretary of CENFED written notice of revocation, including a properly executed proxy bearing a later date, or by attending the Special Meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of CENFED proxies should be addressed to CENFED Financial Corporation, 199 North Lake Avenue, Pasadena, California 91101, Attention: Investor Relations.

  All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Merger Agreement. The CENFED Board is unaware of any other matters that may be presented for action at the Special Meeting. If other matters do properly come before the Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion, provided that no proxy that is voted against approval and adoption of the Merger Agreement will be voted in favor of any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

  The entire cost of soliciting the proxies from the CENFED Stockholders will be borne by CENFED, except that Golden State and CENFED have each agreed to pay one-half of the printing costs of this Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, CENFED will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. CENFED will reimburse such record holders for their reasonable expenses in so doing. CENFED has also made arrangements with McCormick & Pryor to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay approximately $4,500 plus expenses for such services. If necessary, CENFED may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

  Pursuant to the provisions of the Delaware Law and the CENFED Bylaws, February 17, 1998 has been fixed as the Record Date for determination of holders of CENFED Common Stock entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of shares of CENFED Common Stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were 6,099,777 shares of CENFED Common Stock outstanding held by approximately 550 holders of record. The presence, in person or by proxy, of shares of CENFED Common Stock representing a majority of such shares entitled to vote is necessary to constitute a quorum at the Special Meeting. Each share of CENFED Common Stock outstanding on the Record Date entitles its holder to one vote.

  Shares of CENFED Common Stock present in person at the Special Meeting but not voting, and shares of CENFED Common Stock for which CENFED has received proxies but with respect to which holders of such shares have abstained, will be counted as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of CENFED Common Stock in nominee or "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Special Meeting without specific instructions from such customers. Shares represented by proxies returned by a broker holding such shares in "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes").

  Under the Delaware Law, approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the outstanding shares of CENFED Common Stock entitled to vote at the Special Meeting. Accordingly, abstentions and broker non-votes will have the effect of votes "against" the Merger. CENFED Stockholders are therefore urged to mark, sign and return the enclosed proxy card.

  As of the Record Date, directors and executive officers of CENFED beneficially owned approximately 235,295 shares of CENFED Common Stock (not including options to purchase approximately 29,300 shares of CENFED Common Stock), entitling them to exercise 4% of the voting power of the CENFED Common Stock entitled to vote at the Special Meeting. It is currently expected that each such director and executive officer of CENFED will vote the shares of CENFED Common Stock beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby. As of the CENFED Record Date, none of the directors, executive officers or affiliates of Golden State beneficially owned any shares of CENFED Common Stock.

  Additional information with respect to beneficial ownership of CENFED Common Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of CENFED Common Stock by directors and executive officers of CENFED is incorporated herein by reference to Item 12 of the Annual Report on Form 10-K of CENFED for the fiscal year ended December 31, 1996. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

RECOMMENDATION OF CENFED BOARD

  The CENFED Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. The CENFED Board believes that the Merger Agreement is fair to and in the best interests of CENFED and the CENFED Stockholders and recommends that the CENFED Stockholders vote "FOR" the approval and adoption of the Merger Agreement. See "THE MERGER--Recommendation of CENFED Board and Reasons for the Merger."

                                  THE MERGER

  THE FOLLOWING SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, AMENDMENT NO. 1 AND THE STOCK OPTION AGREEMENT, WHICH ARE SET FORTH AS APPENDICES A-1, A-2 AND B, RESPECTIVELY, TO THIS PROXY STATEMENT-PROSPECTUS AND ARE INCORPORATED HEREIN BY REFERENCE.

GENERAL

  The Golden State Board of Directors (the "Golden State Board") and the CENFED Board have each approved the Merger Agreement, which provides for the Merger at the Effective Time, pursuant to which CENFED will be merged with and into Merger Sub, a wholly-owned subsidiary of Golden State, organized by Golden State to effect the Merger, with Merger Sub as the Surviving Corporation in the Merger. Immediately after giving effect to the Merger, Merger Sub will continue to be a wholly-owned subsidiary of Golden State. Following the Merger, Golden State and the Surviving Corporation expect to effect a further merger (the "Bank Merger") of Glendale Federal and CenFed Bank into a single federal savings bank. With certain limited exceptions described below, each share of CENFED Common Stock outstanding at the Effective Time shall be converted into the right to receive a number of shares of Golden State Common Stock equal to the Exchange Ratio. Shares of Golden State capital stock, including Golden State Common Stock, issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger.

  THE CENFED BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTEREST OF CENFED AND THE CENFED STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE CENFED STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

  This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement and the Stock Option Agreement. Certain capitalized terms used herein without definition have the meanings ascribed them in the Merger Agreement or the Stock Option Agreement.

BACKGROUND OF THE MERGER

  Since the date CENFED first became a publicly traded company, the CENFED Board has periodically received presentations from management and from investment banking firms regarding CENFED's strategic direction and prospects, the valuation of publicly traded thrift institutions, and merger and acquisition activities in the thrift and commercial banking industries. In May 1994, the CENFED Board authorized the retention of Merrill Lynch to provide financial advice on these subjects, among others, on a regular basis.

  As part of CENFED's annual strategic planning process, management presented its 1997 business plan to the CENFED Board at a meeting held in January 1997. At this meeting management discussed with the CENFED Board the factors influencing the selection and execution of CENFED's business strategy. Among the factors discussed were (i) the asset growth and corresponding business line expansion that would be required for CENFED to achieve its goals, including a 15% return on equity, and risks associated therewith, (ii) acquisition premiums being paid in the current market and the adverse impact thereof on the prospects of CENFED executing a strategy of growth though acquisitions, (iii) competitive forces that make achievement of growth objectives dependent on significant investments in marketing and technology with no assurance of success, and (iv) record premiums being paid for thrift institutions, as measured by ratios of price-to-earnings, price-to-book value and price-to-tangible book value. After discussing these factors, the CENFED Board authorized management to approach potential merger partners on a confidential basis to determine their levels of interest in entering into a strategic business combination with CENFED, including the range of the values such potential partners might offer in such a business combination transaction.

  In February 1997, management and Merrill Lynch developed a list of potential business combination partners, which included Golden State and several other large- and medium-sized thrift institutions, commercial banks and other financial services companies. In May 1997, Merrill Lynch reported that Golden State might be interested in discussing a business combination. CENFED entered into a confidentiality agreement with Golden State on June 27, 1997 and thereafter provided non-public information concerning CENFED to assist Golden State in its due diligence evaluation of a possible business combination with CENFED. On July 21, 1997, Merrill Lynch reported to CENFED that Golden State had proposed a merger in which Golden State Common Stock would be exchanged for CENFED Common Stock at an exchange ratio based upon the relationship of Golden State's current stock price to a value of $34 per CENFED share. Although several of the other companies approached had expressed interest in an acquisition of CENFED, none indicated a willingness to offer value exceeding that proposed by Golden State.

  At a regularly scheduled meeting of the CENFED Board in July 1997, Merrill Lynch reported on the status of negotiations with Golden State and summarized the preliminary discussions that had been conducted with other potential acquirors. Management and Merrill Lynch discussed with the CENFED Board their analyses of the current trading range of CENFED Common Stock, the implied price-to-earnings ratio and the potential ranges of asset and earnings growth for CENFED over the long term. After discussion of these matters, the CENFED Board authorized management and Merrill Lynch to continue discussions with potential business combination partners. Of such potential partners, Golden State appeared to be most interested in a business combination, and it indicated a willingness to increase its offer, subject to further due diligence investigations.

  At an August 6, 1997 meeting of CENFED's Board, CENFED's chief executive officer, D. Tad Lowrey, discussed his conversations with Golden State's chief executive officer, Stephen J. Trafton, on a variety of subjects, including the relative merits of a fixed or floating exchange ratio, the CENFED Board's desire that Golden State's Board be expanded to include a CENFED director and other transaction-related matters. At this meeting, Merrill Lynch discussed comparable business combinations involving thrift institutions. CENFED's Board authorized management and Merrill Lynch to continue to negotiate with Golden State with the objective of achieving value equivalent to at least $36 per CENFED share.

  Following discussions between Merrill Lynch and Golden State's investment bankers, Credit Suisse First Boston Corporation, Golden State indicated its willingness to offer a fixed exchange ratio that, based on the then current prices for Golden State stock, would yield a value equivalent to $36 per CENFED share, and to add a CENFED director to the Golden State Board. Golden State expressed its desire that CENFED establish a retention plan for the purpose of assuring that key personnel would work to further enhance CENFED's operations between the period of announcement of any definitive agreement and the completion of the transaction. Golden State also stated that it would require, as a condition of its willingness to complete negotiations and to execute a definitive agreement, a stock option to purchase up to 19.9% of the CENFED Common Stock. During this time, discussions took place between representatives of Golden State and CENFED and their respective legal and financial advisors with respect to the terms of a definitive merger agreement and stock option agreement, and due diligence investigations were continued.

  A special meeting of the CENFED Board was convened on August 15, 1997 for the purpose of considering the final terms of the transaction, the definitive Merger Agreement and the Option. Pro forma presentations of the financial condition and future results of operations of the proposed combined company were discussed. Based on the results presented, CENFED management and the CENFED Board concluded that the proposed business combination reasonably could be expected to have a favorable impact on the future value of the combined company. CENFED's legal counsel discussed the definitive Merger Agreement, the Stock Option Agreement and the regulatory and shareholder approval processes and other matters of a legal nature relating to the proposed transaction. After these discussions, CENFED's Board of Directors unanimously approved the transaction and authorized execution and delivery of the Merger Agreement and the Stock Option Agreement on behalf of CENFED.

RECOMMENDATION OF CENFED BOARD AND
 REASONS FOR THE MERGER

  The CENFED Board has determined that the terms of the Merger Agreement are fair to and in the best interests of CENFED and the CENFED Stockholders. In reaching this determination, the CENFED Board consulted with its financial advisor, Merrill Lynch, with respect to, among other things, the fairness from a financial point of view of the Exchange Ratio for determining the consideration to be received by CENFED Stockholders in the Merger. The CENFED Board also discussed with CENFED's senior management a variety of matters relating to CENFED's business and prospects including, among other things, operational, competitive and personnel matters, together with considerations such as the increased costs that would be entailed in upgrading CENFED's technology and increased risks that might be entailed in making significant acquisitions or entering new lines of business in the future. The CENFED Board also considered advice received from CENFED's legal counsel, Mayer, Brown & Platt, concerning various legal and regulatory matters relevant to its consideration of the proposed transaction.

  In reaching its determination to approve the Merger Agreement and the related Stock Option Agreement described in this proxy statement, the CENFED Board considered the following factors that it deemed material:

    (i) Fairness of Consideration. Based on historical and anticipated trading ranges for Golden State Common Stock, the CENFED Board was of the view that the implied value of the consideration to be received by CENFED Stockholders represented a fair multiple of CENFED's per share book value and earnings. In its consideration of these factors, the CENFED Board received detailed presentations from Merrill Lynch regarding current and historical trading prices for the stocks of CENFED, Golden State and other thrift institutions and holding companies, together with additional information and analyses regarding the consideration paid in comparable acquisition transactions. The Board further considered Merrill Lynch's opinion given to the CENFED Board that, based on the analyses that Merrill Lynch had conducted and discussed with the Board, the Exchange Ratio is fair to CENFED Stockholders from a financial point of view. For a further discussion of Merrill Lynch's opinion and analyses, including the scope thereof and the limitations thereon, see "--Opinion of CENFED's Financial Advisor."

    (ii) CENFED's Business Plan. The CENFED Board considered CENFED's prospects for growth and expansion of the products and services it offers, including business loans and checking accounts and possible acquisition opportunities. The CENFED Board considered management's view that CENFED would have to expand its products and services significantly while simultaneously seeking acquisition opportunities if it wished to continue to grow and that such strategies could entail significant risk. The CENFED Board also considered the increasingly competitive environment in which CENFED operates and CENFED's relative size and market share in the markets it serves.

    (iii) Benefits of the Combination. The CENFED Board considered the prospect that combining with Golden State would enable CENFED's business lines to make a favorable contribution to the combined entity. The CENFED Board believes that Golden State's strategic emphasis on small businesses and consumers is compatible with CENFED's own strategic emphasis and that, following a combination, a wider array of products and services will be made available to CENFED's customers. The CENFED Board anticipates that the Merger will provide opportunities for CENFED's small business lending operations to expand following the Merger and for CENFED's small business customer relationships to deepen as these customers avail themselves of the additional products and services that Golden State offers. The CENFED Board believed that CENFED's retail customers will also benefit similarly from Golden State's broader array of products and services. The CENFED Board also considered Golden State's relative effectiveness in designing and marketing new products to the general public in light of its strong sales orientation, effective marketing and retail delivery system. The CENFED Board considered that Golden State's size enables it to market its products more efficiently and effectively through mass media channels to broad geographic markets than can smaller-sized CENFED. All of these factors led CENFED's Board to conclude that Golden State was in a position to further advance the franchise that CENFED has built.

    (iv) Golden State Financial Condition and Operations. The CENFED Board considered the business and financial condition of Golden State and its profitability and asset quality. The CENFED Board further considered the reputation and business practices of Golden State and its management as they would affect the employees of CENFED. The CENFED Board considered management's assessment of the Golden State business plan, noting that Golden State's business plan is very similar to CENFED's in terms of targeted customers and product emphasis. The CENFED Board considered Golden State's progress in the development of a wide array of consumer and business products and services. In addition, the CENFED Board considered Golden State's progress in the transformation of its company culture into that of a sales-oriented organization. Also, the results of the due diligence investigations conducted by CENFED's management and Merrill Lynch were considered by the CENFED Board. The CENFED Board further considered the potential beneficial impact on stockholder value of Golden State's goodwill litigation against the United States Government and the uncertainties relating thereto.

    (v) CENFED Prospects. The CENFED Board considered the potential effect on stockholder value of CENFED's continuing as an independent entity, as compared with the effect on CENFED Stock value of combining with Golden State, in light of the belief of the CENFED Board and management that the Merger offers the most attractive currently available terms and consideration for CENFED Stockholders.

    (vi) Terms and Tax-Free Nature of Transaction. The CENFED Board considered the terms of the Merger Agreement and the Stock Option Agreement, including the following: (i) the tax consequences are expected to be favorable to CENFED Stockholders; (ii) the fact that CENFED Stockholders will receive Golden State Common Stock pursuant to the Merger, which will permit CENFED shareholders to continue to participate in the business of the combined entity or to sell their shares for cash at such time as they wish to liquidate their investment (subject to certain restrictions in the case of CENFED affiliates); (iii) the fact that Golden State's Common Stock is actively traded on the New York Stock Exchange; and
  (iv) the fact that the Merger Agreement provides CENFED with the ability to terminate the Merger Agreement if the price of Golden State Common Stock declines by a specified amount on both an absolute basis and in comparison to an index of other thrift institution stocks (see "THE MERGER-- Termination of Merger Agreement").

    (vii) Prospects for Regulatory Approval. The CENFED Board considered the prospects of the Merger being approved by the OTS, which the CENFED Board, after consultation with legal counsel, considered to be favorable.

  The above summary of the information and factors considered by the CENFED Board is not intended to be exhaustive, but is believed to include the material factors considered by the CENFED Board. In reaching its determination to approve and recommend the Merger, the CENFED Board did not assign any relative or specific weights to the foregoing factors. In addition, individual members of the CENFED Board may have had differing views regarding one or more of the subjects summarized above and may have had different views as to the weights to be accorded to each in reaching their individual decisions.

  FOR THE REASONS SET FORTH ABOVE, THE CENFED BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS BEING ADVISABLE AND IN THE BEST INTERESTS OF THE CENFED STOCKHOLDERS. THE CENFED BOARD RECOMMENDS THAT CENFED STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

  GOLDEN STATE. The Golden State Board views the acquisition of CENFED as an important strategic fill-in to Glendale Federal's southern California branch system and an enhanced platform from which to offer Glendale Federal's product line. The Merger is expected to increase Glendale Federal's deposit base by 16% and, while no assurances can be given as to future financial performance, is expected to provide entry for Glendale Federal into attractive southern California markets in which it does not presently operate, including

Cypress, Chino Hills, City of Industry and Placentia. In particular, the Merger is expected to result in Glendale Federal holding a significant share of banking deposits in the city of Pasadena, California, with six branches expected to hold over $600 million in deposits. The assimilation of CENFED's portfolio of Small Business Administration ("SBA") loans and its portfolio of SBA loan servicing is expected to permit Glendale Federal, which is an SBA preferred lender, to become California's fourth largest servicer of SBA loans.

OPINION OF CENFED'S FINANCIAL ADVISOR

  CENFED retained Merrill Lynch to act as its exclusive financial advisor in connection with a possible business combination with one or more parties. Pursuant to the terms of its engagement, Merrill Lynch agreed to assist CENFED in analyzing, structuring, negotiating and effecting a transaction with Golden State. CENFED selected Merrill Lynch because Merrill Lynch is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and was familiar with CENFED and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

  As part of its engagement, representatives of Merrill Lynch attended the meeting of the CENFED Board held on August 15, 1997 at which the CENFED Board considered the Merger and approved the Merger Agreement. At that meeting, Merrill Lynch rendered its written opinion that, as of such date, the Exchange Ratio to be used in the Merger was fair to the holders of shares of CENFED (other than Golden State and its affiliates) from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Proxy Statement.

  The full text of Merrill Lynch's written opinion (the "Opinion") dated as of the date of this Proxy Statement is attached hereto as Appendix C and is incorporated herein by reference. The description of the Opinion set forth herein is qualified in its entirety by reference to Appendix C. CENFED Stockholders are urged to read the Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, by Merrill Lynch in connection therewith.

  MERRILL LYNCH'S OPINION IS DIRECTED TO THE CENFED BOARD OF DIRECTORS AND ADDRESSES ONLY THE EXCHANGE RATIO TO BE RECEIVED BY CENFED STOCKHOLDERS IN THE MERGER. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CENFED STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CENFED SPECIAL MEETING OR ANY OTHER MATTER IN CONNECTION THEREWITH.

  Merrill Lynch has informed CENFED that in arriving at its written opinion, Merrill Lynch, among other things: (1) reviewed certain publicly available business and financial information relating to CENFED and Golden State (and its predecessor, Glendale Federal) that Merrill Lynch deemed to be relevant;
(2) reviewed certain information, including financial forecasts, related to the respective businesses, earnings, assets, liabilities and prospects of CENFED and Golden State furnished to Merrill Lynch by senior management of CENFED and Golden State, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected Synergies") furnished to Merrill Lynch by senior management of Golden State;
(3) conducted discussions with members of senior management of CENFED and Golden State concerning the matters described above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (4) reviewed the market prices and valuation multiples for CENFED Common Stock and Golden State Common Stock and compared them with those of certain publicly-traded companies which Merrill Lynch deemed to be relevant; (5) reviewed the results of operations of CENFED and Golden State and compared them with those of certain publicly-traded companies which Merrill Lynch deemed to be relevant; (6) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (7) participated in certain discussions and negotiations among representatives of CENFED and Golden State and their financial and legal advisors; (8) reviewed the potential pro forma impact of the Merger; (9) reviewed the Merger Agreement and the Stock Option Agreement;

and (10) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including an assessment of general economic, market and monetary conditions.

  In preparing its Opinion, Merrill Lynch assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch has not assumed responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities of CENFED or Golden State nor has it been furnished any such evaluation or appraisal. Merrill Lynch assumed that the trading prices for the Golden State Common Stock to be issued in connection with the Merger fully reflect the value of Golden State's supervisory goodwill litigation claim and for the purpose of rendering the Opinion, Merrill Lynch assumed that the value of such claim is properly and fully reflected in the trading prices of Golden State Common Stock to be offered in the Merger. Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and it has not made an independent evaluation of the adequacy of the allowances for loan losses of CENFED or Golden State, nor has it reviewed any individual credit files relating to CENFED or Golden State, and it has assumed that the aggregate allowances for loan losses for both CENFED and Golden State are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity following the Merger. In addition, it has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of CENFED or Golden State. Merrill Lynch also assumed and relied upon the senior management of CENFED and Golden State as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefor) provided to, and discussed with, Merrill Lynch. In that regard, Merrill Lynch has assumed with CENFED's consent that such forecasts, including without limitation the Expected Synergies and projections regarding underperforming and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates, allocations and judgments of such senior management as to the expected future financial performance of CENFED, Golden State and the combined entity following the Merger, as the case may be. The Opinion is predicated on the Merger being accounted for as a "purchase" under GAAP and receiving the tax treatment contemplated in the Merger Agreement and was necessarily based on economic, market and other conditions as in effect on, and the information made available to it, as of the date thereof.

  The Opinion was also rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approvals for the Merger.

  In connection with rendering the Opinion, Merrill Lynch performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch in this regard, although it describes all material analyses performed by Merrill Lynch in connection therewith. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by it, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Merrill Lynch's Opinion.

  In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond CENFED's control. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness to CENFED Stockholders of the Exchange Ratio and were provided to the CENFED Board in connection with the delivery of the Opinion. Merrill Lynch gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected thrift merger transactions summarized herein, no public company utilized as a comparison is identical to CENFED and no transaction is identical to the Merger. Accordingly, an analysis of publicly-traded comparable companies and comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of CENFED and the companies to which it is being compared. The analyses do not purport to be appraisals or to reflect the prices at which CENFED might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described below, the Opinion is just one of many factors taken into consideration by the CENFED Board.

  The projections furnished to Merrill Lynch and used by it in certain of its analyses were prepared by the senior management of CENFED and Golden State. CENFED and Golden State do not publicly disclose internal management projections of the type provided to Merrill Lynch in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, accordingly, actual results could vary significantly from those set forth in such projections.

  The following is a summary of the material analyses presented by Merrill Lynch to the CENFED Board on August 15, 1997 (the "Merrill Lynch Report") in connection with Merrill Lynch's opinion dated August 15, 1997.

  Summary of Proposal. Merrill Lynch reviewed the terms of the proposed transaction, including the Exchange Ratio and the implied aggregate transaction value. Based on the price of Golden State Common Stock ranging from $28.50 to $30.00, Merrill Lynch calculated the implied transaction value per share of CENFED of $34.20 to $36.00 and an imputed total transaction value of approximately $207 million to $218 million. Based upon this imputed transaction value range, Merrill Lynch calculated the price to market, price to book, price to tangible book and price to earnings multiples, and the implied deposit premium paid (defined as the transaction value minus the tangible book value divided by total deposits) in the contemplated transaction. This analysis yielded a price to market multiple of 1.00x to 1.05x on August 13, 1997, a price to book value multiple of 1.73x to 1.82x, a price to tangible book value multiple of 1.73x to 1.83x, a price to earnings multiples of 17.38x to 18.33x (based on CENFED earnings, excluding the impact of the SAIF assessment, for the twelve months ended June 30, 1997), and an implied deposit premium to stated tangible book value of 5.66% to 6.39%.

  Discounted Dividend Stream Analysis--CENFED. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value, as of December 31, 1997, of the future streams of after tax cash flows that CENFED could produce on a stand-alone basis from 1998 through 2003 and distribute to stockholders ("dividendable net income"). In this analysis, Merrill Lynch assumed that CENFED performed in accordance with the earnings forecasts provided to Merrill Lynch by CENFED's senior management and that CENFED's tangible common equity to tangible asset ratio would be maintained at a minimum 5.00% level. Merrill Lynch estimated the terminal values for the CENFED Common Stock at 10.0, 11.0 and 12.0 times CENFED's 2003 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 12% to 14%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CENFED Common Stock. This discounted dividend stream analysis indicated a reference range of between $25.14 and $31.04 per share for CENFED Common Stock. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Merrill Lynch noted that the discounted dividend stream analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

  Analysis of Selected Thrift Merger Transactions. Merrill Lynch reviewed publicly available information regarding thrift merger transactions with a value greater than $25 million and less than $500 million which had occurred in the United States since January 1, 1996. Merrill Lynch compared the price to book value, price to tangible book value and price to earnings ratios (excluding SAIF recapitalization charge) and the implied deposit premium paid in the contemplated transaction and in such selected thrift merger transactions. This analysis yielded a range of price to book value multiples of 0.97x to 2.81x with a mean of 1.67x and a median of 1.66x (compared with a transaction multiple range of 1.73x to 1.82x for CENFED), a range of price to tangible book value multiples of 1.07x to 3.03x with a mean of 1.74x and a median of 1.69x (compared with a transaction multiple range of 1.73x to 1.83x for CENFED), a range of price to trailing twelve months earnings multiples of 7.66x to 24.69x with a mean of 17.46x and a median of 17.23x (compared with a transaction multiple range of 17.38x to 18.33x for CENFED), and a range of implied deposit premiums paid of 1.35% to 21.37% with a mean of 8.35% and a median of 7.61% (compared with a transaction premium range of 5.66% to 6.39% for CENFED). This analysis yielded an overall imputed reference range per share of CENFED Common Stock of $32.80 to $41.08 based on the mean and median imputed range.

  In addition, Merrill Lynch reviewed publicly available information regarding thrift merger transactions with a value greater than $25 million and less than $500 million which had occurred in the western region (consisting of Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington and Wyoming) of the United States, the region in which CENFED operates, since January 1, 1996. Merrill Lynch compared the price to book value, price to tangible book value and price to earnings ratios (excluding SAIF recapitalization charge) and the implied deposit premium paid in the contemplated transaction and in such selected thrift merger transactions. This analysis yielded a range of price to book value multiples of 0.97x to 2.59x with a mean of 1.50x and a median of 1.44x (compared with a transaction multiple range of 1.73x to 1.82x for CENFED), a range of price to tangible book value multiples of 1.17x to 2.67x with a mean of 1.61x and a median of 1.56x (compared with a transaction multiple range of 1.73x to 1.83x for CENFED), a range of price to trailing twelve months earnings multiples of 11.05x to 24.69x with a mean of 17.95x and a median of 17.57x (compared with a transaction multiple range of 17.38x to 18.33x for CENFED), and a range of implied deposit premiums paid of 1.89% to 15.13% with a mean of 6.56% and a median of 5.09% (compared with a transaction premium range of 5.66% to 6.39% for CENFED). This analysis yielded an overall imputed reference range per share of CENFED Common Stock of $28.45 to $36.51 based on the mean and median imputed range.

  Merrill Lynch also reviewed publicly available information regarding thrift merger transactions with a value greater than $100 million and less than or equal to $300 million which had occurred in California, CENFED's principal market, since January 1, 1996. Merrill Lynch compared the price to book value, price to tangible book value and price to earnings ratios and the implied deposit premium paid in the contemplated transaction and in such selected thrift merger transactions. This analysis yielded a range of price to book value multiples of 1.68x to 1.69x with both a mean and median of 1.68x (compared with a transaction multiple range of 1.73x to 1.82x for CENFED), a range of price to tangible book value multiples of 1.68x to 1.70x with both a mean and median of 1.69x (compared with a transaction multiple range of 1.73x to 1.83x for CENFED), a range of price to trailing twelve months earnings multiples of 13.55x to 17.03x with both a mean and median of 15.29x (compared with a transaction multiple range of 17.38x to 18.33x for CENFED), and a range of implied deposit premiums paid of 6.41% to 6.44% with both a mean and median of 6.43% (compared with a transaction premium range of 5.66% to 6.39% for CENFED). This analysis yielded an overall imputed reference range per share of CENFED Common Stock of $30.06 to $36.18 based on the mean and median imputed range.

  No company or transaction used in the above analysis as a comparison is identical to CENFED or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or announced merger transaction value, as the case may be, of the companies to which they are being compared.

  Comparison of Selected Comparable Companies--CENFED. Merrill Lynch compared selected operating and stock market results of CENFED to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including Anchor BanCorp Wisconsin, Coastal Bancorp Inc., CFX Corporation, Commonwealth Bancorp Inc., D&N Financial Corp., Eagle Financial Corp., First Financial Holdings Inc., First Palm Beach Bancorp Inc., First Republic Bancorp., First Federal Capital Corporation and Haven Bancorp Inc. (collectively, the "CENFED Nationwide Composite"). This comparison showed, among other things, that (i) as of August 13, 1997, the ratio of CENFED's market price to book value per share at June 30, 1997 was 1.74x, compared to a mean of 1.73x for the CENFED Nationwide Composite; (ii) as of August 13, 1997, the ratio of CENFED's market price to tangible book value per share at June 30, 1997 was 1.74x, compared to a mean of 1.88x for the CENFED Nationwide Composite; (iii) as of August 13, 1997, the ratio of CENFED's market price to estimated earnings for the twelve-month period ending December 31, 1997 was 14.03x, compared to a mean of 13.95x for the CENFED Nationwide Composite (assuming reported average earnings estimates based on data from First Call for the CENFED Nationwide Composite and CENFED management estimates for the Company); (iv) as of August 13, 1997, the ratio of CENFED's market price to estimated earnings for the twelve month period ending December 31, 1998 was 12.97x, compared to a mean of 12.26x for the CENFED Nationwide Composite (assuming reported average earnings estimates based on data from First Call for the CENFED Nationwide Composite and CENFED management estimates for the Company); (v) for the latest quarter ended June 30, 1997, CENFED's annualized return on average assets was 0.67% compared to a mean of 0.84% for the CENFED Nationwide Composite; (vi) for the latest quarter ended June 30, 1997, CENFED's annualized return on average equity was 13.05% compared to a mean of 12.85% for the CENFED Nationwide Composite; (vii) at June 30, 1997 CENFED's ratio of nonperforming loans to total loans was 1.26% compared with a mean of 1.01% for the CENFED Nationwide Composite; and (viii) at June 30, 1997, CENFED's ratio of loan loss reserves to nonperforming assets was 58.93% compared with a mean of 113.37% for the CENFED Nationwide Composite.

  Merrill Lynch also compared selected operating and stock market results of CENFED to the publicly available corresponding data of certain other companies located in California which Merrill Lynch deemed to be relevant, including Bay View Capital Corporation, Downey Financial Corporation, FirstFed Financial Corporation and First Republic Bancorp (collectively, the "CENFED California Composite"). This comparison showed, among other things, that (i) as of August 13, 1997, the ratio of CENFED's market price to book value per share at June 30, 1997, was 1.74x, compared to a mean of 1.62x for the CENFED California Composite; (ii) as of August 13, 1997, the ratio of CENFED's market price to tangible book value per share at June 30, 1997, was 1.74x, compared to a mean of 1.65x for the CENFED California Composite; (iii) as of August 13, 1997, the ratio of CENFED's market price to estimated earnings for the twelve-month period ending December 31, 1997, was 14.03x, compared to a mean of 14.29x for the CENFED California Composite (assuming reported average earnings estimates based on data from First Call for the CENFED California Composite and CENFED Management estimates for the Company); (iv) as of August 13, 1997, the ratio of CENFED's market price to estimated earnings for the twelve month period ending December 31, 1998, was 12.97x, compared to a mean of 11.86x for the CENFED California Composite (assuming reported average earnings estimates based on data from First Call for the CENFED California Composite and CENFED Management estimates for the Company); (v) for the quarter ended June 30, 1997, CENFED's annualized return on average assets was 0.67% compared to mean of 0.71% for the CENFED California Composite; (vi) for the quarter ended June 30, 1997, CENFED's annualized return on average equity was 13.05% compared to a mean of 11.27% for the CENFED California Composite; (vii) at June 30, 1997 CENFED's ratio of nonperforming loans to total loans was 1.26% compared with a mean of 1.13% for the CENFED California Composite; and (viii) at June 30, 1997, CENFED's ratio of loan loss reserves to nonperforming assets was 58.93% compared with a mean of 87.14% for the CENFED California Composite.

  Valuation of Goodwill Lawsuit Claim-Glendale Federal is currently engaged in litigation against the United States Government for breach of contract regarding the treatment of supervisory goodwill, which was changed as a result of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. It is the view of Merrill Lynch that the possibility exists that Glendale Federal may receive a material payment from the United States Government as compensation for damages related to this case. As part of its analysis, Merrill Lynch analyzed this litigation and the effect, including the possibility and potential of any damage payment that may be made, on the value of Golden State Common Stock, including shares of Golden State Common Stock to be received by CENFED Stockholders.

  At this time, Merrill Lynch has no basis upon which to evaluate the Glendale Federal claims described in the preceding paragraph, and Golden State did not provide any valuation thereof. In attempting to consider the value of such claim, with the consent of CENFED and Golden State, Merrill Lynch considered the current trading value of certain publicly-traded certificates (the "Goodwill Certificates") issued by California Federal Bank ("California Federal") in July of 1995. California Federal agreed to pay over to holders of the Goodwill Certificates, which were issued to all of its then existing shareholders, a portion of any damages which California Federal might receive in relation to its supervisory goodwill lawsuit, a lawsuit which raises issues similar to those involved in Glendale Federal's lawsuit against the United States Government (although there can be no assurance that the Glendale Federal and California Federal litigations will be resolved in a similar manner). The market value of these Goodwill Certificates, divided by the supervisory goodwill required to be written off by California Federal, provides a percentage basis upon which it is possible to estimate an imputed value to other companies' goodwill claims (including that of Glendale Federal) by multiplying this percentage by the supervisory goodwill required to be written off by such companies.

  At the time of the Merrill Lynch Report, the Goodwill Certificates were trading at a value of $17.00 per certificate. This implied a market value of the legal claim at 70.2% of the supervisory goodwill required to be written off by California Federal. If this same valuation is applied to Golden State's lost supervisory goodwill of approximately $565 million, then a market value of $5.67 per fully diluted Golden State share can be attributed to the goodwill lawsuit.

  Discounted Dividend Stream Analysis-Golden State Bancorp. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of after tax cash flows that Golden State could produce on a stand-alone basis from 1998 through 2003 and distribute to stockholders ("dividendable net income"). In this analysis, Merrill Lynch assumed that Golden State performed in accordance with the consensus earnings forecasts reported by First Call and that Golden State's tangible common equity to tangible asset ratio would be maintained at a minimum 5.66% level (based upon Golden State's present ratio). Merrill Lynch estimated the terminal values for the Golden State Common Stock at 10.0, 11.0 and 12.0 times Golden State's 2003 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 12% to 14%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Golden State Common Stock. The fundamental reference range indicated by this analysis was then adjusted by the value of Golden State's goodwill litigation against the United States Government, as implied by the Goodwill Certificates, and indicated a median reference value of $28.17 per share as compared to the market price of Golden State's stock on August 13, 1997 of $28.75. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Merrill Lynch noted that the discounted dividend stream analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

  Comparison of Selected Comparable Companies-Golden State Bancorp. Merrill Lynch compared selected operating and stock market results of Golden State to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including Charter One Financial, H.F. Ahmanson & Company, Golden West Financial, Bank United Corporation, Dime Bancorp Inc., GreenPoint Financial and Coast Savings Financial (collectively the "Golden State Composite"). This comparison showed, among other things, that (i) as of August 13, 1997, the ratio of Golden State's market price to book value per share at June 30, 1997 was 1.84x, compared to a mean of 2.07x for the Golden State Composite; (ii) as of August 13, 1997, the ratio of Golden State's market price to tangible book value per share at June 30, 1997 was 2.07x, compared to a mean of 2.39x for the Golden State Composite; (iii) as of August 13, 1997, the ratio of Golden State's market price to estimated earnings for the twelve month period ending December 31, 1997 was 19.69x, compared to a mean of 15.39x for the Golden State Composite (assuming reported average earnings estimates based on data from First Call for both Golden State and the Golden State Composite); (iv) as of August 13, 1997, the ratio of Golden State's market price to estimated earnings for the twelve month period ending December 31, 1998 was 15.63x, compared to a mean of 13.51x for the Golden State Composite (assuming reported average earnings estimates based on data from First Call for both Golden State and the Golden State Composite); (v) for the quarter ended June 30, 1997, Golden State's annualized return on average assets was 0.73% compared to a mean of 0.87% for the Golden State Composite;
(vi) for the quarter ended June 30, 1997, Golden State's annualized return on average common equity was 12.81% compared to a mean of 14.88% for the Golden State Composite; (vii) at June 30, 1997, Golden State's ratio of nonperforming loans to total loans was 1.42% compared with a mean of 1.82% for the Golden State Composite; and (viii) at June 30, 1997, Golden State's ratio of loan loss reserves to nonperforming assets was 69.38% compared with a mean of 67.26% for the Golden State Composite.

  In addition, Merrill Lynch compared selected stock market results of Golden State to the Golden State Composite after adjusting the prices of all members of the Golden State Composite that have significant supervisory goodwill claims. These adjustments were made based upon the market value of the individual claims, as implied by the Goodwill Certificates. This comparison showed, among other things, that (i) as of August 13, 1997, the ratio of Golden State's adjusted market price to book value per share at June 30, 1997 was 1.48x, compared to a mean of 1.91x for the Golden State Composite; (ii) as of August 13, 1997, the ratio of Golden State's adjusted market price to tangible book value per share at June 30, 1997 was 1.66x, compared to a mean of 2.22x for the Golden State Composite; (iii) as of August 13, 1997, the ratio of Golden State's adjusted market price to estimated earnings for the twelve month period ending December 31, 1997 was 15.82x, compared to a mean of 14.09x for the Golden State Composite (assuming reported average earnings estimates based on data from First Call for both Golden State and the Golden State Composite); and (iv) as of August 13, 1997, the ratio of Golden State's adjusted market price to estimated earnings for the twelve month period ending December 31, 1998 was 12.55x, compared to a mean of 12.37x for the Golden State Composite (assuming reported average earnings estimates based on data from First Call for both Golden State and the Golden State Composite).

  In connection with the Opinion (dated as of the date of this Proxy Statement-Prospectus), Merrill Lynch performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Merrill Lynch did not perform any analyses in addition to those described above in updating its August 15, 1997, opinion, except that in connection with the Opinion, Merrill Lynch assumed that the Merger would be accounted for as a purchase under GAAP. In the Opinion, Merrill Lynch noted that Golden State has publicly announced an intention to distribute Litigation Tracking Warrants relating to the supervisory goodwill litigation instituted by Golden State, the terms and conditions of which Warrants have not yet been finally determined. For purposes of the Opinion, with CENFED's consent Merrill Lynch assumed that, if the Litigation Tracking Warrants are distributed in a manner consistent with the information made publicly available by Golden State (the "Information"), the aggregate value of the Litigation Tracking Warrants and the Golden State Common Stock following such distribution will not be materially different from the value of the Golden State Common Stock considered by Merrill Lynch in performing the financial analyses underlying the Opinion. While Merrill Lynch did not conduct a financial analysis of the Litigation Tracking Warrants or the effect of the distribution of the Litigation Tracking Warrants (or include the Litigation Tracking Warrants in any of the financial or other analyses underlying the Opinion), on the basis of the Information and the foregoing assumption, Merrill Lynch stated in the Opinion that it had no reason to believe that the distribution of the Litigation Tracking Warrants on the terms and conditions indicated in the Information would materially adversely affect the Opinion. Further, Merrill Lynch reviewed the RedFed Merger Agreement and the California Federal Merger Agreement and other publicly available information concerning the proposed RedFed Merger and California Federal Merger.

  Merrill Lynch has been retained by the CENFED Board as an independent contractor to act as financial adviser to CENFED with respect to the Merger. Merrill Lynch is a nationally recognized investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. In addition, within the past two years, Merrill

Lynch has provided financial advisory, investment banking and other services to CENFED and has received fees of approximately $272,000 for the rendering of such investment banking services. In the ordinary course of its securities business, Merrill Lynch and its affiliates may trade debt and/or equity securities of CENFED or Golden State for its own account and the account of its customers, and accordingly, may from time to time hold a long or short position in such securities.

  CENFED and Merrill Lynch entered into a letter agreement dated August 1, 1997 relating to the services to be provided by Merrill Lynch in connection with the Merger. CENFED has agreed to pay fees to Merrill Lynch as follows:
(i) a cash fee of $200,000, which was payable upon execution of the Merger Agreement; (ii) a cash fee of $200,000, which was payable at the mailing of this Proxy Statement-Prospectus; and (iii) an additional cash fee equal to $1,779,087, payable at the closing of the Merger. In such letter agreement, CENFED also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Merger, including liabilities which might also arise under the federal securities laws.

STRUCTURE OF THE MERGER

  Subject to the terms and conditions of the Merger Agreement and in accordance with the Delaware Law, at the Effective Time, CENFED will be merged with and into Merger Sub. Merger Sub will be the Surviving Corporation in the Merger and will continue to be a wholly-owned subsidiary of Golden State. At the Effective Time, the separate corporate existence of CENFED will terminate. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation. Contemporaneously with or shortly following consummation of the Merger, it is expected that CenFed Bank will be merged with Glendale Federal to form a single federally chartered savings institution.

CONVERSION OF CENFED COMMON STOCK; TREATMENT OF CENFED STOCK OPTIONS

  At the Effective Time, each outstanding share of CENFED Common Stock, other than shares held in CENFED's treasury or held by Golden State or any subsidiary thereof (except, in both cases, for shares held in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties ("Trust Account Shares")), will be converted into the right to receive a number of shares of Golden State Common Stock equal to the Exchange Ratio, 1.2, subject to adjustments as provided in the Merger Agreement. Because the Exchange Ratio is fixed and because the market price of Golden State Common Stock is subject to fluctuation, the value of the shares of Golden State Common Stock that holders of CENFED Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. CENFED may terminate the Merger Agreement in the event that the price per share of Golden State Common Stock declines below a threshold (based on both the absolute price of Golden State Common Stock and the change in such price in relation to an index of thrift institutions and thrift holding companies) specified in the Merger Agreement during a specified period preceding the Effective Time. See "--Termination of Merger Agreement."

  Each issued and outstanding share of the capital stock of Merger Sub will be converted at the Effective Time into one share of common stock, par value $.01 per share, of the Surviving Corporation. Each share of CENFED Common Stock owned by Golden State or its subsidiaries (other than Trust Account Shares) or by CENFED as treasury stock will be cancelled at the Effective Time and will cease to exist, and no Golden State Common Stock or other consideration will be delivered in exchange therefor.

  Each stock option to acquire CENFED Common Stock (each, a "CENFED Option") granted under the CENFED Financial Corporation 1992 Long-Term Incentive Plan, the CENFED Financial Corporation 1994 Long-Term Incentive Plan and the CENFED Financial Corporation 1994 Directors' Stock Option Plan (collectively, the "CENFED Stock Plans") which is outstanding and unexercised immediately prior to the

Effective Time will be converted automatically at the Effective Time into a stock option (a "Replacement Option") to purchase Golden State Common Stock and will continue to be governed by the terms of the CENFED Stock Plans, which will be assumed by Golden State. In each case, (i) the number of shares of Golden State Common Stock subject to the Replacement Option will be equal to the number of shares of CENFED Common Stock subject to the related CENFED Option multiplied by the Exchange Ratio and rounded down to the nearest whole share, and (ii) the exercise price per share of Golden State Common Stock subject to the Replacement Option will be equal to the aggregate exercise price for the shares of CENFED Common Stock purchasable pursuant to the CENFED Option divided by the number of full shares of Golden State Common Stock subject to the Replacement Option, rounded up to the nearest whole cent. The duration and other terms of each such Replacement Option will be substantially the same as the prior CENFED Option. In any event, each CENFED Option intended to be an "incentive stock option" as defined in Section 422 of the Code will be adjusted in accordance with the requirements of Section 424 of the Code. Pursuant to the CENFED Stock Plans, each CENFED Option, if not already exercisable in full, will become exercisable in full upon consummation of the Merger. In addition, pursuant to the terms of the California Federal Merger Agreement, each holder of a Replacement Option that is outstanding and unexercised immediately prior to the consummation of the California Federal Merger may elect to surrender such option in exchange for (i) a per share cash payment based on the prevailing market price per share of Golden State Common Stock less the per share exercise price of such option, and (ii) either (a) a distribution to such holder of one Litigation Tracking Warrant (see "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB--Subsequent Events") for each share of Golden State Common Stock underlying such option or (b) a cash payment equal to the product of the number of shares of Golden State Common Stock underlying such option and the prevailing market price per Litigation Tracking Warrant.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

  At or prior to the Effective Time, Golden State will deposit, or cause to be deposited, with a bank or trust company selected by Golden State and reasonably acceptable to CENFED (the "Exchange Agent"), for the benefit of the holders of certificates of CENFED Common Stock, certificates representing the shares of Golden State Common Stock and cash in lieu of the issuance of any fractional shares (such certificates and cash, together with any dividends or distributions with respect thereto, the "Exchange Fund") to be issued pursuant to the Merger Agreement in exchange for outstanding shares of CENFED Common Stock.

  As soon as is practicable (but in no event later than five days) after the Effective Time, a form of transmittal letter will be mailed by the Exchange Agent to the CENFED Stockholders. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing CENFED Common Stock.

  CENFED STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL THE CENFED STOCKHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

  Until the certificates representing CENFED Common Stock are surrendered for exchange after the Effective Time, holders of such certificates will accrue but will not be paid dividends or other distributions declared after the Effective Time with respect to the Golden State Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. As of the date hereof, Golden State does not currently pay, and does not anticipate that it will pay, regular cash dividends with respect to the Golden State Common Stock. After the Effective Time, no transfers on the stock transfer books of CENFED of shares of CENFED Common Stock issued and outstanding immediately prior to the Effective Time will be permitted. If certificates representing shares of CENFED Common Stock are presented after the Effective Time, they will be cancelled and exchanged for the relevant certificate representing the applicable shares of Golden State Common Stock.

  No fractional shares of Golden State Common Stock will be issued to any CENFED Stockholder upon consummation of the Merger. For each fractional share that would otherwise be issued, Golden State will pay cash in an amount equal to such fraction multiplied by the average of the closing sale prices of Golden State Common Stock on the NYSE Composite Transactions Tape for the ten trading days ending on the second trading day immediately preceding the Effective Time. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates.

  None of Golden State, CENFED or any other person will be liable to any former CENFED Stockholder for any property or amount properly delivered from the Exchange Fund to a public official pursuant to applicable abandoned property, escheat or similar laws.

  If a certificate for CENFED Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

  For a description of the Golden State Common Stock and a description of the differences between the rights of the holders of Golden State Common Stock and the holders of CENFED Common Stock, see "COMPARISON OF STOCKHOLDER RIGHTS."

  Shares of Golden State capital stock, including Golden State Common Stock, issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.

EFFECTIVE TIME

  The Merger will become effective at the Effective Time, which will occur at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as is provided in the Certificate of Merger. The closing date will occur on the date that is at least two business days after satisfaction or appropriate waiver of each of the conditions set forth in Article VI of the Merger Agreement (or another time to which Golden State and CENFED agree) (the "Closing Date"). As of the date of this Proxy Statement-Prospectus, Golden State and CENFED each anticipate that the Merger will be consummated during the fiscal quarter ending March 31, 1998. However, the consummation of the Merger could be delayed as a result of delays in obtaining the Requisite Regulatory Approvals (as defined herein). There can be no assurances whether or when such approvals will be obtained or that the Merger will be consummated. If the Merger is not effected on or before April 30, 1998, then, subject to a 45 day extension in certain circumstances specified in the Merger Agreement, the Merger Agreement may be terminated by either Golden State or CENFED, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein. See "--Conditions to the Consummation of the Merger" and "--Regulatory Approvals Required for the Merger."

REPRESENTATIONS AND WARRANTIES

  In the Merger Agreement, CENFED has made certain representations and warranties to Golden State with respect to certain matters, including (i) CENFED's organization and existence, its corporate power and authority, and CenFed Bank's organizational status; (ii) CENFED's qualification to do business; (iii) CENFED's capitalization; (iv) CENFED's investment in CenFed Bank; (v) the enforceability of the Merger Agreement, CENFED's authority to consummate the Merger, required stockholder approval and the nonapplicability of certain antitakeover provisions; (vi) the absence of violations of or defaults under laws, the CENFED Certificate of Incorporation or CENFED Bylaws or certain agreements, and the approvals required for the Merger; (vii) CENFED's reports to government regulators and the accuracy of CENFED's consolidated financial statements; (viii) the absence of liabilities other than in the ordinary course of business, the conduct of CENFED's business in the ordinary and usual course of business, and the absence of any change that would reasonably be expected to have a material adverse effect; (ix) certain tax matters; (x) the absence of actual or threatened claims, actions or proceedings; (xi) the absence of actual or threatened regulatory actions or of any basis for failing to receive regulatory approval of the Merger; (xii) the absence of certain types of contracts and of defaults and violations of certain agreements; (xiii) the absence of collective bargaining agreements, certain labor-related proceedings and labor disputes or organizational efforts; (xiv) status of employment agreements, including compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (xv) title to CENFED assets; (xvi) holding of requisite permits and approvals and compliance with law; (xvii) broker's or finder's fees; (xviii) environmental matters; (xix) classified assets, including certain loans; (xx) absence of interest of certain affiliates, or associates thereof, of CENFED in CENFED property; (xxi) insurance policies; (xxii) books and records; (xxiii) corporate documents of CENFED and CenFed Bank; (xxiv) indemnification agreements with certain persons; (xxv) derivatives contracts; and (xxvi) the absence of material misstatements or omissions in certain written information supplied by CENFED to Golden State in connection with the Merger.

  Additionally, Golden State has made certain representations and warranties to CENFED in the Merger Agreement with respect to certain matters, including:
(i) Golden State's organization and existence and its corporate power and authority, and Glendale Federal's organizational status; (ii) Golden State's capitalization and its ownership of Glendale Federal; (iii) the enforceability of the Merger Agreement and the absence of any requirement of Golden State Stockholder approval in connection with the Merger; (iv) the absence of violations of or defaults under laws, the Golden State Certificate of Incorporation or Golden State Bylaws or certain agreements, and the approvals required for the Merger; (v) Golden State's and Glendale Federal's reports to government regulators and the accuracy of Golden State's consolidated financial statements; (vi) the absence of liabilities other than in the ordinary course of business, the conduct of Golden State's business in the ordinary and usual course of business, and the absence of any change that would reasonably be expected to have a material adverse effect; (vii) certain tax matters; (viii) the absence of actual or threatened claims, actions or proceedings; (ix) the absence of actual or threatened regulatory actions or of any basis for failing to receive regulatory approval of the Merger; holding of requisite permits and approvals and compliance with law; (x) broker's or finder's fees; (xi) books and records; and (xii) the absence of material misstatements or omissions in certain written information supplied by Golden State to CENFED in connection with the Merger.

  The Merger Agreement provides that no representation or warranty of a party will be deemed untrue or incorrect, nor will any party be deemed to have breached a representation or warranty, on account of any matter unless such matter, together with all other matters inconsistent with any of the party's representations and warranties, is material and adverse to the business, financial condition or results of operations of Golden State or CENFED, as the case may be, materially adversely affects the ability of Golden State or CENFED, as applicable, to consummate the Merger by the Termination Date or enables any person to prevent or materially delay the consummation of the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

  In the Merger Agreement, CENFED has agreed to conduct its business and maintain its books and records in the usual, regular and ordinary course, in a manner consistent with past practice; to use all commercially reasonable efforts to preserve intact its business organization, properties, leases and advantageous business relationships and to retain the services of its officers and employees; to take no action that could reasonably be expected to adversely affect or delay the ability of CENFED or Golden State to obtain any necessary approvals, consents or waivers of any governmental authority or other person required for the transactions contemplated by the Merger Agreement or to timely perform its covenants and agreements under the Merger Agreement; and to take no action that would reasonably be expected to have a material adverse effect on CENFED.

  Until the Effective Time, and except as contemplated by the Merger Agreement or as set forth in the disclosure letter delivered by CENFED to Golden State in connection with entering into the Merger Agreement (the "CENFED Disclosure Letter"), CENFED may not, without the consent of Golden State (which consent may not be unreasonably withheld or delayed by Golden State), and subject to certain limited exceptions set forth in the Merger Agreement, take (or agree or commit to take) certain actions, including among others, actions relating to (i) the incurrence of indebtedness, (ii) its capital stock (including issuing, declaring or paying dividends on, making distributions with respect to, redeeming, or granting options or other rights with respect to, such capital stock), (iii) disposition of its properties, (iv) employees or employment-related arrangements, contracts, compensation or benefit plans; (v) investments in, and certain asset- or property-related transactions with, any other person or entity; (vi) certain significant contracts; (vii) the settlement of any material claim, action or proceeding; (viii) certain loans, leases, advances, credit enhancements or extensions of credit; (ix) changes to its accounting methods; (x) its business activities or lines of business; (xi) significant corporate changes including amending the CENFED Certificate of Incorporation or the CENFED Bylaws; (xii) capital expenditures; (xiii) actions that would affect the accounting or tax treatment of the Merger; and (xiv) the making, entering into or purchase of swaps, futures, options and other derivatives and certain securities.

  In addition, CENFED has agreed in the Merger Agreement to certain restrictions and obligations in respect of any competing proposals to acquire CENFED, including without limitation not to initiate, solicit or encourage any inquiries, or the making of any proposal or offer, with respect to certain business combinations or acquisition transactions (each, an "Acquisition Proposal") involving CENFED, or, except as legally required for compliance by CENFED directors with their fiduciary duties in the written opinion of outside legal counsel, with respect to an unsolicited third party offer, engage in any negotiations concerning or provide confidential information to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make an Acquisition Proposal.

  Further, Golden State and CENFED have agreed to take certain other actions pursuant to the Merger Agreement, including, among others, the following: (i) CENFED has agreed, under certain circumstances, to take actions shortly before the Effective Time to conform certain of its accounting and valuation practices to those of Golden State; (ii) each party has agreed to provide to the other reasonable access to its books, documents, records, employees and representatives and to provide other information and reports, except, subject to appropriate substitute disclosure arrangements, as otherwise required by law, existing agreements or as would violate the rights of customers or jeopardize any attorney-client privilege; (iii) each party has agreed to cooperate with the other and use its best efforts to obtain the approvals of all third parties and governmental authorities necessary or advisable to consummate the Merger; (iv) each party has agreed to use its best efforts to promptly take all actions and do all things necessary, proper or advisable under applicable law or regulation to consummate the Merger; (v) the parties have agreed that they will mutually agree upon public statements and government or securities exchange filings in connection with the Merger; (vi) each party has agreed to promptly prepare and file this Proxy Statement-Prospectus and the Registration Statement and to use all reasonable efforts to have the Registration Statement declared effective, and in connection with the Registration Statement, each of Golden State and CENFED agreed to cause their respective independent auditors to deliver to the other party "comfort" letters (which letters were delivered shortly before the Registration Statement became effective); (vii) CENFED has agreed to take all action necessary to obtain approval of the Merger Agreement and the Merger by the CENFED Stockholders, and to recommend that the CENFED Stockholders vote in favor of and approve the Merger and the Merger Agreement, except as legally required for the discharge by the CENFED Board of its fiduciary duties in the written opinion of CENFED's legal counsel; (viii) each party has agreed to notify the other promptly in the event of certain events specified in the Merger Agreement which could have an adverse effect on the parties or the Merger; (ix) CENFED has agreed to communicate and consult with Golden State in respect of tax matters; and (x) the parties have each agreed to use their respective best efforts to cause the Bank Merger to occur as soon as possible after the Effective Time.

CONDITIONS TO CONSUMMATION OF MERGER

  Except as otherwise specifically noted below, each party's obligation to effect the Merger is subject to the satisfaction or waiver, where permitted by applicable law, of the following conditions at or prior to the Effective Time:

  (a) The CENFED Stockholder Approval shall have been obtained;

  (b) All necessary regulatory approvals, consents and waivers with respect to the Merger Agreement and the transactions contemplated hereby shall have been received and shall remain in full force and effect, and all applicable statutory waiting periods shall have expired (the "Requisite Regulatory Approvals"); however, no approval, consent or waiver referred to in this paragraph (b) will be deemed to have been received under the Merger Agreement if it includes any condition or requirement that, individually or in the aggregate, would so materially and adversely impact the economic and business benefits of the transactions contemplated by the Merger Agreement to Golden State as to render it inadvisable in the judgment of Golden State to proceed with such transactions (the "Consent Condition");

  (c) Any other requirements prescribed by law necessary to consummate the transactions contemplated by the Merger Agreement shall have been satisfied;

  (d) No party to the Merger Agreement shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of any transaction contemplated by the Merger Agreement, and no litigation or proceeding shall be pending against Golden State or CENFED brought by any governmental agency seeking to prevent consummation of such transactions;

  (e) No statute, rule or regulation shall have been enacted, promulgated, interpreted, applied or enforced by any governmental authority that prohibits or makes illegal consummation of the transactions contemplated by the Merger Agreement;

  (f) The representations and warranties of CENFED, in the case of the obligation of Golden State to consummate the Merger, and of Golden State, in the case of the obligation of CENFED to consummate the Merger, shall have been true and correct in all material respect as of the date of the Merger Agreement and as of the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty that specifically relates to an earlier date); CENFED or Golden State, as the case may be, shall have performed in all material respects each of its covenants and agreements contained in the Merger Agreement; there shall have been no material adverse change in the financial condition, business or assets of CENFED or Golden State, as the case may be, and its respective subsidiaries taken as a whole since December 31, 1996; and Golden State or CENFED, as the case may be, shall have received a certificate signed by the chief executive officer and the chief financial officer of the other party to the Merger Agreement, dated the Closing Date, to the foregoing effect;

  (g) Each of Golden State and CENFED shall have received the opinion, in each case dated the Closing Date, described under "--Certain Federal Income Tax Consequences";

  (h) Each of Golden State and CENFED shall have received an updated disclosure letter from the other party to the Merger Agreement;

  (i) In the case of Golden State's obligation to consummate the Merger, none of the events provided for in the CENFED Rights Agreement shall have occurred that would make the CENFED Rights nonredeemable or that would make the CENFED Rights exercisable or cause them to trade separately from the CENFED Common Stock;

  (j) The shares of Golden State Common Stock issuable to CENFED Stockholders in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

  (k) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

  (l) the comfort letters of the parties' respective independent accountants shall have been received.

  The Merger Agreement permits waiver of the above conditions only where permitted by applicable law. See "--Waiver and Amendment of Merger Agreement." The waiver of certain of the foregoing conditions (including those relating to CENFED Stockholder approval, necessary regulatory approvals, the expiration of applicable waiting periods, other requirements prescribed by law necessary to consummate the transactions contemplated by the Merger Agreement, the absence of orders, decrees or injunctions enjoining or prohibiting the Merger or of any statute, rule or regulation prohibiting or making illegal the Merger, and the effectiveness of the Registration Statement) is not legally permissible and consummation of the Merger depends on the satisfaction of such conditions. With respect to conditions the waiver of which is permitted by applicable law, such conditions may or may not be waived depending on the particular conditions, if any, that are not satisfied and the anticipated effect of proceeding with the consummation of the Merger in the absence of the satisfaction of such conditions. Accordingly, although the parties have no present intention of waiving any unfulfilled conditions to consummation of the Merger, none has finally determined whether it would waive any such conditions where permissible. For further information with respect to the condition that CENFED receive an opinion of its counsel as to the U.S. federal income tax consequences of the Merger, see "--Certain Federal Income Tax Consequences."

REGULATORY APPROVALS REQUIRED FOR THE MERGER

  THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVAL, WHICH APPROVAL HAS NOT YET BEEN RECEIVED. THERE CAN BE NO ASSURANCE THAT SUCH APPROVAL WILL BE OBTAINED OR AS TO THE DATE OF SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVAL WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVAL TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT OR THAT WOULD CAUSE THE PARTIES TO TERMINATE THE MERGER AGREEMENT. SEE "--CONDITIONS TO THE CONSUMMATION OF THE MERGER." THERE CAN LIKEWISE BE NO ASSURANCE THAT THE DOJ WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

  Under the Merger Agreement, the obligations of both Golden State and CENFED to consummate the Merger are conditioned upon the receipt of all Requisite Regulatory Approvals. See "--Conditions to Consummation of the Merger." Each of Golden State and CENFED has agreed to use its best efforts to obtain the Requisite Regulatory Approvals.

  The Merger and the Bank Merger are subject to the approval of the OTS under
Section 10(e) of the Home Owner's Loan Act of 1933 and the Bank Merger Act provisions of the Federal Deposit Insurance Act, respectively, and related OTS regulations. These approvals require consideration by the OTS of various factors, including assessments of the competitive effect of the contemplated transactions, the managerial and financial resources and future prospects of the resulting institutions and the effect of the contemplated transactions on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, as amended (the "CRA"), also requires that the OTS, in deciding whether to approve the Merger and the Bank Merger, assess the records of performance of Glendale Federal and CenFed Bank in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. Each of Glendale Federal and CenFed Bank currently has a "satisfactory" CRA rating, in each case from the OTS. The regulations of the OTS require publication of notice of, and an opportunity for public comment with respect to, the applications filed in connection with the Merger and the Bank Merger, and authorize the OTS to hold oral arguments in connection therewith. A protest was filed with the OTS by a community group which has stated that it is not seeking to prevent completion of the Merger, but is instead asking that certain conditions relating to community service by the combined company be placed on the OTS approval thereof. An OTS oral argument proceeding was held with respect to this protest on January 9, 1998. In accordance with OTS application procedures, the views expressed at this oral argument will be made a part of the record that will be considered by the Director of the OTS or the Director's designate in determining whether to approve or disapprove Golden State's application for approval of the Merger.

  The Merger and the Bank Merger may not be consummated for a period of 15 to 30 days following OTS approval (the precise length of the period to be determined by the OTS with the concurrence of the DOJ), during which time the DOJ has authority to challenge the Merger or the Bank Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of any approval granted by the OTS unless a court specifically orders otherwise. If the DOJ does not commence a legal action during the waiting period, it may not thereafter challenge the transaction, except in an action commenced under Section 2 of the Sherman Antitrust Act.

  Golden State has filed applications and notices seeking the requisite OTS approval. The public comment period for the OTS application expired on November 21, 1997. To date, Golden State has not received any approvals or notices of disapproval.

  Golden State and CENFED are not aware of any other significant governmental approvals that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval would be sought.

  See "--The Effective Time," "--Conditions to Consummation of Merger" and "-- Termination of Merger Agreement."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary description of the material U.S. federal income tax consequences of the Merger to holders of CENFED Common Stock who hold such stock as a capital asset. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law (including, for example, a shareholder that is not a U.S. person, is a financial institution, insurance company or a dealer in securities or is a tax-exempt entity or an individual who acquired CENFED Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. The following discussion is based on the Code, Treasury Regulations thereunder, and administrative rulings and court decisions as in effect on the date of this Proxy Statement-Prospectus, without consideration of the particular facts or circumstances of any CENFED Stockholder. CENFED STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

  The respective obligations of the parties to effect the Merger are conditioned on delivery of an opinion, in the case of Golden State, from Wachtell, Lipton, Rosen & Katz, its counsel, and an opinion, in the case of CENFED, from Mayer, Brown & Platt, its counsel, each dated as of the Effective Time (and each of Golden State and CENFED has received such an opinion, dated as of the date of this Proxy Statement-Prospectus, from its respective counsel), based upon certain customary representations and assumptions set forth therein or on certificates of executive officers of Golden State or CENFED attached thereto, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Golden State, Merger Sub and CENFED will each be a party to that reorganization within the meaning of Section 368(b) of the Code, that no gain or loss will be recognized by CENFED Stockholders upon the receipt of Golden State Common Stock in the Merger (except with respect to cash received in lieu of fractional shares) and that no gain or loss will be recognized by Golden State, Merger Sub or CENFED as a result of the Merger. In the event that CENFED fails to receive the opinion of its counsel dated as of the Effective Time as contemplated by this paragraph and determines to waive the condition to its obligation to consummate the Merger relating thereto and the federal income tax consequences to CENFED Stockholders are materially different from those described herein, CENFED would resolicit the approval of CENFED Stockholders prior to proceeding with consummation of the Merger.

  Assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and subject to the foregoing, the Merger will have the federal income tax consequences discussed below.

  Tax Implications to CENFED Stockholders. Except to the extent CENFED Stockholders receive cash in lieu of a fractional share interest, CENFED Stockholders who exchange shares of Common Stock in the Merger for shares of Golden State Common Stock will not recognize gain or loss for federal income tax purposes upon the receipt of shares of Golden State Common Stock in exchange for their shares of CENFED Common Stock. The aggregate tax basis of shares of Golden State Common Stock received as a result of the Merger will be the same as the CENFED Stockholder's aggregate tax basis in the shares of CENFED Common Stock surrendered in the exchange, reduced by the portion of such stockholder's tax basis properly allocated to the fractional share interest, if any, for which such stockholder receives cash. The holding period of the shares of Golden State Common Stock received by CENFED Stockholders as a result of the Merger will include the period during which such CENFED Stockholder held the shares of CENFED Common Stock exchanged by such CENFED Stockholder in the Merger, provided that the shares of CENFED Common Stock so exchanged were held as capital assets at the Effective Time. A CENFED Stockholder that receives cash in lieu of a fractional share interest in Golden State Common Stock in the Merger will be treated as having received the fractional share interest in shares of Golden State Common Stock in the Merger and as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest deemed redeemed under Code Section 302. A CENFED Stockholder who (i) is not involved in directing corporate affairs, (ii) holds a minimal interest in CENFED, and (iii) is not considered to own indirectly shares of CENFED or Golden State under the constructive ownership rules of Code Section 318, will recognize gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and such CENFED Stockholder's adjusted tax basis allocable to such fractional share. Such gain or loss will be capital gain or loss if such Stockholder's shares of CENFED Common Stock are held as a capital asset at the Effective Time. The capital gain or loss so recognized generally will be long-term capital gain or loss if the holding period for the fractional share interest exceeds one year. In the case of individual CENFED Stockholders, such capital gain will be taxed at a maximum rate of 28%, if such CENFED Stockholder's holding period is more than one year but not more than 18 months, and at a maximum rate of 20% if such holding period is more than 18 months. In the case of other CENFED Stockholders, Code Section 302 sets forth other tests, which, if met, would also result in similar treatment of the Stockholder. In the event, however, that none of these tests could be met, the cash payment would be taxed as a dividend.

  Tax Implications to Golden State, Merger Sub and CENFED. Golden State, Merger Sub and CENFED will not recognize any gain or loss for federal income tax purposes as a result of the Merger.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, all of the assets and liabilities of CENFED will be recorded in Golden State's consolidated financial statements at their estimated fair value at the Effective Time, and the consideration to be paid in the Merger will be allocated to such assets and liabilities based on such fair values. The amount by which such consideration exceeds the fair value of the net assets acquired by Golden State through the Merger will be recorded as goodwill. Golden State's consolidated financial statements will include the operations of CENFED after the Effective Time. Income (or loss) of CENFED prior to the Effective Time will not be included in the income of the combined company.

  The selected unaudited pro forma financial data and the unaudited pro forma condensed combined financial statements contained in this Proxy Statement-Prospectus have been prepared using the purchase accounting method to account for the Merger. See "SUMMARY--Selected Financial Data" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

TERMINATION OF MERGER AGREEMENT

  The Merger Agreement provides that it may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after CENFED Stockholder Approval:

  (a) by the mutual consent of Golden State and CENFED;

  (b) by Golden State or CENFED, if determined by a majority vote of its respective board of directors, if (i) the CENFED Stockholders fail to approve the Merger Agreement or (ii) the other party materially breaches any representation, warranty, covenant or agreement in the Merger Agreement, which breach is not cured or curable within 45 days after written notice of such breach is given to the breaching party by the other, provided that there will be no such right of termination in the case of a breach of a representation or warranty unless such breach, taken together with all other such breaches, would result in the representations and warranties of the breaching party not being true and correct in all material respects;

  (c) by Golden State or CENFED by written notice to the other if the Consent Condition has not been satisfied by the Termination Date or if any governmental authority of competent jurisdiction has issued a final, unappealable order enjoining or otherwise prohibiting consummation of the Merger;

  (d) by Golden State or CENFED, if so determined by a majority vote of its respective board of directors, if the Merger has not been consummated by the Termination Date, unless the failure of the Merger to be consummated at such time is due to the breach of any material representation, warranty or covenant in the Merger Agreement by the party seeking to terminate, and subject to the right of either party to extend the Termination Date for up to an additional 45 days if such party believes that approvals required to be obtained by it are imminent and such party provides the reasonable factual basis for such belief to the other party; or

  (e) by CENFED if both (i) the Final Golden State Stock Price is less than $24.40 and (ii) the quotient obtained by dividing the Final Golden State Stock Price by $28.69 (the closing price of Golden State Common Stock on August 15, 1997, the last NYSE trading day preceding announcement of the Merger) does not equal at least 85% of the quotient obtained by dividing the average Index Price during the Determination Period by the average Index Price for the 10 trading days for Golden State Common Stock preceding August 15, 1997. "Index Price" means, on any given date, the weighted average (determined as described below) of the closing prices of the companies comprising the Index Group. "Index Group" means the following thrift holding companies:

                                                                       WEIGHTING
     COMPANY NAME                                                        INDEX
     ------------                                                      ---------
     Ahmanson & Company (H.F.)........................................   9.38%
     Astoria Financial Corp...........................................   2.02%
     Bank United Corp.................................................   3.04%
     Charter One Financial............................................   4.45%
     Coast Savings Financial..........................................   1.79%
     Commercial Federal Corp..........................................   2.08%
     Dime Bancorp Inc.................................................   9.99%
     Downey Financial Corp............................................   2.58%
     Golden State Bancorp. Inc........................................   4.85%
     Golden West Financial Corp.......................................   5.47%
     GreenPoint Financial Corp........................................   4.34%
     Long Island Bancorp Inc..........................................   2.31%
     MAF Bancorp Inc..................................................   1.48%
     New York Bancorp Inc.............................................   2.08%
     People's Bank (MHC)..............................................   5.88%
     Peoples-Heritage Financial Group.................................   2.64%
     Queens County Bancorp Inc........................................    .98%
     Roslyn Bancorp Inc...............................................   4.20%
     Sovereign Bancorp Inc............................................   6.74%
     St. Paul Bancorp. Inc............................................   3.27%
     Washington Federal Inc...........................................   4.57%
     Washington Mutual Inc............................................  12.17%
     Webster Financial Corp...........................................   1.15%
     Westcorp.........................................................   2.52%

     provided, that the common stocks of all of such companies are publicly traded and as to any such company there will not have been, since August 15, 1997 and before the date of determination of the Index Price, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any of the companies comprising the Index Group fails to meet the foregoing criteria, that company will be deemed removed from the Index Group, and the weights (which are determined based upon the number of each company's outstanding shares of common stock) will be redistributed proportionately for purposes of determining the Index Price. Between the date of the Merger Agreement and the date of this Proxy Statement--Prospectus, the following companies have, based on the foregoing criteria, been removed from the Index Group: Coast Savings Financial, Golden State Bancorp Inc., New York Bancorp Inc., Peoples-Heritage Financial Group, Sovereign Bancorp Inc. and Webster Financial Corporation. Accordingly, if a determination of whether there had been a Termination Event were being made as of the date of this Proxy Statement--Prospectus, the weights set forth above would be redistributed among the remaining companies based on the number of their outstanding shares of common stock. If a company belonging to the Index Group, or Golden State, declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, the prices for the common stock of such company or of Golden State, as the case may be, will be appropriately adjusted for purposes of applying this provision of the Merger Agreement.

  Whether a Termination Event will occur will not be known until after the end of the Determination Period. If such date were the date of this Proxy Statement-Prospectus, no such event would exist based on the prevailing market price of Golden State Common Stock and of the prevailing market prices of the common stocks of the companies comprising the Index Group. The CENFED Board has made no decision as to whether it would exercise its termination right in the event of a Termination Event. In the event that a Termination Event occurs, the CENFED Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances as they exist at such time, including its assessment of CENFED's and Golden States' respective future business prospects, the potential availability to CENFED of alternative transactions and the potential timing thereof, and would consult with its respective financial advisors and legal counsel with respect to any such decision. Approval of the Merger Agreement by the CENFED Stockholders will confer on the CENFED Board the power, consistent with its fiduciary duties, to elect to consummate the Merger notwithstanding the occurrence of a Termination Event without any further action by, or resolicitation of the votes of, CENFED Stockholders, and, to such extent, will result in CENFED Stockholders assuming market risk associated with Golden States' stock value. The Opinion provided to the CENFED Board by its financial advisor is dated as of the date of this Proxy Statement--Prospectus and is based on conditions in effect on the date thereof. Accordingly, the Opinion does not address the circumstances that might arise if a Termination Event were to occur.

WAIVER AND AMENDMENT OF MERGER AGREEMENT

  Any provision of the Merger Agreement may, to the extent permitted by law, be (i) waived by the party benefited by the provision or (ii) amended or modified, either before or after the Merger Agreement and the transactions contemplated thereby are approved by the CENFED Stockholders, but any such waiver, amendment or modification will be effective only if given or made by an agreement in writing between the parties to the Merger Agreement, approved or authorized by their respective boards of directors. In addition, Delaware law prohibits any change in any of the terms and conditions of the Merger Agreement subsequent to stockholder approval if such change or alteration would, among other things, adversely affect any stockholder of a constituent corporation such as CENFED.

  In addition, the Merger Agreement permits Golden State at any time to change the method of effecting the acquisition of CENFED, and CENFED has agreed to cooperate in such efforts by Golden State. Such changes may include, but are not limited to, a merger of CENFED with and into Golden State or mergers among certain subsidiaries of CENFED and Golden State to occur substantially simultaneously with or promptly following the Effective Time. However, no such change may (a) alter or change the amount or kind of the Merger Consideration, (b) adversely affect the proposed accounting treatment for the Merger or the tax treatment to CENFED Stockholders as a result of receiving the Merger Consideration or
(c) materially delay receipt of any approval required to satisfy the Consent Condition or the consummation of the transactions contemplated by the Merger Agreement.

EMPLOYEE BENEFITS AND PLANS

  Golden State has agreed, as soon as practicable after the date of the Merger Agreement, to evaluate the employees and existing operations of CENFED to determine which positions in and employees of CENFED will be required for the continuing operations of the Surviving Corporation and Glendale Federal as of and after the Effective Time, and CENFED has agreed to cooperate in such efforts.

  In connection with the foregoing, Golden State has agreed to identify to CENFED those employees of CENFED to whom Golden State desires to offer employment as of and after the Effective Time. CENFED and Golden State will give notice to the other employees of their termination prior to the Closing Date, and Golden State will endeavor in good faith to identify employment opportunities for such employees with Golden State. CENFED has also agreed to make no representations to its employees regarding employment by Golden State. Golden State intends to train, prior to the Closing Date, all CENFED employees that Golden State expects to employ in Golden State's procedures, and CENFED has agreed to cooperate in such training.

  Employees accepting employment with Golden State will not receive a guarantee of any minimum period of employment, and Golden State and CENFED intend that any such employment will be solely at the will of Golden State on the same basis as all other Golden State employees without contractual rights of employment. No provision of the Merger Agreement, however, will be deemed to terminate or modify any provision of any employment, severance or similar agreement of any person with CENFED or its subsidiaries. CENFED employees who continue as Golden State employees after the Effective Time will receive credit for prior service with CENFED for purposes of eligibility for and vesting of benefits only, but not for purposes of determining the amount of such benefits payable, under Golden State's existing employee benefit plans and programs, except that such employees shall receive prior service credit for purposes of determining (i) eligibility for annual amounts of permitted vacation time, (ii) numbers of accrued sick days and (iii) amounts payable as severance payments under the applicable severance plan of Golden State, in the case of CENFED employees who remain employed by Golden State for more than one year following the Effective Time.

  Full time and part time employees of CENFED on the date of the Merger Agreement who are involuntarily terminated, other than for cause, on or within one year after the Closing Date (including those employees who are terminated pursuant to the notice of termination to be given to certain employees by CENFED and Golden State described above) will be eligible for benefits to the extent and as provided under the CENFED Severance Plan as in effect as of the date of the Merger Agreement. In addition, Golden State and CENFED have agreed that CENFED will establish a retention bonus plan. See "--Interests of Certain Persons in the Merger."

STOCK EXCHANGE LISTING

  Golden State has agreed to use all reasonable efforts to cause the shares of Golden State Common Stock issuable in the Merger to be approved for listing on the NYSE prior to the Effective Date, subject to official notice of issuance. It is a condition to the consummation of the Merger that such shares of Golden State Common Stock be authorized for listing on the NYSE, subject to official notice of issuance.

EXPENSES

  The Merger Agreement provides that Golden State and CENFED will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, provided that all regulatory application

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fees will be expenses of Golden State and that Golden State and CENFED will divide equally all printing and mailing costs, in connection with this Proxy Statement-Prospectus.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of CENFED's management and the CENFED Board may be deemed to have certain interests in the Merger that are in addition to their interests as CENFED Stockholders generally. The CENFED Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Employment Agreements. CenFed Bank is a party to an employment agreement, dated as of March 26, 1996, with D. Tad Lowrey, President and Chief Executive Officer of CenFed Bank and of CENFED. Under the terms of such agreement, if Mr. Lowrey terminates his employment with CenFed Bank for Good Reason, CenFed Bank is obligated to pay to Mr. Lowrey a lump sum payment equal to the sum of
(i) 2.99 times Mr. Lowrey's annual salary, based on his base salary prevailing at the time of termination, plus (ii) an amount equal to 2.99 times the higher of Mr. Lowrey's last two performance incentive bonuses, whether or not such bonuses were paid in cash. Moreover, in such event Mr. Lowrey will continue to receive all insurance, retirement and any other benefits in which he participates at the time of termination, or the cash equivalent thereof, for the then-remaining term of the employment agreement. Mr. Lowrey's employment agreement initially expires three years from January 1, 1996, but is subject to automatic renewal on each January 1 thereafter unless the Board of Directors of CenFed Bank notifies Mr. Lowrey in writing that such renewal will not take place. Pursuant to Mr. Lowrey's employment agreement, "Good Reason" includes any voluntary termination by Mr. Lowrey at any time during a 30 day period commencing on the 366th day following the effective date of a change of control. Although "change of control" is not expressly defined for purposes of Mr. Lowrey's employment agreement, Mr. Lowrey could assert that a change of control of CenFed Bank has taken place as a result of the consummation of the Merger, as a result of which Golden State will have effective control of CenFed Bank through its control or acquisition of CENFED. If the total amounts payable to Mr. Lowrey under the employment agreement, together with all other payments to which he is entitled, would constitute an excess parachute payment as defined in Section 280G of the Code, such payments will be reduced to the largest amount that may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Code. Based on his current salary and the higher of the two most recent annual bonus amounts (and not including any cash equivalent payments in lieu of benefits), the aggregate amount payable to Mr. Lowrey pursuant to his employment agreement upon completion of the Merger would be $1,732,000. At the time payment is expected to be made pursuant to Mr. Lowrey's employment agreement, the bonus amount with respect to 1998 is expected to be known and will be substituted for the 1996 bonus amount, possibly resulting in a higher payment to Mr. Lowrey.

  CenFed Bank is a party to employment agreements, each dated as of September 24, 1996, with William D. Nichol, Executive Vice President and Chief Financial Officer of CenFed Bank and of CENFED and Lawrence J. Winslow, Executive Vice President and Chief Lending Officer of CenFed Bank. Under the terms of each such agreement, if Mr. Nichol or Mr. Winslow, as the case may be, terminates his employment with CenFed Bank for Good Reason in connection with a Change in Control (which, as defined in the agreement, would include the Merger), he would be entitled to receive, as his sole and exclusive remedy, a lump sum payment equivalent to the base salary and bonus to which he would have been entitled had he continued in CenFed Bank's employ for the remaining term of the respective agreement. Upon a Change in Control of CenFed Bank, the term of each agreement is extended so that the remaining term is three years. For purposes of determining the bonus due in such a case to Mr. Nichol or Mr. Winslow, the amount of the annual bonus is the higher of such executive's prior two bonuses under the CENFED Officer's Executive Performance Incentive Plan, whether or not paid in cash. "Good Reason," as defined in the Agreement, includes any voluntary termination by Mr. Nichol or Mr. Winslow, as the case may be, at any time during a 30 day period commencing upon the 366th day following the effective date of a Change in Control. If the total amounts payable to Mr. Nichol or Mr. Winslow under his respective employment agreement, together with all other payments to which he is entitled, would constitute an excess parachute payment as defined in Section 280G of the Code, such payments will be reduced to the largest amount that may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Code. Based on their current salaries and the higher of the two most recent annual bonus amounts (and not including any cash equivalent payments in lieu of benefits), the aggregate amounts payable to Mr. Nichol and Mr. Winslow pursuant to their employment agreements upon completion of the Merger would be $1,002,000 and $935,000, respectively. At the time payment is expected to be made pursuant to Mr. Nichol's and Mr. Winslow's employment agreements, the bonus amounts with respect to 1998 are expected to be known and will be substituted for the 1996 bonus amounts, possibly resulting in higher payments to Messrs. Nichol and Winslow.

  Outstanding Stock-Based Awards. The effect of the Merger on outstanding CENFED Options is described under "--Conversion of CENFED Common Stock; Treatment of CENFED Stock Options." Under the terms of the CENFED Stock Plans, as a result of the Merger each such CENFED Option will become immediately exercisable, and all restricted shares of CENFED Common Stock previously granted to CENFED executive officers will immediately vest free of all applicable restrictions. As of the Record Date, the following executive officers of CENFED held CENFED Options with respect to the indicated numbers of shares of CENFED Common Stock at the indicated weighted average exercise prices: Mr. Lowrey, 8,392 shares (including 5,299 shares subject to unvested options) at $23.19; Mr. Nichol, 9,413 shares (including 2,257 shares subject to unvested options) at $16.91; and Mr. Winslow, 2,420 shares (including 2,420 shares subject to unvested options) at $13.18. Also at that date, such officers held the following numbers of shares of restricted stock: Mr. Lowrey, 6,252 shares; Mr. Nichol, 2,915 shares; and Mr. Winslow, 3,606 shares.

  Retention Bonus Plan. In connection with the negotiation of the Merger Agreement, Golden State requested and CENFED agreed to establish a retention bonus program to be effective during the period between the date of the Merger Agreement and the Effective Date. The purpose of this program is to provide additional cash incentives to officers and key employees of CENFED for the purpose of encouraging their continued efforts to preserve and develop the business of CENFED prior to the Effective Date. The aggregate maximum amount of bonuses that may be paid pursuant to this plan is $2 million. The individual maximum bonus amounts that may be paid to Messrs. Lowrey, Nichol and Winslow pursuant to this plan are $175,000, $150,000 and $100,000, respectively; the balance of the amounts payable under this plan have been allocated to 98 additional officers and key employees of CENFED. In each case, the officer or employee must remain with CENFED or Golden State for specified periods in order to be eligible to receive a bonus and the amount of bonus received will depend upon an evaluation of the extent to which the officer or employee has met specified bonus plan objectives.

  Election to Golden State Board of Directors. It is the intention of Golden State and CENFED that Mr. Lowrey will be elected to the Golden State Board and the Glendale Federal Board of Directors effective as of the Effective Time. Mr. Lowrey will receive customary compensation for his services as a director.

  Indemnification; Directors and Officers Insurance. All rights to indemnification or exculpation in existence as of the date of the Merger Agreement in favor of CENFED's and its subsidiaries' directors, officers, employees and agents provided in their charter documents or bylaws in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time will survive the Merger and will continue in full force and effect at all times thereafter. Golden State has agreed that, to the full extent permitted by law and the Golden State Certificate of Incorporation and Bylaws as in effect on the date of the Merger Agreement, it will indemnify, defend and hold harmless each officer or director of CENFED or its subsidiaries prior to the Effective Time for any claim or loss arising out of their actions as such, and will pay, when incurred, the expenses (including attorneys' fees) of such individual in advance of the final resolution of any claim, provided that any such individual first, to the extent required by law, executes an undertaking to return such advances to Golden State if it is finally determined by appropriate judicial proceedings that such indemnification is not permitted under applicable law.

  Golden State has also agreed to cause each of the persons referred to in the preceding sentence to be covered for six years from the Effective Time by CENFED's directors' and officers' liability insurance policy, provided that Golden State may substitute policies of at least the same coverage and amounts with terms not materially less advantageous and covering acts or omissions occurring prior to the Effective Time committed by such directors and officers in such capacities. Notwithstanding the foregoing, Golden State is not required to expend more than 200% of the amount currently expended annually by CENFED to maintain or procure such insurance.

STOCK OPTION AGREEMENT

  Concurrently with the execution of the Merger Agreement, CENFED and Golden State executed and delivered the Stock Option Agreement, pursuant to which CENFED granted the Option to Golden State. CENFED approved and entered into the Stock Option Agreement to induce Golden State to enter into the Merger Agreement. The Stock Option Agreement is set forth as Appendix B to this Proxy Statement-Prospectus and is incorporated herein by reference. The following description of the Stock Option Agreement is qualified in its entirety by reference to such Appendix B.

  The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all of or a significant interest in CENFED from considering or proposing such an acquisition, even if such persons were prepared to pay consideration to the CENFED Stockholders having a higher current market price than the shares of Golden State Common Stock to be received per share of CENFED Common Stock pursuant to the Merger Agreement. Certain events relating to an acquisition of CENFED could cause the Option to become exercisable. The existence of the Option could significantly increase the cost to a potential acquiror of acquiring CENFED compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire CENFED than it might otherwise have proposed to pay. Moreover, following consultation with their respective independent accountants, CENFED and Golden State believe that the exercise or repurchase of the Option is likely to prohibit any other acquiror of CENFED from accounting for any acquisition of CENFED using the pooling of interests accounting method for a period of two years. As used in this description of the Stock Option Agreement, the term "third party" means any person other than Golden State or its subsidiaries.

  The Stock Option Agreement provides for the purchase by Golden State of 1,140,784 shares (the "Option Shares") of CENFED Common Stock (or 19.9% of the number of shares of CENFED Common Stock outstanding as of the date of the Merger Agreement) at an exercise price of $34.00 per share, payable in cash (the "Option Price"). Notwithstanding the other provisions of the Stock Option Agreement, Golden State may not purchase more than the number of Option Shares having a Spread Value of $11 million, and if the Spread Value exceeds $11 million when Golden State wishes to exercise the Option, the number of shares purchasable will be reduced to the extent necessary to maintain a Spread Value of $11 million or less.

  "Spread Value," as of a particular closing date for the purchase of Option Shares pursuant to the exercise of the Option, means the difference between the aggregate market value of the Option Shares Golden State intends to then purchase and of the Option Shares previously purchased (based on the closing price of CENFED Common Stock as quoted on Nasdaq/NMS on the last trading day prior to the date of the closing) and the aggregate exercise price in respect of such Option Shares.

  The Option is only exercisable during the period following an Exercise Event and prior to the Expiration Date, and only if at the time of such exercise Golden State is not in breach of any of its covenants or obligations under the Merger Agreement and there is no injunction or order of any court of competent jurisdiction preventing or restraining the issuance and delivery of the Option Shares.

  The term "Expiration Date" means that time at which the right to exercise the Option, or any part thereof not previously exercised, shall expire, terminate and be of no further force or effect, and shall occur at the earliest to occur of (i) the Effective Time, (ii) the date the Merger Agreement is terminated, if for the reasons set forth in paragraphs (a) and
(e) under "--Termination of Merger Agreement," or if for the reasons set forth in paragraphs

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

(b), (c) or (d) under "--Termination of the Merger Agreement" if such termination occurs prior to either an Exercise Event or a Preliminary Acquisition Transaction; or (iii) 18 months following the earliest to occur of
(x) the date of any other termination of the Merger Agreement or (y) the first occurrence of an Exercise Event.

  "Exercise Event" means (i) the occurrence of an Acquisition Transaction;
(ii) the public authorization, recommendation or endorsement by CENFED of an Acquisition Transaction; (iii) a public announcement by CENFED of an intention to authorize, recommend or announce an Acquisition Transaction described in paragraphs (i), (ii), (iii) or (v) of the definition thereof; or (iv) the entering into by CENFED of any agreement with any person or group of persons to effect an Acquisition Transaction.

  "Acquisition Transaction" means (i) a merger, consolidation or similar transaction involving CENFED or any of its subsidiaries (other than certain intercompany transactions); (ii) the disposition (except as the Merger Agreement expressly permits) by sale, lease, exchange or otherwise, of assets or deposits of CENFED or any of its subsidiaries representing all or a substantial portion of the consolidated assets or deposits of CENFED and its subsidiaries not in the ordinary course of business; (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20 percent or more of the voting power of CENFED or any of its subsidiaries; (iv) the acquisition by any person or group (other than Golden State and its affiliates) of beneficial ownership of, or the right to acquire beneficial ownership of, 20 percent or more of the then-outstanding shares of CENFED Common Stock; or (v) any substantially similar transaction.

  "Preliminary Acquisition Transaction" means (i) the commencement (within the meaning of Rule 14d-2 under the Exchange Act) by any third party of, or the filing by any third party of a Securities Act registration statement with respect to, a tender offer (a "Tender Offer") or exchange offer (an "Exchange Offer") to purchase shares of CENFED Common Stock such that, upon consummation of the offer, the third party would own or control 20 percent or more of the then-outstanding shares of CENFED Common Stock; or (ii) the CENFED Stockholders having voted and failed to approve the Merger and the Merger Agreement at any meeting held for that purpose, the failure of such a meeting to occur prior to termination of the Merger Agreement or the withdrawal or modification of the recommendation of CENFED's Board of Directors that the CENFED Stockholders approve the Merger and the Merger Agreement, in each case after a public announcement that any third party has (A) made or disclosed an intention to make a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement with respect to an Exchange Offer or (C) filed an application (or given a notice), in draft or final form, with the OTS or under any federal or state thrift institution or banking law or regulation for approval to engage in an Acquisition Transaction.

  If the Option becomes exercisable, then as promptly as practicable (but in no event more than six months) after Golden State's request, CENFED is obligated to prepare and file a registration statement with respect to the disposition of Option Shares by Golden State and to use its best efforts to cause the registration statement to become effective expeditiously and remain in effect for a period of not less than 180 days (or such shorter period as may be required in the written opinion of counsel to CENFED and reasonably acceptable to Golden State and its counsel). In certain circumstances, CENFED may delay the filing of such registration statement for up to 60 days, but may only do so once in any twelve-month period. In connection with any such registration, CENFED is obligated to pay any fees, expenses and charges it incurs and to provide Golden State and its affiliates, officers, directors, attorneys and agents with indemnification in connection with any statements, omissions or alleged omissions in the registration statement (other than those made in reliance upon information furnished by Golden State). The Stock Option Agreement provides Golden State with the right to two demand registrations that must be requested during the three years following the first Exercise Event and with unlimited "piggyback" registration rights.

  At any time before the Option becomes exercisable, CENFED is required to give Golden State prior notice of any record date for determining the record holders of CENFED Common Stock entitled to vote on any matter, to receive any dividend or distribution or to receive any other benefit or right or for any other purpose that a record date is set. If Golden State duly elects to exercise the Option after the record date set by CENFED in

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

connection with a meeting of CENFED Stockholders, CENFED, if requested by Golden State, will cancel the meeting and the related record date and reschedule it for a later date which will not be fewer than 10 nor more than 30 business days after the cancellation of the originally scheduled meeting.

  The number and type of securities subject to the Option and the Option Price therefor are subject to customary antidilution adjustment in the event of any dividend, stock split, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction or event with respect to the CENFED Common Stock. If shares of CENFED Common Stock are otherwise issued after the date of the Stock Option Agreement, the number of shares of CENFED Common Stock subject to the Option will be adjusted so that, after such issuance, such number, together with any Option Shares previously issued to Golden State pursuant to exercise of the Option, will equal 19.9% of the issued and outstanding shares of CENFED Common Stock other than those subject to or issued pursuant to the Option.

  If, prior to the Expiration Date, CENFED enters into certain transactions as a result of which it would not be the surviving corporation, or the outstanding shares of CENFED Common Stock are changed or exchanged for securities of CENFED or any other person, cash or other property and the shares of CENFED Common Stock that were outstanding immediately prior such transaction thereafter represent less than 50% of the outstanding shares or share equivalents of the continuing or surviving corporation, or substantially all of its assets are sold or otherwise transferred to a third person, then the agreement governing the transaction will provide that the Option will be converted into or exchanged for an option (the "Substitute Option") of either the Acquiring Corporation, any person controlling the Acquiring Corporation or CENFED (if CENFED is the continuing or surviving corporation), at the election of Golden State (in each case, such person being the "Substitute Option Issuer"). To the extent permitted by law or regulation, the Substitute Option would have the same terms as the Option, but such terms will in no event be less advantageous to Golden State than those of the Option.

  The number of shares for which the Substitute Option will be exercisable is equal to the Assigned Value multiplied by the number of shares of CENFED Common Stock for which the Option was theretofore exercisable, divided by the Average Price (but in no event more than 19.9% of the outstanding shares of common stock of the Substitute Option Issuer (the "Substitute Common Stock") immediately prior to exercise of the Substitute Option). The per share exercise price of the Substitute Option (the "Substitute Option Price") is equal to the Option Price multiplied by the number of shares of CENFED Common Stock for which the Option was theretofore exercisable, divided by the number of shares for which the Substitute Option is exercisable.

  "Acquiring Corporation" means the continuing or surviving corporation of a consolidation or merger, including CENFED if such corporation is CENFED, or the transferee of all or any substantial part of CENFED's assets or those of its subsidiaries.

  "Assigned Value" means the highest of (i) the price per share of the CENFED Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any third party, (ii) the price per share of CENFED Common Stock to be paid by any third party pursuant to an agreement with CENFED and (iii) the highest closing sale price per share of CENFED Common Stock quoted on Nasdaq (or, if not so quoted, the highest bid price per share on any day as quoted on the principal market or exchange on which such shares are traded) within the six-month period immediately preceding any such agreement. If the transaction in question is a sale of less than all of CENFED's assets, the Assigned Value will be the sum of the price paid for such assets and the current market value of those assets not sold as determined in good faith by a nationally recognized investment banking firm selected by Golden State and reasonably acceptable to CENFED, divided by the number of outstanding shares of CENFED Common Stock as of the date of the sale.

  "Average Price" means the average closing price of a share of the Substitute Common Stock for the year immediately preceding the transaction in question, but in no event higher than the closing price of the Substitute Common Stock on the day preceding the transaction, provided that if CENFED is the Substitute Option Issuer, the Average Price will be computed with respect to a share of common stock issued by CENFED, the person merging into CENFED or by any company that controls or is controlled by such merging person, at Golden State's election.

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

  Pursuant to the Stock Option Agreement, CENFED may not enter into any transaction of the type described above unless the Acquiring Corporation and any person controlling it assume CENFED's obligations and take all actions necessary to effect the foregoing and so that the shares of Substitute Common Stock are in no material way distinguishable or less valuable than other issued shares of Substitute Common Stock.

  If, after a Repurchase Event, Golden State so requests (the date of such request being the "Request Date"), CENFED will repurchase the Option from Golden State and, to the extent permitted by law, all shares of CENFED Common Stock purchased by Golden State pursuant to the Option that Golden State then beneficially owns. The Request Date must be no later than 12 months after a Repurchase Event first occurs.

  A "Repurchase Event" will be deemed to have occurred if (i) any third party not affiliated with Golden State (or a group) shall have acquired beneficial ownership (or the right to acquire beneficial ownership) of 50 percent or more of the shares of CENFED Common Stock then outstanding, (ii) any of the transactions that would give rise to the obligation to convert or exchange the Option for a Substitute Option is consummated or (iii) Golden State receives notice that an approval of the OTS or other regulatory authority required for the exercise of the Option and the purchase of the Option Shares will not be issued or granted.

  The price at which CENFED would be obligated to repurchase the Option (the "Repurchase Consideration") equals the sum of (i) the aggregate Option Price paid by Golden State for any shares of CENFED Common Stock acquired pursuant to the Option and still beneficially owned by Golden State; (ii) the excess, if any, of the Applicable Price for each share of CENFED Common Stock over the Option Price, such excess multiplied by the number of shares of CENFED Common Stock with respect to which the Option has not yet been exercised; and (iii) the excess, if any, of the Applicable Price over the Option Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the purchase of which has not yet closed, payable) by Golden State for each share of CENFED Common Stock with respect to which the Option has been exercised and that is still beneficially owned by Golden State, such excess multiplied by the number of such shares. Notwithstanding the foregoing, the amount calculated pursuant to clauses (ii) and (iii) of the previous sentence may not exceed $11 million in the aggregate.

  "Applicable Price" means the highest of (i) the highest price per share of CENFED Common Stock paid for any such share by any person or group described in clause (i) of the definition of Repurchase Event, (ii) the price per share of CENFED Common Stock received by holders thereof in connection with any merger or other business combination transaction of the type that would give rise to the obligation to convert or exchange the Option into a Substitute Option or (iii) the highest closing sales price per share of CENFED Common Stock quoted on Nasdaq (or, if CENFED Common Stock is not quoted thereon, the highest bid price per share as quoted on the principal market or exchange on which such shares are traded) during the 60 business days preceding the Request Date. If the transaction in question is a sale of less than all of CENFED's assets, the Applicable Price will be the sum of the price paid for such assets and the current market value of those assets not sold as determined in good faith by a nationally recognized investment banking firm selected by Golden State and reasonably acceptable to CENFED, divided by the number of outstanding shares of CENFED Common Stock as of the date of the sale.

  To the extent that prior notification to or approval of the OTS or any other regulatory authority is required for the payment of all or any part of the Repurchase Consideration, Golden State will have an ongoing option to revoke its request for repurchase, in whole or in part, or to require that CENFED deliver, from time to time, that portion of the Repurchase Consideration as it is permitted to pay, and act promptly to obtain the approvals necessary to pay the balance. If the OTS or any other regulatory authority disapproves of any part of a proposed repurchase, CENFED is obligated to notify Golden State promptly. If such prohibition is in part but not in whole, Golden State may revoke the repurchase request or, to the extent permitted by the relevant regulatory agencies, determine whether the repurchase should apply to the Option and/or the Option Shares and to what extent to each, and Golden State may exercise the Option for the number of Option Shares for which it was exercisable at the Request Date, less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to a partial repurchase of the Option and the number of shares covered by the portion of the

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

Option previously repurchased. Golden State's rights with respect to any unexercised Options under the repurchase provisions of the Stock Option Agreement will terminate on the Expiration Date.

CENFED RIGHTS AGREEMENT

  In 1995, CENFED adopted a stockholder rights plan pursuant to the CENFED Rights Agreement and declared a dividend distribution of the CENFED Rights on the outstanding CENFED Common Stock to stockholders of record at the close of business on August 10, 1995. The distribution consisted of one CENFED Right for each outstanding share of CENFED Common Stock held on such date. Each CENFED Right, when exercisable, entitles the registered holder to purchase from CENFED one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a price of $80.00, subject to adjustment. One additional CENFED Right has been issued with each share of CENFED Common Stock issued after August 10, 1995. The CENFED Rights are currently not exercisable. The description and terms of the CENFED Rights are set forth in the CENFED Rights Agreement, a copy of which is incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  The CENFED Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire CENFED on terms not approved by the CENFED Board.

  Immediately prior to the execution of the Merger Agreement, the CENFED Board amended the CENFED Rights Agreement to provide that neither the execution of the Merger Agreement or the Stock Option Agreement nor the consummation of the transactions contemplated therein, including completion of the Merger or any exercise of the Option, will be deemed to cause the CENFED Rights to become exercisable or otherwise to have any effect under the CENFED Rights Agreement.

RESTRICTIONS ON RESALES BY AFFILIATES

  The shares of Golden State Common Stock to be issued to CENFED Stockholders in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those CENFED Stockholders not deemed to be "affiliates" of CENFED as that term is defined under the Securities Act. An affiliate of CENFED, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, CENFED. Any subsequent transfer of such shares by any person who is an affiliate of CENFED at the time the Merger is submitted for vote of the CENFED Stockholders will, under existing law, require either
(i) the further registration under the Securities Act of the shares of Golden State stock to be transferred, (ii) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or
(iii) the availability of another exemption from registration. The foregoing restrictions are expected to apply to the directors, executive officers and holders of 10% or more of the CENFED Common Stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by Golden State to the transfer agent with respect to the Golden State Common Stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended.

                  MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Pursuant to the Merger Agreement, Mr. Lowrey will be elected to the Golden State Board of Directors and the Glendale Federal Board of Directors, effective as of the Effective Time. Subject to the following, it is anticipated that each of the other directors of Golden State will continue to serve on the Golden State Board of Directors as of the Effective Time.

  The California Federal Merger Agreement provides for the merger of FNPH with and into Golden State, with Golden State as the surviving corporation, and contemplates the merger of Glendale Federal with and into California Federal, with California Federal as the surviving federal savings bank. The California Federal Merger Agreement provides that, effective upon consummation of the California Federal Merger, the number of directors of Golden State will be increased to fifteen with five such individuals (the "Golden State Directors") being selected from among the then-existing Golden State Board and the remaining ten such individuals, or two-thirds of the whole Board, being appointed by the Board of Directors of FNPH. From and after the consummation of the California Federal Merger until the earlier of a change in control of Golden State or the resolution of all matters relating to the Goodwill Litigation (as defined herein) and the Litigation Tracking Warrants (see "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB--Subsequent Events"), Golden State will continue to include each Golden State Director, or such Golden State Director's successor as designated by the Golden State Directors, on the list of nominees for director presented by the Golden State Board at any annual meeting of Golden State Stockholders at which such Golden State Director's term would expire. Further, it is anticipated that, following the consummation of the California Federal Merger, affiliates of FNPH, FNH and California Federal will generally be in a position to control the management of the surviving corporation.

  In addition, in connection with the execution of the California Federal Merger Agreement, Golden State, Glendale Federal, California Federal and Messrs. Trafton and Fink entered into the Management Agreement which is generally to become effective upon the consummation of the California Federal Merger. The Management Agreement contemplates, among other things, that Messrs. Trafton and Fink will, pursuant to the terms thereof, manage and be responsible for determinations concerning the Goodwill Litigation (as well as comparable litigation with respect to the treatment of regulatory goodwill in which California Federal is engaged against the United States government) on behalf of the combined company after the California Federal Merger. In this connection, Messrs. Trafton and Fink will report to a committee of the Board of Directors of the surviving corporation of the California Federal Merger (the "Golden State Committee") with respect to matters related to the Goodwill Litigation and the Litigation Tracking Warrants, and the Board of Directors of such surviving corporation will generally delegate its authority with respect to such matters to the Golden State Committee. The California Federal Merger Agreement provides that the surviving corporation in the California Federal Merger will cause each Golden State Director serving on such corporation's Board of Directors to be appointed as a member of the Golden State Committee and that it will maintain the Golden State Committee as contemplated by the Management Agreement. The services of Messrs. Trafton and Fink under the Management Agreement may be terminated under certain circumstances set forth in the Management Agreement. The description of the provisions of the Management Agreement set forth above is not complete and is qualified in its entirety by reference to the Management Agreement, which is incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MARKET PRICES

  Golden State Common Stock is, and the shares offered hereby will be, listed on the NYSE and the Pacific Exchange and traded under the symbol "GSB." The following table sets forth, for the periods indicated, the high and low reported sale prices per share of Golden State Common Stock. Prices for dates prior to July 24, 1997, the date on which the Reorganization was completed and, in connection therewith, Golden State became the holding company of Glendale Federal and shares of Glendale Federal were exchanged on a one-for-one basis for shares of Golden State, are for the common stock of Glendale Federal (which prior to consummation of the Reorganization traded on the NYSE and the PSE under the symbol "GLN"). See "INFORMATION ABOUT GOLDEN STATE."

                                                                  GOLDEN STATE/
                                                                    GLENDALE
                                                                     FEDERAL
                                                                  COMMON STOCK
                                                                  -------------
                                                                   HIGH   LOW
                                                                  ------ ------
   Fiscal Year Ending June 30, 1996
    First Quarter................................................ $17.00 $12.13
    Second Quarter...............................................  18.00  14.63
    Third Quarter................................................  19.13  15.50
    Fourth Quarter...............................................  19.13  16.00
   Fiscal Year Ending June 30, 1997
    First Quarter................................................  20.00  15.88
    Second Quarter...............................................  23.88  17.38
    Third Quarter................................................  28.13  22.50
    Fourth Quarter...............................................  27.00  22.25
   Fiscal Year Ending June 30, 1998
    First Quarter................................................  31.88  26.13
    Second Quarter...............................................  37.75  26.13
    Third Quarter (through March 5, 1998)........................  39.00  29.88

  CENFED Common Stock is listed on Nasdaq and traded under the symbol "CENF." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of CENFED Common Stock on Nasdaq. The prices have been adjusted to reflect two previous 10% stock dividends effective in May, 1996 and April, 1997, respectively (the "CENFED Stock Dividends").

                                                                  CENFED COMMON
                                                                      STOCK
                                                                  -------------
                                                                   HIGH   LOW
                                                                  ------ ------
   Fiscal Year Ending December 31, 1996
    First Quarter................................................ $20.66 $18.59
    Second Quarter...............................................  21.28  18.86
    Third Quarter................................................  22.73  19.09
    Fourth Quarter...............................................  27.62  21.82
   Fiscal Year Ending December 31, 1997
    First Quarter................................................  32.73  25.91
    Second Quarter...............................................  34.75  26.38
    Third Quarter................................................  37.00  32.38
    Fourth Quarter...............................................  45.38  32.38
   Fiscal Year Ending December 31, 1998
    First Quarter (through March 5, 1998)........................  46.00  33.75

DIVIDENDS

  The following tables set forth cash dividends declared per share of CENFED Common Stock. The cash dividend information has been adjusted to reflect the CENFED Stock Dividends. Golden State has not paid cash dividends on the Golden State Common Stock with respect to the periods covered hereby. The ability of either Golden State or CENFED to pay cash dividends to its stockholders is subject to certain regulatory restrictions and additionally, in the case of CENFED, to certain restrictions set forth in the Merger Agreement. See "THE MERGER--Dividends" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                       CENFED
                                                                    COMMON STOCK
                                                                    ------------
   Fiscal Year Ending December 31, 1996
    First Quarter..................................................    $.075
    Second Quarter.................................................     .082
    Third Quarter..................................................     .082
    Fourth Quarter.................................................     .082
   Fiscal Year Ending December 31, 1997
    First Quarter..................................................     .082
    Second Quarter.................................................     .09
    Third Quarter..................................................     .09
    Fourth Quarter.................................................     .09
   Fiscal Year Ending December 31, 1998
    First Quarter (through March 5, 1998)..........................     .09

                 INFORMATION ABOUT GOLDEN STATE AND MERGER SUB

  Golden State. Golden State Bancorp Inc. is a corporation formed and existing under the Delaware Law and is a savings and loan holding company subject to examination and supervision by the OTS. Golden State was organized by Glendale Federal for the purpose of becoming the holding company for Glendale Federal pursuant to an Agreement and Plan of Reorganization, dated as of May 28, 1997 (the "Reorganization Agreement"), by and among Glendale Federal, Golden State and Glendale Interim Federal Savings Bank ("Glendale Interim"). Under the Reorganization Agreement, Glendale Interim, a wholly-owned subsidiary of Golden State, was merged with and into Glendale Federal, with, among other things, all outstanding shares of Glendale Federal common stock (other than certain shares held by a subsidiary of Glendale Federal) being exchanged for Golden State Common Stock (the "Reorganization"). In the Reorganization, the stockholders of Glendale Federal immediately prior to the effective time of the Reorganization became the sole stockholders of Golden State as the holding company for Glendale Federal. The Reorganization is described under the caption "THE REORGANIZATION" in the Proxy Statement on Schedule 14A filed with the OTS in connection with the July 23, 1997 meeting of Glendale Federal stockholders held in connection with the Reorganization, and is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  Glendale Federal, the sole savings and loan association subsidiary of Golden State, is one of the largest savings institutions in the United States. At December 31, 1997, Golden State had total consolidated assets of $16.0 billion, deposits of $9.5 billion and stockholders' equity of $1.1 billion. Glendale Federal's business consists primarily of attracting deposits from the public and originating and purchasing loans secured by mortgages on residential real estate as well as business and consumer loans. Glendale Federal derives its income primarily from the interest it charges on real estate, consumer and business loans and, to a lesser extent, from interest on investment securities, fees received in connection with loan servicing and deposit services, as well as other services. Glendale Federal's major expenses are the interest it pays on deposits and on borrowings and general operating expenses. Glendale Federal's operations, like those of other depository institutions, are significantly influenced by general economic conditions, by the strength of the real estate market, by the monetary, fiscal and regulatory policies of the federal government and by the policies of financial institution regulatory authorities. The deposits of Glendale Federal are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

  Golden State's goal is for Glendale Federal to be a full-service relationship-based community bank that is large enough to meet the business and consumer banking needs of the local California communities served by Glendale Federal without sacrificing its strong customer service philosophy. To achieve this goal, Glendale Federal began offering business banking products and services in fiscal year 1996 and has since built the customer base and expanded the variety of products and services offered in this program. In addition to internal growth, Glendale Federal acquired TransWorld Bancorp (which, as of the consummation of such acquisition, had approximately $378 million in assets and $335 million in deposits) and OneCentral Bank (which as of the consummation of such acquisition had approximately $74 million in assets and $68 million in deposits), both during fiscal 1997, thereby adding business banking accounts and relationships and nine banking offices to Glendale Federal's retail network. During fiscal 1996, Glendale Federal also expanded its consumer lending product offerings. While no assurances can be given as to the future success of its business strategy, Glendale Federal has been successful in attracting business and consumer checking account customers, in increasing its consumer lending balances and in actively developing relationships with small- to medium-sized business customers, and has expanded its franchise through the extension of its retail delivery network into non-traditional outlets. See "FORWARD-LOOKING INFORMATION."

  The principal executive offices of Golden State are located at 414 North Central Avenue, Glendale, California 91203 and the telephone number of such offices is (818) 500-2000.

  Subsequent Events. Proposed Distribution of Litigation Tracking Warrants. On October 28, 1997, Golden State announced that it was considering, subject to further action of the Golden State Board and the approval by Golden State Stockholders of certain necessary amendments to the Golden State Certificate of Incorporation, declaration of a distribution of Litigation Tracking Warrants to its security holders, including Golden State Stockholders, representing the right to receive upon the exercise thereof Golden State Common Stock equal in value to 85 percent of the net after-tax proceeds, if any, of Glendale Federal's pending Goodwill Litigation (as defined herein) against the United State Government. The anticipated terms of the Litigation Tracking Warrants are set forth in Exhibit 99A to Golden State's Current Report on Form 8-K dated October 28, 1997, as amended by Amendment No. 1 thereto, filed with the Commission on February 3, 1998, and the Management Agreement (see "MANAGEMENT AND OPERATIONS AFTER THE MERGER") has been filed as Exhibit 99.2 to Golden State's Current Report on Form 8-K dated February 4, 1998, as amended by Amendment No. 1 thereto, filed with the Commission on March 5, 1998, each of which is incorporated by reference herein, and the following description of such warrants is qualified in its entirety by reference to such Current Reports.

  Following the adoption of FIRREA, Glendale Federal brought an action (the "Goodwill Litigation") against the United States Government contending that FIRREA's treatment of supervisory goodwill constituted a breach of the government's contract with Glendale Federal, under which contract Glendale Federal had merged with a Florida thrift and was permitted to include the goodwill resulting from the merger in Glendale Federal's regulatory capital. On July 1, 1996, the United States Supreme Court affirmed the decision of certain lower federal courts that the United States Government had breached its contract with Glendale Federal and was liable to Glendale Federal for damages. The damages phase of the Goodwill Litigation is currently pending. On November 20, 1997, Golden State proposed a settlement that would involve a payment of $1.5 billion to Glendale Federal. There can be no assurance as to the occurrence or timing of any resolution of the Goodwill Litigation or whether or when Glendale Federal will receive payment of any damages or amounts in settlement in connection with the Goodwill Litigation.

  It is anticipated that, if issued, the Litigation Tracking Warrants would become exercisable after notification by Golden State of its receipt of proceeds net of expenses from a final judgment in, or settlement of, the Goodwill Litigation and following any requisite regulatory filings and approvals. The Litigation Tracking Warrants would remain exercisable for 60 days after such notification. Golden State expects that any distributed Litigation Tracking Warrants would be exercisable, if at all, for Golden State Common Stock at an exercise price of $1.00 per share thereof. The number of shares of Golden State Common Stock for which a Litigation Tracking Warrant would be exercisable would be determined by a fraction, the numerator of which is 85 percent of the net after-tax proceeds to Golden State of the Goodwill Litigation and the denominator of which is the product of the number of Litigation Tracking Warrants distributed or reserved for distribution times the average closing price of a share of Golden State Common Stock on the NYSE during the 30 trading days ending on and including the 30th calendar day prior to the date on which Glendale Federal receives the full amount of any payment due it pursuant to the Goodwill Litigation.

  It is currently expected that the distribution of the Litigation Tracking Warrants would be declared, and the record date with respect thereto set to occur, during the quarter ending June 30, 1998. While the record date has not yet been established, any such record date will be after the consummation of the Merger, and therefore CENFED Stockholders who receive shares of Golden State Common Stock in the Merger and who retain those shares through such record date would receive a per share distribution of Litigation Tracking Warrants on the same basis as other record holders of Golden State Common Stock.

  It is currently expected that sufficient Litigation Tracking Warrants would be reserved for future distribution to holders of certain securities of Golden State that are exercisable for or convertible into Golden State Common Stock. During the period that the Litigation Tracking Warrants are outstanding but not yet exercisable, holders of Golden State Preferred Stock, Five-Year Warrants and Seven-Year Warrants (each as defined herein) and options exercisable for Golden State Common Stock issued by Golden State (including options issued upon conversion of CENFED Options in the Merger) who convert or exercise such securities would receive, in addition to the shares of Golden State Common Stock otherwise issuable pursuant to such conversion or exercise, one Litigation Tracking Warrant for each such share of Golden State Common Stock. Such holders who convert or exercise such securities after the Litigation Tracking Warrants become exercisable would not receive Litigation Tracking Warrants, but would instead receive, in addition to the shares of Golden State Common Stock otherwise issuable pursuant to such conversion or exercise, the additional shares of Golden State Common Stock which such holders would have received as described in the previous sentence had such holders converted or exercised such securities prior to the Litigation Tracking Warrants becoming exercisable and then exercised such Litigation Tracking Warrants, and in such event the exercise or conversion price of such securities would be adjusted to reflect the exercise price of the Litigation Tracking Warrants. See "THE MERGER-- Conversion of CENFED Common Stock; Treatment of CENFED Stock Options" and "COMPARISON OF STOCKHOLDER RIGHTS--Description of Golden State Capital Stock."

  Certain approvals of holders of Golden State Common Stock would be required if the Litigation Tracking Warrants are to be distributed as currently contemplated, including with respect to amending the Golden State Certificate of Incorporation to reflect an increase in the number of authorized shares of Golden State Common Stock (to provide sufficient shares to issue the shares of Golden State Common Stock expected to be issuable upon exercise of the Litigation Tracking Warrants) and to clarify certain terms of the Golden State Preferred Stock. The record date for the determination of Golden State Stockholders entitled to vote at the special meeting expected to be held in connection with obtaining such approvals is expected to precede the Effective Date. The record date in respect of any distribution of Litigation Tracking Warrants would, however, not occur until after the Effective Date. Consequently, CENFED Stockholders who retain the shares of Golden State Common Stock issued in the Merger through such record date would participate in the distribution of Litigation Tracking Warrants. However, because the record date in respect of the special meeting of Golden State Stockholders referred to above is expected to precede the Effective Date, CENFED Stockholders are not expected to have the opportunity to vote as Golden State Stockholders at any such meeting. If the foregoing stockholder approvals are not received, Golden State expects that the distribution of the Litigation Tracking Warrants would not occur.

  There can be no assurance that a distribution of Litigation Tracking Warrants will take place in the time frame currently expected or at all, and there can be no assurance as to the timing or amount, if any, of any net damages or net settlement received by Golden State in connection with the Goodwill Litigation. Pursuant to the California Federal Merger Agreement, Golden State has agreed to take all actions necessary, and to use its reasonable best efforts, to, among other things, cause the distribution of the Litigation Tracking Warrants as soon as practicable after the date of the California Federal Merger Agreement. Further, the distribution of the Litigation Tracking Warrants is a condition to the obligations of both Golden State and FNPH to consummate the California Federal Merger. Because Golden State is expected to be the surviving corporation in the California Federal Merger, it is anticipated that immediately after consummation of that merger the Litigation Tracking Warrants will continue to be outstanding and will continue to represent the contingent right to receive shares of Golden State Common Stock.

  RedFed Merger. On November 30, 1997, Golden State entered into the RedFed Merger Agreement pursuant to which Golden State expects to acquire RedFed in a tax-free, stock-for-stock merger with a total transaction value of approximately $158 million. In the RedFed Merger, which will be accounted for as a purchase business combination, Golden State expects to issue shares of Golden State Common Stock with a value of $20.75 for each outstanding share of the common stock of RedFed, with the exact number of shares of Golden State Common Stock to be issued to holders of RedFed common stock to be determined based on the average closing price of Golden State Common Stock for the ten trading days prior to the second business day before the close of the RedFed Merger. Golden State expects to purchase shares of Golden State Common Stock in the open market in an amount equal to the amount that will be issued in the RedFed Merger. Regardless of the closing date of the RedFed Merger, the RedFed Merger is not expected to have a material impact on the number of Litigation Tracking Warrants distributed, given Golden State's intention to purchase an equivalent number of shares of Golden State Common Stock to be issued in the RedFed Merger, although

Golden State has no commitment or obligation to do so. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

  California Federal Merger. On February 4, 1998, Golden State entered into the California Federal Merger Agreement. The California Federal Merger Agreement provides for the merger of FNPH with and into Golden State, with Golden State as the surviving corporation in the merger. The California Federal Merger Agreement also contemplates the merger of Glendale Federal into California Federal, with California Federal as the surviving federal savings bank in the merger. Based on information available as of the date of this Proxy Statement--Prospectus, the combined company resulting from the California Federal Merger is expected to have approximately $28 billion in total deposits and $51 billion in total assets (after giving pro forma effect to the Merger and the RedFed Merger).

  The terms of the California Federal Merger Agreement contemplate that affiliates of MAF and Ford will in the aggregate own between 42% and 45% of the combined company after the merger (the exact amount depending upon the price of Golden State Common Stock during a specified period after distribution of the Litigation Tracking Warrants and preceding the consummation of the merger, adjusted to omit the value of the portion of any recovery in the Goodwill Litigation retained by Golden State and not distributed to holders of Litigation Tracking Warrants pursuant to the terms thereof). In addition, the California Federal Merger Agreement provides that, subject to the terms provided therein, Golden State will issue the Contingent Shares to affiliates of MAF and Ford after consummation of the California Federal Merger (in respect of the utilization by Golden State of certain tax benefits and the potential recovery in certain litigation, including a portion of any net recovery in the California Federal Goodwill Litigation). Due to the issuance of such Contingent Shares, affiliates of MAF and Ford may own a substantially higher percentage of the outstanding common stock of the surviving corporation in the California Federal Merger than they will be issued upon consummation of such merger.

  The number of Contingent Shares cannot be determined at the present time and also will not be determinable upon consummation of the California Federal Merger, as such number depends upon factors that are not or will not be subject to determination at such times. These factors include, among other things, the net value to the surviving corporation in the California Federal Merger of certain contingent assets and liabilities of Golden State and FNPH (including potential recoveries in the Goodwill Litigation, the California Federal Goodwill Litigation, the Other Litigation, potential tax benefits resulting from certain net operating loss carryforwards of the consolidated group of which FNPH is a part and other contingent tax assets and liabilities of Golden State and FNPH) and the market price of the common stock of the surviving corporation at the times issuance of such Contingent Shares would be required under the California Federal Merger Agreement. Subject to the foregoing, assuming for illustrative purposes only a net after-tax recovery in the Goodwill Litigation of approximately $550 million (based on the trading prices at the time of the execution of the California Federal Merger Agreement of the CALGZs and the CALGLs adjusted to reflect the amount of supervisory goodwill reflected on Glendale Federal's balance sheet at the time FIRREA became effective, relative to that of California Federal), a net after-tax recovery in the California Federal Goodwill Litigation of approximately $440 million (based on the trading prices at the time of the execution of the California Federal Merger Agreement of the CALGZs and the CALGLs) and tax benefits resulting from the use of FNPH net operating loss carryforwards of approximately $350 million (based on net operating loss carryforwards of approximately $1 billion and an assumed federal tax rate of 35%), the number of Contingent Shares issuable under the California Federal Merger Agreement can be expected to result in an incremental increase in the percentage ownership of outstanding surviving corporation common stock by affiliates of MAF and Ford of approximately 4.3 to 5.5 percentage points, assuming that during all relevant periods the market price of a share of common stock of the surviving corporation is between $35 and $45 per share. Due to the preliminary stage of the Other Litigation, no value has been ascribed thereto for these illustrative purposes. In addition to the variables that may affect the number of Contingent Shares, a number of additional variables, including without limitation other changes in the number of outstanding shares of the surviving corporation in the California Federal Merger, could affect the relative ownership of a stockholder of the surviving corporation. Further, the timing of the issuance of the Contingent Shares is not presently ascertainable, and Contingent Shares with respect to the use by the surviving corporation of FNPH net operating loss carryforwards, which will be subject to limitation under the Code in any particular tax year, may be issued over a substantial number of years.

  The foregoing estimates and assumptions, and the ownership percentages derived from them, are presented for illustrative purposes only and are not intended to represent the view of Golden State, its management or of any other person as to likely actual results or values or the appropriate amount of damages in the Goodwill Litigation, the California Federal Litigation or the Other Litigation, and there can be no assurance that the foregoing estimates and assumptions will prove to be accurate or that the actual number of Contingent Shares, and change in such percentage ownership, will not be substantially different than the estimate disclosed herein. The California Federal Merger Agreement, which is included as Exhibit 2.1 to Golden State's Current Report on Form 8-K, as amended by Amendment No. 1 thereto filed with the Commission on March 5, 1998, sets forth more detailed information concerning how such ownership percentages are expected to be calculated. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FORWARD-LOOKING INFORMATION."

  In addition, the Board of Directors of FNPH will have the right to appoint two-thirds of the initial members of the Board of Directors of the surviving corporation and it is expected that affiliates of FNPH, FNH and California Federal will generally be in a position to control the management of the surviving corporation. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

  In addition, in connection with the execution of the California Federal Merger Agreement, Golden State, Glendale Federal, California Federal and Messrs. Trafton and Fink have entered into the Management Agreement which sets forth provisions regarding the manner in which the Goodwill Litigation will be managed and controlled from and after the consummation of the California Federal Merger. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

  Consummation of the California Federal Merger is subject to several conditions set forth in the California Federal Merger Agreement, including regulatory approval, adoption and approval of the California Federal Merger Agreement by the Golden State Stockholders and the distribution of the Litigation Tracking Warrants (see "--Proposed Distribution of Litigation Tracking Warrants"), and there can be no assurance as to when or if the California Federal Merger will be consummated.

  The description in this Proxy Statement-Prospectus of certain terms of the California Federal Merger Agreement and related documents is not intended to be complete and is qualified in its entirety by reference to the full text of such documents, which have been filed as exhibits to Golden State's Current Report on Form 8-K, dated as of February 4, 1998, as amended by Amendment No. 1 thereto filed with the Commission on March 5, 1998. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FORWARD LOOKING INFORMATION."

  Merger Sub. Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Golden State formed for the purposes of effecting the Merger and is not engaged in any significant business activity. The address of the principal executive offices and telephone number of Merger Sub are the same as those of Golden State.

                           INFORMATION ABOUT CENFED

  CENFED was organized in 1991 to become the holding company for Century Federal Savings and Loan Association ("Century") in connection with Century's conversion from mutual to stock form. On April 1, 1992, Century changed its name to CenFed Bank, A Federal Savings Bank, and its charter was changed to that of a federally chartered savings bank. CENFED is a savings and loan holding company and is subject to examination and regulation by the OTS, and the deposits of CenFed Bank are insured by the SAIF.

  CENFED conducts business through 18 branch offices located in Los Angeles, Orange, Riverside and San Bernardino Counties in Southern California. At December 31, 1997, CENFED had total assets of $2.2 billion, deposits of $1.6 billion and stockholders' equity of $136 million. CENFED is primarily engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings and equity capital, to originate and purchase real estate loans, small business loans and mortgage-backed securities, such as those issued or guaranteed by the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation and other financial institutions and intermediaries.

  CENFED's results of operations are dependent primarily upon net interest income, which is the difference between interest income from interest earning assets and interest expense on interest bearing liabilities. Results of operations are also influenced by noninterest income derived from loan servicing fees, customer deposit service charges, commissions from sales of alternative investments, real estate operations and gains and losses from the sale of loans, mortgage-backed securities and investments. Operating expenses of CENFED include general and administrative expenses such as salaries, employee benefits, federal deposit insurance premiums and branch occupancy and related expenses. CENFED's operations are significantly influenced by general economic conditions, the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. Deposit flows and the cost of interest bearing liabilities are influenced by the interest rates and rates of return available on competing investments and general market interest rates. Similarly, loan volume and yields, and the level of prepayments on loans, are affected by market interest rates on loans and the availability of funds.

  The principal executive offices of CENFED are located at 199 North Lake Avenue, Pasadena, California 91101 and the telephone number at such offices is
(626) 585-2400.

                       COMPARISON OF STOCKHOLDER RIGHTS

DESCRIPTION OF GOLDEN STATE CAPITAL STOCK

GENERAL

  The Golden State Certificate of Incorporation authorizes Golden State to issue 100,000,000 shares of Golden State Common Stock and 50,000,000 shares of preferred stock, each with a par value of $1.00 per share. In connection with the California Federal Merger Agreement, Golden State has agreed to use its reasonable best efforts to cause the Golden State Certificate of Incorporation to be amended to increase the number of authorized shares of Golden State Common Stock from 100,000,000 to 250,000,000. See "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB--Subsequent Events."

GOLDEN STATE COMMON STOCK

  Rights and Priority. Each share of Golden State Common Stock has the same relative rights as, and is identical in all respects with, each other share of Golden State Common Stock. Each share of Golden Common Stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote, except that stockholders of Golden State are entitled, upon compliance with applicable requirements, to cumulate their votes in the election of directors. Subject to the rights of the holders of Golden State's Noncumulative Convertible Preferred Stock, Series A, par value $1.00 per share ("Golden State Preferred Stock") (currently the only outstanding series of preferred stock of Golden State), or any other preferred stock that may hereafter be issued by the Golden State, the holders of Golden State Common Stock are entitled to dividends when, as and if declared by the Golden State Board of Directors out of funds legally available therefor. Holders of shares of Golden State Common Stock are not entitled to preemptive rights with respect to any shares which may be issued. Golden State Common Stock is not subject to call or redemption and, upon receipt by Golden State of the full purchase price therefor, each share of Golden State Common Stock will be fully paid and non-assessable. In the event of any liquidation or dissolution of Golden State, the holders of Golden State Common Stock would be entitled to receive all assets of Golden State remaining available for distribution, after payment or provision for payment of all debts and liabilities of Golden State, except to the extent that the holders of Golden State Preferred Stock, or any other preferred stock that may hereafter be issued by the company, then have a priority over the holders of Golden State Common Stock in the event of liquidation or dissolution.

  The following is a discussion of certain securities of Golden State that may be exercised for shares of Golden State Common Stock on the terms and under the conditions described below. For a description of the Litigation Tracking Warrants that Golden State is currently contemplating issuing, see "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB--Subsequent Events".

  Five-Year Warrants. Golden State has a class of common stock purchase warrants outstanding (the "Five-Year Warrants") that were originally issued pursuant to that certain Warrant Agreement, dated as of February 23, 1993, entered into between Glendale Federal and Chemical Trust Company of California ("Chemical") as Warrant Agent. ChaseMellon Shareholder Services LLC ("ChaseMellon") has succeeded to Chemical's position as such Warrant Agent.

  Each Five-Year Warrant will expire on March 10, 1999. The Five-Year Warrants entitle the registered holder thereof (a "Five-Year Warrant Holder") to receive from Golden State one share of Golden State Common Stock for every ten Five-Year Warrants (or such other number as may result from adjustment as provided in the warrant agreement) at an exercise price of zero dollars ($0.00) per share, at any time after one year from the date of issuance until the expiration of the Five-Year Warrant five years from the date such Five-Year Warrants first became exercisable. The number of shares of Golden State Common Stock for which a Five-Year Warrant may be exercised is subject to adjustment from time to time upon the occurrence of certain events, including
(i) dividends, subdivisions, combinations or reclassifications of shares of Golden State Common Stock, (ii) certain issuances of options, rights or warrants to all holders of shares of Golden State Common Stock, (iii) certain issuances of Golden State Common Stock at less than the then-current market value of such stock and (iv) certain distributions to all holders of Golden State Common Stock of other types of stock, evidences of indebtedness or assets. Pursuant to the foregoing provisions, the number of shares issuable upon exercise of the Five-Year Warrants was adjusted to reflect the one-for-ten reverse stock split that was effected in connection with the recapitalization of Glendale Federal that was completed in August 1993. Accordingly, each currently outstanding Five-Year Warrant entitles the holder thereof to receive one-tenth of the number of shares of Golden State Common Stock stated in the original form of such Five-Year Warrant.

  Holders of Five-Year Warrants are not entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any rights of stockholders of Golden State.

  Prior to the Reorganization, the Five-Year Warrants represented obligations of Glendale Federal. At the effective time of the Reorganization, each of the unexercised Five-Year Warrants then issued and outstanding, in accordance with its original terms, automatically by operation of law, became a Five-Year Warrant to purchase the number of shares of Golden State Common Stock that equaled the number of shares of Glendale Federal Common Stock for which such Five-Year Warrant was exercisable immediately prior thereto, on the same terms and conditions and at the same price, and Golden State assumed all of Glendale Federal's obligations with respect to such Five-Year Warrants.

  As of December 31, 1997 the Five-Year Warrants outstanding were exercisable for an aggregate of 1,522 shares of Golden State Common Stock.

  Seven-Year Warrants. Golden State also has a class of common stock purchase warrants outstanding (the "Seven-Year Warrants") that were originally issued under that certain Warrant Agreement, dated as of August 15, 1993, entered into between Glendale Federal and Chemical. ChaseMellon has succeeded to Chemical's position as such Warrant Agent. Each Seven-Year Warrant entitles the holder thereof to purchase one share of Golden State Common Stock for a purchase price of $12.00 per share payable in cash (the "Exercise Price"), subject to adjustment as described below.

  Each Seven-Year Warrant became exercisable on September 14, 1994 and will expire on August 21, 2000. No adjustment will be made for any cash dividends paid on shares of Golden State Common Stock issuable upon exercise of the Seven-Year Warrants. The Seven-Year Warrants may be exercised only for whole shares of Golden State Common Stock.

  The number of shares of Golden State Common Stock or other securities issuable upon exercise of each Seven-Year Warrant and the Exercise Price are subject to adjustment upon the issuance of a stock dividend to holders of Golden State Common Stock, or a combination, subdivision or reclassification of Golden State Common Stock. The Exercise Price is subject to adjustment upon the distribution by Golden State to the holders of Golden State Common Stock generally of certain rights to subscribe for Golden State Common Stock at less than current market value, but the number of shares of Golden State Common Stock or other securities issuable upon exercise of each Seven-Year Warrant will not be adjusted proportionately. No adjustment in the Exercise Price or the number of shares of Golden State Common Stock issuable upon the exercise of Seven-Year Warrants of less than 1% will be required to be made, but any such adjustment not made must be carried forward and taken into account in any subsequent adjustment determination until cumulative adjustments reach 1%.

  Notwithstanding the foregoing, in case of a consolidation, merger, sale or conveyance of the property of Golden State as an entirety or substantially as an entirety, the holder of each outstanding Seven-Year Warrant shall continue to have the right to exercise the Seven-Year Warrant for the kind and amount of shares and other securities and property (including cash) receivable by a holder of the number of shares of Golden State Common Stock for which such Seven-Year Warrant was exercisable immediately prior thereto.

  The Warrant Agreement for the Seven-Year Warrants may be amended or supplemented without the consent of the registered holders of the Seven-Year Warrants to effect changes that are not inconsistent with the provisions of the Seven-Year Warrants and that do not adversely affect the interests of the holders of Seven-Year

Warrants. The Warrant Agreement for the Seven-Year Warrants may also be amended with the consent of the holders of more than 50% in number of the Seven-Year Warrants then outstanding, but no such amendment may modify the terms on which the Seven-Year Warrants are exercisable or change the percentage of holders of Seven-Year Warrants who must consent to such amendments.

  No holder of Seven-Year Warrants is entitled to vote or receive dividends or will be deemed for any purpose to be a holder of Golden State Common Stock or any other securities of Golden State that may at any time be issuable upon the exercise of the Seven-Year Warrants until the Seven-Year Warrants are properly exercised as provided in the warrant agreement. The Seven-Year Warrants are listed for trading on Nasdaq Small Capitalization Market.

  Prior to the Reorganization, the Seven-Year Warrants represented obligations of Glendale Federal. At the effective time of the Reorganization, each of the unexercised Seven-Year Warrants then issued and outstanding, in accordance with its original terms, automatically by operation of law, became a warrant to purchase the number of shares of Golden State Common Stock that equaled the number of shares of Glendale Federal Common Stock for which such warrant was exercisable immediately prior thereto, on the same terms and conditions and at the same exercise price, and the Company assumed all of Glendale Federal's obligations with respect to the Seven-Year Warrants.

  As of December 31, 1997, the Seven-Year Warrants outstanding were exercisable for an aggregate of 10,847,917 shares of Golden State Common Stock.

GOLDEN STATE PREFERRED STOCK

  The outstanding shares of Noncumulative Convertible Preferred Stock, Series A (which is referred to elsewhere herein as the Golden State Preferred Stock) currently constitute Golden State's only outstanding series of preferred stock.

  Priority. The Golden State Preferred Stock is subordinate to all indebtedness of Golden State. The Golden State Preferred Stock is, prior to conversion, superior and prior in rank to Golden State Common Stock and to all other Junior Stock. "Junior Stock" means Golden State Common Stock and any other classes or series of equity securities of Golden State not expressly designated as being on a parity with, or senior to, the Golden State Preferred Stock. Golden State has the power to create and issue additional preferred stock or other classes of stock ranking on a parity with the Golden State Preferred Stock, or that constitute Junior Stock, without any approval or consent of the holders of the Golden State Preferred Stock.

  Dividends. Holders of the Golden State Preferred Stock are entitled to receive, when, as, and if declared by the Golden State Board of Directors out of funds legally available therefor, noncumulative cash dividends at an annual rate of 8.75 percent (expressed as a percentage of the $25.00 per share liquidation preference of the Golden State Preferred Stock). Dividends on the Golden State Preferred Stock are payable in quarterly installments as of the first day of January, April, July and October of each year to holders of record as of a date fixed by the Golden State Board not less than 30 or more than 60 days prior to the date such dividend is paid. Quarterly dividend periods (each a "Preferred Stock Dividend Period") commence on December 1, March 1, June 1 and September 1 of each year and end on and include the date preceding commencement of the next following Preferred Stock Dividend Period. Dividends on the shares of Golden State Preferred Stock are noncumulative so that if a dividend on the shares of Golden State Preferred Stock with respect to any Preferred Stock Dividend Period is not declared by the Golden State Board, then Golden State will not be obligated at any time to pay a dividend on the shares of Golden State Preferred Stock in respect of such Preferred Stock Dividend Period, whether or not dividends are declared and paid in respect of any subsequent dividend period.

  Unless full cash dividends on the Golden State Preferred Stock for a Preferred Stock Dividend Period have been or are contemporaneously declared and paid (or declared and a sum sufficient for the payment thereof set apart), no full dividends may be declared or paid or set apart for payment on preferred stock of Golden State of any series ranking, as to dividends, on a parity with the Golden State Preferred Stock for any period. When cash dividends are not paid in full (or declared and a sum sufficient for such full payment so set apart) upon the preferred stock of Golden State of any series ranking, as to dividends, on a parity with the Golden State Preferred Stock, no dividends may be declared on any series of stock ranking, as to dividends, junior to the Golden State Preferred Stock and all dividends declared upon shares of Golden State Preferred Stock and any such parity stock will be declared pro rata based upon the respective amounts that would have been paid thereon had dividends been paid in full.

  Unless (i) full cash dividends on the Golden State Preferred Stock have been declared and paid or set aside for payment for the four most recent Preferred Stock Dividend Periods and (ii) Golden State has declared a cash dividend on the Golden State Preferred Stock at the annual dividend rate for the current Preferred Stock Dividend Period and sufficient funds have been set apart for the payment of such cash dividend, Golden State may not declare or pay or set aside for payment any dividends (other than dividends payable in Junior Stock) or make any other distribution upon Junior Stock or redeem, purchase or otherwise acquire any Junior Stock for any consideration (and no monies may be paid to or made available for a sinking fund for the redemption of any shares of any such stock) except by conversion into or exchange for Junior Stock.

  Conversion. The Golden State Preferred Stock is convertible, at the option of the holders thereof, into Golden State Common Stock at a conversion ratio of 2.404 shares of Golden State Common Stock for each share of Golden State Preferred Stock, subject to adjustment in certain events as described below.

  The conversion right with respect to such shares terminates at the close of business on the fifth day immediately preceding the date fixed for redemption (as described under "--Redemption") of such shares, provided that no default by Golden State in the payment of the applicable redemption price (including any declared and unpaid dividends) shall have occurred and be continuing on the date fixed for such redemption, unless a notice of conversion shall have been received, and the certificate(s) representing the shares to be converted shall have been surrendered, prior to that time.

  The holder of record of a share of Golden State Preferred Stock on a record date with respect to the payment of a dividend declared on the Golden State Preferred Stock is entitled to receive such dividend on such share of Golden State Preferred Stock on the corresponding dividend payment date notwithstanding the conversion thereof after such record date. No payment or adjustment is to be made on conversion for dividends declared on the shares of Golden State Preferred Stock or for dividends on Golden State Common Stock issued on conversion.

  The conversion price is subject to adjustment in certain events, including:
(i) the issuance of any capital stock of Golden State as a dividend or distribution on Golden State Common Stock; (ii) the combination, subdivision or reclassification of Golden State Common Stock; (iii) the issuance to all holders of Golden State Common Stock of rights or warrants entitling them to subscribe for or purchase Golden State Common Stock at less than the then-current market price of Golden State Common Stock; (iv) the distribution to all holders of Golden State Common Stock of evidences of Golden State's indebtedness or other assets (including securities, but excluding the dividends, distributions, rights and warrants, referred to in clauses (i) and
(iii) above, and any dividend or distribution paid in cash out of surplus or retained earnings); or (v) the issuance, sale or exchange of shares of Golden State Common Stock for consideration having a fair market value that is less than the current market value. No such adjustment of less than 1% of the conversion rate will be required, but any such adjustment not made due to this limitation must be carried forward and taken into account in any subsequent adjustment determination.

  In the event of a consolidation or merger or similar transaction pursuant to which the outstanding shares of Golden State Common Stock are by operation of law exchanged for, or changed, reclassified or converted into, other stock or securities, or cash or other property, or any combination thereof, there shall be no adjustment to the conversion price by virtue thereof. The outstanding shares of Golden State Preferred Stock shall, in such case, be assumed by and shall become preferred stock of any successor or resulting entity having in respect of such entity, insofar as possible, the same powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations or restrictions, that the Golden State Preferred Stock had immediately prior to such transaction, except that after such transaction each share of Golden State Preferred Stock shall be convertible, otherwise on the same terms and conditions, into the consideration so receivable by a holder of the number of shares of Golden State Common Stock into which such shares of Golden State Preferred Stock could have been converted immediately prior to such transaction if such holder failed to exercise any rights of election to receive any kind or amount of consideration receivable upon such transaction.

  Fractional shares of Golden State Common Stock will not be delivered upon conversion, but a cash adjustment will be paid in respect of such fractional interests, based on the average of the closing sales prices of Golden State Common Stock on the NYSE for the five business days immediately preceding the date of conversion. Golden State shall at all times reserve a sufficient number of shares of Golden State Common Stock to effect the conversion of all shares of Golden State Preferred Stock then outstanding.

  Redemption. Subject to applicable laws or regulations, the shares of Golden State Preferred Stock are redeemable, in whole or in part, at the option of Golden State, on 20 to 45 days notice, from time to time at any time on or after October 1, 1998 at the following per share redemption prices, plus in each case an amount equal to any dividends that have been declared thereon but remain unpaid as of the date of redemption, if redeemed during the twelve-month period beginning October 1 of each of the following years:

                                                                REDEMPTION PRICE
                                                                   PER SHARE
                                                                OF GOLDEN STATE
       YEAR                                                     PREFERRED STOCK
       ----                                                     ----------------
       1998....................................................    $26.09375
       1999....................................................     25.87500
       2000....................................................     25.65625
       2001....................................................     25.43750
       2002....................................................     25.21875
       2003 and thereafter.....................................     25.00000

  The redemption of shares of Golden State Preferred Stock is subject to certain limitations imposed by OTS regulations of general application.

  If a notice to convert shares of Golden State Preferred Stock into shares of Golden State Common Stock, as described above, shall have been received by Golden State and the certificates representing such shares shall have been surrendered on or prior to the fifth day immediately preceding the redemption date specified in the notice of redemption, such shares may not be redeemed.

  After a notice of redemption has been given, if on or before the redemption date specified therein all funds necessary for such redemption have been set aside by Golden State separate and apart from its other funds or deposited in trust for the account of the holders of the shares to be redeemed, on and after such redemption date, notwithstanding that any certificate for shares of the Golden State Preferred Stock so called for redemption has not been surrendered for cancellation, the shares represented thereby will be deemed no longer to be outstanding, the dividends thereon will cease to accrue, and all rights with respect to such shares so called for redemption will cease and terminate, except only the right to receive such money set aside or deposited in trust without interest.

  Voting Rights. Except as described below or as otherwise required by law, the holders of Golden State Preferred Stock do not have any voting rights.

  If Golden State fails to pay cash dividends on the Golden State Preferred Stock with respect to any six Preferred Stock Dividend Periods, the number of directors of Golden State will be increased by two and, subject to compliance with any requirement for regulatory approval of (or nonobjection to) persons serving as directors, the holders of Golden State Preferred Stock, together with any other holders of preferred stock of Golden State having similar voting rights, voting together as a single class, will have the right to elect up to two members of the Golden State Board.

  The holders of Golden State Preferred Stock and such other holders may only exercise such special class voting rights at the next annual meeting and each subsequent annual meeting until dividends have been paid or declared and set aside on the Golden State Preferred Stock and such other Golden State preferred stock for four consecutive Preferred Stock Dividend Periods. The term of directors elected by holders of Golden State Preferred Stock and such other holders shall terminate upon the payment or declaration and setting aside for payment of full dividends on the shares held thereby for four consecutive Preferred Stock Dividend Periods.

  So long as any Golden State Preferred Stock is outstanding and unless the consent or approval of a greater number of shares is then required by law or regulation, Golden State may not, without the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Golden State Preferred Stock voting as a separate class, amend or otherwise alter or repeal any provision of the Golden State Certificate of Incorporation that would materially and adversely affect the rights, preferences, powers or privileges of the Golden State Preferred Stock.

  Additionally, Golden State is not permitted to incur Indebtedness that ranks prior to the Golden State Preferred Stock without the affirmative vote or consent of the holders of a majority of the outstanding shares of Golden State Preferred Stock. The term "Indebtedness" is defined as indebtedness for money borrowed, indebtedness evidenced by notes, debentures, bonds or other securities and any renewals, deferrals, increases or extensions of any such indebtedness, but does not include any of the foregoing types of indebtedness incurred by a subsidiary of Golden State or the proceeds of which are to be applied to redeem or repurchase all then-outstanding shares of the Golden State Preferred Stock.

  Liquidation Rights. Upon liquidation, dissolution or winding up of the affairs of Golden State, after payment or provision for payment of the debts and other liabilities of Golden State, the holders of Golden State Preferred Stock are entitled to receive in full out of the assets of Golden State, including its capital, $25.00 per share of Golden State Preferred Stock, plus any dividends that have been declared but remain unpaid as of such date, before any amount shall be paid or distributed to the holders of Golden State Common Stock or other Junior Stock. If, upon any liquidation, dissolution or winding up of Golden State, the amounts payable with respect to the Golden State Preferred Stock and all other outstanding parity stock cannot be paid in full, the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. After payment of the full preferential amount to which they are entitled upon any liquidation, dissolution or winding up, the holders of Golden State Preferred Stock will have no right or claim to any of the remaining assets of Golden State. The merger or consolidation of Golden State into or with any other company or the merger of any other company into it, or the sale, lease or conveyance of all or part of the assets of Golden State, shall not be deemed to be a voluntary or involuntary dissolution, liquidation, or winding up.

  As of December 31, 1997, 4,621,982 shares of Golden State Preferred Stock were outstanding.

COMPARISON OF GOLDEN STATE COMMON STOCK AND CENFED COMMON STOCK

  Upon the conversion of their shares of CENFED Common Stock into the right to receive shares of Golden State Common Stock pursuant to the Merger, the stockholders of CENFED, a Delaware corporation, will become stockholders of Golden State, also a Delaware corporation. The following is a summary of the material differences between the rights of holders of CENFED Common Stock and the rights of holders of Golden State Common Stock. These differences arise from the governing instruments of the two companies (in the case of CENFED, the CENFED Certificate of Incorporation and the CENFED Bylaws, and, in the case of Golden State, the Golden State Certificate of Incorporation and the Golden State Bylaws). Although it is impractical to compare all of the aspects in which the companies' governing instruments differ with respect to stockholders' rights, the following discussion summarizes the material differences between them.

  Amendment of Charter Documents. The Golden State Certificate of Incorporation provides that the affirmative vote of two-thirds, or such greater proportion as may otherwise be required pursuant to any specific provision of such Certificate of Incorporation, of the votes eligible to be cast at a legal meeting is required to amend, repeal or adopt any provisions inconsistent with such provision and the provisions of the Certificate of Incorporation governing (i) the Golden State Board of Directors (including, without limitation, vacancies thereon and the election and removal of the members thereof), (ii) approval of business combinations, (iii) the persons afforded the right to call special meetings of Golden State Stockholders, (iv) the adoption or modification of the Golden State Bylaws; (v) the ability of Golden State Stockholders to act by written consent in lieu of a meeting; (vi) stockholder nominations for members of the Golden State Board of Directors;
(vii) the liability for money damages of directors of Golden State and (viii) the indemnification of certain persons, including directors or officers of Golden State. Otherwise, amendments, alterations, changes and repeals of provisions of the Golden State Certificate of Incorporation are to be made in the manner prescribed by the Delaware Law.

  The CENFED Certificate of Incorporation contains a substantially similar provision, except that the amendment or modification of the business combination provision of the CENFED Certificate of Incorporation requires a two-thirds vote of the voting stock of CENFED.

  Amendment and Repeal of Bylaws and Regulations. Each of the Golden State and CENFED Certificates of Incorporation and Bylaws provides that the Bylaws of the respective corporation may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast at a legal meeting of the stockholders or by a resolution adopted by a majority of the directors then in office. The Golden State Bylaws provide that no amendment, termination or repeal of the provisions of the Golden State Bylaws concerning indemnification of certain persons, including officers and directors of Golden State, shall affect or impair in any way the rights of any director or officer of Golden State with respect to any proceeding arising out of any facts occurring prior to such amendment, termination or repeal.

  Vacancies on the Board. The Golden State Bylaws provide that any vacancies on the Golden State Board resulting from any cause shall be filled by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, or, in the event of the failure of the directors or sole remaining director to so act, by the stockholders at the next election of directors, subject to the rights of holders of any class of stock or series thereof that is voting separately and is entitled to elect one or more directors. If the number of directors is changed, any increase or decrease must be apportioned among the three classes of the directors so as to make all classes as nearly equal in number as possible.

  The CENFED Bylaws provide that any vacancies on the CENFED Board resulting from any cause may be filled only by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director or, in the event of the failure of the directors or sole remaining director to act, by the stockholders at the next annual meeting that occurs after the expiration of a 90-day period commencing on the day the vacancy is created. If the number of directors is changed, any increase or decrease may be allocated to any such class as the CENFED Board selects in its discretion.

  Removal of Directors. Each of the Golden State Certificate of Incorporation and Bylaws and the CENFED Certificate of Incorporation and Bylaws contains substantially identical provisions with respect to the removal of directors, each providing that such removal may only be for cause as determined by the vote of the holders of at least a majority of the shares then entitled to vote in the election of directors, which vote may only be taken at an annual or special meeting. Cause for removal is deemed to exist only in the event of a conviction of a felony by a court of competent jurisdiction, a judgment by a court of competent jurisdiction of gross negligence or misconduct in the performance of the duties of a director of Golden State or CENFED, respectively, such adjudication no longer being subject to appeal.

  Right to Call Special Meetings of Stockholders. The Golden State Certificate of Incorporation provides that special meetings of Golden State Stockholders may only be called by the Chairman of the Golden State Board or by a majority of the directors then in office. The CENFED Certificate of Incorporation provides that special meetings of CENFED Stockholders may only be called by a majority of the directors then in office.

  Shareholder Action Without a Meeting. Each of the Golden State and CENFED Certificates of Incorporation provide that any action required to be taken or that may be taken at any annual or special meeting of the stockholders of the respective corporation may be taken by written consent without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders of the respective corporation entitled to vote on such action.

  Cumulative Voting. The CENFED Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. The Golden State Certificate of Incorporation permits stockholders to cumulate votes in the election of directors in the manner provided in Section 214 of the Delaware Law. Pursuant to such Section, each stockholder is entitled to as many votes as shall equal the number of votes which, except for such provision as to cumulative voting, he would be entitled to cast for the election of directors with respect to his shares of stock, multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he may see fit.

  Provisions Affecting Business Combinations. The CENFED Certificate of Incorporation provides that, in addition to any affirmative vote of holders of a class or series of CENFED capital stock required by law or the provisions thereof, and with certain exceptions described herein, a Business Combination (as defined herein) with or upon a proposal by an Interested Stockholder (as defined herein) requires the affirmative vote of the holders of at least two-thirds of the voting stock of CENFED voting together as a single class (excluding all shares beneficially owned by the Interested Stockholder). Such an affirmative vote is required notwithstanding the fact that no vote, or a lesser percentage vote, may be required or may be specified by law or regulation.

  Such a supermajority vote is not required if (i) the proposed Business Combination is approved by a vote of a majority of all of the Disinterested Directors (as defined herein), (ii) the proposed Business Combination is solely between CENFED and a CENFED subsidiary, and such Business Combination does not have the direct or indirect effect set forth in clause (v) of the definition of Business Combination below or (iii) the proposed Business Combination is consummated three years after the date that the Interested Stockholder became such and certain criteria are met with respect to the amount and form of the consideration with respect to such Business Combination, the absence of certain extraordinary events described in the CENFED Certificate of Incorporation (including, without limitation, certain failures to pay, or reductions in, dividends and certain self-dealing transactions) and the provision to holders of CENFED capital stock of certain information (including the recommendation of CENFED's Disinterested Directors upon the proposed transaction and the opinion or evaluation of an investment banking firm selected by the Disinterested Directors as to the fairness of the proposed transaction).

  For the purposes of the above provisions of the CENFED Certificate of Incorporation, "Business Combination" means any of the following combinations between CENFED or a subsidiary, on the one hand, and an Interested Stockholder, on the other: (i) the merger or consolidation of CENFED or any subsidiary of CENFED; or (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of CENFED or of any CENFED subsidiary having an aggregate fair market value of $20 million or more; or (iii) the issuance or transfer by CENFED or by any subsidiary of CENFED (in one transactions or a series of transactions) of securities of CENFED or a subsidiary of CENFED having an aggregate fair market value of $20 million or more; or (iv) the adoption of a plan or proposal for the liquidation or dissolution of any subsidiary of CENFED; or
(v) the reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving an Interested Stockholder) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of an Interested Stockholder in any class or series of capital stock of CENFED or any CENFED subsidiary; or (vi) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing. "Interested Stockholder" means any person (other than CENFED, its subsidiaries, an employee stock ownership or other employee benefit plan of CENFED or any trustee or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934 as in effect on January 1, 1990) of more than 10 percent of the outstanding voting stock of CENFED, and any affiliate or associate of such person (as such terms are defined in the Securities Exchange Act of 1934 as in effect on January 1, 1990). "Disinterested Director" means any member of the CENFED Board not affiliated with an Interested Stockholder and who was a member of such Board immediately prior to the time that any Interested Stockholder became such, and any successor to a Disinterested Director not affiliated with an Interested Stockholder and recommended to succeed a Disinterested Director by a majority of the Disinterested Directors who are then members of the CENFED Board of Directors.

  The Golden State Certificate of Incorporation contains a substantially identical provision with respect to business combinations involving Golden State, except that the corresponding dollar amount in clauses (ii) and (iii) of the definition of "Business Combination" is $25 million.

  Preemptive Rights of Stockholders. The Delaware Law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. Neither the Golden State Certificate of Incorporation nor the CENFED Certificate of Incorporation grants preemptive rights.

  Stockholder Rights Plan. CENFED has issued the CENFED Rights and is party to the CENFED Rights Agreement. See "THE MERGER--CENFED Rights Agreement." Golden State is not party to any similar plan and has neither authorized nor issued similar securities.

  Nomination of Directors. The CENFED Bylaws provide that nominations of candidates for election as directors at any stockholder meeting may be made by any stockholder of record entitled to vote thereat, provided that such notice is delivered to or received by the Secretary of CENFED, in the case of an annual meeting, not less than 60 nor more than 90 days in advance of the anniversary date of the prior year's annual meeting, and for a special meeting, not less than 60 nor more than 90 days in advance of the date of the special meeting, regardless of any postponements or adjournments of such meeting to a later date, and provided further that such notice meets certain requirements as to content and form, including setting forth the information relating to the nominees and the nominating stockholder specified in the CENFED Bylaws. The CENFED Board may reject any stockholder nomination not made in accordance with the foregoing, provided that the proposing stockholder has a right to be notified of any defect in such stockholder's notice and to cure such deficiency within five days of such notice, and if the CENFED Board makes no such determination, the presiding officer of the stockholders' meeting shall make the determination.

  The Golden State Bylaws provide that nominations of candidates for election as directors at any stockholder meeting may be made by any stockholder entitled to vote at such annual meeting, and that such nominations must be made pursuant to timely written notice to the Secretary of Golden State. Such notice is timely if delivered to or received at the principal executive offices of Golden State not less than five days prior to the scheduled date for the meeting, regardless of any postponements or adjournments of such meeting to a later date. The Golden State Board may reject any nomination by a stockholder not timely made in accordance with the provisions of the Golden State Bylaws.

  New Business Proposals. The CENFED Bylaws provide that any new business to be conducted at any annual meeting of CENFED Stockholders must be stated in writing and filed with the Secretary of CENFED on or before 30 days in advance of the anniversary of the prior year's annual meeting, and such business will be considered at the annual meeting unless prior action by the CENFED Board would be required. Any other proposal made by a CENFED Stockholder may be made and may be discussed and considered at such meeting, but unless the notice of such business complies with the foregoing, such a proposal may only be voted upon at a meeting held at least 30 days after the annual meeting at which such business is presented.

  The Golden State Bylaws provide that, for stockholder proposals to be acted upon at any meeting of Golden State Stockholders, timely notice thereof must be given. Notice is timely if given in the manner required for stockholder nominations for candidates for election to the Golden State Board described above under "--Nomination of Directors."

                       RIGHTS OF DISSENTING STOCKHOLDERS

  CENFED Stockholders will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger. As stockholders of a Delaware corporation, the appraisal rights of CENFED Stockholders are governed by Section 262 of the Delaware Law. CENFED Common Stock is designated as a national market system security on Nasdaq and holders of CENFED Common Stock will be required to accept only shares of Golden State Common Stock (which is listed on the NYSE, a national securities exchange) and cash in lieu of fractional shares. Section 262 of the Delaware Law does not provide for appraisal rights under such circumstances.

                                 LEGAL MATTERS

  The validity of the Golden State Common Stock to be issued in connection with the Merger will be passed upon by James R. Eller, Jr., Corporate Counsel of Glendale Federal. As of the date of this Proxy Statement-Prospectus, Mr. Eller may be deemed to beneficially own 7,292 shares of Golden State Common Stock, which in the aggregate constitute less than 1% of the Golden State Common Stock outstanding.

                                    EXPERTS

  The consolidated financial statements of Golden State Bancorp Inc. and subsidiaries (formerly Glendale Federal Bank, Federal Savings Bank) as of June 30, 1997 and 1996, and for each of the years in the three year period ended June 30, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of CENFED Financial Corporation and subsidiary as of December 31, 1996 and 1995 and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

  The consolidated statements of operations, stockholders' equity and cash flows of CENFED Financial Corporation and subsidiary for the year ended December 31, 1994 have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of FNPH and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of RedFed and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  CENFED will hold a 1998 Annual Meeting of CENFED Stockholders only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of CENFED Stockholders intended to be presented at the 1998 Annual Meeting must have been received by the Secretary of CENFED no later than December 31, 1997 in order to be considered for inclusion in the CENFED 1998 proxy materials.

                                 OTHER MATTERS

  As of the date of this Proxy Statement-Prospectus, the CENFED Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement-Prospectus. If any other matters shall properly come before either such meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of CENFED.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Condensed Combined Financial Statements have been prepared to reflect the Merger, the RedFed Merger, and the California Federal Merger. The Unaudited Pro Forma Condensed Combined Financial Statements are organized as follows: first, Unaudited Pro Forma Condensed Combined Financial Statements are presented to reflect the Merger; second, Unaudited Pro Forma Condensed Combined Financial Statements are presented to reflect the Merger and the RedFed Merger; and finally, Unaudited Pro Forma Condensed Combined Financial Statements are presented to reflect the Merger, the RedFed Merger, and the California Federal Merger. The Merger, the RedFed Merger and the California Federal Merger will each be accounted for as a purchase. The recorded assets, liabilities and other items of CENFED and RedFed will be recorded in Golden State's consolidated financial statements at their estimated fair value at the respective closing dates. See "THE MERGER-- Accounting Treatment." The recorded assets, liabilities, and other items of Golden State will be adjusted to their estimated fair value in Golden State's consolidated financial statements at the closing date of the California Federal Merger. Golden State's assets, liabilities, and other items will be adjusted to their estimated fair value at the closing date of the California Federal Merger because affiliates of MAF and Ford are expected to retain controlling interests in the merged entity, and it is expected that Golden State will be managed by California Federal's management after the California Federal Merger. While the Golden State name is expected to remain, for financial reporting purposes FNPH is treated as the accounting and reporting acquirer.

  The Unaudited Pro Forma Condensed Combined Financial Statements reflect preliminary purchase accounting adjustments in compliance with GAAP. Estimates relating to the fair value of certain assets, liabilities, and other events requiring recognition have been made as more fully described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the respective closing dates of the Merger, the RedFed Merger and the California Federal Merger on the basis of appraisals and evaluations and, therefore, estimated fair value amounts will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

  The Unaudited Pro Forma Condensed Combined Statements of Financial Condition assume that each of the proposed mergers was consummated on December 31, 1997. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended December 31, 1997, assume that each of the proposed mergers was consummated on July 1, 1997. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended June 30, 1997, assume that each of the proposed mergers was consummated on July 1, 1996. For purposes of pro forma presentation, CENFED's, RedFed's, and FNPH's consolidated statements of operations have been recast to conform to the June 30 fiscal year end used by Golden State.

  The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the consolidated historical financial statements and the related notes thereto of Golden State, CENFED, RedFed, and FNPH, which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  The Unaudited Pro Forma Condensed Combined Financial Statements presented are not necessarily indicative of the combined financial condition or results of the future operations of the combined entity or the actual results that would have been achieved had the proposed mergers been consummated prior to the periods indicated.

  Subject to the terms of the Merger Agreement, CENFED will merge with and into Merger Sub, a wholly-owned subsidiary of Golden State formed to effect the Merger. Merger Sub will be the Surviving Corporation. Each outstanding share of CENFED Common Stock will be converted into 1.2 shares (subject to certain potential adjustments pursuant to the Merger Agreement) of Golden State Common Stock (with cash to be paid in lieu of fractional shares). Each share of Golden State Common Stock outstanding prior to the Merger will continue to be outstanding after the Effective Time. Each CENFED Option granted under the CENFED Stock Plans that is outstanding and unexercised immediately prior to the Effective Time will be converted automatically at the

Effective Time into an option to purchase Golden State Common Stock and will continue to be governed by the terms of the CENFED Stock Plans, which will be assumed by Golden State. The number of shares of Golden State Common Stock subject to such options and the exercise price of such options will be adjusted as provided in the Merger Agreement to give effect to the Exchange Ratio.

  The RedFed Merger provides for the acquisition of RedFed through the merger of RedFed into a wholly-owned subsidiary of Golden State. Concurrently with or shortly after completion of the RedFed Merger, RedFed's wholly-owned banking subsidiary, Redlands Federal Bank, will be merged into Golden State's wholly-owned banking subsidiary, Glendale Federal Bank. Golden State Common Stock will be issued to the stockholders of RedFed in the RedFed Merger in exchange for their shares of RedFed Common Stock at an exchange ratio to be derived by dividing $20.75 by the average daily closing price of Golden State Common Stock as reported on the New York Stock Exchange Composite Tape, for the ten trading days on which Golden State Common Stock is traded immediately preceding the date that is two business days prior to the effective date of the RedFed Merger. Cash will be paid in lieu of the issuance of fractional shares.

  The California Federal Merger Agreement provides, among other things, for the merger of FNPH with and into Golden State, and is subject to several conditions to consummation, including the approval of Golden State Stockholders. If the California Federal Merger is consummated, it is expected that affiliates of MAF and Ford would together own between 42% and 45% of the combined company based on the average price of Golden State Common Stock during a period, described below, occurring after distribution of the Litigation Tracking Warrants and adjusted to omit the value of the portion of the potential recovery in the Goodwill Litigation not distributed to holders of the Litigation Tracking Warrants, with such stockholders acquiring 42% of the combined company if such adjusted average price is $32.00 or less, increasing to 45% of the combined company if such adjusted average price is $33.00 or more. The adjusted average per share price is to be determined using a random sampling of fifteen trading days' closing prices for Golden State Common Stock during a 30-day period following distribution of the Litigation Tracking Warrants and ending three days before the closing date of the California Federal Merger. The California Federal Merger Agreement provides for the contingent issuance of additional shares of Golden State Common Stock following closing that could increase the ownership of such stockholders to a substantially higher percentage. See "SUMMARY--The Companies" and "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB--California Federal Merger."

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION GIVING
                              EFFECT TO THE MERGER

                            AS OF DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           GOLDEN                                  PRO FORMA
                            STATE         CENFED   ADJUSTMENTS     COMBINED
                         -----------    ---------- -----------    -----------
        ASSETS
Cash and amounts due
 from banks............  $   305,766    $   24,947  $(15,300)(E)  $   315,413
Federal funds sold and
 assets purchased under
 resale agreements.....      505,000         2,000       --           507,000
Other investments......       27,134       166,884       --           194,018
Loans receivable, net..   11,734,561     1,525,558    (4,486)(D)   13,255,633
Mortgage-backed
 securities, net.......    2,323,943       417,393       --         2,741,336
Real estate held for
 sale or investment....        6,324           204       --             6,528
Real estate acquired in
 settlement of loans...       45,319         4,004       --            49,323
Investment in capital
 stock of FHLB, at
 cost..................      267,793        22,914       --           290,707
Mortgage servicing
 assets................      261,171         5,205     5,994(D)       272,370
Goodwill and other
 intangible assets.....       94,511           203    81,412(D)       176,126
Other assets...........      457,594        39,726     4,573(D)       501,893
                         -----------    ----------  --------      -----------
                         $16,029,116    $2,209,038  $ 72,193      $18,310,347
                         ===========    ==========  ========      ===========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Deposits...............  $ 9,543,338    $1,551,240  $  1,654(D)   $11,096,232
Securities sold under
 agreements to
 repurchase............      817,374        74,488      (346)(D)      891,516
Borrowings from the
 FHLB..................    4,324,000       413,500    (1,818)(D)    4,735,682
Other borrowings.......           76        17,750     1,500(D)        19,326
Other liabilities......      261,257        16,454     1,614(F)       279,325
Stockholders' equity...    1,083,071       135,606    69,589(G)     1,288,266
                         -----------    ----------  --------      -----------
                         $16,029,116    $2,209,038  $ 72,193      $18,310,347
                         ===========    ==========  ========      ===========
Common shares
 outstanding...........       51,023         6,006                     58,343(H)
Book value per common
 share.................  $     18.96(1) $    22.58                $     20.10(1)
Tangible book value per
 common share..........  $     17.11(1) $    22.55                $     17.08(1)

--------
(1) Calculated net of Golden State Preferred Stock at its liquidation value of $115,550.

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                    Statements Giving Effect to the Merger.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          GIVING EFFECT TO THE MERGER

                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         HISTORICAL
                                    --------------------  ADJUSTMENTS PRO FORMA
                                    GOLDEN STATE CENFED    (NOTE D)   COMBINED
                                    ------------ -------  ----------- ---------
Interest income....................   $576,319   $82,706    $   580   $659,605
Interest expense...................    363,494    57,589         27    421,110
                                      --------   -------    -------   --------
  Net interest income..............    212,825    25,117        553    238,495
Provision for loan losses..........      1,994     2,000        --       3,994
                                      --------   -------    -------   --------
  Net interest income after
   provision for loan losses.......    210,831    23,117        553    234,501
Other income:
 Fee income........................     49,719     3,761       (450)    53,030
 Gain (loss) on sale of loans,
  net..............................       (191)        3        --        (188)
 Gain on sale of mortgage-backed
  securities, net..................        132       193        --         325
 Other income, net.................      1,433       528        --       1,961
                                      --------   -------    -------   --------
  Total other income...............     51,093     4,485       (450)    55,128
Other expenses:
 Compensation and employee
  benefits.........................     65,517     9,497        --      75,014
 Occupancy expense, net............     17,328     1,818        127     19,273
 Regulatory insurance..............      3,828       487        --       4,315
 Advertising and promotion.........     11,382       374        --      11,756
 Furniture, fixtures and
  equipment........................      6,969     1,089        --       8,058
 Other general and administrative
  expenses.........................     38,483     3,826        --      42,309
                                      --------   -------    -------   --------
  Total general and administrative
   expenses........................    143,507    17,091        127    160,725
 Legal expense--goodwill lawsuit...      9,977       --         --       9,977
 Acquisition and restructuring
  costs............................      2,487       --         --       2,487
 Operations of real estate held for
  sale or investment...............       (710)     (102)       --        (812)
 Operations of real estate acquired
  in settlement of loans...........      1,218       992        --       2,210
 Amortization of goodwill and other
  intangible assets................      4,099         1      2,714      6,814
                                      --------   -------    -------   --------
  Total other expenses.............    160,578    17,982      2,841    181,401
Earnings before income tax
 provision.........................    101,346     9,620     (2,738)   108,228
Income tax provision...............     43,918     3,162        (10)    47,070
                                      --------   -------    -------   --------
  Net earnings.....................   $ 57,428   $ 6,458    $(2,728)  $ 61,158
                                      ========   =======    =======   ========
Net earnings applicable to common
 shareholders:
 Net earnings......................   $ 57,428   $ 6,458    $(2,728)  $ 61,158
 Dividends declared on preferred
  stock............................     (5,055)      --         --      (5,055)
                                      --------   -------    -------   --------
                                      $ 52,373   $ 6,458    $(2,728)  $ 56,103
                                      ========   =======    =======   ========
Earnings per share:
 Basic.............................   $   1.03   $  1.10              $   0.97
 Diluted...........................   $   0.82   $  1.06              $   0.79
Weighted average shares
 outstanding:
 Common shares.....................     50,612     5,887                57,932
 Common shares and dilutive
  potential common shares..........     69,988     6,098                77,308

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements
                          Giving Effect to the Merger.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          GIVING EFFECT TO THE MERGER

                        FOR THE YEAR ENDED JUNE 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       HISTORICAL
                                   --------------------
                                     GOLDEN              ADJUSTMENTS PRO FORMA
                                     STATE      CENFED    (NOTE D)    COMBINED
                                   ----------  --------  ----------- ----------
Interest income..................  $1,072,956  $160,761    $ 1,160   $1,234,877
Interest expense.................     693,972   109,239         64      803,275
                                   ----------  --------    -------   ----------
   Net interest income...........     378,984    51,522      1,096      431,602
Provision for loan losses........      25,204     7,000        --        32,204
                                   ----------  --------    -------   ----------
   Net interest income after
    provision for loan losses....     353,780    44,522      1,096      399,398
Other income:
 Fee income......................      90,696     7,723       (899)      97,520
 Gain (loss) on sale of loans,
  net............................        (291)       92        --          (199)
 Gain (loss) on sale of mortgage-
  backed securities, net.........      (1,804)    1,799        --            (5)
 Other income (loss), net........          62       (69)       --            (7)
                                   ----------  --------    -------   ----------
   Total other income............      88,663     9,545       (899)      97,309
Other expenses:
 Compensation and employee
  benefits.......................     114,270    16,960        --       131,230
 Occupancy expense, net..........      31,777     3,837        249       35,863
 Regulatory insurance............      16,317     2,080        --        18,397
 Advertising and promotion.......      24,416       955        --        25,371
 Furniture, fixtures and
  equipment......................      12,585     2,137        --        14,722
 Other general and administrative
  expenses.......................      63,859     7,095        --        70,954
                                   ----------  --------    -------   ----------
   Total general and
    administrative expenses......     263,224    33,064        249      296,537
 SAIF special assessment.........      55,519     9,106        --        64,625
 Legal expense - goodwill
  lawsuit........................      24,058       --         --        24,058
 Operations of real estate held
  for sale or investment.........         935      (139)       --           796
 Operations of real estate
  acquired in settlement of
  loans..........................       6,623     1,304        --         7,927
 Amortization of goodwill and
  other intangible assets........       5,530        27      5,427       10,984
                                   ----------  --------    -------   ----------
   Total other expenses..........     355,889    43,362      5,676      404,927
Earnings before income tax
 provision (benefit).............      86,554    10,705     (5,479)      91,780
Income tax provision (benefit)...      36,131      (633)       (22)      35,476
                                   ----------  --------    -------   ----------
   Net earnings..................  $   50,423  $ 11,338    $(5,457)  $   56,304
                                   ==========  ========    =======   ==========
Net earnings applicable to common
 shareholders:
 Net earnings....................  $   50,423  $ 11,338    $(5,457)  $   56,304
 Dividends declared on preferred
  stock..........................     (10,841)      --         --       (10,841)
 Premium on exchange of preferred
  stock for common stock.........      (4,173)      --         --        (4,173)
                                   ----------  --------    -------   ----------
                                   $   35,409  $ 11,338    $(5,457)  $   41,290
                                   ==========  ========    =======   ==========
Earnings per share:
 Basic...........................  $     0.72  $   2.00              $     0.73
 Diluted.........................        0.64      1.90                    0.66
Weighted average shares
 outstanding:
 Common shares...................      49,095     5,673                  56,415
 Common shares and dilutive
  potential common shares........      55,169     5,977                  62,489

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements
                          Giving Effect to the Merger.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
                          GIVING EFFECT TO THE MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

NOTE A: BASIS OF PRESENTATION

  The Unaudited Pro Forma Condensed Combined Statement of Financial Condition combines the historical unaudited consolidated statements of financial condition of Golden State and CENFED as if the Merger was consummated on December 31, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended December 31, 1997 combines the unaudited historical consolidated statements of operations of Golden State and CENFED as if the Merger was consummated on July 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 1997, assumes that the Merger was consummated on July 1, 1996. Certain items in the Unaudited Pro Forma Condensed Combined Financial Statements related to CENFED have been reclassified to conform to the Golden State presentation.

  The Merger will be accounted for as a purchase. Under this method of accounting, the assets and liabilities of CENFED are adjusted to their estimated fair value and combined with the recorded book values of the assets and liabilities of Golden State. Applicable income tax effects of such adjustments are included as a component of Golden State's deferred tax liability. The difference between the estimated fair value of the assets, liabilities and other items acquired, adjusted as discussed above, and the purchase price, is recorded as Goodwill.

  For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, estimates relating to the fair value of certain assets, liabilities, and other items acquired have been made as of December 31, 1997. Actual adjustments will be made on the basis of actual assets, liabilities and other items acquired as of the Effective Time on the basis of appraisals and evaluations made as of that time and, therefore, fair value amounts will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTE B: PURCHASE PRICE

  The purchase price is based on exchanging 1.2 shares of Golden State Common Stock for each outstanding share of CENFED Common Stock. Shares of CENFED Common Stock issuable upon the exercise of CENFED Stock Options are added to CENFED's shares outstanding for purposes of determining the purchase price. The purchase price will include certain other direct acquisition costs, such as investment banking, legal, accounting and other professional fees, printing and mailing costs, and Securities and Exchange Commission filing fees.

  The shares of Golden State Common Stock to be issued to the stockholders of CENFED in connection with the Merger have been valued at $28.563 per share for purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, based on the quoted market price of Golden State Common Stock for a period of time shortly before and after the time Golden State and CENFED announced the proposed Merger.

  The total consideration to be paid in connection with the Merger is calculated as follows (in thousands, except price per share and exchange ratio):

   Shares of CENFED Common Stock outstanding at December 31, 1997....      6,006
   Shares of CENFED Common Stock issuable upon the exercise of CENFED
    Stock Options outstanding at December 31, 1997...................         94
                                                                       ---------
      Subtotal.......................................................      6,100
   Exchange ratio....................................................  X     1.2
                                                                       ---------
   Shares of Golden State Common Stock to be issued in the Merger....      7,320
   Price per share...................................................  X $28.563
                                                                       ---------
      Total purchase price...........................................   $209,081
                                                                       =========

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

                          GIVING EFFECT TO THE MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


NOTE C: ALLOCATION OF PURCHASE PRICE

                                                                  (IN THOUSANDS)
                                                                  --------------
   CENFED stockholders' equity...................................    $135,606
   Goodwill due to the Merger....................................      81,412
   Fair value adjustments (Note D)...............................       5,091
   Deferred taxes on fair value adjustments (Note D).............      (2,138)
   Merger costs (Note E).........................................     (15,300)
   Deferred taxes on merger costs (Note E).......................       4,410
                                                                     --------
   Total purchase price (Note B).................................    $209,081
                                                                     ========

  Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the Effective Time on the basis of appraisals and evaluations made as of that time and, therefore, fair value amounts will differ from those above.

NOTE D: PURCHASE ACCOUNTING ADJUSTMENTS

  The estimated purchase accounting adjustments relating to the Merger are detailed below:

                                                           IMPACT ON PRE-TAX
                                                               EARNINGS
                                                        -----------------------
                                                         SIX MONTHS
                                                           ENDED     YEAR ENDED
                                                        DECEMBER 31,  JUNE 30,
                                               AMOUNT       1997        1997
                                               -------  ------------ ----------
                                                       (IN THOUSANDS)
FAIR VALUE ADJUSTMENTS
Loans receivable.............................. $(4,486)   $   580     $ 1,160
Mortgage servicing assets.....................   5,994       (450)       (899)
Buildings and land............................   4,573       (127)       (249)
Interest-bearing liabilities:
  Deposits....................................  (1,654)     1,654       1,654
  Securities sold under agreements to repur-
   chase......................................     346       (346)       (346)
  Borrowings from the FHLB....................   1,818     (1,558)     (1,818)
  Other borrowings............................  (1,500)       223         446
                                               -------    -------     -------
    Subtotal..................................    (990)       (27)        (64)
                                               -------    -------     -------
Total fair value adjustments..................   5,091        (24)        (52)
OTHER ADJUSTMENTS
Deferred taxes on fair value adjustments......  (2,138)       --          --
Goodwill due to the CENFED Merger.............  81,412     (2,714)     (5,427)
                                               -------    -------     -------
                                               $84,365    $(2,738)    $(5,479)
                                               =======    =======     =======

  The discount on the loans and adjustment to the mortgage servicing assets are amortized using a level-yield method over the weighted average maturity of the underlying loans. The new basis in the buildings is depreciated over the remaining lives of the properties on the straight line basis. Fair value adjustments to deposits and borrowings are amortized on the straight line basis over the weighted average remaining lives. Goodwill is amortized on the straight line basis over fifteen years.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

                          GIVING EFFECT TO THE MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


NOTE E: MERGER AND RESTRUCTURING COSTS

  The table below reflects Golden State's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger and restructuring costs of $22 million ($14.8 million net of taxes, computed using a combined federal and state tax rate of 42%) expected to be incurred in connection with the Merger. While a portion of these costs may be required to be recognized in Golden State's results of operations over time, the current estimate of these costs has been reflected in the Unaudited Pro Forma Condensed Combined Statement of Financial Condition as an adjustment to other liabilities and stockholders' equity, net of tax, or as an adjustment to cash to disclose the effect of these activities on Golden State's pro forma condensed combined financial position.

                                                                 RELATED
                                                          GROSS    TAX     NET
                                                          COSTS  BENEFIT  COSTS
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
Merger costs:
  Severance/other compensation.......................... $10,500 $4,410  $ 6,090
  Nondeductible investment banking and other profes-
   sional fees..........................................   4,800    --     4,800
                                                         ------- ------  -------
    Subtotal--merger costs included in the allocation of
     the purchase price
      and reflected as an adjustment to cash............  15,300  4,410   10,890
                                                         ------- ------  -------
Other restructuring costs:
  Data processing conversion............................   5,500  2,310    3,190
  Branch closures.......................................   1,200    504      696
                                                         ------- ------  -------
    Subtotal--other restructuring costs reflected as an
     adjustment to stockholders' equity.................   6,700  2,814    3,886
                                                         ------- ------  -------
Total merger and restructuring costs.................... $22,000 $7,224  $14,776
                                                         ======= ======  =======

  Golden State's cost estimates are forward looking statements. While the costs represent management's current estimate of merger and restructuring costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed in the coming months; the type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these costs. See "FORWARD-LOOKING STATEMENTS."

NOTE F: ADJUSTMENT TO OTHER LIABILITIES

  The adjustment to other liabilities is comprised of the following (in thousands):

      Accrual of other restructuring costs (Note E)..................... $6,700
      Deferred taxes on fair value adjustments (Note D).................  2,138
      Deferred taxes on merger and restructuring costs (Note E)......... (7,224)
                                                                         ------
      Total adjustment to other liabilities............................. $1,614
                                                                         ======

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

                          GIVING EFFECT TO THE MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


NOTE G: ADJUSTMENT TO STOCKHOLDERS' EQUITY

  The adjustment to stockholders' equity is calculated as follows (in thousands):

   Total purchase price............................................... $209,081
   CENFED stockholders' equity........................................ (135,606)
                                                                       --------
     Subtotal.........................................................   73,475
   Other restructuring costs, net of tax (Note E).....................   (3,886)
                                                                       --------
   Net adjustment to stockholders' equity............................. $ 69,589
                                                                       ========

NOTE H: COMMON STOCK OUTSTANDING

  The pro forma combined common shares outstanding giving effect to the Merger at December 31, 1997 was computed as follows (shares in thousands, except exchange ratio):

                                                                        NUMBER OF
                                                                         SHARES
                                                                       OUTSTANDING
                                                                       -----------
Golden State..........................................................    51,023
CENFED................................................................
                                 Common......................... 6,006
                                 Options to convert at closing..    94
                                                                 -----
                                  Total..........................6,100
                                 Exchange Ratio................. X 1.2     7,320
                                                                 -----    ------
                                                                          58,343
                                                                          ======

    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
               GIVING EFFECT TO THE MERGER AND THE REDFED MERGER

                            AS OF DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    PURCHASE      STOCK
                           GOLDEN                  ACCOUNTING  REPURCHASE
                          STATE AND                ADJUSTMENTS ADJUSTMENTS  PRO FORMA
                           CENFED         REDFED    (NOTE D)    (NOTE B)    COMBINED
                         -----------    ---------- ----------- ----------- -----------
         ASSETS
Cash and amounts due
 from banks............. $   315,413    $   18,464   $(3,300)   $(158,000) $   172,577
Federal funds sold and
 assets purchased under
 resale agreements......     507,000        15,736       --           --       522,736
Other investments.......     194,018        21,604       --           --       215,622
Loans receivable, net...  13,255,633       895,056       --           --    14,150,689
Mortgage-backed
 securities, net........   2,741,336        15,975       --           --     2,757,311
Real estate held for
 sale or investment.....       6,528         1,372       --           --         7,900
Real estate acquired in
 settlement of loans....      49,323         4,758       --           --        54,081
Investment in capital
 stock of FHLB, at
 cost...................     290,707         9,115       --           --       299,822
Mortgage servicing
 assets.................     272,370           --        --           --       272,370
Goodwill and other
 intangible assets......     176,126           299    68,200          --       244,625
Other assets............     501,893        27,375      (800)         --       528,468
                         -----------    ----------   -------    ---------  -----------
                         $18,310,347    $1,009,754   $64,100    $(158,000) $19,226,201
                         ===========    ==========   =======    =========  ===========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Deposits................ $11,096,232      $844,619       --           --   $11,940,851
Securities sold under
 agreements to
 repurchase.............     891,516           --        --           --       891,516
Borrowings from the
 FHLB...................   4,735,682        60,000       --           --     4,795,682
Other borrowings........      19,326         4,418       --           --        23,744
Other liabilities.......     279,325        16,467    (8,142)         --       287,650
Stockholders' equity....   1,288,266        84,250    72,242     (158,000)   1,286,758
                         -----------    ----------   -------    ---------  -----------
                         $18,310,347    $1,009,754   $64,100    $(158,000) $19,226,201
                         ===========    ==========   =======    =========  ===========
Common shares
 outstanding............      58,343         7,200                              58,343
Book value per common
 share.................. $     20.10(1) $    11.70                         $     20.07(1)
Tangible book value per
 common share........... $     17.08(1) $    11.66                         $     15.88(1)

--------
(1) Calculated net of Golden State Preferred Stock at its liquidation value of $115,550.

 See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                   Statements
               Giving Effect to the Merger and the RedFed Merger.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
               GIVING EFFECT TO THE MERGER AND THE REDFED MERGER

                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    GOLDEN STATE          ADJUSTMENTS PRO FORMA
                                     AND CENFED  REDFED    (NOTE D)   COMBINED
                                    ------------ -------  ----------- ---------
Interest income....................   $659,605   $34,800    $   --    $694,405
Interest expense...................    421,110    19,615        --     440,725
                                      --------   -------    -------   --------
   Net interest income.............    238,495    15,185        --     253,680
Provision for loan losses..........      3,994       622        --       4,616
                                      --------   -------    -------   --------
   Net interest income after
    provision for loan losses......    234,501    14,563        --     249,064
Other income:
 Fee income........................     53,030     3,489        --      56,519
 Loss on sale of loans, net........       (188)       (2)       --        (190)
 Gain on sale of mortgage-backed
  securities, net..................        325       --         --         325
 Other income, net.................      1,961       159        --       2,120
                                      --------   -------    -------   --------
   Total other income..............     55,128     3,646        --      58,774
Other expenses:
 Compensation and employee
  benefits.........................     75,014     5,988        --      81,002
 Occupancy expense, net............     19,273     1,091        (92)    20,272
 Regulatory insurance..............      4,315       370        --       4,685
 Advertising and promotion.........     11,756       551        --      12,307
 Furniture, fixtures and
  equipment........................      8,058     2,197        --      10,255
 Other general and administrative
  expenses.........................     42,309     1,815        --      44,124
                                      --------   -------    -------   --------
   Total general and administrative
    expenses.......................    160,725    12,012        (92)   172,645
 Legal expense--goodwill lawsuit...      9,977       --         --       9,977
 Acquisition and restructuring
  costs............................      2,487       --         --       2,487
 Operations of real estate held for
  sale or investment...............       (812)       76        --        (736)
 Operations of real estate acquired
  in settlement of loans...........      2,210       361        --       2,571
 Amortization of goodwill and other
  intangible assets................      6,814        14      2,273      9,101
                                      --------   -------    -------   --------
   Total other expenses............    181,401    12,463      2,181    196,045
Earnings before income tax
 provision ........................    108,228     5,746     (2,181)   111,793
Income tax provision ..............     47,070        78         39     47,187
                                      --------   -------    -------   --------
   Net earnings ...................   $ 61,158   $ 5,668    $(2,220)  $ 64,606
                                      ========   =======    =======   ========
Net earnings applicable to common
 shareholders:
 Net earnings .....................   $ 61,158   $ 5,668    $(2,220)  $ 64,606
 Dividends declared on preferred
  stock............................     (5,055)      --         --      (5,055)
                                      --------   -------    -------   --------
                                      $ 56,103   $ 5,668    $(2,220)  $ 59,551
                                      ========   =======    =======   ========
Earnings per share:
 Basic.............................   $   0.97   $  0.79              $   1.03
 Diluted...........................   $   0.79   $  0.76              $   0.84
Weighted average shares
 outstanding:
 Common shares.....................     57,932     7,147                57,932
 Common shares and dilutive
  potential common shares..........     77,308     7,446                77,308

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements
               Giving Effect to the Merger and the RedFed Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS GIVING EFFECT TO
                        THE MERGER AND THE REDFED MERGER

                        FOR THE YEAR ENDED JUNE 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     GOLDEN
                                     STATE              ADJUSTMENTS PRO FORMA
                                   AND CENFED  REDFED    (NOTE D)    COMBINED
                                   ----------  -------  ----------- ----------
Interest income................... $1,234,877  $62,676    $   --    $1,297,553
Interest expense..................    803,275   33,571        --       836,846
                                   ----------  -------    -------   ----------
 Net interest income..............    431,602   29,105        --       460,707
Provision for loan losses.........     32,204    1,277        --        33,481
                                   ----------  -------    -------   ----------
 Net interest income after
  provision for loan losses.......    399,398   27,828        --       427,226
Other income:
 Fee income.......................     97,520    5,970        --       103,490
 Gain (loss) on sale of loans,
  net.............................       (199)      17        --          (182)
 Gain (loss) on sale of mortgage-
  backed securities, net..........         (5)      62        --            57
 Other income (loss), net.........         (7)     404        --           397
                                   ----------  -------    -------   ----------
   Total other income.............     97,309    6,453        --       103,762
Other expenses:
 Compensation and employee
  benefits........................    131,230   11,959        --       143,189
 Occupancy expense, net...........     35,863    1,978       (183)      37,658
 Regulatory insurance.............     18,397    2,217        --        20,614
 Advertising and promotion........     25,371      413        --        25,784
 Furniture, fixtures and
  equipment.......................     14,722    4,479        --        19,201
 Other general and administrative
  expenses........................     70,954    3,385        --        74,339
                                   ----------  -------    -------   ----------
   Total general and
    administrative expenses.......    296,537   24,431       (183)     320,785
 SAIF special assessment..........     64,625    5,421        --        70,046
 Legal expense--goodwill lawsuit..     24,058      --         --        24,058
 Operations of real estate held
  for sale or investment..........        796      343        --         1,139
 Operations of real estate
  acquired in settlement
  of loans........................      7,927    1,889        --         9,816
 Amortization of goodwill and
  other intangible assets.........     10,984       15      4,547       15,546
                                   ----------  -------    -------   ----------
   Total other expenses...........    404,927   32,099      4,364      441,390
Earnings before income tax
 provision (benefit)..............     91,780    2,182     (4,364)      89,598
Income tax provision (benefit)....     35,476      (12)        77       35,541
                                   ----------  -------    -------   ----------
 Net earnings..................... $   56,304  $ 2,194    $(4,441)  $   54,057
                                   ==========  =======    =======   ==========
Net earnings applicable to common
 shareholders:
 Net earnings..................... $   56,304  $ 2,194    $(4,441)  $   54,057
 Dividends declared on preferred
  stock...........................    (10,841)     --         --       (10,841)
 Premium on exchange of preferred
  stock for common stock..........     (4,173)     --         --        (4,173)
                                   ----------  -------    -------   ----------
                                   $   41,290  $ 2,194    $(4,441)  $   39,043
                                   ==========  =======    =======   ==========
Earnings per share:
 Basic............................ $     0.73  $  0.32              $     0.69
 Diluted.......................... $     0.66  $  0.31              $     0.62
Weighted average shares
 outstanding:
 Common shares....................     56,415    6,790                  56,415
 Common shares and dilutive
  potential common shares.........     62,489    6,993                  62,489

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
         Statements Giving Effect to the Merger and the Redfed Merger.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
               GIVING EFFECT TO THE MERGER AND THE REDFED MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

NOTE A: BASIS OF PRESENTATION

  The Unaudited Pro Forma Condensed Combined Statement of Financial Condition Giving Effect to the Merger and the RedFed Merger combines the unaudited pro forma condensed combined statement of financial condition of Golden State and CENFED and the historical unaudited consolidated statement of financial condition of RedFed as if the Merger and the RedFed Merger were consummated on December 31, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations Giving Effect to the Merger and the RedFed Merger for the six months ended December 31, 1997 combines the unaudited pro forma condensed combined statement of operations of Golden State and CENFED and the historical unaudited consolidated statement of operations of RedFed as if the Merger and the RedFed Merger were consummated on July 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations Giving Effect to the Merger and the RedFed Merger for the year ended June 30, 1997 assumes that the Merger and the RedFed Merger were consummated on July 1, 1996. Certain items in the Unaudited Pro Forma Condensed Combined Financial Statements related to RedFed have been reclassified to conform to the Golden State presentation.

  The RedFed Merger will be accounted for as a purchase. Under this method of accounting, the assets and liabilities of RedFed are adjusted to their estimated fair value and combined with the recorded book values of the assets and liabilities of Golden State. Applicable income tax effects of such adjustments are included as a component of Golden State's deferred tax liability. The difference between the estimated fair value of the assets, liabilities and other items acquired (adjusted as discussed above) and the purchase price is recorded as Goodwill.

  For purposes of the Unaudited Pro Forma Condensed Combined Financial Statement Giving Effect to the Merger and the RedFed Merger estimates relating to the fair value of certain assets, liabilities, and other items, have been made as of December 31, 1997. Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the date of the RedFed Merger on the basis of appraisals and evaluations made as of that time and, therefore, fair value amounts will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements Giving Effect to the Merger and the RedFed Merger.

NOTE B: PURCHASE PRICE

  The purchase price in the RedFed Merger is based on exchanging shares of Golden State Common Stock with a value of $20.75 for each outstanding share of the common stock and common stock options of RedFed (adjusted for the exercise price thereof) with the exact number of shares of Golden State Common Stock to be issued to holders of RedFed common stock to be determined based on the average closing price of Golden State Common Stock for the ten trading days prior to the second business day before the close of the RedFed Merger. The purchase price will include certain other direct acquisition costs, such as investment banking, legal, accounting and other professional fees; printing and mailing costs; and Securities and Exchange Commission filing fees. Golden State expects to purchase shares of Golden State Common Stock in the open market in an amount equal to the amount that will be issued in the RedFed Merger.

  The total consideration to be paid in connection with the RedFed Merger is calculated as follows (in thousands, except per share amounts):

   Shares of RedFed common stock outstanding at November 30, 1997...    7,421
   Shares issuable to outstanding options on RedFed common stock ...      269
   Less: Treasury stock.............................................      (78)
                                                                     --------
   Shares of Golden State Common Stock to be issued in the RedFed
    Merger .........................................................    7,612
   Price per share ................................................. X $20.75
                                                                     --------
     Total purchase price........................................... $157,949
                                                                     ========
     For purposes of pro forma presentation rounded to.............. $158,000
                                                                     ========

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
               GIVING EFFECT TO THE MERGER AND THE REDFED MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

NOTE C: ALLOCATION OF PURCHASE PRICE

                                                                (IN THOUSANDS)
                                                                --------------
   RedFed stockholders' equity at December 31, 1997............    $ 84,250
   Goodwill due to the RedFed Merger...........................      68,200
   Fair value adjustments (Note D) ............................        (800)
   Deferred taxes on fair value adjustments (Note D) ..........         336
   Merger costs (Note E) ......................................      (7,000)
   Deferred taxes on merger costs (Note E) ....................       1,554
   Deferred taxes on RedFed net operating loss carryforward
    (Note D)...................................................      11,460
                                                                   --------
   Total purchase price........................................    $158,000
                                                                   ========

  Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the date of the RedFed Merger on the basis of appraisals and evaluations made as of that time and, therefore, fair value amounts will differ from those above.

NOTE D: PURCHASE ACCOUNTING ADJUSTMENTS

  The estimated purchase accounting adjustments relating to the proposed merger between Golden State and RedFed are detailed below:

                                                 OTHER      OTHER    STOCKHOLDERS'
                               CASH    GOODWILL  ASSETS  LIABILITIES    EQUITY
                              -------  --------  ------  ----------- -------------
                                               (IN THOUSANDS)
Purchase price in excess of
 RedFed's stockholders'
 equity.....................  $   --   $73,750   $ --      $   --       $73,750
Fair value adjustments, net
 of taxes...................      --       464    (800)       (336)         --
Severance/other compensation
 costs, net of taxes
 (Note E) ..................      --     2,146     --        2,146          --
Investment banking and other
 professional fees
 (Note E)...................   (3,300)   3,300     --          --           --
Other restructuring costs,
 net of taxes (Note E)......      --       --      --        1,508       (1,508)
Deferred tax asset arising
 from RedFed's net operating
 loss carryforwards.........      --   (11,460)    --      (11,460)         --
                              -------  -------   -----     -------      -------
                              $(3,300) $68,200   $(800)    $(8,142)     $72,242
                              =======  =======   =====     =======      =======
                                                                         TOTAL
                                                                     -------------
IMPACT ON PRE-TAX EARNINGS
FOR:
Six months ended December
 31, 1997...................  $   --   $(2,273)  $  92     $   --       $(2,181)
                                                                        =======
Year ended June 30, 1997....  $   --   $(4,547)  $ 183     $   --       $(4,364)
                                                                        =======

  The new basis in buildings and land, included in other assets, is depreciated over the remaining lives of the corresponding assets on the straight line basis. Goodwill is amortized on the straight line basis over fifteen years.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
               GIVING EFFECT TO THE MERGER AND THE REDFED MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

NOTE E: MERGER AND RESTRUCTURING COSTS

  The table below reflects Golden State's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger and restructuring cost of $9.6 million ($7.0 million net of taxes using a combined federal and state tax rate of 42%) expected to be incurred in connection with the RedFed Merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been reflected in the Unaudited Pro Forma Condensed Combined Statement of Financial Condition Giving Effect to the Merger and the RedFed Merger as an adjustment to other liabilities and stockholders' equity, net of tax, or as an adjustment to cash to disclose the effect of these activities on Golden State's pro forma condensed combined financial position.

                                                                 RELATED
                                                          GROSS    TAX    NET
                                                          COSTS  BENEFIT COSTS
                                                          ------ ------- ------
                                                             (IN THOUSANDS)
Merger costs:
  Severance/other compensation costs..................... $3,700 $1,554  $2,146
  Nondeductible investment banking and other professional
   fees..................................................  3,300    --    3,300
                                                          ------ ------  ------
    Subtotal--merger costs included in the allocation of
     the purchase price..................................  7,000  1,554   5,446
                                                          ------ ------  ------
Other restructuring costs:
  Data processing conversion.............................  1,900    798   1,102
  Building conversion....................................    700    294     406
                                                          ------ ------  ------
    Subtotal--other restructuring costs reflected as an
     adjustment to stockholders' equity..................  2,600  1,092   1,508
                                                          ------ ------  ------
Total merger and restructuring costs..................... $9,600 $2,646  $6,954
                                                          ====== ======  ======

  Golden State's cost estimates are forward looking statements. While the costs represent management's current estimate of merger and restructuring costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed in the coming months; the type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these costs. See "FORWARD-LOOKING STATEMENTS."

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION GIVING
   EFFECT TO THE MERGER, THE REDFED MERGER AND THE CALIFORNIA FEDERAL MERGER

                            AS OF DECEMBER 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                         GOLDEN STATE,
                            CENFED                  ADJUSTMENTS   PRO FORMA
                          AND REDFED      FNPH       (NOTE D)     COMBINED
                         ------------- -----------  -----------  -----------
         ASSETS
Cash and amounts due
 from banks.............  $   172,577  $   350,214  $      --    $   522,791
Federal funds sold and
 assets purchased under
 resale agreements......      522,736       34,700         --        557,436
Other investments.......      215,622      898,781         --      1,114,403
Loans receivable, net...   14,150,689   20,907,876      18,789    35,077,354
Mortgage-backed
 securities, net........    2,757,311    6,414,475      44,111     9,215,897
Real estate held for
 sale or investment.....        7,900          --          --          7,900
Real estate acquired in
 settlement of loans....       54,081       76,997         --        131,078
Investment in capital
 stock of FHLB, at
 cost...................      299,822      468,191         --        768,013
Mortgage servicing
 assets.................      272,370      536,703      22,700       831,773
Goodwill and other
 intangible assets......      244,625      675,927     980,338     1,900,890
Other assets............      528,468      998,292     226,200     1,752,960
                          -----------  -----------  ----------   -----------
                          $19,226,201  $31,362,156  $1,292,138   $51,880,495
                          ===========  ===========  ==========   ===========
LIABILITIES, MINORITY INTEREST AND
 STOCKHOLDERS' EQUITY
Deposits................  $11,940,851  $16,202,605  $      --    $28,143,456
Securities sold under
 agreements to
 repurchase.............      891,516    1,842,442         --      2,733,958
Borrowings from the
 FHLB...................    4,795,682    9,541,612         --     14,337,294
Other borrowings........       23,744    1,690,918         --      1,714,662
Other liabilities.......      287,650      702,959     527,000     1,517,609
Minority interest.......          --     1,175,704    (163,568)    1,012,136
Stockholders' equity....    1,286,758      205,916     928,706     2,421,380
                          -----------  -----------  ----------   -----------
                          $19,226,201  $31,362,156  $1,292,138   $51,880,495
                          ===========  ===========  ==========   ===========
Common shares
 outstanding............       58,343           (2)                  114,271(4)(I)
Book value per common
 share(1)...............  $     20.07           (2)              $     20.18(3)(4)(I)
Tangible book value per
 common share(1)........  $     15.88           (2)              $      3.54(3)(4)(I)

--------
(1) Calculated net of Golden State Preferred Stock at its liquidation value of $115,550.
(2) Per share information is not presented as FNPH is a closely held corporation.
(3) The Golden State Preferred Stock is, under its terms, convertible into Golden State Common Stock. Assuming conversion as of December 31, 1997, the book value and tangible book value per common share would be $19.31 and $4.15, respectively, based on common shares outstanding of 125,382.
(4) Does not reflect the impact of 5,366 Golden State stock options, which vesting accelerates at the consummation date of the California Federal Merger.

  See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements
   Giving Effect to the Merger, the RedFed Merger and the California Federal
                                    Merger.

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS GIVING EFFECT
      TO THE MERGER, THE REDFED MERGER AND THE CALIFORNIA FEDERAL MERGER

                  FOR THE SIX MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          GOLDEN STATE,
                             CENFED                 ADJUSTMENTS   PRO FORMA
                           AND REDFED      FNPH      (NOTE D)      COMBINED
                          ------------- ----------  -----------   ----------
Interest income.........    $694,405    $1,075,042   $ (9,649)    $1,759,798
Interest expense........     440,725       763,554        --       1,204,279
                            --------    ----------   --------     ----------
  Net interest income...     253,680       311,488     (9,649)       555,519
Provision for loan
 losses.................       4,616        39,900        --          44,516
                            --------    ----------   --------     ----------
  Net interest income
   after provision for
   loan losses..........     249,064       271,588     (9,649)       511,003
Other income:
 Fee income.............      56,519       122,236     (1,703)       177,052
 Gain (loss) on sale of
  loans, net............        (190)          --         --            (190)
 Gain on sale of
  mortgage-backed
  securities, net.......         325           --         --             325
 Other income, net......       2,120        68,031        --          70,151
                            --------    ----------   --------     ----------
  Total other income....      58,774       190,267     (1,703)       247,338
Other expenses:
 Compensation and
  employee benefits.....      81,002       128,946        --         209,948
 Occupancy expense,
  net...................      20,272        41,070        --          61,342
 Regulatory insurance...       4,685         5,230        --           9,915
 Advertising and
  promotion.............      12,307        12,502        --          24,809
 Furniture, fixtures and
  equipment.............      10,255           --         --          10,255
 Other general and
  administrative
  expenses..............      44,124       115,342        --         159,466
                            --------    ----------   --------     ----------
  Total general and ad-
   ministrative ex-
   penses...............     172,645       303,090        --         475,735
 Restructuring charges..       2,487           --         --           2,487
 Legal expense--goodwill
  lawsuit...............       9,977           --         --           9,977
 Operations of real
  estate held for sale
  or investment.........        (736)          --         --            (736)
 Operations of real
  estate acquired in
  settlement of loans...       2,571        (2,447)       --             124
 Amortization of
  goodwill and other
  intangible assets.....       9,101        24,558     32,678         66,337
                            --------    ----------   --------     ----------
  Total other expenses..     196,045       325,201     32,678        553,924
Earnings before income
 tax provision
 (benefit)..............     111,793       136,654    (44,030)       204,417
Income tax provision
 (benefit)..............      47,187        22,097     40,844(2)     110,128
                            --------    ----------   --------     ----------
Earnings before minority
 interest...............      64,606       114,557    (84,874)        94,289
Minority interest.......         --         68,951    (24,718)        44,233
                            --------    ----------   --------     ----------
  Net earnings..........    $ 64,606    $   45,606   $(60,156)    $   50,056
                            ========    ==========   ========     ==========
Net earnings applicable
 to common shareholders:
 Net earnings...........    $ 64,606    $   45,606   $(60,156)    $   50,056
 Dividends declared on
  preferred stock.......      (5,055)          --         --          (5,055)
                            --------    ----------   --------     ----------
                            $ 59,551    $   45,606   $(60,156)    $   45,001
                            ========    ==========   ========     ==========
Earnings per share:
  Basic.................    $   1.03            (1)               $     0.40(3)(I)
  Diluted...............    $   0.84            (1)               $     0.37(I)
Weighted average shares
 outstanding:
  Common shares.........      57,932            (1)                  113,860(3)
  Common shares and
   dilutive potential
   common shares........      77,308            (1)                  121,730

--------
(1) Per share information is not presented as FNPH is a closely held corporation.
(2) The adjustment to income tax expense includes adjustments for nondeductible goodwill amortization and to adjust FNPH's historical effective tax rate to 42%.
(3) Does not reflect the impact of 5,366 Golden State stock options, which vesting accelerates at the consummation date of the California Federal Merger.

  See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements
   Giving Effect to the Merger, the RedFed Merger and the California Federal
                                    Merger.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS GIVING EFFECT TO THE MERGER, THE REDFED MERGER AND THE CALIFORNIA FEDERAL
                                    MERGER
                       FOR THE YEAR ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          GOLDEN STATE,
                             CENFED                 ADJUSTMENTS   PRO FORMA
                           AND REDFED      FNPH      (NOTE D)      COMBINED
                          ------------- ----------  -----------   ----------
Interest income.........   $1,297,553   $2,143,895   $ (19,297)   $3,422,151
Interest expense........      836,846    1,476,272         --      2,313,118
                           ----------   ----------   ---------    ----------
   Net interest income..      460,707      667,623     (19,297)    1,109,033
Provision for loan
 losses.................       33,481       80,350         --        113,831
                           ----------   ----------   ---------    ----------
   Net interest income
    after provision for
    loan losses.........      427,226      587,273     (19,297)      995,202
Other income:
 Fee income.............      103,490      231,052      (3,405)      331,137
 Gain (loss) on sale of
  loans, net............         (182)         --          --           (182)
 Gain on sale of
  mortgage-backed
  securities, net.......           57          --          --             57
 Other income, net......          397      106,983         --        107,380
                           ----------   ----------   ---------    ----------
   Total other income...      103,762      338,035      (3,405)      438,392
Other expenses:
 Compensation and
  employee benefits.....      143,189      257,949         --        401,138
 Occupancy expense,
  net...................       37,658       67,202         --        104,860
 Regulatory insurance...       20,614       75,015         --         95,629
 Advertising and
  promotion.............       25,784       13,780         --         39,564
 Furniture, fixtures and
  equipment.............       19,201          --          --         19,201
 Other general and
  administrative
  expenses..............       74,339      300,790         --        375,129
                           ----------   ----------   ---------    ----------
   Total general and
    administrative
    expenses............      320,785      714,736         --      1,035,521
 SAIF special
  assessment............       70,046          --          --         70,046
 Legal expense -
  goodwill lawsuit......       24,058          --          --         24,058
 Operations of real
  estate held for sale
  or investment.........        1,139          --          --          1,139
 Operations of real
  estate acquired in
  settlement of loans...        9,816       (3,337)        --          6,479
 Amortization of
  goodwill and other
  intangible assets.....       15,546       47,498      65,356       128,400
                           ----------   ----------   ---------    ----------
   Total other
    expenses............      441,390      758,897      65,356     1,265,643
Earnings before income
 tax provision
 (benefit)..............       89,598      166,411     (88,058)      167,951
Income tax provision
 (benefit)..............       35,541       29,452      50,855(2)    115,848
                           ----------   ----------   ---------    ----------
Earnings before minority
 interest and
 extraordinary items ...       54,057      136,959    (138,913)       52,103
Minority interest.......          --       123,171     (29,811)       93,360
Extraordinary items,
 net....................          --        (1,586)        --         (1,586)
                           ----------   ----------   ---------    ----------
   Net earnings (loss)..   $   54,057   $   12,202   $(109,102)   $  (42,843)
                           ==========   ==========   =========    ==========
Net earnings (loss)
 applicable to common
 shareholders:
 Net earnings (loss)....   $   54,057   $   12,202   $(109,102)   $  (42,843)
 Dividends declared on
  preferred stock.......      (10,841)         --          --        (10,841)
 Premium on exchange of
  preferred stock for
  common stock..........       (4,173)         --          --         (4,173)
                           ----------   ----------   ---------    ----------
                           $   39,043   $   12,202   $(109,102)   $  (57,857)
                           ==========   ==========   =========    ==========
Earnings (loss) per
 share:
 Basic..................   $     0.69           (1)               $    (0.52)(3)(I)
 Diluted................   $     0.62           (1)               $    (0.52)(I)
Weighted average shares
 outstanding;
 Common shares..........       56,415           (1)                  112,343(3)
 Common shares and
  dilutive potential
  common shares.........       62,489           (1)                  112,343

-------
(1) Per share information is not presented as FNPH is a closely held corporation.
(2) The adjustment to income tax expense includes adjustments for nondeductible goodwill amortization and to adjust FNPH's historical effective tax rate to 42%.
(3) Does not reflect the impact of 5,366 Golden State stock options, which vesting accelerates at the consummation date of the California Federal Merger.
  See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements
   Giving Effect to the Merger, the RedFed Merger and the California Federal
                                    Merger.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
              GIVING EFFECT TO THE MERGER, THE REDFED MERGER AND
                         THE CALIFORNIA FEDERAL MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

NOTE A: BASIS OF PRESENTATION

  The Unaudited Pro Forma Condensed Combined Statement of Financial Condition Giving Effect to the Merger, the RedFed Merger and the California Federal Merger combines the unaudited pro forma condensed combined statements of financial condition of Golden State, CENFED and RedFed and the historical unaudited consolidated statement of financial condition of FNPH as if the Merger, the RedFed Merger and the California Federal Merger were consummated on December 31, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations Giving Effect to the Merger, the RedFed Merger and the California Federal Merger for the six months ended December 31, 1997 combines the unaudited pro forma condensed combined statement of operations of Golden State, CENFED and RedFed and the historical unaudited consolidated statement of operations of FNPH as if the Merger, the RedFed Merger and the California Federal Merger were consummated on July 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations Giving Effect to the Merger, the RedFed Merger and the California Federal Merger for the year ended June 30, 1997, assumes that the Merger, the RedFed Merger and the California Federal Merger were consummated on July 1, 1996. Certain items in the unaudited pro forma condensed combined financial statements related to FNPH have been reclassified to conform to the Golden State presentation.

  The California Federal Merger will be accounted for as a purchase. Golden State's assets, liabilities, and other items acquired will be adjusted to their estimated fair value at the closing date of the California Federal Merger because FNPH's stockholders will retain controlling interests in the merged entity, and Golden State will be managed by FNPH's management after the merger. While the Golden State name remains, for financial reporting purposes, FNPH is the accounting and reporting acquirer. Under this method of accounting, the assets and liabilities of Golden State are adjusted to their estimated fair value and combined with the recorded book values of the assets and liabilities of FNPH. Applicable income tax effects of such adjustments are included as a component of the combined entity's deferred tax liability. The difference between the estimated fair value of the assets, liabilities and other items acquired, adjusted as discussed above, and the purchase price, is recorded as Goodwill.

  For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements Giving Effect to the Merger, the RedFed Merger and the California Federal Merger, estimates relating to the fair value of certain assets, liabilities, and other items, have been made as of December 31, 1997. Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the date of the California Federal Merger on the basis of appraisals and evaluations made as of that time and, therefore, estimated fair value amounts will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Statements Giving Effect to the Merger, the RedFed Merger and the California Federal Merger.

NOTE B: PURCHASE PRICE

  Golden State stockholders initially will own 55 percent to 58 percent of the combined entity immediately after the California Federal Merger. The ownership percentage to be initially retained in the new entity by Golden State stockholders will be determined based on the Golden State Common Stock adjusted volume weighted average trading price (the "Adjusted Average Price") during a specified period preceding the completion of the transaction.

  The terms of the California Federal Merger Agreement call for Golden State Stockholders, immediately after consummation of the California Federal Merger, to own 58 percent of the combined entity if the Adjusted

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
   GIVING EFFECT TO THE MERGER, THE REDFED MERGER AND THE CALIFORNIA FEDERAL
                                    MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

Average Price, as determined after distribution of the Litigation Tracking Warrants, is $32 per share or less, and to own 55 percent of the combined entity if that price is $33 per share or more (with intermediate percentages corresponding to Adjusted Average Prices between $32 and $33). The California Federal Merger Agreement also provides for the contingent issuance to affiliates of MAF and Ford of additional shares of Golden State Common Stock in connection with the use by Golden State of certain tax benefits of FNPH and in connection with certain litigation, including a portion of any net recovery in California Federal's goodwill litigation against the United States government.

  Using a per-share stock price of $29.81 (as described below), Golden State's fully diluted outstanding shares, applying the treasury stock method under Statement of Financial Accounting Standards No. 128, "Earnings Per Share," per the California Federal Merger Agreement, would be as follows:

   GOLDEN STATE
   ------------
   Common shares outstanding (i)...................................   51,023,321
   Shares issuable pursuant to outstanding Series A Preferred Stock convertible to
    common stock (ii)..............................................   11,111,245
   Shares issuable pursuant to outstanding 5 Year Warrants on
    common stock (iii).............................................        1,522
   Shares issuable pursuant to outstanding 7 Year Warrants on
    common stock (iv)..............................................    6,481,094
   Shares issuable pursuant to outstanding Stock Options on common
    stock (v)......................................................    1,387,744
                                                                     -----------
   Subtotal - Golden State fully diluted outstanding shares .......   70,004,926
                                                                     -----------
   CENFED
   ------
   Common shares outstanding (vi)..................................    6,005,638
   Shares issuable to outstanding options on CENFED common stock
    (vii)..........................................................       19,000
                                                                     -----------
   Subtotal - CENFED fully diluted outstanding shares .............    6,024,638
   Exchange Ratio..................................................          1.2
                                                                     -----------
                                                                       7,229,566
                                                                     -----------
   Total - fully diluted outstanding shares........................   77,234,492
                                                                     -----------
   Golden State ownership percentage at $29.81 per share...........          58%
   Total outstanding shares for the combined entity................  133,162,917
                                                                     -----------

--------
(i) Based on 51,023,321 shares of Golden State Common Stock outstanding.
(ii) Based on 4,621,982 shares convertible into 2.404 shares of Golden State Common Stock.
(iii) Warrants convertible at an exchange rate of 10 warrants for one share of Golden State Common Stock.
(iv) 10,847,917 warrants with $12.00 exercise price per warrant.
(v) Based on 5,366,032 stock options with a weighted average exercise price per share of Golden State Common Stock of $16.518.
(vi) Based on 6,005,638 common shares outstanding.
(vii) Based on 94,366 stock options with a weighted average exercise price per share of CENFED Common Stock of $12.621.

  The adjusted purchase price of $29.81 per share of Golden State Common Stock is based on the market price of $35.75 one day prior to the announcement of the execution of the California Federal Merger Agreement, adjusted by subtracting 85% of the implied net after-tax value of the Goodwill Litigation, estimated to be $5.94 per share of Golden State Common Stock based on a comparison to the trading value of the outstanding securities issued by California Federal representing participation interests in the potential recoveries in its goodwill litigation against the United States government, including an adjustment for the time value of money.

   Purchase Price:
   Number of Golden State fully diluted outstanding shares ......... 77,234,492
   Adjusted price per share ........................................ X   $29.81
                                                                     ----------
     Purchase price (in thousands).................................. $2,302,360
                                                                     ==========

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
   GIVING EFFECT TO THE MERGER, THE REDFED MERGER AND THE CALIFORNIA FEDERAL
                                     MERGER

     AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

NOTE C: ALLOCATION OF PURCHASE PRICE

                                                               (IN THOUSANDS)
                                                               --------------
   Golden State stockholders' equity, giving effect to the
    Merger and the RedFed Merger ............................. $    1,286,758
   Goodwill due to the California Federal Merger (Note D).....        980,338
   Fair value adjustments (Note D)............................         49,600
   Merger costs, net of taxes (Note E)........................        (96,436)
   Goodwill litigation proceeds participation (Note F)........         82,100
                                                               --------------
     Total purchase price..................................... $    2,302,360
                                                               ==============

NOTE D: PURCHASE ACCOUNTING ADJUSTMENTS

  The estimated purchase accounting adjustments relating to the California Federal Merger are detailed below:

                                     MORTGAGE-  MORTGAGE
                            LOANS      BACKED   SERVICING               OTHER      OTHER    MINORITY   STOCKHOLDERS'
                          RECEIVABLE SECURITIES  ASSETS     GOODWILL    ASSETS  LIABILITIES INTEREST      EQUITY
                          ---------- ---------- ---------  ----------  -------- ----------- ---------  -------------
                                                              (IN THOUSANDS)
Purchase price in excess
 of Golden State's net
 stockholders' equity,
 giving effect to the
 Merger and the RedFed
 Merger.................   $   --     $    --   $    --    $1,015,602  $    --   $    --    $     --    $1,015,602
Fair value adjustments
 .......................    18,789      44,111    22,700      (49,600)      --     36,000         --           --
Merger costs, net of
 taxes (Note E).........       --          --        --        96,436    70,264   166,700         --           --
Other integration costs,
 net of taxes (Note E)..       --          --        --           --     14,036    33,300         --       (19,264)
Value of Golden State's
 retained participation
 in the Goodwill
 Litigation after
 issuance of the
 Litigation Tracking
 Warrants (Note F)......       --          --        --       (82,100)  141,900    59,800         --           --
Liability reflecting
 proportionate ownership
 of goodwill litigation
 asset (Note G).........       --          --        --           --        --     37,200         --       (37,200)
Reduction of deferred
 tax asset pursuant to
 the California Federal
 Merger Agreement (Note
 H).....................       --          --        --           --        --    194,000         --      (194,000)
Conversion of minority
 interest triggered by
 the California Federal
 Merger.................       --          --        --           --        --        --     (163,568)     163,568
                           -------    --------  --------   ----------  --------  --------   ---------   ----------
                           $18,789    $ 44,111  $ 22,700   $  980,338  $226,200  $527,000   $(163,568)  $  928,706
                           =======    ========  ========   ==========  ========  ========   =========   ==========
IMPACT ON PRE-TAX
 EARNINGS FOR:                                                                                               TOTAL
                                                                                                        ----------
Six months ended
 December 31, 1997......   $(2,582)   $ (7,067) $ (1,703)  $  (32,678) $    --   $    --    $     --    $  (44,030)
                                                                                                        ==========
Year ended June 30,
 1997...................   $(5,163)   $(14,134) $ (3,405)  $  (65,356) $    --   $    --    $     --    $  (88,058)
                                                                                                        ==========

  Premiums relating to mortgage-backed securities and loans receivable are amortized to interest income using an interest method over the weighted average life of the asset. The premium on mortgage servicing assets is amortized in proportion to, and over the period of, estimated net servicing income. Goodwill is amortized on the straight line basis over fifteen years.

NOTE E: MERGER AND INTEGRATION COSTS

  The table below reflects Golden State's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger and integration costs, net of taxes, expected to be incurred in connection with the

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
              GIVING EFFECT TO THE MERGER, THE REDFED MERGER AND
                         THE CALIFORNIA FEDERAL MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY

California Federal Merger. While a portion of these costs may be required to be recognized in the combined entity's results of operations as incurred, the current estimate of these costs has been reflected in the pro forma condensed combined statement of financial condition to disclose the effect of these activities on Golden State's pro forma condensed combined financial position.

                                                                RELATED
                                                        GROSS     TAX     NET
                                                        COSTS   BENEFIT  COSTS
                                                       -------- ------- --------
                                                            (IN THOUSANDS)
Merger costs:
  Severance costs..................................... $ 55,000 $23,183 $ 31,817
  Contract termination costs..........................   46,500  19,600   26,900
  Investment banking, legal and other professional
   fees...............................................   45,000  18,967   26,033
  Benefit plan termination costs......................   15,000   6,322    8,678
  Branch consolidation costs..........................    5,200   2,192    3,008
                                                       -------- ------- --------
    Subtotal--merger costs included in the allocation
     of the purchase price............................  166,700  70,264   96,436
                                                       -------- ------- --------
Other integration costs:
  Conversion costs....................................   15,500   6,533    8,967
  Branch consolidation costs..........................    6,800   2,866    3,934
  Other costs.........................................   11,000   4,637    6,363
                                                       -------- ------- --------
    Subtotal--other integration costs reflected as an
     adjustment to stockholders' equity...............   33,300  14,036   19,264
                                                       -------- ------- --------
Total merger and integration costs.................... $200,000 $84,300 $115,700
                                                       ======== ======= ========

  Golden State's cost estimates are forward looking statements. While the costs represent management's current estimate of merger and integration costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed in the coming months; the types and amounts of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these costs. See "FORWARD-LOOKING STATEMENTS."

NOTE F: GOODWILL LITIGATION TRACKING WARRANTS

  Represents the estimated fair value of the combined entity's 15% interest in any recovery pursuant to the Goodwill Litigation as follows:

                                                                (IN THOUSANDS)
                                                                --------------
Glendale Federal's unamortized balance of goodwill at the time
 FIRREA became effective.......................................    $550,000
                                                                   --------
Estimated pre-tax litigation proceeds, net of litigation
 costs(1)......................................................     946,000
                                                                   --------
Combined entity's 15% interest.................................     141,900
Deferred taxes at combined federal and state tax rate of 42%...     (59,800)
                                                                   --------
Net adjustment to Golden State's net book value................    $ 82,100
                                                                   ========

--------
(1) Represents Glendale Federal's balance, gross of taxes (using Glendale Federal's 42% combined tax rate), of goodwill of approximately $550 million at the time FIRREA became effective.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
   GIVING EFFECT TO THE MERGER, THE REDFED MERGER ANDTHE CALIFORNIA FEDERAL
                                    MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


  The amount of the pre-tax litigation proceeds reflected above is provided for illustrative purposes only. Such amount does not necessarily represent management's evaluation of the likely outcome of the Glendale Goodwill Litigation.

NOTE G: GOODWILL EQUALIZATION ADJUSTMENT

  As part of the California Federal Merger Agreement, affiliates of MAF and Ford will receive, after a final resolution of California Federal's goodwill litigation, additional Golden State Common Stock in an amount equal to the net after-tax proceeds, if any, from that litigation, net of (i) the amount paid to holders of California Federal's previously issued participation certificates with respect to such litigation and (ii) an amount equal to the proceeds retained by the combined entity pursuant to a resolution of the Goodwill Litigation and not included for purposes of calculating the number of shares of Golden State Common Stock to be issued pursuant to the Litigation Tracking Warrants. The estimated pre-tax differential of $64.3 million will be recorded as a liability. The combined entity will reflect an offsetting benefit to deferred taxes of $27.1 million and a $37.2 million reduction to stockholders' equity.

NOTE H: INCOME TAX BENEFITS

  As part of the California Federal Merger Agreement, affiliates of MAF and Ford will receive additional Golden State Common Stock based on the amount of FNPH's pre-merger tax benefit realized by the combined entity. These federal tax benefits are currently estimated at $194 million. The pro-forma adjustment reflects this transaction in a manner similar to a dividend, resulting in a reduction to stockholders' equity and an increase in other liabilities. The historical financial statements of FNPH and pro forma adjustments have been adjusted to reflect a 42% tax rate as all of the net operating loss carryforwards will accrue to the benefit of affiliates of MAF and Ford.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
              GIVING EFFECT TO THE MERGER, THE REDFED MERGER AND
                         THE CALIFORNIA FEDERAL MERGER

    AS OF DECEMBER 31, 1997 AND FOR THE SIX MONTH AND TWELVE MONTH PERIODS
            ENDED DECEMBER 31, 1997 AND JUNE 30, 1997, RESPECTIVELY


NOTE I: CONTINGENT SHARES

  The California Federal Merger Agreement provides for the issuance of the Contingent Shares. For more information about the number of Contingent Shares that could be issued under certain circumstances as a result of the California Federal Merger, see the information, including the illustrative example, set forth under the caption "SUMMARY--The Companies" and "INFORMATION ABOUT GOLDEN STATE AND MERGER SUB--Subsequent Events." Based on such assumptions, and for illustrative purposes only, the issuance of the Contingent Shares would have the following effect on certain information disclosed in the Unaudited Pro Forma Condensed Combined Financial Statements Giving Effect to the Merger, the RedFed Merger and the California Federal Merger (in thousands, except per-share amounts):

                                                     PRO FORMA AMOUNTS
                                                -----------------------------
                                                            PER THE MARKET
                                                                 PRICE
                                                   AS        AND OWNERSHIP
                                                PRESENTED  ASSUMPTIONS BELOW
                                                ---------  ------------------
Market price per share of common stock......... $  29.81   $  35.00  $  45.00
Incremental ownership percentage to affiliates
 of MAF and Ford ..............................      --         5.5%      4.3%
AT DECEMBER 31, 1997:
  Book value per common share.................. $  20.18   $  18.00  $  18.44
  Tangible book value per common share......... $   3.54   $   3.16  $   3.24
  Common shares outstanding....................  114,271    128,137   125,055
FOR THE SIX MONTHS ENDED DECEMBER 31, 1997:
  Basic earnings per share..................... $   0.40   $   0.35  $   0.36
  Diluted earnings per share................... $   0.37   $   0.33  $   0.34
  Weighted average common shares outstanding...  113,860    127,726   124,644
  Weighted average common shares and dilutive
   potential common
   shares outstanding..........................  121,730    135,596   132,514
FOR THE YEAR ENDED JUNE 30, 1997:
  Basic loss per share......................... $  (0.52)  $  (0.46) $  (0.47)
  Diluted loss per share....................... $  (0.52)  $  (0.46) $  (0.47)
  Weighted average common shares outstanding...  112,343    126,209   123,127
  Weighted average common shares and dilutive
   potential common
   shares outstanding..........................  112,343    126,209   123,127

  There can be no assurance that the foregoing illustrative examples will prove to be accurate or that the actual number of Contingent Shares and change in such percentage ownership will not be substantially different than the preceding illustrative examples.

                                                                    APPENDIX A-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                           GOLDEN STATE BANCORP INC.

                                      AND

                          CENFED FINANCIAL CORPORATION


                          DATED AS OF AUGUST 17, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
RECITALS.................................................................   1
                               ARTICLE I.
THE MERGER...............................................................   1
  1.1.Procedure and Effective Time of Merger.............................   1
  1.2.Closing............................................................   2
  1.3.Effects of Merger..................................................   2
  1.4.Reservation of Right to Revise Transaction.........................   2
                               ARTICLE II.
EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS; EXCHANGE
 OF CERTIFICATES.........................................................   2
  2.1.Effect on Capital Stock............................................   2
  2.2.Exchange of Certificates...........................................   3
                              ARTICLE III.
REPRESENTATIONS AND WARRANTIES...........................................   5
  3.1.Disclosure Letters.................................................   5
  3.2.Standards..........................................................   5
  3.3.Representations and Warranties of CENFED...........................   5
  3.4.Representations and Warranties of Golden State.....................  13
                               ARTICLE IV.
CONDUCT PENDING MERGER...................................................  16
  4.1.Conduct of Business Prior to Effective Time........................  16
  4.2.Forbearance by CENFED .............................................  16
                               ARTICLE V.
COVENANTS................................................................  18
  5.1.Acquisition Proposals..............................................  18
  5.2.Certain Policies of CENFED.........................................  18
  5.3.Employees..........................................................  19
  5.4.Access to Information..............................................  20
  5.5.Regulatory Matters.................................................  20
  5.6.Other Actions......................................................  21
  5.7.Publicity..........................................................  21
  5.8.Preparation of Form S-4 and Proxy Statement........................  21
  5.9.Letter of CENFED Accountants.......................................  21
  5.10.Letter of Golden State Accountants................................  21
  5.11.Stockholder Action................................................  22
  5.12.Notification of Certain Matters...................................  22
  5.13.Tax Matters.......................................................  22
  5.14.Updated Disclosure Letters........................................  22
  5.15.Affiliates........................................................  22
  5.16.Stock Exchange Listing............................................  23
  5.17.Bank Merger.......................................................  23
  5.18.Corporate Governance..............................................  23
  5.19.Indemnification of Directors and Officers.........................  23
                               ARTICLE VI.
CONDITIONS TO CONSUMMATION...............................................  23
  6.1.Conditions to All Parties' Obligations.............................  23
  6.2.Conditions to Obligations of Golden State..........................  24
  6.3.Conditions to Obligations of CENFED ...............................  25

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
                                                                            ----
                               ARTICLE VII.
TERMINATION................................................................  25
  7.1.Termination..........................................................  25
  7.2.Effect of Termination................................................  27
                               ARTICLE VIII.
OTHER MATTERS..............................................................  27
  8.1.Certain Definitions; Interpretation..................................  27
  8.2.Survival.............................................................  27
  8.3.Waiver...............................................................  27
  8.4.Counterparts.........................................................  28
  8.5.Governing Law........................................................  28
  8.6.Expenses.............................................................  28
  8.7.Notices..............................................................  28
  8.8.Entire Agreement; No Third Party Beneficiaries.......................  29
  8.9.Parties Bound; Assignment............................................  29
  8.10.Severability........................................................  29
  8.11.Captions............................................................  29

  AGREEMENT AND PLAN OF MERGER dated as of August 17, 1997 ("Agreement"), by and between GOLDEN STATE BANCORP INC., a Delaware corporation ("Golden State"), and CENFED FINANCIAL CORPORATION, a Delaware corporation ("CENFED").

                                   RECITALS

  WHEREAS, the Boards of Directors of Golden State and CENFED have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination provided for herein, in which a wholly-owned subsidiary of Golden State ("Merger Sub") is to be merged with and into CENFED and CENFED is thereby to become a wholly-owned subsidiary of Golden State (the "Merger");

  WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also desire to prescribe various conditions thereto;

  WHEREAS, as a condition to Golden State's willingness to enter into this Agreement, Golden State has required that CENFED enter into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), providing for the grant by CENFED to Golden State of an option to purchase shares of CENFED Common Stock (as defined herein), and, as an inducement to Golden State to enter into this Agreement, CENFED has agreed to enter into the Stock Option Agreement;

  WHEREAS, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, it is intended that the Merger shall be accounted for as a pooling of interests under generally accepted accounting principles; and

  WHEREAS, Golden State and CENFED contemplate that their respective depository institution subsidiaries, Glendale Federal Bank, Federal Savings Bank and CenFed Bank (referred to herein as "Glendale Bank" and "CenFed Bank", respectively) will be merged (the "Bank Merger") concurrently with or promptly after the completion of the Merger.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE I.

                                  THE MERGER

  Section 1.1. Procedure and Effective Time of Merger. As of the Effective Time (as defined below), Merger Sub shall be merged with and into CENFED, with CENFED to be the surviving corporation in the Merger, in accordance with the following: Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3(b)) and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the Delaware General Corporation Law (the "DGCL"), as soon as practicable on the Closing Date (as defined in Section 1.2). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as is provided in the Certificate of Merger (such time being referred to herein as the "Effective Time").


                                     A-1-1

  Section 1.2. Closing. The completion of the transactions provided for herein (the "Closing") shall take place at 10:00 a.m. on the date (referred to herein as the "Closing Date") that is the first day after December 31, 1997 that is at least two business days after satisfaction or appropriate waiver of each of the conditions set forth in Article VI at the offices of Mayer, Brown & Platt, 350 South Grand Avenue, 25th Floor, Los Angeles, California 90071-1503, or at such other time, date and place as may be agreed to in writing by the parties hereto.

  Section 1.3. Effects of Merger. (a) At the Effective Time, (i) the separate corporate existence of Merger Sub shall cease and Merger Sub shall be merged with and into CENFED, (ii) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, (iii) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, and (iv) the directors of Merger Sub shall become the directors of the Surviving Corporation.

  (b) As used in this Agreement, "Constituent Corporations" shall mean Merger Sub and CENFED and "Surviving Corporation" shall mean CENFED.

  (c) At and after the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL.

  Section 1.4. Reservation of Right to Revise Transaction. Notwithstanding any other provision of this Agreement, Golden State may at any time change the method of effecting the acquisition of CENFED by Golden State (and CENFED shall cooperate in such efforts), including to provide for a merger of CENFED with and into Golden State, or to provide for mergers among certain of the Subsidiaries of Golden State and CENFED to occur substantially simultaneously with, or promptly following, the Effective Time; provided, however, that no such change shall (a) alter or change the amount or kind of consideration to be issued to holders of CENFED Common Stock as provided for in this Agreement (the "Merger Consideration"), (b) adversely affect the proposed accounting treatment for the Merger or the tax treatment to CENFED's stockholders as a result of receiving the Merger Consideration or (c) materially delay receipt of any approval referred to in Section 6.1(b) or the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE II.

                     EFFECT OF MERGER ON CAPITAL STOCK OF
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

  Section 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of Merger Sub or CENFED Common Stock (as defined in Section 3.3(c)):

    (a) Conversion of Merger Sub Capital Stock. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into one share of the common stock, par value $.01 per share, of the Surviving
  Corporation.

    (b) Cancellation of Treasury Stock and Stock Owned by Golden State. All shares of CENFED Common Stock that are owned by CENFED as treasury stock and all shares of CENFED Common Stock that are owned by Golden State or any wholly-owned subsidiary of Golden State, other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any shares of stock held in any of such capacities being referred to herein as "trust account shares"), shall be canceled and retired and shall cease to exist and no stock of Golden State or other consideration shall be delivered in exchange therefor. All shares of Golden State Common Stock (as defined in Section 3.4(b)) that are owned by CENFED or any subsidiary (other than trust account shares) shall remain outstanding and shall not be affected by the Merger.

    (c) Conversion of CENFED Common Stock. Subject to Section 2.2(e), each issued and outstanding share of CENFED Common Stock (other than shares canceled in accordance with Section 2.1(b)) shall be

                                     A-1-2
  converted into 1.2 fully paid and nonassessable shares of Golden State Common Stock (the ratio of such number of shares of Golden State Common Stock for each share of CENFED Common Stock being referred to herein as the "Exchange Ratio"). All such shares of CENFED Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously representing any such shares shall thereafter represent the shares of Golden State Common Stock into which such CENFED Common Stock has been converted. Certificates previously representing shares of CENFED Common Stock shall be exchanged for certificates representing whole shares of Golden State Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2. If prior to the Effective Time the outstanding shares of Golden State Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in the capitalization of Golden State, or if Golden State shall declare any extraordinary dividend with a record date that is prior to the Effective Time, then an appropriate and proportionate adjustment, as mutually agreed by Golden State and CENFED, shall be made to the Exchange Ratio, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to the holders of Golden State Common Stock generally.

    (d) Effect on CENFED Stock Option Plans. At the Effective Time, each then outstanding and unexercised option to purchase shares of CENFED Common Stock granted under the CENFED Stock Plans (as defined below) (each, a "CENFED Stock Option"), whether vested or unvested (it being understood that, under the terms of the CENFED Stock Plans, all such options will become vested as a result of the transaction provided for in this Agreement), shall be converted, subject to the penultimate sentence of this
  Section 2.1(d), into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under such CENFED Stock Option, the number of shares of Golden State Common Stock equal to (a) the number of shares of CENFED Common Stock subject to the CENFED Stock Option, multiplied by (b) the Exchange Ratio (such product to be rounded down to the nearest whole number) at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of CENFED Common Stock which were purchasable pursuant to such CENFED Stock Option divided by (z) the number of full shares of Golden State Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each CENFED Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of
  Section 424 of the Code. At or prior to the Effective Time, CENFED shall take all such action, if any, as shall be necessary with respect to the CENFED Stock Plans to permit the replacement of the outstanding CENFED Stock Options by Golden State pursuant to this Section. At the Effective Time Golden State shall assume the CENFED Stock Option Plans; provided, that such assumption shall be only in respect of the Replacement Options and that Golden State shall have no obligation with respect to any awards under the CENFED Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed CENFED Stock Plans. As used herein, the term "CENFED Stock Plans" shall mean each of the CENFED Financial Corporation 1992 Long-Term Incentive Plan, the CENFED Financial Corporation 1994 Long-Term Incentive Plan and the CENFED Financial Corporation 1994 Directors' Stock Option Plan.

  Section 2.2. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Golden State shall deposit, or shall cause to be deposited, with a bank, trust company or other entity which regularly performs the functions provided for in this Section 2.2 that is designated by Golden State and reasonably acceptable to CENFED (the "Exchange Agent"), for the benefit of the holders of shares of CENFED Common Stock, and for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Golden State Common Stock (such certificates for shares of Golden State Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1.


                                     A-1-3

  (b) Exchange Procedures. As soon as practicable but in no event later than five days after the Effective Time, Golden State shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CENFED Common Stock (the "Certificates") whose shares were converted into shares of Golden State Common Stock pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Golden State and CENFED may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Golden State Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Golden State Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of CENFED common stock then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of CENFED Common Stock which is not registered in the transfer records of CENFED, a certificate representing the proper number of shares of Golden State Common Stock may be issued to a transferee if the Certificate representing such CENFED Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Golden State Common Stock and cash in lieu of any fractional shares of Golden State Common Stock as contemplated by this Section 2.2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Golden State Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Golden State Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until such Certificate shall be surrendered by the holder thereof. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Golden State Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable with respect to a fractional share of Golden State Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid or made with respect to such whole shares of Golden State Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment or distribution date subsequent to such surrender payable or distributable with respect to such whole shares of Golden State Common Stock.

  (d) No Further Ownership Rights in CENFED Common Stock. All shares of Golden State Common Stock issued upon conversion of shares of CENFED Common Stock in accordance with the terms hereof (and any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of CENFED Common Stock; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by CENFED on such shares of CENFED Common Stock not in violation of the terms of this Agreement on or prior to the Effective Time and which remain unpaid or have not been made at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of CENFED Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

  (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Golden State Common Stock shall be issued upon the surrender of Certificates for exchange, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Golden State.

                                     A-1-4

  (ii) In lieu of the issuance of fractional shares of Golden State Stock, Golden State shall pay or cause to be paid to each holder of CENFED Common Stock an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after taking into account all shares of CENFED Common Stock then held by such holder) would otherwise be entitled by the average of the closing prices for a share of Golden State Common Stock on the NYSE Composite Transactions Tape for the ten trading days ending on the second trading day immediately preceding the Effective Time.

  (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of CENFED Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of CENFED Common Stock subject to and in accordance with the terms of Section 2.2(c).

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of CENFED for twelve months after the Effective Time shall be delivered to Golden State upon demand, and any stockholders of CENFED who have not theretofore complied with this Article II shall thereafter look only to Golden State for payment of their claims for Golden State Common Stock and, if applicable, any cash in lieu of fractional shares of Golden State Common Stock and any dividends or distributions with respect to Golden State Common Stock.

  (g) No Liability. Neither Golden State nor CENFED shall be liable to any holder of shares of CENFED Common Stock or Golden State Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                 ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES

  Section 3.1. Disclosure Letters. On or prior to the date of the execution and delivery hereof, CENFED and Golden State have each delivered a letter to the other (the "CENFED Disclosure Letter" and the "Golden State Disclosure Letter," respectively, and each a "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to its representations and warranties set forth in Section 3.3 or 3.4, as applicable, and making specific reference to the Section or Sections of this Agreement to which they relate. The inclusion of a fact, circumstance or event in either Disclosure Letter, however, shall not be deemed an admission that such item represents a material exception or that the absence of such item would cause the representation or warranty to which it relates to be untrue or incorrect.

  Section 3.2. Standards. No representation or warranty of CENFED or Golden State contained in Sections 3.3 or 3.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 3.3 or 3.4, (i) is material and adverse to the business, financial condition or results of operations of CENFED or Golden State, as applicable, and its respective subsidiaries, in each case, taken as a whole, (ii) materially and adversely affects the ability of CENFED or Golden State, as applicable, to consummate the Merger by the Termination Date or to perform its material obligations hereunder or (iii) enables any person to prevent or materially delay the consummation of the Merger.

  Section 3.3. Representations and Warranties of CENFED. Except as set forth in the CENFED Disclosure Letter, CENFED represents and warrants to Golden State that:

    (a) Organization. (i) CENFED has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware. CENFED has all requisite corporate power and authority to carry on its business as it is now being conducted and to own its properties and assets.

                                     A-1-5

    (ii) Without limiting the generality of the foregoing, CenFed Bank is duly chartered and in good standing as a federal savings bank organized in capital stock form. The customer deposit accounts of CenFed Bank are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided for member institutions of the SAIF generally in the Federal Deposit Insurance Act, without any special limitation or restriction. CenFed Bank has all requisite corporate and other power and authority (including all federal, state and local administrative and other governmental and regulatory authorizations) to carry on its business as it is now being conducted and to own its properties and assets.

    (b) Qualifications. CENFED is duly qualified and in good standing in all jurisdictions in which such qualification is required to carry on its business as it is now being conducted and to own all its properties and assets.

    (c) Capital Stock. The authorized capital stock of CENFED consists solely of 14,000,000 shares of common stock, par value $.01 per share (the "CENFED Common Stock"), of which 5,732,581 shares are issued and outstanding as of the date of this Agreement, and 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding as of the date of this Agreement. CENFED has no outstanding voting securities other than the outstanding shares of CENFED Common Stock referred to in the first sentence of this paragraph. Except for shares of CENFED Common Stock that are issuable pursuant to the employee stock options listed in the CENFED Disclosure Letter, the Stock Option Agreement and the Rights Agreement referred to in the CENFED Disclosure Letter (the "CENFED Rights Plan") no shares of capital stock of CENFED are reserved for issuance upon the exercise of, or are otherwise subject to, any outstanding options, warrants or other rights of any kind or upon conversion of or in exchange for any other securities or pursuant to any other contractual arrangement or understanding. All outstanding shares of capital stock of CENFED and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the shares of authorized capital stock of CENFED is subject to any statutory or contractual preemptive or similar rights.

    (d) CenFed Bank; Significant Investments. All of the outstanding shares of capital stock of each subsidiary of CENFED are owned, directly or indirectly, and not subject to any lien, charge, encumbrance, restriction on transfer or adverse ownership or other claim of any third party, solely by CENFED. CenFed Bank is the sole direct subsidiary (as defined in Section 8.1) of CENFED and all of the direct and indirect subsidiaries of CenFed Bank are listed in the CENFED Disclosure Letter. No equity securities of any subsidiary of CENFED are or may become required to be issued (other than to CENFED or its subsidiaries) by reason of any securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of such equity securities (each of the foregoing, a "Right"); there are no contracts, commitments, understandings or arrangements by which any of the subsidiaries of CENFED is or may be bound to sell or otherwise transfer any shares of the capital stock of any such subsidiary (other than to CENFED or its subsidiaries); and there are no contracts, commitments, understandings or arrangements relating to its rights to vote or to dispose of such shares (other than to CENFED or its subsidiaries).

    (e) Authority and Stockholder Approvals. Each of this Agreement and the other agreements contemplated hereby is a valid and binding agreement of CENFED enforceable against CENFED in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Upon the receipt of the stockholder approval of this Agreement by the holders of CENFED Common Stock required by the DGCL, the completion of the transactions contemplated by this Agreement will have been authorized by all necessary corporate action of CENFED. The CENFED Rights Plan has been amended so as to provide that Golden State will not become an "Acquiring Person" and that no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the CENFED Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Stock Option Agreement or the consummation of the Merger or the acquisition of shares of CENFED Common Stock by Golden State pursuant to the Stock Option Agreement or any other

                                     A-1-6
  transaction contemplated hereby or thereby. CENFED has taken all action required to be taken by it (including approval by the appropriate number of members of the CENFED Board of Directors) in order to exempt this Agreement and the CENFED Stock Option Agreement and the transactions contemplated hereby and thereby, and the foregoing are exempt from, (x) the requirements of Section 203 of the Delaware General Corporation Law and (y) the "higher vote" requirement of Article Seventh of the CENFED Certificate of Incorporation. Article Thirteenth of the CENFED Certificate of Incorporation does not apply to this Agreement, the CENFED Stock Option Agreement or the transactions contemplated hereby or thereby.

    (f) No Violations. The execution, delivery and performance of this Agreement by CENFED do not, and the consummation of the transactions contemplated hereby by CENFED will not, constitute (A) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CENFED or to which CENFED or any of its properties is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (B) a breach or violation of, or a default under, the certificate of incorporation or by-laws of CENFED or (C) a breach or violation of, or a default under (or an event which with the giving of notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of CENFED under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which CENFED is a party, or by which any of its properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require CENFED to obtain any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities or other persons referred to in Section 6.1(b), the approval of the stockholders of CENFED referred to in Section 3.3(e), and such approvals, consents or waivers as are required under federal and state securities laws in connection with the transactions contemplated by this Agreement.

    (g) Reports. (i) As of their respective dates, neither the Annual Report on Form 10-K filed by CENFED with the Securities and Exchange Commission (the "SEC") relating to the year ended December 31, 1996 (including the audited financial statements of CENFED included therein), nor any other report filed by CENFED subsequent to December 31, 1994 (including, without limitation, reports on Forms 10-K, 10-Q, and 8-K) with the SEC, the Office of Thrift Supervision (the "OTS") or the FDIC (all of the financial statements and reports of the types referred to in this clause (i) being collectively referred to in this Agreement as "Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and complete copies of all such Reports filed on or after December 31, 1994 have been made available to Golden State, and CENFED shall provide Golden State with true and complete copies of all Reports filed after the date hereof promptly after such Reports are filed and each such Report filed with the SEC complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act. Each of the statements of financial condition contained or incorporated by reference in the Reports (including in each case any related notes and schedules) fairly presented or will fairly present, as the case may be, the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, cash flows and changes in stockholders' equity, contained or incorporated by reference in the Reports (including in each case any related notes and schedules), fairly presented or will fairly present, as the case may be, the results of operations, cash flows, and changes in stockholders' equity of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles or applicable regulatory accounting principles and instructions consistently applied throughout the periods involved, except as may be stated therein (and subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect and to the lack of complete footnotes).


                                     A-1-7

    (ii) CENFED and its subsidiaries, including CenFed Bank, have timely filed all reports and statements, together with any amendments required to be made with respect thereto, with the SEC, the OTS, the FDIC and any other applicable Government Regulators (as defined in Section 3.3(k)), and all other material reports and statements required to be filed by them and have paid all fees and assessments due and payable in connection therewith.

    (h) Absence of Certain Changes or Events. Except as disclosed in the Reports filed prior to the date hereof and except as contemplated by this Agreement or disclosed in the CENFED Disclosure Letter, since December 31, 1996: (i) CENFED has not incurred any liability, other than in the ordinary course of its business consistent with past practice; (ii) CENFED has conducted its business only in the ordinary and usual course of such business; and (iii) there has not been any change in the financial condition, properties, business, or results of operations of CENFED which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on CENFED, including its subsidiaries, taken as a whole.

    (i) Taxes. All federal, state, local, and foreign tax returns required to be filed by or on behalf of CENFED have been timely filed or requests for extensions have been timely filed, any such requested extensions have been granted and have not expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns to be due have been paid in full or adequate provision has been made for the payment of any such taxes in the financial statements of CENFED in accordance with generally accepted accounting principles. There is no audit, examination, deficiency assessment, or refund litigation currently pending with respect to any taxes of CENFED. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to CENFED have been paid in full or adequate provision has been made for the payment of any such taxes in the financial statements of CENFED in accordance with generally accepted accounting principles. No extensions or waivers of statutes of limitations have been given by or requested with respect to any taxes of CENFED.

    (j) Absence of Claims. There is no pending claim, action or proceeding against CENFED before any court or administrative agency, nor, to the knowledge of CENFED, have any of the foregoing been threatened, nor, to the knowledge of CENFED, is there any reasonable basis therefor.

    (k) Absence of Regulatory Actions. Neither CENFED nor CenFed Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions relating to the foregoing at the request of, federal or state governmental authorities, including without limitation the SEC and regulatory agencies charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (collectively, "Government Regulators"), nor has CENFED or CenFed Bank been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. CENFED is not aware of any facts or circumstances relating to CENFED or CenFed Bank that have not been disclosed to Golden State that would cause any of the Government Regulators or any other person or entity to fail to give any of the approvals, consents or waivers referred to in Section 5.1(b).

    (l) Contracts. (i) Except for arrangements made in the ordinary course of business, CENFED is not bound by any material contract to be performed after the date hereof that is not listed in the CENFED Disclosure Letter. CENFED is not a party to an oral or written (A) agreement containing covenants that limit the ability of CENFED to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or the method by which, CENFED (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency), (B) agreement not referred to in the preceding clause and providing for the payment by CENFED of $100,000 or more per annum or (C) except as filed as an exhibit to its Annual Report on Form 10-K for the year

                                     A-1-8
  ended December 31, 1996, agreement that is a "material contract" within the meaning of Item 601(b)(10) of SEC Regulation S-K.

    (ii) CENFED is not in default under or in violation of any provision of the contracts or any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, and, to the knowledge of CENFED, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

    (m) Labor Matters. CENFED is not a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is CENFED the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any strike, other labor dispute or organizational effort involving CENFED pending or, to the knowledge of CENFED, threatened.

    (n) Employee Agreements. The CENFED Disclosure Letter contains a complete list of all employment agreements and all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, employment, termination, severance, medical, health and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto in respect of any present or former directors, officers, or other employees of CENFED or with respect to which CENFED or any entity that would be treated as a single employer with CENFED under
  Section 414(b) or (c) of the Code (which entities are referred to herein as "ERISA Affiliates") may have any liability (all of the foregoing being hereinafter collectively referred to as the "Employee Agreements"). Except as set forth in the CENFED Disclosure Letter, (i) all of the Employee Agreements comply, and have been administered in all material respects in compliance, with all applicable requirements of ERISA, the Code, and all other applicable laws and regulations, and no event has occurred which will or could cause any such Employee Agreement to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance; (ii) none of CENFED or any of its ERISA Affiliates has an obligation to accelerate the time of payment or vesting of any benefit or compensation payable under any Employee Agreement; (iii) a true and correct copy of each of the Employee Agreements and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been made available to Golden State; (iv) to the extent applicable, a true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Employee Agreement has been made available to Golden State and there have been no material changes in the financial condition of the respective plans from that stated in the annual reports and actuarial reports supplied; (v) all Employee Agreements which are employee pension benefit plans (as defined in Section 3(2) of ERISA) comply in form and in operation with all applicable requirements of Sections 401(a) and 501(a) of the Code, there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under Section 511 of the Code; (vi) there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Agreement and none of CENFED or any of its ERISA Affiliates has engaged in any prohibited transaction; (vii) there have been no acts or omissions by CENFED or any of its ERISA Affiliates which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47 or 68 of the Code for which CENFED or any of its ERISA Affiliates may be liable; (viii) there are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Employee Agreement or assets thereof and to the best knowledge of CENFED no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits); (ix) no

                                     A-1-9

  Employee Agreement is subject to Title IV of ERISA and no Employee Agreement is a multiemployer plan (as defined in Section 3(37) of ERISA);
  (x) none of CENFED or any of its ERISA Affiliates has any liability or contingent liability for providing, under any Employee Agreement or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code; and (xi) shareholder approval, or the consummation, of the transactions contemplated by this Agreement would not directly or indirectly (including as a result of any termination of employment) reasonably be expected to (A) entitle any current or former director, officer or employee to any payment or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Employee Agreement, (C) result in any material increase in benefits under any Employee Agreement or (D) result in the payment of any "excess parachute payments" under Section 280G of the Code.

    (o) Title to Assets. CENFED does not own any real estate or interest therein (other than real property security interests) that is not described in the CENFED Disclosure Letter. CENFED has good (and as to real property, marketable) title to its properties and assets (including any trademark, service mark, trade name, copyright or other intellectual property used in its business), other than (i) as reflected in the Reports, (ii) properties or assets as to which CENFED is a lessee or licensee and (iii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted. Such properties and assets are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as reflected in the Reports filed prior to the date hereof; (ii) statutory liens for taxes not yet delinquent; (iii) landlord's liens; and (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. CENFED and its subsidiaries as lessee have the unqualified right under valid and subsisting leases to occupy, use, possess and control all property leased by CENFED and its subsidiaries.

    (p) Compliance with Law. Each of CENFED and CenFed Bank:

      (i) has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of CENFED and CenFed Bank, no suspension or cancellation of any of them is threatened; and

      (ii) is in material compliance in the conduct of its business with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans With Disabilities Act, and all other fair lending laws or other laws relating to discrimination, and the Bank Secrecy Act.

    (q) Fees. Other than financial advisory services performed for CENFED by Merrill Lynch & Co., Inc. in the amount and pursuant to the agreement both disclosed to Golden State prior to the execution and delivery of this Agreement, CENFED has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with the transaction provided for in this Agreement.

    (r) Environmental Matters.

      (i) With respect to environmental matters:

        A. To the knowledge of CENFED, CENFED is in material compliance with all Environmental Laws (as defined below);

        B. CENFED does not have knowledge of any material noncompliance with any Environmental Laws relating to any of the Loan Properties (as defined below) other than as may be set forth in the standard loan files of CenFed Bank;


                                    A-1-10

        C. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of CENFED, threatened, before any court, governmental agency or board or other forum against CENFED (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by CENFED;

        D. To the knowledge of CENFED, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or CENFED in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

        E. To the knowledge of the CENFED, there are no existing facts or circumstances that could reasonably be expected to give rise to any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.3(r)(i)(B) or (C) above;

        F. To the knowledge of CENFED, the properties currently or formerly owned or operated by CENFED (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and, with the exception of commercially available office and cleaning supplies, do not otherwise contain any Hazardous Material that could reasonably be expected to give rise to liability to CENFED;

        G. CENFED has not received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

        H. To the knowledge of CENFED, during the period of CENFED's ownership or operation of any of its currently owned properties, there has been no contamination by or release of Hazardous Material in, on, under or affecting such properties which constituted a violation of any Environmental Laws. To the knowledge of CENFED, prior to the period of CENFED's ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material or oil in, on, under or affecting any such property which constituted a violation of any Environmental Laws and as to which CENFED may have liability; and

        I. CENFED does not participate in the management of a Loan Property to an extent that it would be deemed an "owner or operator" as defined in 42 U.S.C. Section 9601 or any similar Environmental Law.

      (ii) The following definitions apply for purposes of this Section 3.3(r): (w) "Loan Property" means any property in which CENFED holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now or hereafter in effect, including all current Environmental Laws, all future interpretations of current Environmental Laws and all future Environmental Laws and subsequent interpretations thereof. The term "Environmental Law" includes (i) all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment, including the federal Comprehensive

                                    A-1-11

    Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and
    (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (y) "Hazardous Material" means any substance in any concentration which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. The term "Hazardous Material" includes any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead, lead-based paint and polychlorinated biphenyl.

    (s) Classified Assets. CENFED has annexed to the CENFED Disclosure Letter a loan schedule identifying certain loan agreements, notes and borrowing arrangements (the "CENFED Loan Schedule") between its subsidiaries and borrowers of its subsidiaries. Except as specifically noted on the CENFED Loan Schedule, no subsidiary was, as of July 31, 1997, a party to any written or oral (i) loan agreement, note or borrowing arrangement, other than loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is over 60 days delinquent in payment of principal or interest or loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," or "other loans specially mentioned" or any comparable classification by CENFED, a CENFED subsidiary, the OTS or the FDIC or (ii) loan agreement, note or borrowing arrangement including any loan guaranty, with any director, executive officer or ten percent stockholder of CENFED or, to the knowledge of CENFED, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

    (t) Material Interests of Certain Persons. No officer or director of CENFED, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of CENFED.

    (u) Insurance. All policies of insurance or indemnity maintained by CENFED for its benefit in its business are listed in the CENFED Disclosure Letter. All of the insurance policies and bonds so listed are in full force and effect, CENFED is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. Between the date hereof and the Effective Time, CENFED will use commercially reasonable efforts to maintain the levels of insurance coverage in effect on the date hereof.

    (v) Books and Records. The books and records of CENFED have been maintained in accordance with all applicable legal, regulatory and accounting requirements and reflect in all material respects the substance of the events and transactions that are required to be included therein.

    (w) Corporate Documents. CENFED has delivered to Golden State true and complete copies of its certificate of incorporation and by-laws, and the charter and by-laws of CenFed Bank, as each of them is in effect on the date hereof.

    (x) Indemnification. Other than pursuant to the provisions of the certificate of incorporation and by-laws of CENFED and the similar or corresponding organizational documents of CenFed Bank and the other subsidiaries of CENFED, neither CENFED nor any such subsidiary, is a party to any indemnification

                                    A-1-12
  agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of CENFED or any such subsidiary.

    (y) Derivatives Contracts; Structured Notes; Etc. CENFED is not a party to and has not agreed to enter into, after the date hereof, any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or other contract of the types commonly referred to as derivative contracts, including various combinations thereof (each a "Derivatives Contract") and CENFED does not own securities that are referred to generically as "structured notes," "high risk mortgage derivatives" (as defined for federal banking regulatory purposes), "capped floating rate notes" or "capped floating rate mortgage derivatives", except for those Derivatives Contracts and such other instruments listed (as of the date hereof) in the CENFED Disclosure Letter or disclosed in its Reports filed on or prior to the date hereof. All Derivative Contracts, whether entered into for CENFED's own account, or for the account of one or more of its subsidiaries or their customers, were entered into (i) in accordance with applicable laws, rules and regulations and (ii) with counterparties believed to be financially responsible at the time. Neither CENFED nor its subsidiaries, nor to its knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

    (z) Accounting Matters. None of CENFED nor, to CENFED's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent Golden State from accounting for the transactions contemplated hereby as a "pooling of interests" under GAAP and SEC regulations, and CENFED has no reason to believe that such transactions will not qualify as a "pooling of interests" for accounting purposes.

    (aa) Disclosure. The written statements, certificates, schedules, lists and other written information furnished by or on behalf of CENFED to Golden State pursuant to this Agreement, including all information supplied in connection with the preparation of the Form S-4 and the Proxy Statement (each as defined in Section 5.8), do not contain any untrue statement of a material fact or, taken as a whole, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Section 3.4 Representations and Warranties of Golden State. Except as set forth in the Golden State Disclosure Letter, Golden State represents and warrants to CENFED that:

    (a) Organization. (i) Golden State has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware. Golden State has all requisite corporate power and authority to carry on its business as it is now being conducted and to own its properties and assets.

    (ii) Without limiting the generality of the foregoing, Glendale Bank is duly chartered and in good standing as a federal savings bank organized in capital stock form. The customer deposit accounts of Glendale Bank are insured by the SAIF to the extent provided for member institutions of the SAIF generally in the Federal Deposit Insurance Act, without any special limitation or restriction. Glendale Bank has all requisite corporate and other power and authority (including all federal, state and local administrative and other governmental and regulatory authorizations) to carry on its business as it is now being conducted and to own its properties and assets.

    (b) Capital Stock. The authorized capital stock of Golden State consists solely of 100,000,000 shares of common stock, par value $1.00 per share (the "Golden State Common Stock"), of which 50,382,460 shares are issued and outstanding as of the date of this Agreement, and 50,000,000 shares of preferred stock, par value $1.00 per share, of which 4,621,982 shares, denominated "Noncumulative Convertible Preferred Stock, Series A" are issued and outstanding as of the date of this Agreement. Golden State has no outstanding voting securities other than the outstanding shares of Golden State Common Stock referred to in the first sentence of this paragraph. Except as described in the Golden State Disclosure Letter, no shares of capital stock of Golden State are reserved for issuance upon the exercise of outstanding options, warrants or other rights of any kind or upon conversion of or in exchange for any other securities or pursuant to any other contractual arrangement or understanding. All outstanding shares of capital stock of Golden State and its subsidiaries are, and all of the shares of Golden State Common Stock to be issued in the Merger will,

                                    A-1-13
  when so issued pursuant to the terms hereof, be duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the shares of authorized capital stock of Golden State is subject to any statutory or contractual preemptive or similar rights. All of the outstanding shares of capital stock of Glendale Bank are owned directly or indirectly, and not subject to any lien, charge, encumbrance, restriction on transfer or adverse ownership or other claim of any third party, solely by Golden State.

    (c) Authority and Stockholder Approvals. This Agreement is a valid and binding agreement of Golden State enforceable against Golden State in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. No approval of this Agreement is required under applicable law, the certificate of incorporation or by-laws of Golden State or for any other reason, to be obtained from the stockholders of Golden State to enable Golden State to complete the transactions provided for herein.

    (d) No Violations. The execution, delivery and performance of this Agreement by Golden State do not, and the consummation of the transactions contemplated hereby by Golden State will not, constitute (A) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Golden State or to which Golden State (or any of its properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (B) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Golden State or (C) a breach or violation of, or a default under (or an event which with the giving of notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Golden State under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Golden State is a party, or by which any of its properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require Golden State to obtain any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities or other persons referred to in Section 6.1(b), and such approvals, consents or waivers as are required under federal and state securities laws in connection with the transactions contemplated by this Agreement.

    (e) Reports. As of their respective dates, neither the Annual Report on Form 10-K filed by Glendale Bank, as the predecessor of Golden State, with the OTS relating to its fiscal year ended June 30, 1996 (including the audited financial statements of Glendale Bank, as such predecessor, included therein) nor the unaudited financial statements of Glendale Bank as the predecessor of Golden State, as of March 31, 1997 and for the nine months then ended contained in the Quarterly Report on Form 10-Q filed by Glendale Bank with the OTS, and no other report filed by Glendale Bank or Golden State subsequent to June 30, 1994, with the OTS, the SEC or the FDIC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and complete copies of all such reports filed on or after June 30, 1994 have been made available to CENFED, and Golden State shall provide CENFED with true and complete copies of all reports filed after the date hereof promptly after such reports are filed. Each of the statements of financial condition contained or incorporated by reference in the reports referred to in this Section 3.4(e) (including in each case any related notes and schedules) fairly presented or will fairly present, as the case may be, the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, cash flows and changes in stockholders' equity, contained or incorporated by reference in the reports (including in each case any related notes and schedules), fairly presented or will fairly present, as the case may be, the results of operations, cash flows, and changes in stockholders' equity, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles or applicable regulatory accounting principles and instructions consistently applied throughout the periods involved, except as may

                                    A-1-14
  be stated therein (and subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect and to the lack of complete footnotes).

    (f) Absence of Certain Changes or Events. Except as disclosed in the reports referred to in Section 3.4(e) and except as contemplated by this Agreement or disclosed in the Golden State Disclosure Letter, since June 30, 1996: (i) Golden State has not incurred any liability, other than in the ordinary course of its business consistent with past practice; (ii) Golden State has conducted its business only in the ordinary and usual course of such business; and (iii) there has not been any change in the financial condition, properties, business, or results of operations of Golden State which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Golden State, including its subsidiaries, taken as a whole.

    (g) Taxes. All material federal, state, local, and foreign tax returns required to be filed by or on behalf of Golden State have been timely filed or requests for extensions have been timely filed, any such requested extensions have been granted and have not expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns to be due have been paid in full or adequate provision for the payment of has been made for any such taxes in the financial statements of Golden State in accordance with generally accepted accounting principles. There is no audit, examination, deficiency assessment, or refund litigation currently pending with respect to any taxes of Golden State. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Golden State have been paid in full or adequate provision for the payment of has been made for any such taxes in the financial statements of Golden State in accordance with generally accepted accounting principles. No extensions or waivers of statutes of limitations have been given by or requested with respect to any taxes of Golden State.

    (h) Absence of Claims. There is no pending claim, action or proceeding against Golden State before any court or administrative agency, nor, to the knowledge of Golden State, have any of the foregoing been threatened, nor, to the knowledge of Golden State, is there any reasonable basis therefor.

    (i) Absence of Regulatory Actions. Neither Golden State nor Glendale Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions relating to the foregoing at the request of, any of the Government Regulators nor has Golden State or Glendale Bank been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. Golden State is not aware of any facts or circumstances relating to Golden State or Glendale Bank that have not been disclosed to CENFED that would cause any of the Government Regulators or any other person or entity to fail to give any of the approvals, consents or waivers referred to in Section 5.1(b).

    (j) Compliance with Law. Each of Golden State and Glendale Bank:

      (i) has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Golden State and Glendale Bank, no suspension or cancellation of any of them is threatened; and

      (ii) is in material compliance in the conduct of its business with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans With Disabilities Act, and all other fair lending laws or other laws relating to discrimination, and the Bank Secrecy Act.


                                    A-1-15

    (k) Fees. Golden State has not incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with the transaction provided for in this Agreement that could in any manner be asserted to be payable by CENFED.

    (l) Books and Records. The books and records of Golden State have been maintained in accordance with all applicable legal, regulatory and accounting requirements and reflect in all material respects the substance of the events and transactions that are required to be included therein.

    (m) Disclosure. The written statements, certificates, schedules, lists and other written information furnished by or on behalf of Golden State to CENFED pursuant to this Agreement, including all information supplied in connection with the preparation of the Form S-4 and the Proxy Statement, do not contain any untrue statement of a material fact or, taken as a whole, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV.

                            CONDUCT PENDING MERGER

  Section 4.1. Conduct of Business Prior to Effective Time. Except as required by applicable law, rule or regulation, as expressly provided in this Agreement, as agreed to in writing by Golden State or as set forth in Section
4.1 of the CENFED Disclosure Letter, CENFED shall (i) conduct its business and maintain its books and records in the usual, regular and ordinary course, and in a manner consistent with past practice, (ii) use all commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, and advantageous business relationships and to retain the services of its officers and employees, (iii) take no action which could reasonably be expected to affect adversely or delay the ability of CENFED or Golden State to obtain any necessary approvals, consents or waivers of any governmental authority or other person required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that could reasonably be expected to have a material adverse effect on CENFED.

  Section 4.2. Forbearance by CENFED. During the period from the date of this Agreement to the Effective Time, and except as contemplated by this Agreement or as set forth in Section 4.2 of the CENFED Disclosure Letter with respect to certain employee compensation plans of CENFED, CENFED shall not, without the prior written consent of Golden State (which consent shall not be unreasonably withheld or delayed), do any of the following:

    (a) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person other than in the ordinary course of business consistent with past practice and, in any event, subject to the following limitations: (i) CENFED will not enter into new borrowings, or accept brokered certificates of deposits with maturities greater than six months, except that, after consultation with Golden State, it may obtain up to $150,000,000 of Federal Home Loan Bank advances with maturities of up to two years, of which no more than $100,000,000 may have maturities exceeding one year;

    (b) issue any shares of its capital stock, except pursuant to options outstanding as of the date hereof to purchase shares of CENFED Common Stock that are listed in the CENFED Disclosure Letter; adjust, split, combine or reclassify any shares of capital stock; declare or pay any dividends, other than normal quarterly dividends at a rate per share not exceeding that of the most recently declared quarterly cash dividend of CENFED prior to the date hereof, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except, if Golden State and CENFED so agree, for redemption of the "Rights" provided for in the CENFED Rights Plan); or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right or option to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock;


                                    A-1-16

    (c) other than in the ordinary course of business consistent with past practice and with the other terms, covenants and conditions of this Agreement, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person (it being agreed that sales in accordance with CENFED's past practice of real estate acquired through foreclosure or by deed or other transfer in lieu of foreclosure shall be considered to be in the ordinary course of business), or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements requiring the same that are in force at the date of this Agreement and have been disclosed to Golden State in the CENFED Disclosure Letter;

    (d) hire any employee above the level of Assistant Vice President (other than such replacement employees, if any, as CENFED determines to be necessary to conduct its business); enter into, renew or amend any employment agreement with any employee or director, increase in any manner the compensation or fringe benefits of any of its employees or directors, or create or institute, or make any payments pursuant to, any severance plan or package, or pay any pension or retirement allowance, in each case not required by any existing plan or agreement, to any such employees or directors, or become a party to, amend, commit itself to, or establish, any trust or account related to, any Employee Agreement (as defined in Section 3.3(n)), with or for the benefit of any employee, other than general increases in compensation in the ordinary course of business consistent with past practice; or accelerate the vesting of any stock options or other compensation or benefit or declare or pay any bonus (except that CENFED shall be permitted to pay annual bonuses in accordance with CENFED's existing compensation policies and bonus plans disclosed to Golden State in the CENFED Disclosure Letter);

    (e) other than in the ordinary course of business consistent with past practice (it being agreed that credit bids for collateral shall be considered to be in the ordinary course of business), make any investment in any person or entity, whether by purchase of stock or other securities or contributions to the capital of such entity, make any property transfers to any person or entity, or purchase any property or assets of any person or entity;

    (f) enter into or renew any contract or agreement that requires payment by CENFED of more than $50,000 in any year, that is of more than one year in duration, or that is not cancelable without penalty on not more than sixty days notice (except for any contract to sell real estate by foreclosure or by deed or other transfer in lieu of foreclosure entered into in the ordinary course of business) or amend, modify or terminate any material leases or contracts of CENFED;

    (g) enter into any settlement or compromise of any material claim, action or proceeding involving any liability of CENFED for money damages that would have a material adverse effect or that would involve material restrictions upon the operations of any CENFED subsidiary, or waive or release any material rights or claims; provided, that Golden State may not withhold its consent to any such settlement unless it concurrently agrees in writing to indemnify and hold CENFED harmless from and against any liability, and subsequently incurred litigation expenses, in connection with such matter that exceeds in the aggregate the amount for which CENFED had proposed to settle such matter and that would not have been incurred but for Golden State's withholding of such consent;

    (h) except in the ordinary course of business, make, renegotiate, renew, increase, modify, extend or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

    (i) change any of its methods of accounting as the same were in effect at December 31, 1996, except as required by changes in generally accepted accounting principles, as concurred in by the independent auditors of CENFED, or as required by regulatory accounting principles or other regulatory requirements;

    (j) enter into any new activities or lines of business, cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice;

    (k) amend its certificate of incorporation or by-laws or adopt any plan of liquidation, consolidation, merger or reorganization whether formal or informal;


                                    A-1-17

    (l) make any capital expenditure other than in the ordinary course of business or as necessary to maintain its assets, and in any event, whether or not in the ordinary course of business, not exceeding $30,000;

    (m) take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a "reorganization" within the meaning of Section 368 of the Code; or

    (n) enter into any Derivatives Contracts or purchase any of the types of securities referred to in Section 3.3(y), except that CENFED may purchase or acquire mortgage-backed securities rated "AA" or a more favorable rating category by Standard & Poor's, or comparable rating categories of other nationally recognized investment rating firms, so long as its aggregate investment in mortgage-backed securities does not exceed 102.5% of the aggregate amount of such investments as of the date hereof; or (ii) purchase or acquire municipal securities, except that CENFED may purchase municipal securities rated "AAA" by Standard & Poor's or a more favorable rating category, or comparable rating categories of other nationally recognized investment rating firms, so long as the aggregate amount of its investments in such securities does not exceed the aggregate amount of such investments as of the date hereof.

    (o) agree, or make any commitment, to take any of the actions prohibited by this Section 4.2.

                                  ARTICLE V.

                                   COVENANTS

  Section 5.1. Acquisition Proposals. CENFED agrees that neither it nor any of its officers or directors shall, and CENFED shall use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, or encourage any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of CENFED) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the consolidated assets, deposits or any equity securities of, CENFED (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for compliance by the directors of CENFED with their fiduciary duties, in the written opinion of outside legal counsel, with respect to an unsolicited offer from a third party, engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. CENFED shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Golden State) conducted heretofore with respect to any of the foregoing. CENFED will take the necessary steps to inform promptly the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1. CENFED agrees that it will notify Golden State immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with CENFED. CENFED also agrees that it shall promptly request each person (other than Golden State) that has heretofore executed a confidentiality or standstill agreement in connection with its consideration of acquiring CENFED to return all confidential information heretofore furnished to such person by or on behalf of CENFED and enforce any such confidentiality or standstill agreements.

  Section 5.2. Certain Policies of CENFED. At the request of Golden State, CENFED shall, to the extent consistent with generally accepted accounting principles, modify its loan, litigation or real estate valuation policies and practices (including loan classifications and levels of reserves) after the date on which all required regulatory approvals are received for completion of the Merger and not earlier than 15 days prior to nor later than the day prior to, the Effective Time so as to be consistent with those of Golden State, taking into account Golden State's intended operations after the closing; provided, however, that CENFED shall not be required to take such action unless Golden State agrees in writing that all conditions to Golden State's obligation to

                                    A-1-18
consummate the Merger have been satisfied and that Golden State will complete the Merger. CENFED's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2.

  Section 5.3. Employees. (a) As soon as practicable after the date hereof and, in any event, prior to the Closing Date, Golden State shall evaluate the employees and existing operations of CENFED to determine which positions in and employees of CENFED will be required for the continuing operations of the Surviving Corporation and Glendale Bank as of and after the Effective Time. CENFED shall cooperate in good faith with Golden State in assisting Golden State's investigation by, among other things, making available to Golden State employee evaluations and other records to the extent permitted by law, and facilitating interviews with CENFED employees.

  (b) As soon as practicable after the date hereof, Golden State shall identify to CENFED those employees of CENFED to whom Golden State desires to offer employment as of and after the Effective Time. Those employees whose positions will be eliminated and to whom Golden State determines not to offer employment shall be given notice prior to the Closing Date by CENFED and Golden State of their termination and the effective dates thereof. Golden State shall endeavor in good faith to identify employment opportunities for any such employees with Golden State. Such efforts shall include posting of employment opportunities with Golden State and interviewing any such employee of CENFED who desires to be considered for such a position with Golden State.

  (c) It is the intention of Golden State to train all employees of CENFED that Golden State expects to employ with Golden State in Golden State's procedures prior to the Closing Date. CENFED shall cooperate in good faith with Golden State in facilitating such training, including, without limitation by making such employees available for such training for reasonable periods during normal business hours.

  (d) Employees accepting employment with Golden State will not receive a guarantee of any minimum period of employment, it being the intention and understanding of the parties hereto that such employment shall be solely at the will of Golden State on the same basis as all other employees of Golden State who do not have contractual rights of employment; provided, that notwithstanding anything that may appear to be to the contrary herein, no provision shall be deemed to terminate or modify any provision of any employment, severance or similar agreement of any person with CENFED or any of its subsidiaries. Employees who are employed by Golden State after the Effective Time will receive credit for their prior service with CENFED for purposes of eligibility and vesting only, and not for purposes of determining the amount of benefits payable, under Golden State's existing employee benefit plans and programs, except that such employees shall receive prior service credit for purposes of determining (i) eligibility for annual amounts of permitted vacation time, (ii) numbers of accrued sick days, and (iii) amounts payable as severance payments under the applicable severance plan of Golden State in the case of employees of CENFED who remain employed by Golden State for more than one year following the Effective Time.

  (e) Full time and part time employees of CENFED on the date hereof who are involuntarily terminated, other than for cause, on or within one year after the Closing Date, including those employees of CENFED who are terminated as of a date prior to the Effective Time pursuant to paragraph (b) above, shall be eligible for benefits to the extent and as provided under the CENFED Severance Plan as in effect at the date hereof. In addition to amounts that may be payable pursuant to the CENFED Severance Plan, Golden State and CENFED have agreed that CENFED will establish a Retention Bonus Plan in accordance with the letter agreement (the "Benefits Letter") between Golden State and CENFED entered into contemporaneously herewith.

  (f) This Agreement is intended to result solely in the acquisition by Golden State of CENFED and is not intended to confer any continuing rights to employment on the part of the employees of CENFED after the Effective Time. CENFED shall make no representations to its employees regarding employment by Golden State. CENFED shall remain solely responsible for its employees, representatives and agents during their employment

                                    A-1-19
with CENFED prior to the Effective Time and with respect to all matters arising from such employment with CENFED during such period, including, without limitation, the payment of any accrued vacation pay, sick pay, severance payments or other payments to which such employees may be entitled (it being acknowledged that the Surviving Corporation, or Glendale Bank, as applicable, shall succeed to such obligations by operation of law upon, but only in the event of, the completion of the Merger or the Bank Merger, as applicable). Such payments and CENFED's obligations to make such payments shall be fully and fairly reflected in CENFED's financial statements prior to and as of the Effective Time to the extent required by generally accepted accounting principles.

  Section 5.4. Access to Information. (a) Upon reasonable notice during the period prior to the Effective Time, each party hereto shall afford the other parties access to the officers, employees, accountants, counsel and other representatives of such party, during normal business hours (provided such access does not unreasonably interfere with the operations of Glendale Bank or CenFed Bank) to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, such party shall make available to each other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than any reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as a party hereto may reasonably request. The parties hereto shall not, however, be required to provide access to or to disclose information to the extent that such access or disclosure would violate the rights of such party's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided, that such party shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply that will provide all information to the other party that may be relevant to its assessment of its obligation to complete the Merger. The parties hereto will hold all such information in confidence in accordance with the provisions of the confidentiality agreement, dated June 26, 1997, between Golden State and CENFED (the "Confidentiality Agreement").

  (b) No investigation by any party hereto shall affect the representations, warranties, covenants or agreements of the other parties hereto.

  (c) CENFED shall promptly after the end of each month inform Golden State of any new classification of its assets (as referred to in Section 3.3(s)) that is determined or modified at any time after the date hereof and of any changes in CENFED's allowance for loan and lease losses from the prior month-end, including an explanation of the reasons therefor.

  Section 5.5. Regulatory Matters. (a) The parties hereto shall cooperate with each other and use their best efforts promptly to prepare and file within thirty days of the date hereof all necessary applications, and thereafter to effect all documentation, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. CENFED and Golden State shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to CENFED or Golden State, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

  (b) Golden State and CENFED shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably

                                    A-1-20
necessary or advisable in connection with the Form S-4 and the Proxy Statement (each as defined in Section 5.8) or any other statement, filing, notice or application made by or on behalf of Golden State or CENFED to any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

  Section 5.6. Other Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals set forth in Section 5.6 of the CENFED Disclosure Letter and from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under federal and any applicable state securities laws) and obtaining any required contractual consents and approvals (which shall be the obligation of the party hereto bound by the contract in question), and cause the Closing of the transactions contemplated hereby to occur as soon as practicable after the receipt of all approvals, consents and waivers required by Section 6.1(b). Without limiting the generality of the foregoing, Golden State shall take all appropriate action to incorporate Merger Sub under the DGCL, to cause Merger Sub to become a party signatory to this Agreement and to perform its obligations under this Agreement in a timely manner. In addition, each of Golden State and CENFED shall appoint a person who shall be responsible for coordinating with the other party in order to consider and respond to any requests for consents hereunder and otherwise to complete the transactions contemplated hereby as soon as practicable.

  Section 5.7. Publicity. The initial press release announcing this Agreement shall be mutually agreed and, thereafter, subject to the provisions of applicable law, CENFED and Golden State shall mutually agree with each other prior to issuing any press releases or public statements with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

  Section 5.8. Preparation of Form S-4 and Proxy Statement. Golden State and CENFED, acting jointly, shall promptly prepare and file with the SEC an appropriate form of proxy statement (the "Proxy Statement") in compliance with the requirements of the Exchange Act and a registration statement under the Securities Act on Form S-4 (the "Form S-4") in which the Proxy Statement will be included as a prospectus. Each of Golden State and CENFED shall use all reasonable efforts to have the Proxy Statement authorized for use pursuant to the Exchange Act and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Golden State shall also take any such action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Golden State Common Stock in the Merger and CENFED shall furnish all information concerning CENFED and the holders of CENFED Common Stock as may be reasonably requested in connection with any such action.

  Section 5.9. Letter of CENFED Accountants. CENFED shall use its best efforts to cause to be delivered to Golden State a letter of CENFED's independent auditors, dated as of a date within two business days before the date on which the Form S-4 shall become effective and addressed to Golden State, and a written reconfirmation of such letter dated as of the Closing Date, in each case in form and substance reasonably satisfactory to Golden State, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to Form S-4.

  Section 5.10. Letter of Golden State Accountants. Golden State shall use its best efforts to cause to be delivered to CENFED a letter of Golden State's independent auditors, dated as of a date within two business days before the date on which the Form S-4 shall become effective and addressed to CENFED, and a written reconfirmation of such letter dated as of the Closing Date, in each case in the form and substance reasonably

                                    A-1-21
satisfactory to CENFED, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

  Section 5.11. Stockholder Action. CENFED shall take all action necessary, in accordance with applicable law and regulations, and its certificate of incorporation and by-laws, to obtain, as promptly as practicable, approval of this Agreement and the transactions contemplated hereby by the vote of stockholders of CENFED required under applicable law and regulations. Except to the extent legally required for the discharge by such board of directors of its fiduciary duties, in the written opinion of outside legal counsel, the Board of Directors of CENFED shall recommend to the holders of the CENFED Common Stock that they vote in favor of and approve the Merger and adopt and approve this Agreement and the transactions contemplated hereby.

  Section 5.12. Notification of Certain Matters. Each party hereto shall give prompt notice to the other of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by them subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which either of them is a party or is subject; (b) any material adverse change in the financial condition, properties, business or results of operations of such party and its subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change; and (c) any event or occurrence which may adversely affect the likelihood that a condition set forth in Article VI will be satisfied. Each party hereto shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

  Section 5.13. Tax Matters. CENFED shall keep Golden State apprised of its progress in the preparation of its tax returns and shall provide to Golden State copies of draft returns prior to filing. In addition, CENFED agrees that it shall consult with Golden State prior to making any significant decisions with respect to tax reporting or other tax matters, in order to ensure to the extent possible that such decisions are consistent with the consummation of the transactions contemplated hereby.

  Section 5.14. Updated Disclosure Letters. Each party hereto shall provide the other party hereto with an updated Disclosure Letter within two days prior to the Effective Date; provided, however, that no such Updated Disclosure Letter shall be deemed to alter any party's representations and warranties or other obligations herein for purposes of Articles VI or VII hereof.

  Section 5.15. Affiliates. (a) Each of Golden State and CENFED shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholder meeting called by CENFED to approve this Agreement, a written agreement, in the form of Exhibit A(1) hereto (in the case of affiliates of Golden State) or A(2) hereto (in the case of affiliates of CENFED), as applicable, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of capital stock of Golden State or capital stock of CENFED held by such "affiliate" and, in the case of the "affiliates" of CENFED, the shares of Golden State Common Stock to be received by such "affiliate" in the Merger: (i) in the case of shares of Golden State Common Stock to be received by "affiliates" of CENFED in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (ii) except to the extent and under the conditions permitted therein, during the period commencing 30 days prior to the Effective Time and ending at the time of the publication of financial results covering at least 30 days of combined operations of Golden State and CENFED.

  (b) Golden State shall use its best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month

                                    A-1-22
may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

  Section 5.16. Stock Exchange Listing. Golden State shall use all reasonable efforts to cause the shares of Golden State Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Date.

  Section 5.17. Bank Merger. The parties agree to use their reasonable efforts between the date of this Agreement and the Closing to take all actions necessary or desirable, including the filing of any regulatory applications, so that the Bank Merger will occur as soon as possible after the Effective Time.

  Section 5.18. Corporate Governance. Golden State's Board of Directors shall take appropriate action to elect D. Tad Lowrey to the Board of Directors of Golden State and of Glendale Bank, such election to be effective as of the Effective Time.

  Section 5.19. Indemnification of Directors and Officers. Golden State agrees that all rights to indemnification or excupation now existing in favor of the directors, officers, employees and agents of CENFED and its subsidiaries as provided in their respective certificates of incorporation, charter, by-laws or similar charter documents in effect as of the date hereof with respect to matters occurring prior to the Effective Time, including matters relating to the negotiation, execution, delivery and performance of this Agreement, shall survive the Merger and shall continue in full force and effect at all times thereafter. Golden State further agrees (i) that to the full extent permitted by applicable law, regulations and the certificate of incorporation and by-laws of Golden State as in effect on the date hereof, it shall indemnify, defend and hold harmless each person who was an officer or director of CENFED or its subsidiaries prior to the Effective Time for any claim or loss arising out of their actions while serving as such director or officer, including any acts relating to this Agreement, and shall pay, as and when incurred, the expenses, including attorneys' fees, of such individual in advance of the final resolution of any claim, provided that such individuals shall first, to the extent required by law, execute an undertaking to return such advances in the event it is finally determined by appropriate judicial proceedings that such indemnification is not permitted under applicable law; and (ii) to cause each of the persons referred to in the preceding clause (i) to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by CENFED, provided that Golden State may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy with respect to acts or omissions occurring prior to the Effective Time committed by such officers and directors in their capacity as such; provided, however, that in no event shall Golden State be required to expend more than 200% of the current annual amount expended by CENFED to maintain or procure insurance coverage pursuant hereto. In the event Golden State, CENFED or any of their respective successors or assigns (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer or convey all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made, to the extent necessary, so that the successors and assigns of Golden State or CENFED, respectively, shall assume the obligation set forth in this Section 5.19. The provisions of this
Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification as provided herein and his or her heirs and representatives.

                                  ARTICLE VI.

                          CONDITIONS TO CONSUMMATION

  Section 6.1. Conditions to All Parties' Obligations. The respective obligations of Golden State and CENFED to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver prior to the Effective Time of the following conditions:

    (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of CENFED in accordance with applicable law and its certificate of incorporation and by-laws.

                                    A-1-23

    (b) All necessary regulatory approvals, consents and waivers with respect to this Agreement and the transactions contemplated hereby shall have been received and shall remain in full force and effect, and all applicable statutory waiting periods shall have expired; provided, however, that no approval, consent or waiver referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially and adversely impact the economic and business benefits of the transactions contemplated hereby to Golden State so as to render it inadvisable in the judgment of Golden State to proceed with the transactions contemplated hereby.

    (c) Any other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

    (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against Golden State or CENFED brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

    (e) No statute, rule or regulation shall have been enacted, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, or makes illegal consummation of the Merger or any other transaction contemplated by this Agreement.

    (f) The shares of Golden State Common Stock issuable to CENFED stockholders pursuant to this Agreement upon the completion of the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

    (g) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (h) Each of the letters from independent accountants, and written confirmations thereof, referred to in Sections 5.9 and 5.10 shall have been received at the times and in the form described in such Sections.

  Section 6.2. Conditions to Obligations of Golden State. The obligations of Golden State to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions, any or all of which conditions may be waived by Golden State:

    (a) Each of the representations and warranties of CENFED set forth in this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); CENFED shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; there shall have been no material adverse change in the financial condition, business or assets of CENFED and its subsidiaries taken as a whole since December 31, 1996; and Golden State shall have received a certificate signed by the chief executive officer and the chief financial officer of CENFED, dated the Closing Date, to the foregoing effect.

    (b) Golden State shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Golden State, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Golden State and CENFED will each be a party to that reorganization within the meaning of Section 368(b) of the Code, that no gain or loss will be recognized by holders of CENFED Common Stock upon the receipt of Golden State Common Stock in the Merger (except with respect to cash received in lieu of fractional shares) and that no gain or loss will be recognized by Golden State or CENFED as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of CENFED, Golden State and stockholders of CENFED.

    (c) Golden State shall have received the updated CENFED Disclosure Letter from CENFED required by Section 5.14.


                                    A-1-24

    (d) None of the events provided for in the CENFED Rights Plan shall have occurred which would make the Rights provided for therein nonredeemable or which would make such Rights exercisable or cause them to trade separately from the CENFED Common Stock.

  Section 6.3. Conditions to Obligations of CENFED. The obligation of CENFED to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions, any or all of which conditions may be waived by CENFED:

    (a) Each of the representations and warranties of Golden State set forth in this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Golden State shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; there shall have been no material adverse change in the financial condition, business or assets of Golden State and its subsidiaries taken as a whole since December 31, 1996. CENFED shall have received a certificate signed by the chief executive officer and the chief financial officer of Golden State, dated the Effective Date, to the foregoing effect.

    (b) CENFED shall have received the opinion of Mayer, Brown & Platt, counsel to CENFED, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Golden State and CENFED will each be a party to that reorganization within the meaning of Section 368(b) of the Code, that no gain or loss will be recognized by holders of CENFED Common Stock upon the receipt of Golden State Common Stock in the Merger (except with respect to cash received in lieu of fractional shares) and that no gain or loss will be recognized by Golden State or CENFED as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of CENFED, Golden State and stockholders of CENFED.

    (c) CENFED shall have received the updated Golden State Disclosure Letter required by Section 5.14.

                                 ARTICLE VII.

                                  TERMINATION

  Section 7.1. Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the stockholders of CENFED:

    (a) by the mutual consent of Golden State and CENFED;

    (b) by Golden State or CENFED, if its Board of Directors so determines by vote of a majority of the members thereof, in the event of (i) the failure of the stockholders of CENFED to approve this Agreement, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 45 days after written notice of such breach is given to the party committing such breach by the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to clause (ii) of this
  Section 7.1(b) unless any breach of representation or warranty asserted as the basis for such termination, together with all other such breaches, would entitle the party receiving such representation or warranty under
  Section 6.2(a) (in the case of a breach of representation or warranty by CENFED) or Section 6.3(a) (in the case of a breach of representation or warranty by Golden State) not to consummate the transactions contemplated hereby;

    (c) by Golden State or CENFED by written notice to the other party if either (i) the condition set forth in Section 6.1(b) shall not have been satisfied by the Termination Date; or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

    (d) by Golden State or CENFED, if its Board of Directors so determines by vote of a majority of the members thereof, in the event that the Merger is not consummated by the Termination Date, unless the failure to so consummate by such time is due to the breach of any material representation, warranty or

                                    A-1-25
  covenant contained in this Agreement by the party seeking to terminate. The term "Termination Date" shall mean April 30, 1998; provided, however, that either party hereto shall have the right to extend such Termination Date for up to an additional 45 days if, prior to the Termination Date, such party notifies the other party in writing that such party believes that the approvals, consents or waivers to be obtained by such party are imminent and a reasonable factual basis for such party's belief that such approvals, consents or waivers are imminent is set forth in such written notice;

    (e) by CENFED if both (i) the Final Golden State Stock Price is less than $24.40, and (ii) the quotient obtained by dividing the Final Golden State Stock Price by $28.69 does not equal at least 85% of the quotient obtained by dividing the average Index Price during the 10 trading days for Golden State Common Stock (on which shares of Golden State Stock were traded) preceding the proposed Closing Date (the "Determination Period") by the average Index Price during the 10 trading days for Golden State Common Stock preceding August 15, 1997. As used herein, (i) the "Final Golden State Stock Price" shall mean the average of the per share closing prices of Golden State Common Stock on the NYSE Composite Transactions List (as reported in the Wall Street Journal or, in the absence thereof, as reported by another authoritative source mutually agreed upon by CENFED and Golden State) during the Determination Period, (ii) the "Index Price" shall mean, on any given date, the weighted average (weighted in accordance with the factors listed in the following clause (iii)) of the closing prices of the companies comprising the Index Group, and (iii) the "Index Group" shall mean the thrift holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since August 15, 1997 and before the date of determination of an Index Price, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies fails to meet any of the foregoing criteria, such company shall be deemed removed from the Index Group, and the weights (which shall be determined based upon the number of each company's outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. If any company belonging to the Index Group or Golden State declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction, the prices for the common stock of such company or Golden State shall be appropriately adjusted for the purposes of applying this Section 7.1(e). The thrift holding companies and the weights to be attributed to them are as follows:

                                                                      WEIGHTING
     COMPANY NAME                                                       INDEX
     ------------                                                     ---------
     Ahmanson & Company (H.F.).......................................   9.38%
     Astoria Financial Corp..........................................   2.02%
     Bank United Corp................................................   3.04%
     Charter One Financial...........................................   4.45%
     Coast Savings Financial.........................................   1.79%
     Commercial Federal Corp.........................................   2.08%
     Dime Bancorp Inc................................................   9.99%
     Downey Financial Corp...........................................   2.58%
     Golden State Bancorp. Inc.......................................   4.85%
     Golden West Financial Corp......................................   5.47%
     GreenPoint Financial Corp.......................................   4.34%
     Long Island Bancorp Inc.........................................   2.31%
     MAF Bancorp Inc.................................................   1.48%
     New York Bancorp Inc............................................   2.08%
     People's Bank (MHC).............................................   5.88%
     Peoples-Heritage Financial Group................................   2.64%
     Queens County Bancorp Inc.......................................    .98%
     Roslyn Bancorp Inc..............................................   4.20%
     Sovereign Bancorp Inc...........................................   6.74%

                                    A-1-26

                                                                      WEIGHTING
     COMPANY NAME                                                       INDEX
     ------------                                                     ---------
     St. Paul Bancorp. Inc...........................................    3.27%
     Washington Federal Inc..........................................    4.57%
     Washington Mutual Inc...........................................   12.17%
     Webster Financial Corp..........................................    1.15%
     Westcorp........................................................    2.52%
                                                                       -------
       Total.........................................................  100.00%
                                                                       =======

  Section 7.2. Effect of Termination. In the event of the termination of this Agreement by either Golden State or CENFED, as provided above, this Agreement shall thereafter become void and, subject to the last sentence of Section 8.2, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the intentional breach by any other party hereto of any covenant or intentional misrepresentation in any of the representations and warranties set forth in this Agreement including, without limitation, rights to recover any out of pocket or transaction-related expenses arising from the transactions contemplated by this Agreement.

                                 ARTICLE VIII.

                                 OTHER MATTERS

  Section 8.1. Certain Definitions; Interpretation.

  (a) As used in this Agreement, the following terms shall have the meanings indicated:

    "knowledge" when used with respect to a party to this Agreement means the actual knowledge of the executive officers of such party after appropriate inquiry of the person or persons employed by such party who have responsibility for the matter being referred to.

    "person" includes an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization; and

    "subsidiary," with respect to a person, means any other person controlled, directly or indirectly, by such person.

  (b) Except as the context may otherwise require, references in this Agreement to "Golden State" and to "CENFED" include each of their respective direct and indirect subsidiaries, including Glendale Bank and CenFed Bank, respectively, and references to "Golden State" shall mean Glendale Bank when used with reference to periods prior to the time that Glendale Bank became a wholly-subsidiary of Golden State.

  (c) When a reference is made in this Agreement to Articles or Sections such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings, contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation", whether or not so stated. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

  Section 8.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. If this Agreement shall be terminated, the agreements of the parties in the last sentence of Section 5.4(a) and in
Section 8.6 shall survive such termination.

  Section 8.3. Waiver. Any provision of this Agreement may (to the extent permitted by applicable law) be: (i) waived by the party benefited by the provision, or (ii) as permitted by applicable law, amended or modified

                                    A-1-27

(including the structure of the transaction), either prior to or after this Agreement and the transactions contemplated hereby are approved by the stockholders of CENFED; provided, that any such waiver, amendment or modification shall be effective only if given or made by an agreement in writing between the parties hereto approved or authorized by their respective boards of directors, but such waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other noncompliance.

  Section 8.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

  Section 8.5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of laws provisions and principles thereof.

  Section 8.6. Expenses. Each party hereto will pay all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, it being agreed that all regulatory application fees shall be expenses of Golden State and that the costs of printing and mailing the Form S-4 shall be borne equally by Golden State and CENFED.

  Section 8.7. Notices. All notices, requests, acknowledgments and other communications hereunder to a party, or changes to this notice provision, shall be in writing and shall be deemed to have been duly given when delivered by hand or private courier, or when transmitted by telecopy or telegram to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

  If to Golden State:

    Golden State Bancorp Inc.
    414 North Central Avenue
    Glendale, California 91203
    Attention:Richard A. Fink
              Vice Chairman
    Facsimile:(626) 409-3151

  With a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention:Craig M. Wasserman, Esq.
    Facsimile:(212) 403-2000

  If to CENFED:

    CENFED Financial Corporation
    199 North Lake Avenue
    Pasadena, California 91101
    Attention:D. Tad Lowrey
              President and Chief Executive Officer
    Facsimile:(626) 585-2580

  With a copy to:

    Mayer, Brown & Platt
    350 South Grand Avenue
    25th Floor
    Los Angeles, California 90071
    Attention:James R. Walther, Esq.
    Facsimile:(213) 625-0248

                                    A-1-28

  Section 8.8. Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement referenced in Section 5.4(a) the Stock Option Agreement and the Benefit Letter referenced in Section 5.3(e) represent the entire agreement and understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, other than the provisions of Section 5.19, is intended to confer upon any person other than Golden State and CENFED any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 8.9. Parties Bound; Assignment. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement may not be assigned by any party hereto without the written prior consent of the other parties hereto.

  Section 8.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

  Section 8.11. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Golden State Bancorp Inc.                 CENFED Financial Corporation


          /s/ Richard A. Fink                        /s/ D. Tad Lowrey
By:__________________________________     By:__________________________________
            Richard A. Fink                            D. Tad Lowrey
             Vice Chairman                     President and Chief Executive
                                                          Officer

                                    A-1-29

                                                                   APPENDIX A-2

                                AMENDMENT NO. 1
                                      TO
                         AGREEMENT AND PLAN OF MERGER

  THIS AMENDMENT dated as of December 1, 1997 ("Amendment") is entered into by Golden State Bancorp Inc., a Delaware corporation ("Golden State"), Golden State Financial Corporation, a Delaware corporation and a wholly-owned subsidiary of Golden State ("Golden State Financial"), and CENFED Financial Corporation, a Delaware corporation ("CENFED"), for the purpose of amending the Merger Agreement between Golden State and CENFED referred to herein.

                                   RECITALS

  WHEREAS, Golden State and CENFED have heretofore entered into that certain Agreement and Plan of Merger dated as of August 17, 1997 (the "Merger Agreement") providing for the acquisition of CENFED by Golden State on the terms and subject to the conditions set forth therein;

  WHEREAS, the parties to the Merger Agreement desire to amend the terms thereof in certain respects and further desire that the Merger Agreement, as so amended, shall continue in full force and effect;

  NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

  Section 1. Recitals. The first paragraph of the Recitals to the Merger Agreement is hereby amended to read in full as set forth below:

    WHEREAS, the Boards of Directors of Golden State and CENFED have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination provided for herein, in which CENFED is to be merged with and into Golden State Financial Corporation, a Delaware corporation a wholly-owned subsidiary of Golden State ("Merger Sub") and Merger Sub shall thereafter continue to be a wholly-owned subsidiary of Golden State (the "Merger").

  Section 2. Amendment to Section 1.1. Section 1.1 of the Merger Agreement is hereby amended to read in full as set forth below:

    Section 1.1 Procedure and Effective Time of Merger. As of the Effective Time (as defined below), CENFED shall be merged with and into Merger Sub, with Merger Sub to be the surviving corporation in the Merger, in accordance with the following: Subject to the provisions of this Amendment, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3(b)) and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the Delaware General Corporation Law (the "DGCL"), as soon as practicable on the Closing Date (as defined in Section 1.2). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as is provided in the Certificate of Merger (such time being referred to herein as the "Effective Time").

  Section 3. Amendment to Section 1.3. Sections 1.3(a) and (b) of the Merger Agreement are hereby amended to read in full as set forth below:

    Section 1.3. Effects of Merger. (a) At the Effective Time, (i) the separate corporate existence of CENFED shall cease and CENFED shall be merged with and into Merger Sub, (ii) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, (iii) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, and (iv) the directors of Merger Sub shall become the directors of the Surviving Corporation.

                                     A-2-1

    (b) As used in this Amendment, "Constituent Corporations" shall mean Merger Sub and CENFED and "Surviving Corporation" shall mean Merger Sub.

  Section 4. Amendment to Section 6.2. Section 6.2(b) of the Merger Agreement is hereby amended to read in full as set forth below:

  (b) Golden State shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Golden State, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Golden State, Merger Sub and CENFED will each be a party to that reorganization within the meaning of Section 368(b) of the Code, that no gain or loss will be recognized by holders of CENFED Common Stock upon the receipt of Golden State Common Stock in the Merger (except with respect to cash received in lieu of fractional shares) and that no gain or loss will be recognized by Golden State, Merger Sub or CENFED as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of CENFED, Golden State and Stockholders of CENFED.

  Section 5. Amendment to Section 6.3. Section 6.3(b) of the Merger Agreement is hereby amended to read in full as set forth below:

    (b) CENFED shall have received the opinion of Mayer, Brown & Platt, counsel to CENFED, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Golden State, Merger Sub and CENFED will each be a party to that reorganization within the meaning of Section 368(b) of the Code, that no gain or loss will be recognized by holders of CENFED Common Stock upon the receipt of Golden State Common Stock in the Merger (except with respect to cash received in lieu of fractional shares) and that no gain or loss will be recognized by Golden State, Merger Sub or CENFED as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of CENFED, Golden State and stockholders of CENFED.

  Section 6. Parties. Upon execution and delivery of this Amendment by each of the parties hereto, Golden State Financial shall become a party to the Merger Agreement with such rights and obligations as are provided herein and therein.

  Section 7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the state of Delaware without regard to the conflict of law principles thereof.

  Section 8. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

  Section 9. Continued Effectiveness of Merger Agreement. Except as set forth in this Amendment, the original terms and provisions of the Merger Agreement shall continue in full force and effect as originally set forth therein.

  Section 10. Amendment and Restatements. The parties hereto agree that whenever either party hereto desires to present or reproduce the Merger Agreement as hereby modified it shall not be necessary to set forth this Amendment separately or to identify the Merger Agreement as so amended by the designation "Amended and Restated" or any other similar designation.

                                     A-2-2

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

Golden State Bancorp Inc.                 CENFED Financial Corporation


  /s/ Richard A. Fink                         /s/ D. Tad Lowrey
By: _________________________________     By: _________________________________
  Richard A. Fink                           D. Tad Lowrey
  Vice Chairman                             President and Chief Executive
                                            Officer

Golden State Financial Corporation

  /s/ Richard A. Fink
By: _________________________________
  Richard A. Fink
  Vice Chairman

                                     A-2-3

                                                                     APPENDIX B

                            STOCK OPTION AGREEMENT

  THIS STOCK OPTION AGREEMENT, dated as of August 17, 1997 ("Agreement"), is made and entered into by and between GOLDEN STATE BANCORP INC., a Delaware corporation ("Golden State") and CENFED FINANCIAL CORPORATION, a Delaware corporation ("CENFED").

  WHEREAS, Golden State and CENFED are entering into an Agreement and Plan of Merger with respect to a business combination of Golden State and CENFED (the "Merger Agreement") concurrently herewith; and

  WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Golden State has required that CENFED agree, and in order to induce Golden State to enter into the Merger Agreement, CENFED has agreed, to grant an option to Golden State to purchase certain shares of the common stock, par value $.01 per share of CENFED (the "CENFED Common Stock");

  NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound, the parties hereto agree as follows:

  1. Grant of Option. CENFED hereby grants to Golden State an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 1,140,784 fully paid and nonassessable shares (the "Option Shares") of CENFED Common Stock, which Option shall be exercisable by giving notice and making payment of the Option Price (as defined in Section 4 hereof) in the manner provided herein. The number of shares of CENFED Common Stock that may be received upon the exercise of the Option and the Option Price is subject to adjustment as set forth herein.

  2. Exercise of Option.

  (a) Golden State may, subject to the provisions of this Section 2 and subject to the conditions of exercise contained in Section 3 hereof, exercise the Option, in whole or in part, at any time during the period following the occurrence of an Exercise Event and prior to the Expiration Date (as defined in Section 3 hereof).

  (b) Notwithstanding any provision of this Agreement to the contrary, in no event shall Golden State have a right to purchase under the terms of this Agreement more than the number of Option Shares that has a Spread Value (as defined in Section 11 hereof) of $11,000,000. In the event that the Spread Value exceeds $11,000,000 at the time Golden State wishes to exercise the Option, the number of Option Shares that Golden State is entitled to purchase on the date of the Closing (as defined herein) shall be reduced to the extent necessary to reduce the Spread Value following such reduction to an amount equal to or less than $11,000,000.

  3. Conditions to Exercise; Expiration.

  (a) It shall be a condition to Golden State's exercise of the Option that, at the time of such exercise (i) Golden State is not in breach of any covenant or obligation set forth herein or in the Merger Agreement and (ii) there is not in effect any preliminary or permanent injunction or other order by any court of competent jurisdiction which prevents or restrains the issuance and delivery of the Option Shares.

  (b) The right to exercise any part of the Option not previously exercised shall expire, terminate and be of no further force or effect upon the earliest to occur (the date of such earliest occurring event being referred to herein as the "Expiration Date") of (i) the Effective Time of the Merger, (ii) the date the Merger Agreement is terminated pursuant to Sections 7.1(a) or (e) thereof; (iii) the date the Merger Agreement is terminated by CENFED or Golden State pursuant to Sections 7.1(b), (c) or (d) thereof, if such date is prior to the occurrence of an Exercise Event or Preliminary Acquisition Transaction; or (iv) 18 months following the earliest to occur of (A) the date of any termination of the Merger Agreement other than as described in clauses (ii) and (iii) of this sentence or (B) the date of the first occurrence of an Exercise Event.

  4. Manner of Exercise.

  (a) In the event that Golden State wishes to exercise the Option, in whole or in part, Golden State shall send a written notice (the date of such notice being herein referred to as the "Notice Date") to CENFED specifying the number of Option Shares to be purchased and a place and date not earlier than three nor later than ten business days following any such Notice Date for the closing of such purchase (the "Closing"); provided that, if prior notification to or approval of the Office of Thrift Supervision (the "OTS") or any other regulatory agency is required in connection with such purchase, each party hereto shall cooperate with the other party hereto in the filing of the required notice or application for approval and shall expeditiously process the same and use its best efforts to obtain any required approval, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

  (b) At any Closing, Golden State shall make payment to CENFED for the Option Shares so purchased at such date by delivery of immediately available funds to CENFED equal to $34.00 per Option Share (the "Option Price"). If the Option is exercised in part only, Golden State shall also deliver all originally executed copies of this Agreement to CENFED at the Closing in exchange for a new agreement duly authorized and executed by CENFED identical to this Agreement evidencing the right to purchase the remaining balance of the Option Shares.

  (c) Upon payment of the Option Price, CENFED shall immediately deliver to Golden State a certificate or certificates representing such Option Shares registered in the name of Golden State or its assignee or designee.

  (d) Certificates for Option Shares delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and the issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of the issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Golden State shall have delivered to CENFED a letter from the staff of the Securities and Exchange Commission ("SEC"), or an opinion of counsel, in form and substance reasonably satisfactory to CENFED, to the effect that such legend is not required for purposes of the Securities Act; and (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference. In addition, such certificates shall bear any other legend that may be required by law.

  5. Registration of Shares.

  (a) In the event that the Option has become exercisable in accordance with
Section 2 hereof, then, as promptly as practicable upon Golden State's request, but, in any event, within six months from the date of Golden State's request, CENFED agrees to prepare and file a registration statement ("Registration Event") under the Securities Act, and any applicable state securities laws, with respect to any proposed disposition by Golden State of any or all of the Option Shares and to use its best efforts to cause such registration statement to become effective as expeditiously as possible and to keep such registration effective for a period of not less than 180 days, unless, in the written opinion of counsel to CENFED, addressed to Golden State and reasonably satisfactory in form and substance to Golden State and its counsel, registration is not required for such proposed distribution of the Option Shares. Notwithstanding the foregoing, CENFED shall have the right to delay (the "Delay Right") a Registration Event for a period of up to sixty days in the event it receives a request from Golden State to effect a Registration Event if CENFED (i) is involved in a material transaction, (ii) determines, in the good faith exercise of its reasonable business judgment, that such registration and offering could adversely affect or interfere with bona fide material financing plans of CENFED or would require disclosure of information the premature disclosure of which could materially adversely affect CENFED or any transaction under active consideration by CENFED, or (iii) reasonably requires such delay in order to prepare audited financial statements required to be included in such registration statement. CENFED may exercise its Delay Right not more than once in any twelve-month period. All fees, expenses and charges incurred by CENFED in connection with the registration of the Option Shares pursuant to this Section 5 shall be borne and paid by CENFED. CENFED shall indemnify and hold harmless Golden State, its affiliates and its officers, directors, attorneys and agents from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees, charges and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) required to be filed pursuant to this Section 5, other than any losses, claims, damages, liabilities and expenses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon information furnished to CENFED by Golden State.

  (b) Golden State shall be limited to the benefit of two effective demand registrations as described in Section 5(a), which demand registrations may only be requested during the three years following the date of the first Exercise Event, but shall have an unlimited number of so-called "piggyback" registration rights. CENFED agrees, if requested by Golden State, to enter into a Registration Rights agreement with Golden State consistent with the terms and conditions hereof and containing customary terms, including appropriate indemnities, which shall only allow underwriters the ability to cut back the number of shares Golden State seeks to have registered on a pro rata basis.

  6. Representations and Warranties of CENFED. CENFED hereby represents and warrants to, and agrees with, Golden State as follows:

    (a) Authority Relative to this Agreement. CENFED has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CENFED and no other corporate proceedings on the part of CENFED are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by CENFED and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Golden State, this Agreement constitutes a valid and binding agreement of CENFED, enforceable against CENFED in accordance with its terms.

    (b) Option Shares. CENFED has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the Expiration Date will have reserved for issuance upon exercise of the Option, 1,140,784 shares of CENFED Common Stock, each of which, upon delivery pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not be subject to any preemptive rights. CENFED will take all necessary corporate action to authorize and reserve for issuance upon exercise of the Option such additional shares as may be required pursuant to Section 9 hereof. CENFED will not take any action which could reasonably have the effect of preventing or disabling CENFED from (i) delivery of the Option Shares to Golden State upon exercise of the Option or (ii) otherwise performing its obligations under this Agreement.

    (c) Conflicting Instruments; Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of CENFED, or of any material agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to CENFED. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws, including the regulations of the OTS, is required of CENFED in connection with the execution and delivery by CENFED of this Agreement or the consummation by CENFED of the transactions contemplated hereby.

    (d) Notice. CENFED shall give notice to Golden State promptly, but in any event within two business days, of CENFED's first obtaining knowledge of any Exercise Event or Repurchase Event.

  7. Representations and Warranties of Golden State. Golden State hereby represents and warrants to CENFED as follows:

    (a) Golden State has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Golden State and no other corporate proceedings on the part of Golden State are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Golden State and, assuming this Agreement has been duly and validly authorized, executed and delivered by CENFED, this Agreement constitutes a valid and binding agreement of Golden State, enforceable against Golden State in accordance with its terms.

    (b) Golden State will acquire the Option Shares issued upon exercise of the Option for its own account, without a view toward the distribution thereof, and will not sell such Option Shares unless such sale is registered as required by the Securities Act or unless an exemption from such registration requirement is available.

  8. Notification of Record Date; Postponement of Meeting. At any time during the period that this Option may become exercisable by Golden State, CENFED shall give Golden State thirty business days' (or such shorter time as is possible under the circumstances) prior written notice of any record date for determining the holders of CENFED Common Stock of record and entitled to vote on any matter, to receive any dividend or distribution, or to receive any other benefit or right, or for any other purpose that a record date is taken or declared with respect to the CENFED Common Stock. In the event that Golden State, in accordance with this Agreement, elects to exercise the Option granted hereunder by delivery of the notice required pursuant to Section 4 after the record date set by CENFED for any such shareholders' meeting, then CENFED shall, upon request by Golden State, cancel the scheduled meeting and its related record date and reschedule it for a later date; provided, however, that the record date for such rescheduled meeting shall be a date that is not fewer than ten nor more than thirty business days after the cancellation of the originally scheduled shareholders' meeting.

  9. Adjustment upon Changes in Capitalization, Etc.

  (a) In the event of any dividend, stock split, split-up, recapitalization, reclassification, combination, exchange of shares or similar transaction or event with respect to the CENFED Common Stock, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Golden State shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Golden State would have received in respect of CENFED Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any shares of CENFED Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 9(a)), the number of shares of CENFED Common Stock subject to the Option shall be adjusted so that, after such issuance, such number, together with any shares of CENFED Common Stock previously issued to Golden State pursuant hereto, equals 19.9% of the number of shares of CENFED Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to this Option.

  (b) In the event that CENFED shall, prior to the Expiration Date, enter in an agreement (i) to consolidate with or merge into any person, other than Golden State or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Golden State or one of its Subsidiaries, to merge into CENFED and CENFED shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of CENFED Common Stock shall be changed into or exchanged for stock or other securities of CENFED or any other person or cash or any other property and the outstanding shares of CENFED Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the continuing or surviving corporation, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Golden State or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Golden State, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), CENFED (in each case, such person being referred to as the "Substitute Option Issuer").

  (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal or regulatory reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Golden State. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the CENFED Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of the CENFED Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

  (e) The following terms have the meanings indicated:

    (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with CENFED (if other than CENFED), (y) CENFED in a merger in which CENFED is the continuing or surviving corporation, and (z) the transferee of all or any substantial part of CENFED's assets (or the assets of its Subsidiaries).

    (ii) "Assigned Value" shall mean the highest of (x) the price per share of the CENFED Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Golden State or its Subsidiaries or affiliates), (y) the price per share of the CENFED Common Stock to be paid by any person (other than Golden State or its Subsidiaries or affiliates) pursuant to an agreement with CENFED, and (z) the highest closing sale price per share of CENFED Common Stock quoted on the Nasdaq National Market (or if CENFED Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Golden State) within the six-month period immediately preceding any such agreement; provided, that in the event of a sale of less than all of CENFED's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of CENFED as determined in good faith by a nationally recognized investment banking firm selected by Golden State and reasonably acceptable to CENFED, divided by the number of shares of the CENFED Common Stock outstanding at the time of such sale. In the event that an Exchange Offer is made for the CENFED Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the CENFED Common Stock shall be determined in good faith by a nationally recognized investment banking firm mutually selected by Golden State and CENFED (or, if applicable, Acquiring Corporation), provided, that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Golden State.

    (iii) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one-year period immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale, provided, that if CENFED is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by CENFED, the person merging into CENFED or by any company which controls or is controlled by such merging person, as Golden State may elect.

    (iv) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

  (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option.

  (g) CENFED shall not enter into any transaction described in subsection (b) of this Section 9 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of CENFED hereunder and take all other actions that may be necessary so that the provisions of this Section 9 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no material way distinguishable from or have less economic value than other shares of common stock issued by the Substitute Option Issuer).

  10. Repurchase at the Option of Golden State.

  (a) At the written request of Golden State at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 10(d)), CENFED shall repurchase the Option from Golden State and, to the extent permitted by applicable law, all shares of CENFED Common Stock purchased by Golden State pursuant hereto with respect to which Golden State then has Beneficial Ownership. The date on which Golden State exercises its rights under this
Section 10 is referred to as the "Request Date", and the Request Date must be no later than 12 months after the first occurrence of a Repurchase Event. Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of:

    (i) the aggregate Option Price paid by Golden State for any shares of CENFED Common Stock acquired pursuant to the Option with respect to which Golden State then has Beneficial Ownership;

    (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of CENFED Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 9), multiplied by the number of shares of CENFED Common Stock with respect to which the Option has not been exercised; and

    (iii) the excess, if any, of the Applicable Price over the Option Price (subject to adjustment pursuant to Section 9) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing has not occurred, payable) by Golden State for each share of CENFED Common Stock with respect to which the Option has been exercised and with respect to which Golden State then has Beneficial Ownership, multiplied by the number of such shares; provided, that the amount calculated pursuant to clause (ii) and (iii) of this Section 10(a) shall not exceed $11,000,000.

  (b) If Golden State exercises its rights under this Section 10, CENFED shall, within ten business days after the Request Date, pay the Repurchase Consideration to Golden State in immediately available funds, and contemporaneously with such payment Golden State shall surrender to CENFED the Option and the certificates evidencing the shares of CENFED Common Stock purchased thereunder with respect to which Golden State then has Beneficial Ownership, and Golden State shall represent and warrant that it has sole record and Beneficial Ownership of such shares, that it has not granted any rights to purchase or otherwise acquire such shares to any person, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the OTS or any other regulatory authority is required in connection with the payment of all or any portion of the Repurchase Consideration, Golden State shall have the ongoing option to revoke its request for repurchase pursuant to this Section 10, in whole or in part, or to require that CENFED deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval with the respect to the balance and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the OTS or any other regulatory authority disapproves of any part of CENFED's proposed repurchase pursuant to this Section 10, CENFED shall promptly give notice of such fact to Golden State. If the OTS or such other regulatory agency prohibits the repurchase in part but not in whole, then Golden State shall have the right
(i) to revoke the repurchase request or (ii) to the extent permitted by the OTS or such other regulatory agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Golden State shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 10(a)(ii) and the number of shares covered by the portion of the Option (if any) that has previously been repurchased. Golden State shall notify CENFED of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

  Notwithstanding anything herein to the contrary, all of Golden State's rights with respect to any unexercised Options under this Section 10 shall terminate on the Expiration Date.

  (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of CENFED Common Stock paid for any such share by the person or groups described in Section 10(d)(i), (ii) the price per share of CENFED Common Stock received by holders of CENFED Common Stock in connection with any merger or other business combination transaction described in Section 9(b)(i), (ii) or (iii), or (iii) the highest closing sales price per share of CENFED Common Stock quoted on the Nasdaq National Market (or if CENFED Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Golden State) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of CENFED's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of CENFED as determined in good faith by an independent nationally recognized investment banking firm selected by Golden State and reasonably acceptable to CENFED (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the CENFED Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Golden State and reasonably acceptable to CENFED, which determination shall be conclusive for all purposes of this Agreement.

  (d) As used herein, a "Repurchase Event" shall be deemed to occur if (i) any person (other than Golden State or any Subsidiary or affiliate of Golden State) shall have acquired Beneficial Ownership, or the right to acquire Beneficial Ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which Beneficially Owns or has the right to acquire Beneficial Ownership, of 50% or more of the then outstanding shares of CENFED Common Stock, (ii) any of the transactions described in Section 9(b)(i), 9(b)(ii) or 9(b)(iii) shall have been consummated, or (iii) following an Exercise Event, Golden State receives official notice that an approval of the OTS or any other regulatory authority required for the exercise of the Option and purchase of the Option Shares will not be issued or granted.

  11. Definitional Matters.

  (a) Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

  (b) The following definitions shall have the meanings set forth herein:

  "Acquisition Transaction" shall mean:

    (i) a merger, consolidation or similar transaction involving CENFED or any of its Subsidiaries (other than internal transactions solely involving CENFED and any of its wholly owned Subsidiaries);

    (ii) except as expressly permitted by the Merger Agreement, the disposition, by sale, lease, exchange or otherwise, of assets or deposits of CENFED or any of its Subsidiaries representing all or a substantial portion of the consolidated assets or deposits of CENFED and its Subsidiaries not in the ordinary course of business;

    (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of CENFED or any of its Subsidiaries;

    (iv) the acquisition by any person or group of persons (other than by Golden State or any of its Subsidiaries or affiliates) of Beneficial Ownership of, or the right to acquire beneficial ownership of, 20% or more of the then-outstanding shares of CENFED Common Stock; or

    (v) any substantially similar transaction.

  "Beneficial Ownership" or "Beneficially Owns" shall be defined by, or have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

  "Exercise Event" means the (i) occurrence of an Acquisition Transaction;
(ii) the public authorization, recommendation or endorsement by CENFED of an Acquisition Transaction; (iii) a public announcement by CENFED of an intention to authorize, recommend or announce an Acquisition Transaction described in paragraphs (i), (ii), (iii) or (v) definition of Acquisition Transaction; or
(iv) the entering into by CENFED of any agreement with any person or group of persons to effect an Acquisition Transaction.

  "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  "Preliminary Acquisition Transaction" shall mean:

    (i) the commencement (as such term is defined in Rule 14d-2 promulgated under the Exchange, Act) by any person (other than Golden State or any Subsidiary or affiliate of Golden State) of, or the filing by any person (other than Golden State or any Subsidiary or affiliate of Golden State) of a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of CENFED Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then-outstanding shares of CENFED Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

    (ii) the shareholders of CENFED shall have voted and failed to approve the Merger and the Merger Agreement at any meeting of such shareholders which has been held for that, purpose, including any adjournment or postponement thereof, the failure of such a shareholder meeting to occur prior to termination of the Merger Agreement, or the withdrawal or modification of the recommendation of CENFED's Board of Directors that the shareholders of CENFED approve the Merger and Merger Agreement, in each case after there shall have been a public announcement that any person (other than Golden State or any Subsidiary or affiliate of Golden State) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, with the OTS or under any federal or state thrift institution or banking law or regulation, for approval to engage in an Acquisition Transaction.

  "Spread Value" shall mean the difference between (i) the product of (A) the sum of the number of Option Shares that Golden State intends to purchase at a Closing pursuant to the exercise of the Option and the number of Option Shares that Golden State has previously purchased pursuant to the prior exercise of the Option, and

(B) the closing price of CENFED Common Stock as quoted on the Nasdaq National Market on the last trading day immediately preceding the Closing Date, and
(ii) the product of (A) the total number of Option Shares that Golden State intends to purchase on the day of the Closing pursuant to the exercise of the Option and the number of Option Shares that Golden State has previously purchased pursuant to the prior exercise of the Option and (B) the applicable Option Price of such Option Shares.

  12. Consents. Each of the parties hereto will use its best efforts to consummate and make effective the transactions contemplated by this Agreement.

  13. Further Assurances. CENFED and Golden State will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  14. Entire Agreement; Assignment. This Agreement and the Merger Agreement (including the separate agreements referred to therein) (a) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto and (c) shall not, without the express written consent of the other party hereto, be assigned by operation of law or otherwise; provided, however, that Golden State may assign its rights and obligations to any wholly owned Subsidiary of Golden State, but such assignment shall not relieve Golden State of its obligations hereunder.

  15. Validity. The invalidity or unenforceability of any provision of this Agreement or of any provision of the Merger Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

  16. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or (c) the expiration of five business days after the day mailed, when mailed by certified or registered mail, postage prepaid, addressed as follows (or at such other address or addresses as the parties hereto shall specify by like notice):

  If to CENFED:

  CENFED Financial Corporation
  199 North Lake Avenue
  Pasadena, CA 91101
  Attention: D. Tad Lowrey
             President and
             Chief Executive Officer
  Facsimile: (626) 585-2580

  with a copy to:

  Mayer Brown & Platt
  350 South Grand Avenue, 25th Floor
  Los Angeles, California 90071
  Attention: James R. Walther, Esq.
  Facsimile: (213) 625-0248

  If to Golden State:

  Golden State Bancorp Inc.
  414 North Central Avenue
  Glendale, CA 91203
  Attention: Richard A. Fink
             Vice Chairman
  Facsimile: (818) 409-3151

  With a copy to:

  Wachtell, Lipton, Rosen & Katz
  51 West 52nd Street
  New York, NY 10019-6119
  Attention:Craig M. Wasserman, Esq.
  Facsimile:(212) 403-2000

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  17. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of laws provisions and principles thereof.

  18. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of, this Agreement.

  19. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person or any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  21. Expenses. Except as set forth in Section 5 hereof, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first written above.

CENFED Financial Corporation              Golden State Bancorp Inc.

          /s/ D. Tad Lowrey                        /s/ Richard A. Fink
By: _________________________________     By: _________________________________
            D. TAD LOWREY                             RICHARD A. FINK
    PRESIDENT AND CHIEF EXECUTIVE                      VICE CHAIRMAN
               OFFICER

                                                                     APPENDIX C

                                                       Investment Banking

[LOGO OF MERRILL LYNCH]
                                                       Corporate and
                                                       Institutional
                                                       Client Group

                                                       World Financial Center
                                                       North Tower
                                                       New York, New York
                                                       10281-1325
                                                       212 449 1000

                                                                  March 9, 1998

Board of Directors
CENFED Financial Corporation
199 North Lake Avenue
Pasadena, CA 91101

Members of the Board:

  We understand that Golden State Bancorp ("Golden State") and CENFED Financial Corporation ("CENFED") have entered into an Agreement and Plan of Merger (the "Agreement") dated August 17, 1997 pursuant to which CENFED will be merged with and into Golden State in a transaction ("the Merger") in which each outstanding share of CENFED's common stock, par value $0.01 per share (the "CENFED Shares"), will be converted into the right to receive 1.2 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Golden State (the "Golden State Shares"), all as set forth more fully in the Agreement. In connection with the Merger, the parties have entered into the Stock Option Agreement, dated August 17, 1997, (the "Option Agreement") pursuant to which CENFED has granted to Golden State an option to acquire, under certain circumstances, 19.9% of outstanding CENFED Shares, as set forth more fully in the Option Agreement.

  You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of CENFED Shares, other than Golden State and its affiliates.

  In arriving at the opinion set forth below, we have, among other things:

   (1) Reviewed certain publicly available business and financial information relating to CENFED and Golden State (and its predecessor Glendale Federal Bank, F.S.B.) that we deemed to be relevant;

   (2) Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of CENFED and Golden State furnished to us by senior management of CENFED and Golden State as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by senior management of Golden State;

   (3) Conducted discussions with members of senior management of CENFED and Golden State concerning the matters described in clauses 1 and 2 above, as well as their businesses and prospects before and after giving effect to the merger and the Expected Synergies;

   (4) Reviewed the market prices and valuation multiples for the CENFED Shares and the Golden State Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

   (5) Reviewed the results of operations of CENFED and Golden State and compared them with those of certain publicly traded companies which we deemed to be relevant;

   (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

   (7) Participated in certain discussions and negotiations among representatives of CENFED and Golden State and their financial and legal advisors;

   (8) Reviewed the potential pro forma impact of the Merger;

   (9) Reviewed the Agreement and Plan of Merger and the Stock Option Agreement; and

  (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of CENFED or Golden State or been furnished any such evaluation or appraisal. With your consent, we have assumed that the trading prices for the Acquiror stock to be issued in connection with the acquisition transaction fully reflects the value of the Acquiror's supervisory goodwill litigation claim, and for the purposes of rendering this opinion, we have assumed that the value of such claim is properly and fully reflected in such stock price. We are not experts in the evaluation of allowances for loan losses, and we have not made an independent evaluation of the adequacy of the allowance for loan losses of CENFED or Golden State, nor have we reviewed any individual credit files relating to CENFED or Golden State, and we have assumed that the aggregate allowance for loan losses for both CENFED and Golden State is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of CENFED or Golden State. With respect to the financial forecast information and Expected Synergies furnished to or discussed with us by CENFED or Golden State, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of CENFED and Golden State as to the future financial performance of CENFED, Golden State or the combined entity, as the case may be. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other constraints or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

  We are acting as financial advisor to CENFED in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the merger. In addition, CENFED has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past two years provided financial advisory, investment banking and other services to CENFED and received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of CENFED and Golden State and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of CENFED. Our opinion does not address the merits of the underlying decision by CENFED to engage in the Merger and does not constitute a recommendation to any shareholder of CENFED as to how such shareholder should vote on the proposed Merger.

  We are not expressing any opinion herein as to the prices at which Golden State shares will trade following the announcement or consummation of the merger.

  On the basis of and subject to the foregoing, we are of the opinion that, as the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of CENFED (other than Golden State and its affiliates).

                                          Very truly yours,


                                          /s/ Michael Barry

                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH
                                                      INCORPORATED

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Article FOURTEENTH of the Golden State Certificate of Incorporation and
Article XII of the Golden State Bylaws provide for indemnification of the officers and directors of Golden State to the fullest extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The following exhibits are filed herewith except those which are incorporated herein by reference.

    2.1 Agreement and Plan of Merger, dated as of August 17, 1997, by and between Golden State Bancorp Inc. and CENFED Financial Corporation
        (included in the Proxy Statement-Prospectus as Appendix
        A-1). The Registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.
    2.2 Amendment No. 1 to Agreement and Plan of Merger, dated as of December
        1, 1997, by and among Golden State Bancorp Inc., Golden State Financial
        Corporation and CENFED Financial Corporation (included in the Proxy
        Statement Prospectus as Appendix A-2).
    3.1 Certificate of Incorporation of Registrant (included as Appendix B to
        Exhibit 99.6).
    3.2 Bylaws of Registrant (included as Appendix C to Exhibit 99.6).
    4.1 Agreement and Plan of Reorganization, dated May 28, 1997, by and among
        Golden State Bancorp Inc., Glendale Federal Bank, Federal Savings Bank and Glendale Interim Federal Savings Bank, a federal savings bank
        (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-3 of the Registrant, Commission File No. 333-28037).
    4.2 Certificate of Designations of the Registrant's Noncumulative
        Convertible Preferred Stock, Series A.
    4.3 Warrant Agreement, dated as of February 23, 1993, between the Glendale
        Federal Bank, Federal Savings Bank and Chemical Trust Company of
        California.
    4.4 Amendment No. 1 to Warrant Agreement, dated as of July 24, 1997, by and among Glendale Federal Bank, Federal Savings Bank, ChaseMellon
        Shareholder Services, LLC and Golden State Bancorp Inc.
    4.5 Warrant Agreement, dated as of August 15, 1993, between Glendale
        Federal Bank, Federal Savings Bank, and Chemical Trust Company of
        California.
    4.6 Amendment No. 1 to Warrant Agreement, dated as of July 24, 1997, by and among Glendale Federal Bank, Federal Savings Bank, ChaseMellon
        Shareholder Services, LLC and Golden State Bancorp Inc.
    5.1 Opinion and consent of James R. Eller, Jr. as to legality of the securities being registered.
    8.1 Opinion and consent of Wachtell, Lipton, Rosen & Katz.
    8.2 Opinion and consent of Mayer, Brown & Platt.
   23.1 Consent of James R. Eller, Jr. (included in Exhibit 5.1).
   23.2 Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).

   23.3 Consent of Mayer, Brown & Platt (included in Exhibit 8.2).
   23.4 Consent of KPMG Peat Marwick LLP (relating to financial statements of
        Glendale Federal Bank, Federal Savings Bank).
   23.5 Consent of KPMG Peat Marwick LLP (relating to financial statements of
        CENFED Financial Corporation).
   23.6 Consent of Deloitte & Touche LLP.
   23.7 Consent of KPMG Peat Marwick LLP (relating to financial statements of
        First Nationwide (Parent) Holdings, Inc.).
   23.8 Consent of KPMG Peat Marwick LLP (relating to financial statements of
        RedFed Bancorp Inc.).
   24.1 Powers of Attorney (included on the signature pages hereto).
   99.1 Form of proxy for special meeting of CENFED Financial Corporation.
   99.2 Stock Option Agreement, dated as of August 17, 1997, between the
        Registrant and CENFED Financial Corporation (included in the Proxy
        Statement-Prospectus as Appendix B).
   99.3 Consent of D. Tad Lowrey.
   99.4 Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
   99.5 Annual Report on Form 10-K for the year ended June 30, 1997 of Glendale
        Federal Bank, Federal Savings Bank (incorporated by reference to
        Exhibit 99B to the Current Report on Form 8-K, dated September 26,
        1997, of the Registrant).
   99.6 Proxy Statement on Schedule 14A, dated June 24, 1997, of Glendale
        Federal Bank, Federal Savings Bank (incorporated by reference to
        Exhibit 99.6 to the Registration Statement on Form S-3 of the
        Registrant, Commission File No. 333-28037).

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING THIS REGISTRATION STATEMENT AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GLENDALE, STATE OF CALIFORNIA, ON MARCH 9, 1998.

                                          GOLDEN STATE BANCORP INC.

                                                  /s/ James R. Eller, Jr.
                                          By: _________________________________
                                                   JAMES R. ELLER, JR.
                                                        SECRETARY

                               POWER OF ATTORNEY

  We, the undersigned officers and directors of Golden State Bancorp Inc., hereby severally constitute and appoint Stephen J. Trafton, Richard A. Fink or James R. Eller, Jr., and each of them our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and any subsequent registration statement filed by Golden State Bancorp Inc. pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  WITNESS our hands on March 9, 1998.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MARCH 9, 1998:

             SIGNATURES                       TITLE

       /s/ Stephen J. Trafton          Chairman of the
-------------------------------------   Board, Chief
         STEPHEN J. TRAFTON             Executive Officer
                                        and Director

         /s/ John E. Haynes            Chief Financial
-------------------------------------   Officer
           JOHN E. HAYNES               and Controller

         /s/ Diane C. Creel            Director
-------------------------------------
           DIANE C. CREEL

             SIGNATURES                      TITLE

        /s/ Brian P. Dempsey            Director
-------------------------------------
          BRIAN P. DEMPSEY

         /s/ Richard A. Fink            Vice Chairman and
-------------------------------------    Director
           RICHARD A. FINK

          /s/ John F. King              Director
-------------------------------------
            JOHN F. KING

         /s/ John F. Kooken             Director
-------------------------------------
           JOHN F. KOOKEN

                                        Director
-------------------------------------
           PAUL J. ORFALEA

        /s/ Thomas S. Sayles            Director
-------------------------------------
          THOMAS S. SAYLES

         /s/ Cora M. Tellez             Director
-------------------------------------
           CORA M. TELLEZ

       /s/ Gilbert R. Vasquez           Director
-------------------------------------
         GILBERT R. VASQUEZ

                                 EXHIBIT INDEX

 2.1 Agreement and Plan of Merger, dated as of August 17, 1997, by and between Golden State Bancorp, Inc. and CENFED Financial Corporation (included in the Proxy Statement-Prospectus as Appendix A-1). The Registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.

 2.2 Amendment No. 1 to Agreement and Plan of Merger, dated as of December 1, 1997, by and among Golden State Bancorp Inc., Golden State Financial Corporation and CENFED Financial Corporation (included in the Proxy Statement Prospectus as Appendix A-2).

 3.1 Certificate of Incorporation of Registrant (included as Appendix B to
     Exhibit 99.6).

 3.2 Bylaws of Registrant (included as Appendix C to Exhibit 99.6).

 4.1 Agreement and Plan of Reorganization, dated May 28, 1997, by and among Golden State Bancorp Inc., Glendale Federal Bank, Federal Savings Bank and Glendale Interim Federal Savings Bank, a federal savings bank (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-3 of the Registrant, Commission File No. 333-28037).

 4.2 Certificate of Designations of the Registrant's Noncumulative Convertible Preferred Stock, Series A.

 4.3 Warrant Agreement, dated as of February 23, 1993, between the Glendale Federal Bank, Federal Savings Bank and Chemical Trust Company of California.

 4.4 Amendment No. 1 to Warrant Agreement, dated as of July 24, 1997, by and among Glendale Federal Bank, Federal Savings Bank, ChaseMellon Shareholder Services, LLC and Golden State Bancorp Inc.

 4.5 Warrant Agreement, dated as of August 15, 1993, between Glendale Federal Bank, Federal Savings Bank, and Chemical Trust Company of California.

 4.6 Amendment No. 1 to Warrant Agreement, dated as of July 24, 1997, by and among Glendale Federal Bank, Federal Savings Bank, ChaseMellon Shareholder Services, LLC and Golden State Bancorp Inc.

 5.1 Opinion and consent of James R. Eller, Jr. as to legality of the securities being registered.

 8.1 Opinion and consent of Wachtell, Lipton, Rosen & Katz.

 8.2 Opinion and consent of Mayer, Brown & Platt.

23.1 Consent of James R. Eller, Jr. (included in Exhibit 5.1).

23.2 Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).

23.3 Consent of Mayer, Brown & Platt (included in Exhibit 8.2).

23.4 Consent of KPMG Peat Marwick LLP (relating to financial statements of Glendale Federal Bank, Federal Savings Bank).

23.5 Consent of KPMG Peat Marwick LLP (relating to financial statements of CENFED Financial Corporation).

23.6 Consent of Deloitte & Touche LLP.


23.7 Consent of KPMG Peat Marwick LLP (relating to financial statements of First Nationwide (Parent) Holdings, Inc.).

23.8 Consent of KPMG Peat Marwick LLP (relating to financial statements of RedFed Bancorp Inc.).

24.1 Powers of Attorney (included on the signature pages hereto).

99.1 Form of proxy for special meeting of CENFED Financial Corporation.

99.2 Stock Option Agreement, dated as of August 17, 1997, between the Registrant and CENFED Financial Corporation (included in the Proxy Statement-Prospectus as Appendix B).

99.3 Consent of D. Tad Lowrey.

99.4 Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.5 Annual Report on Form 10-K for the year ended June 30, 1997 of Glendale Federal Bank, Federal Savings Bank (incorporated by reference to Exhibit 99B to the Current Report on Form 8-K, dated September 26, 1997, of the Registrant).

99.6 Proxy Statement on Schedule 14A, dated June 24, 1997, of Glendale Federal Bank, Federal Savings Bank (incorporated by reference to Exhibit
     99.6 to the Registration Statement on Form S-3 of the Registrant. Commission File No. 333-28037).